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As filed with the U.S. Securities and Exchange Commission, via EDGAR, on September 28, 2005

SEC Registration No. 333-128081

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

GMH Communities Trust
(Exact name of registrant as specified in its governing instruments)

10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph M. Macchione, Esquire
Senior Vice President and General Counsel
10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000 (215) 963-5001 (facsimile)	Daniel M. LeBey, Esquire S. Gregory Cope, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (facsimile)

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2005

Prospectus

6,750,000 Shares

GMH COMMUNITIES TRUST

Common Shares of Beneficial Interest

        We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. This is a public offering of 6,750,000 of our common shares of beneficial interest. Vornado Realty Trust, which beneficially owns approximately 30.1% of our outstanding common shares, has informed us that it intends to purchase            commons shares in this offering, or approximately     % of the common shares in this offering, from the underwriters at the public offering price.

        Our common shares are listed on the New York Stock Exchange under the symbol "GCT." On September 16, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $14.82 per share. We elected to be treated as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2004, and intend to continue to qualify as a REIT.

        Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 26.

	Per Share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds to us, before expenses	$	$

(1)
Does not include a fee equal to 0.2% of the gross proceeds of the offering that will be paid to Banc of America Securities LLC.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters may also purchase up to an additional 1,012,500 common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any. At our request, the underwriters have reserved up to 2% of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons through a directed share program at the public offering price. We expect to deliver the common shares on or about                        , 2005.

Banc of America Securities LLC	Merrill Lynch & Co.
Morgan Stanley	Wachovia Securities
Raymond James

September     , 2005

        No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes, including a market study conducted by Rosen Consulting Group, LLC and dated July 2004. Rosen Consulting Group, a California-based real estate and regional economics research and consulting firm, provides expert viewpoints and forecasts on the economy, the capital markets and the real estate markets for banks, insurance companies and real estate investors. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

i

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements and unaudited pro forma financial information, and related notes, appearing elsewhere in this prospectus, before making a decision to invest in our common shares. Our operating partnership, GMH Communities, LP, commenced operations on July 27, 2004, and, upon completion of our initial public offering in November 2004, GMH Communities Trust, through a wholly owned subsidiary, became the sole general partner of GMH Communities, LP. We currently own and operate all of our assets through our operating partnership. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us" and "our" mean GMH Communities Trust, including our operating partnership, GMH Communities, LP, as well as our other direct and indirect subsidiaries.

        The historical operations described in this prospectus prior to the completion of our initial public offering in November 2004 refer to the historical operations of our predecessor entities. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us. Unless indicated otherwise, the information included in this prospectus assumes no exercise of the underwriters' over-allotment option to purchase up to 1,012,500 additional common shares and that the common shares to be sold in this offering have been sold at $14.82 per share, which was the closing price of the common shares on September 16, 2005, as reported on the New York Stock Exchange.

Our Company

        We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we own and operate our student housing properties and own minority interests in joint ventures that own our military housing privatization projects. Through our taxable REIT subsidiaries, we provide development, construction, renovation and management services for our military housing privatization projects and property management services for student housing properties owned by others. In addition, through our operating partnership, we provide consulting services with respect to the management of certain student housing properties owned by others, including colleges, universities and other private owners. We are one of the leading providers of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

        We currently own or have ownership interests in 51 student housing properties, containing a total of 9,473 units and 30,755 beds, and four undeveloped parcels of land. We also manage or provide consulting services for 18 student housing properties owned by others, containing a total of 4,225 units and 12,085 beds and an estimated 224 units and 718 beds currently under construction, and we provide interim management services for an additional student housing property under construction. Additionally, our operating partnership has an ownership interest in, and through various wholly-owned subsidiaries operates, seven military housing privatization projects, and has an additional project under exclusive negotiation, comprising an aggregate of 16,744 housing units on 19 military bases.

        We were formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, focusing on student housing. In 1999, GMH Associates also began competing for the award of contracts to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privatization projects.

        We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004,

and intend to continue to qualify as a REIT. We perform certain management and other services relating to student and military housing, which would not be permitted to be performed by a REIT, through taxable REIT subsidiaries, GMH Military Housing, LLC and College Park Management TRS, Inc. A "taxable REIT subsidiary" is a corporation in which a REIT directly or indirectly holds shares and which makes a joint election with the REIT to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are generally subject to federal income taxation in the same manner as regular corporations and not as REITs. The extent to which a REIT can conduct its operations through a taxable REIT subsidiary is limited by provisions of the Code, which require that (i) dividends from a taxable REIT subsidiary, together with other nonqualifying gross income of the REIT, constitute not more than 25% of the REIT's gross income in any taxable year and (ii) securities issued by taxable REIT subsidiaries represent not more than 20% of the value of the REIT's total assets as of the close of any quarter of a taxable year of the REIT.

Our Recent Activities

        Since the completion of our formation transactions in connection with our initial public offering on November 2, 2004, we have had substantial growth activities in both our student and military housing segments.

Student Housing

        Since the completion of our initial public offering and the formation transactions, we have acquired 30 properties totaling 17,658 beds, and three undeveloped parcels of land, for an aggregate purchase price of $674.6 million. These properties were primarily financed through the placement and assumption of an aggregate of $330.0 million in mortgage debt on these properties. As of September 19, 2005, including the acquisitions that we completed in connection with our formation transactions and initial public offering, we have acquired 51 student housing properties, and four undeveloped parcels of land for development as student housing properties, for an aggregate purchase price of $1,052.9 million, including an aggregate of $297.6 million in new mortgage debt and the assumption of $327.8 million in existing mortgage debt. In addition, we refinanced variable-rate mortgage debt secured by seven of our student housing properties, resulting in the repayment of approximately $20.4 million of the total $113.7 million of mortgage debt on these properties and replaced the remaining $93.3 million of variable-rate mortgage debt with an equal amount of fixed-rate mortgage debt with interest rates ranging from 4.24% to 4.7% and maturity terms ranging from five to seven years.

        We also have entered into a joint venture with an institutional partner to develop and construct two student housing properties, one of which is located in Orono, Maine and the other in Bowling Green, Ohio, with estimated aggregate costs for acquiring the properties and development and construction of approximately $43.5 million. Under the terms of this venture, our joint venture partner will fund 90% of the $11.5 million in equity expected to be required for the properties, which includes acquisition costs for the properties and a portion of the development and construction costs. We will fund the remaining 10% of this $11.5 million required equity, or approximately $1.2 million. The joint venture is in the process of obtaining a construction loan for each property that we expect to permit draws for up to an aggregate of $32.0 million, or approximately 75% of the total costs for the two student housing properties to be developed. We will manage these properties, including the development, construction and pre-leasing of the properties. We have the option to purchase our joint venture partner's interest in the joint venture within one year after completion of the student housing properties, which is expected to be prior to the 2006/2007 academic year.

Military Housing

        Since our initial public offering, we were awarded and have entered into final agreements with respect to three military housing privatization projects in operation, in addition to the four military housing privatization projects in which we acquired interests in connection with our formation transactions. Shortly after completion of our initial public offering, we partnered with the Department of the Navy to design, build, manage and maintain the military family housing at eight Northeast Region naval installations, referred to as our Navy Northeast project. In addition, during the first quarter of 2005, we obtained permanent financing on our Fort Eustis/Fort Story project, which covers two bases located in Virginia involving the new construction and/or major renovation of more than 1,100 end-state housing units. End-state housing units are the housing units, including units subject to new construction and existing units, whether or not subject to renovation, that are approved for completion and management by the end of the initial development period for the project. Finally, in July 2005, we partnered with the Department of the Army to design, build, manage and maintain military housing at Fort Bliss near El Paso, Texas and the White Sands Missile Range near Las Cruces, New Mexico. The finalized plans for this project include a six-year initial development period with new construction and major renovation of more than 3,000 end-state housing units.

        In May 2005, we were selected by the U.S. Department of the Army to be its private sector partner for the design, development, construction, renovation and management of family military housing at Fort Gordon, located near Augusta, Georgia. This 50-year project is expected to have a six-year initial development period with new construction and major renovation of an estimated 887 end-state housing units. We are in exclusive negotiations for this project, and expect to execute definitive agreements relating to the final terms of the project in the second quarter of 2006 upon approval from Congress and the Department of the Army. In addition, we are currently in the solicitation process with the Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units.

Line of Credit

        In August 2005, we entered into an amendment of our three-year, $150.0 million revolving credit facility, under which the calculation of the borrowing base was revised to include cash flow from the military housing construction and development fees and to increase the total cash flow attributable to annualized fees from the management, construction and development of the military housing privatization projects and student housing properties from 35% to 50%. The amendment also increased the applicable interest rate ranges on outstanding borrowings under the credit facility to the following: 1.625% to 2.375% for Eurodollar rate loans or 0.75% to 1.75% for prime rate loans. In addition, the amendment modified the calculation of the leverage ratio and increased the maximum leverage ratio from 60% to 65% through December 31, 2005. At the end of the first quarter of 2006, the maximum leverage ratio will revert to 60%.

Student Housing Business

Properties We Own

        The following table presents information regarding the 51 student housing properties and four undeveloped parcels of land that we own as of September 19, 2005:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)		Number of Units(1)	Number of Beds(1)
Blanton Common*	2005	Valdosta State University	100.0%		208	608
Campus Club—Gainesville	1997	University of Florida	95.6		252	924
Campus Club—Statesboro	2003	Georgia Southern University	98.6		276	984
Campus Connection(2)	1998	University of Illinois—Urbana/Champaign	99.8		270	864
Campus Connection—Phase II(2)	N/A	University of Illinois—Urbana/Champaign	N/A		N/A	N/A
Campus Ridge Apartments(3)*	2000	East Tennessee State University	96.2		130	520
Campus Ridge Apartments—Phase II(3)*	N/A	East Tennessee State University	N/A		N/A	N/A
Campus Walk	2001	University of Mississippi	99.5		108	432
Campus Walk*	1990	University of North Carolina—Wilmington	98.6		289	290
Chapel Ridge	2003	University of North Carolina—Chapel Hill	99.8		180	544
Chapel View*	1986	University of North Carolina—Chapel Hill	86.2		224	358
Collegiate Hall	2001	University of Alabama—Birmingham	97.5		176	528
Fields*	1999	University of Illinois—Urbana/Champaign	96.1		192	588
Grand Marc at Seven Corners*	2000	University of Minnesota	100.0		183	370
Grand Marc at University Village*	2001	University of California—Riverside	90.4	(4)	212	824
Nittany Crossings*	1996	Pennsylvania State University	99.9		204	684
Orchard Trails(5)*	N/A	University of Maine	N/A		N/A	N/A
Pirate's Cove	2000	East Carolina University	99.7		264	1,056
Seminole Suites*	2004	Florida State University; Tallahassee Community College; Florida A&M University	95.1		264	924
South View Apartments*	1996-1998	James Madison University	100.0		240	960
State College Park*	1991	Pennsylvania State University	95.1		196	752
Stone Gate Apartments*	1999-2000	James Madison University	100.0		168	672
The Centre*	2004	Western Michigan University	93.0		232	700
The Commons*	1991	James Madison University	99.4		132	528
The Edge I*	1998	University of North Carolina—Charlotte	100.0		96	384
The Edge II*	1999	University of North Carolina—Charlotte	100.0		84	336
The Enclave*	2002	Bowling Green State University	99.4		120	480
The Enclave—Phase II(5)*	N/A	Bowling Green State University	N/A		N/A	N/A
The Highlands*	2004	University of Nevada—Reno	97.1		216	732
The Ridge*	2002	West Virginia University	99.7		168	644
The Summit*	2003	Minnesota State University—Mankato	98.5		192	672
The Towers at 3rd*	1973	University of Illinois—Urbana/Champaign	99.6		136	271
The Verge*	2004	California State University—Sacramento	93.9	(6)	288	792
The View*	2003	University of Nebraska	88.8		156	588
University Court	2001	Michigan State University	92.4		138	516
University Crescent	1999	Louisiana State University	99.7		192	660
University Crossings*	1997	Kansas State University	92.1		229	700
University Edge*	2003	University of Southern Mississippi	99.8		156	552
University Estates	2001	Ball State University	89.9		144	552
University Gables	2001	Middle Tennessee State University	99.9		180	648
University Glades	2000	University of Florida	99.1		120	432
University Greens	1999	University of Oklahoma	99.0		156	516
University Heights	1999	University of Tennessee	99.1		204	635

University Lodge	2002	University of Wyoming	100.0%		121	481
University Manor	2002	East Carolina University	94.8		168	600
University Mills	2002	University of Northern Iowa	99.8		121	481
University Oaks*	2004	University of South Carolina	99.6		181	662
University Pines	2001	Georgia Southern University	99.3		144	552
University Place	2003	University of Virginia	92.6		144	528
University Pointe*	2004	Texas Tech University	96.3		204	684
University Trails	2003	Texas Tech University	98.4		240	684
University Walk	2002	University of North Carolina—Charlotte	100.0		120	480
Uptown*	2004	University of North Texas	96.2		180	528
Willow Tree Apartments*	1967-1968	University of Michigan	94.4	(6)	312	572
Willow Tree Towers*	1974	University of Michigan	83.6	(6)	163	283

Total					9,473	30,755

*
Acquired following our initial public offering and formation transactions.

(1)
As of September 13, 2005, except that occupancy data for The Verge is as of September 14, 2005.

(2)
Campus Connection (formerly referred to by us as Melrose Apartments—Phase I) consists of a land parcel containing an existing student housing building that is contiguous to a 13.1-acre undeveloped parcel of land. The undeveloped parcel of land is referred to as Campus Connection—Phase II (formerly referred to by us as Melrose Apartments—Phase II). When developed, Campus Connection—Phase II is expected to contain 168 units and 534 beds.

(3)
Campus Ridge Apartments consists of a land parcel containing an existing student housing building that is contiguous to a 6.1-acre undeveloped parcel of land. This undeveloped parcel is referred to as Campus Ridge Apartments—Phase II. When developed, Campus Ridge Apartments—Phase II is expected to contain 112 units and 448 beds.

(4)
This property is currently in the process of being pre-leased for the 2005/2006 academic year. Pre-leasing is expected to continue for an additional several weeks.

(5)
Orchard Trails consists of an undeveloped 61-acre parcel of land located in Orono, Maine. The Enclave—Phase II consists of an undeveloped 11-acre parcel of land located in Bowling Green, Ohio. These development land parcels are currently owned by a joint venture in which we hold a 10% interest. We have an option to purchase our joint venture partner's interest in the joint venture within one year after completion of the student housing properties. When developed, Orchard Trails is expected to consist of 144 units and 576 beds, and The Enclave—Phase II is expected to consist of 144 units and 576 beds. Construction on both properties began in August 2005 and is expected to be completed prior to the 2006/2007 academic year.

(6)
This property is currently in the process of being pre-leased for the 2005/2006 academic year. Pre-leasing is expected to continue for an additional several weeks.

Pending Acquisitions

        As of September 19, 2005, through our operating partnership, we have entered into binding agreements to acquire two student housing properties in exchange for the payment of an aggregate cash purchase price of approximately $73.8 million, including the expected placement of $9.6 million in new mortgage debt on these properties and the assumption of approximately $35.8 million of existing mortgage debt on these properties. In addition, as of September 19, 2005 we had non-binding letters of intent to acquire four student housing properties and two undeveloped parcels of land for an expected aggregate cash purchase price of $139.4 million, including the expected placement of $84.9 million in new mortgage debt on these assets.

        We refer to these transactions throughout this prospectus as our pending acquisitions. Completion of our pending acquisitions is subject to customary conditions, including satisfactory completion by us of our due diligence investigation, acceptable environmental status and receipt of clear title to the properties subject to these agreements. We expect to acquire these assets, in some cases, subject to existing debt. We cannot assure you that we will be able to complete any of our pending acquisitions or that the terms we have negotiated will not change.

        The following table presents information regarding the student housing properties we have under contract or binding letter of intent as of September 19, 2005. We expect to acquire these properties prior to the end of the third quarter of 2005.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
University Crossings(2)	1929/2003	Drexel University; University of Pennsylvania	99.0%	260	690
University Meadows	2001	Central Michigan University	98.0	184	616

Total				444	1,306

(1)
As of September 13, 2005.

(2)
This property is currently under a binding letter of intent with the seller. Under the terms of this letter of intent, we will acquire 100% of the partnership interest in the fee owner of the ground, which is comprised of a 99% limited partnership interest and 1% general partnership interest. We also will acquire 89% of the partnership interest in the leasehold owner of the building and other improvements located on the ground, which is comprised of an 88% limited partnership interest and a 1% general partnership interest. The remaining 11% limited partnership interest will be retained by the current limited partner. This property is subject to a master lease under which 54 units are reserved for Drexel University. Additionally, Drexel University leases certain office and classroom space in the ground floor of the building.

        The following table presents information regarding the student housing properties we have under non-binding letters of intent as of September 19, 2005.

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
Jacob Heights	2004/2005	Minnesota State University—Mankato	100.0%	42	162
Library Gardens(2)	N/A	University of California—Berkeley	N/A	N/A	N/A
Pegasus Connection(3)	2000	University of Central Florida	99.8	312	930
Stadium Heights	2003	Minnesota State University—Mankato	100.0	84	252
Sycamore & 16th Street(4)	N/A	Sam Houston State University	N/A	N/A	N/A
Outfield Park(5)	N/A	University of Nebraska—Lincoln	N/A	N/A	N/A

Total				438	1,344

(1)
As of September 13, 2005.

(2)
Library Gardens consists of a student housing property that is currently under construction and, when completed, is expected to contain 176 units and 554 beds. The property is expected to be completed in August 2006.

(3)
We currently manage this property.

(4)
Consists of a 12.5-acre undeveloped parcel of land that, when developed, is expected to contain 164 units and 600 beds.

(5)
Consists of a 40-acre undeveloped parcel of land that, when developed, is expected to contain 170 units and 560 beds.

Properties We Have Under Management

        We manage each of the student properties we own. We also manage or provide consulting services for 18 student housing properties owned by others, containing a total of 4,225 units and 12,085 beds, and an additional estimated 224 units and 718 beds that are currently under construction, and we provide interim management services for an additional student housing property under construction.

        We manage 13 of these student housing properties owned by others through one of our taxable REIT subsidiaries. Our operating partnership has entered into a consulting agreement with this taxable REIT subsidiary to provide property management consulting services for these 13 student housing properties in exchange for consulting fees equal to 80% of the amount of management fees the taxable REIT subsidiary receives from the property owners.

        The following table presents information regarding 13 of the student housing properties that we, through a taxable REIT subsidiary of our operating partnership, currently manage for others:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
College Park—Bay Crest Apartments	1963	California State University—Long Beach	96.7%	237	878
College Park—Athens	1989	University of Georgia	98.2	154	495
College Park—Wolf Creek Apartments	2001	North Carolina State University	95.1	216	768
College Park at State	1985	Columbia College	98.1	330	887
Magnolia Park(2)	N/A	Georgia College and State University	N/A	N/A	N/A
Nittany Pointe	2000	Pennsylvania State University—Altoona	96.2	156	624
Pegasus Connection(3)	1999	University of Central Florida	99.8	312	930
Pegasus Landing	1999	University of Central Florida	99.3	744	2,532
Pegasus Pointe	1999	University of Central Florida	99.4	432	1,224
Scott Village	2003	University of Nebraska—Omaha	100.0	120	480
SummerWalk Apartments	1978	University of Central Florida	96.1	304	304
The Village at West Chester	2004	West Chester University	99.8	131	524
University Hall	2004	West Chester University	99.6	88	265

Total				3,224	9,911

(1)
As of September 13, 2005.

(2)
Magnolia Park consists of a student housing property that is currently under construction and, when completed, is expected to contain 224 units and 718 beds. The property is expected to be completed in August 2006. We are currently providing pre-leasing services with respect to this property.

(3)
As of June 30, 2005, based upon conditions for payment under the management agreement for this property, we did not meet the requisite conditions and therefore were not entitled to receive fees as of such date. We have a non-binding letter of intent to acquire this property.

        In August 2005, we entered into an interim agreement to provide pre-leasing management services for a student housing property currently under construction in Philadelphia, Pennsylvania, located near Temple University, referred to as Avenue North. Under the terms of this interim agreement, we have agreed to provide the management services pending the execution of a definitive management agreement, the terms of which will be substantially similar to those under a form of management agreement previously submitted to the owner of the property. The property owner has agreed to pay us a monthly fee of $15,000 in exchange for our pre-leasing services provided prior to the execution of the final management agreement and to the extent that a final management agreement is not executed as contemplated, to reimburse us for all of our costs and expenses incurred to perform the management services under the interim agreement.

        We also provide consulting services to GMH Capital Partners Asset Services, L.P., an affiliate of Gary M. Holloway, Sr., with respect to the following five student housing properties. The consulting fees we receive equal 80% of the amount of management fees GMH Capital Partners Asset Services, L.P. receives from the property owners. We believe that the consulting fees we receive reflect the fair value of the services we provide.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
The Artists' Residence	2001	Massachusetts College of Art	99.6%	90	310
The Commons(2)	1990	Auburn University	100.0	156	308
The Edge at 42nd Street(3)	1968	University of South Florida	31.7	415	818
Scott Residence Hall and Conference Center	2000	University of Nebraska—Omaha	100.0	50	168
University Towers	1966	San Diego State University	99.3	290	570

Total				1,001	2,174

(1)
As of September 13, 2005.

(2)
Mr. Holloway currently owns a 20% interest in the entity that owns this property and our executive officers collectively hold profits interests totaling 26.7% of the gain, if any, realized by Mr. Holloway upon sale of the property. See "Certain Relationships and Related Party Transactions."

(3)
This property is currently scheduled for major renovations, which are expected to be completed prior to commencement of the 2006/2007 academic year.

Strategy

  •
  Target select properties/markets. We seek to acquire and manage high quality student housing properties strategically located near college or university campuses or other points of interest, such as restaurants or other nightlife destinations, that cater to students in close proximity to these campuses. We specifically target those acquisition sites that are located near colleges or universities with a student enrollment of at least 5,000, where there is a shortage of existing modern student housing.

  •
  Deliver full range of high quality product. We seek to acquire and manage modern, state-of-the-art student housing properties that are tailored to the "student lifestyle" and offer a wide variety of amenities, such as private bedrooms and high quality student furnishings, cable television, wired and wireless high-speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms.

  •
  Superior execution of operations. We intend to continue to manage our properties so as to maximize cash flow while offering our student residents quality services, such as 24-hour maintenance, roommate matching, leasing of our units by the bed and a simplified bill-paying process. We also utilize dynamic, professional marketing services to market and make information about us and our properties easily accessible to students.

Market Opportunity

        We believe there are substantial opportunities to acquire and manage off-campus student housing properties. According to a report prepared by Rosen Consulting Group in July 2004, the off-campus student housing market contains approximately 5.3 million beds of an estimated 7.5 million total student housing beds. Based on our experience acquiring and operating student housing properties, we estimate that the aggregate value of all student housing properties as of that date is approximately $159 billion, based on an assumed average asset value of $30,000 per bed. Currently, the student housing market is highly fragmented and primarily served by local property owners. In addition, a significant number of existing student housing properties are obsolete, creating demand by students for high quality housing and premium services.

        The U.S. Department of Education's National Center for Educational Statistics, or NCES, has projected that enrollment at four-year institutions of higher education in the U.S. will increase from the 15.3 million students that were enrolled in 2000 to 17.5 million students in 2010. We further believe that due to budgetary constraints, colleges and universities have not sufficiently expanded, renovated or modernized existing on-campus student housing to meet this increasing demand for student housing. According to the Rosen Consulting Group, the combination of higher enrollments of full-time students attending four-year programs and the lack of attractive on-campus housing properties available for students will cause a significant increase in demand for high quality off-campus student housing in those regions experiencing high levels of student growth.

Military Housing Business

Overview

        In order to address poor housing quality, a significant backlog of repairs and rehabilitations to its military housing units on and near bases, and a shortage of affordable, quality private housing available to members of the U.S. military and their families, Congress included the Military Housing Privatization Initiative, or the MHPI, in the 1996 National Defense Authorization Act. Under the MHPI, the U.S. Department of Defense, or DoD, was granted the authority to award projects to private owners to develop, construct, renovate and manage military housing. Since 1996, according to statistics released by the DoD as of August 22, 2005, the U.S. military has awarded to private companies long-term agreements or the rights to exclusively negotiate agreements with the U.S. military for 63 domestic projects containing, in the aggregate, a total of 125,075 housing units, and continues to target for privatization a substantial number of additional military housing projects.

        Since 1999, GMH Associates has assembled a highly coordinated, full service, professional team to focus on the procurement of military housing privatization projects. Our management team has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiating rights have been awarded) and is currently the leader in number of bases privatized to date. As of September 19, 2005, our operating partnership had an ownership interest in, and through various wholly owned subsidiaries operates, the privatized military housing projects at the Department of the Army's Fort Stewart, Hunter Army Airfield, Fort Carson, Fort Hamilton, Fort Eustis, Fort Story, Walter Reed Army Medical Center, Fort Detrick, Fort Bliss, White Sands Missile Range, and eight Navy bases. We are also in exclusive negotiations with the Department of the Army for its Fort Gordon project, covering the Fort Gordon base located near Augusta, Georgia. These exclusive negotiations typically last six to 12 months and culminate in final approval from Congress and the applicable U.S. military branch and the execution of definitive agreements relating to the terms of the project. In addition, we are currently in the solicitation process with the Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units.

        Each of these military housing privatization projects includes the renovation and management of existing housing units, as well as the development, construction and management of new units, over a 50-year period, which, with respect to the Army projects, potentially could be extended for up to an additional 25 years. The 50-year duration of each project calls for continuing renovation, rehabilitation, demolition and reconstruction of housing units through various predetermined project phases. We earn, throughout the term of the project, standard and incentive-based management fees, which typically total up to 4.5% of a project's revenues derived from the U.S. military's Basic Allowance for Housing, or BAH, and construction/renovation and development fees, each of which typically equals up to 4% of a project's total cost of construction/renovation and development, respectively. BAH is the cost of living stipend distributed monthly by the DoD to members of the U.S. military to cover their and their families' costs of living (i.e., rent and utility expenses) in privately-owned housing, on or near bases. The intent of BAH is to provide members of the U.S. military equivalent and equitable housing compensation based upon the market prices of rental housing in the local housing markets surrounding U.S. military bases. In addition, through our joint venture, in connection with each military housing privatization project, we will earn, subsequent to the initial development period for such project, as described below, an annual return ranging from 11% to 17% on our equity contribution to the project.

        Including the Fort Gordon project, which we currently have under exclusive negotiation, we expect that our management agreements for our current privatization projects will provide us with the opportunity to manage 16,744 housing units on 19 bases in 11 states and Washington, DC, including 7,501 units we plan to construct and 7,044 units we plan to renovate. We also believe that we are one of the largest private-sector managers of military housing units in the U.S., based on the number of military housing units and the number of projects awarded to date. At each of the projects we managed as of July 31, 2005, the following numbers of units were in operation: Fort Stewart and Hunter Army Airfield—3,005 units, Fort Carson—2,663 units, Fort Hamilton—244 units, Walter Reed/Fort Detrick—295 units, Fort Eustis/Fort Story—1,080 units, Fort Bliss/White Sands Missile Range—3,011 units and Navy Northeast Region—4,707 units.

        Some of the bases included in our military housing privatization projects have been targeted for closure or realignment in the current round of the Base Realignment and Closure, or BRAC, process, which was initiated in 1988 and is now in the midst of its fifth and final round. This round of BRAC is targeted for completion in the fourth quarter of 2005, when the final list of additional bases recommended for realignment or closure is expected to become effective. The initial list of closures and realignments for this round was released by the DoD in May 2005. This initial list led us to conclude that BRAC could have affected up to approximately 2,500 housing units at the Submarine Base in New London, Connecticut, Portsmouth Naval Shipyard in Kittery, Maine, and the Naval Air Station in Brunswick, Maine. Recent revisions to the bases targeted for closure or realignment have resulted in the removal of several bases from the list, including the Submarine Base in New London, Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine. We now believe that the number of housing units that may be affected by BRAC at our military housing privatization projects has been reduced to approximately 700. The BRAC Commission also proposed a less significant realignment at the Fort Eustis base under our Fort Eustis/Fort Story project in Newport News, Virginia than was proposed by the DoD. Finally, the BRAC Commission voted to uphold the DoD recommendation to close the Walter Reed Army Medical Center in Washington, DC. We believe that the closure of Walter Reed will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities.

        The following table provides a summary of the terms of each military housing privatization project in which we own an interest or have an exclusive negotiation right. We cannot provide any assurance that we will close our investment in the project with respect to which we have an exclusive negotiation right.

Project Name	Location	Initial Development Period(1)	Initial Development Period Expected Completion Date	Initial Development Period Project Costs(2)	Initial Development Period Project Costs Expended(3)	Expected End-State Housing Units at Initial Development Period Completion Date
In Operation:
Fort Stewart and Hunter Army Airfield	Hinesville, GA Savannah, GA	8 years	October 2011	$353.4 million	$161.8 million	1,868 1,597 237	new units renovated units existing units(4)

3,702
Fort Carson(5)	Colorado Springs, CO	5 years	Completed	Completed	Completed	840 1,823	new units renovated units

2,663
Fort Hamilton	Brooklyn, NY	3 years	May 2007	59.8 million	28.3 million	185 43	new units renovated units

228
Walter Reed Army Medical Center/Fort Detrick(6)	Washington, DC Frederick, MD	4 years	June 2008	96.3 million	40.9 million	407 156 36	new units renovated units existing units(4)

599
Fort Eustis/Fort Story(7)	Newport News, VA Virginia Beach, VA	6 years	February 2011	167.6 million	20.9 million	651 473	new units renovated units

1,124
Fort Bliss/White Sands Missile Range	El Paso, TX White Sands, NM	6 years	June 2011	445.9 million	—(8)	1,959 1,178 140	new units renovated units existing units(4)

3,277
Navy Northeast Region	Brunswick, ME; Kittery, ME; Newport, RI; Groton, CT; Saratoga Springs, NY; Long Island, NY; Colts Neck, NJ; Lakehurst, NJ	6 years	October 2010	612.6 million	70.1 million	1,251 1,227 1,786	new units renovated units existing units(4)

4,264
Under Exclusive Negotiation:
Fort Gordon	Augusta, GA	6 years	—(9)	101.6 million	—(9)	340 547	new units renovated units

887

Total				$1,837.2 million	$322.0 million	16,744

(1)
The first phase of the project, known as the initial development period, covers the period of initial construction or renovation of military housing on a base, typically lasting three to eight years.

(2)
Represents estimated total project costs for the initial development period, including closing, development, construction, financing and related costs.

(3)
As of June 30, 2005.

(4)
These units will not be renovated during the initial development period.

(5)
The Fort Carson project was purchased out of unrelated bankruptcy proceedings instituted by an affiliate of the J.A. Jones Corporation.

(6)
These two bases were awarded separately and subsequently combined into one privatization project. Walter Reed has been designated for closure under BRAC. We believe that the closure will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities.

(7)
The initial development period began in March 2005 upon the completion of the project financing.

(8)
Project financing was obtained, and the initial development period began, in July 2005.

(9)
This project is expected to close and the initial development period to begin in the second quarter of 2006.

Strategy

  •
  Selective Growth.    By leveraging the substantial industry experience of our management team, we focus on winning military housing privatization projects on which we selectively choose to bid, based on the strategic importance of the base, and the prime location and profit potential for these projects.

  •
  Committed to Superior Management.    In the performance of our obligations under existing military housing privatization projects, our management team has been and will continue to be fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing.

  •
  Capitalize on Industry Relationships.    Our management team has developed relationships with nationally recognized firms, notably The Benham Companies and Centex Construction Company, Inc., that specialize in residential and military residence community formation and construction. We believe that the retention of highly experienced and nationally recognized companies will provide us with significant competitive advantages in pursuing and winning new privatization projects.

  •
  Acquire Existing Military Housing Privatization Projects.    We will consider using our financial strength and management's experience to acquire competitors or the military housing privatization projects that have been awarded to them. As the number of new privatization projects grows, we believe our potential to acquire these projects for additional bases will grow correspondingly.

Market Opportunity

        As of August 22, 2005, according to information made available by the DoD, the remaining military family housing privatization market contains 63,566 housing units to be privatized through 49 additional projects. Although the DoD's program has focused its efforts almost exclusively on the privatization of family housing, we believe, based on discussions between our senior management team and representatives of the DoD, the next stage of development will include the privatization of housing for unaccompanied military personnel, referred to as unaccompanied personnel housing. According to an audit report of the DoD Inspector General, dated August 1999, approximately 556,000 military housing units constitute the unaccompanied housing units. Given our management's experience in bidding on military housing privatization projects, coupled with its extensive student housing experience, we believe that we will have significant competitive advantages in bidding for privatization projects in the unaccompanied housing market, which we expect to translate into our ability to be awarded a significant share of future privatization projects.

Additional Investments and Development Opportunities Under Review

Student Housing Business

        In addition to the properties that we have under agreement and non-binding letter of intent, our management team, as of September 2, 2005, has identified for review more than 30 additional student housing properties, valued at approximately $766.0 million in the aggregate, with individual transactions ranging from approximately $5.5 million to $83.0 million. These potential transactions include properties containing an aggregate of approximately 6,500 units and approximately 17,300 beds. We consider an investment as "under review" when we have signed a confidentiality agreement, exchanged financial information or when we or our advisors are in current and active negotiations. After further due diligence, we may decide not to pursue any of these transactions.

Military Housing Business

        In addition to the military housing privatization projects for which we have been selected and the Air Force project for which we are in the solicitation process, as of the date of this prospectus, we had an outstanding bid on a military housing project covering one base with approximately 2,500 housing units. Our management team also had under review, as of September 19, 2005, eight additional potential privatization project opportunities. These projects span multiple bases and total, in the aggregate, approximately 22,300 housing units. Individual projects identified as opportunities range from approximately 500 units to 7,000 units per project. We consider a project as "under review" once a base has been identified by the U.S. military for privatization and our management begins initial due diligence and evaluation of the economic and strategic value of the project. After further due diligence, we may decide not to pursue any of these potential privatization projects.

Competitive Advantages

        We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

  •
  Niche focus with large markets.    The student housing and military housing businesses provide opportunities for us to capitalize on large, stable markets. Our management estimates that the 5.3 million bed off-campus student housing market is valued at approximately $159 billion and growing. Further, over the next four years, we expect the DoD to award 49 military family housing privatization projects, generating total annual rental revenue of approximately $880.0 million. The potential market for unaccompanied military housing is estimated by our management to generate approximately $4.7 billion in total annual rental revenue. We believe that we are well-positioned to capitalize on the highly fragmented off-campus student housing market and to leverage our military housing experience and complementary student housing skill set to compete for military housing privatization projects.

  •
  High quality assets/management services.

  Student housing.    We believe our student housing properties are modern, state-of-the-art and tailored to the "student lifestyle." The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area. Typically, we lease our units by the bed as a way of attracting student residents and maximizing our revenue per unit. We strive to create an attractive environment for our residents by providing lighted parking lots, a streamlined bill-payment system and 24-hour maintenance and emergency services.

  Military housing.    We have established relationships with nationally recognized firms specializing in residential and military residence design and construction to provide high quality housing and construction services when bidding on projects. We also strive to create not just a home, but an efficient community centered around the military lifestyle. In the performance of obligations under existing projects, we have been committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing. Our management's expertise in community management provides military personnel with an efficient and timely platform to report and service maintenance requests as well as a convenient turnover process that guarantees the availability of homes within a short period of time.

  •
  Consistent and high quality revenue.

  Student Housing.    Student housing properties that we currently own had an average occupancy rate of approximately 97% for the 2005/2006 academic year as of September 13, 2005. More than 90% of our student housing leases have multiple signatories (students and their guarantor-parents) and are leased on a standard 12-month basis.

  Military Housing.    Our military housing business generates stable, long-term cash flow with a small capital investment. Military housing privatization projects are long-term in nature, typically carrying a ground lease term of 50 years. The primary source of revenue under the military housing privatization projects is the BAH, which is the cost-of-living stipend distributed monthly by the DoD to members of the U.S. military and which is distributed directly by the U.S. government.

  •
  Market leadership in off-campus student and military housing.    We are one of the largest providers of off-campus student housing in the U.S., with 51 student housing properties comprising approximately 30,755 beds in 24 states as of September 19, 2005. Our military housing group has won more than 40% of the privatization projects on which it has bid (including those projects for which the right to exclusive negotiations has been awarded) and has been awarded more bases to date than any other provider of military housing.

  •
  Experienced management team/strong relationships.    The top three members of our management team have an average of 25 years of individual experience in the student and military housing businesses and the commercial real estate industry and, during that time, have been involved in real estate transactions valued at over $5.0 billion. We have built extensive and strong relationships in both the student housing and military housing industries. We seek to utilize these relationships and the experience of our management team to pursue selected properties in the student housing market and to win the more attractive military housing privatization projects. See "Our Business and Properties—Management Team" for more information about our management team.

Summary Risk Factors

        You should carefully consider the matters discussed in "Risk Factors" prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  we commenced operations through our operating partnership in July 2004, have a limited history of operating and owning our student housing properties and military housing privatization projects, and therefore may have difficulty successfully and profitably operating our business;

  •
  we have experienced, and expect to continue to experience, rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties and privatization projects without unanticipated disruption or expense;

  •
  since our initial public offering, our cash flow from operations has been insufficient to fund our distributions to our shareholders, and we expect it to continue to be so in the near term. Therefore, we expect to borrow funds in order to make these distributions;

  •
  certain military bases for which we own and operate a military housing privatization project have been recommended for reduction of troops or closure under the Base Realignment and Closure, or BRAC, regulations, and additional military bases may be targeted prior to the expected adoption of the final BRAC list in the fourth quarter of 2005. If military bases under any of our military housing privatization projects are included on the final list, our operating revenues from these projects and the value of our equity interest in the projects may be reduced, and our overall military housing segment revenues could be adversely affected;

  •
  we expect our real estate investments to continue to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types;

  •
  our management has limited prior experience operating a REIT or a public company and, in order to manage our growth, we believe it will be necessary to hire additional personnel. These limitations may impede the ability of our management to execute our business plan successfully and operate our business profitably;

  •
  virtually all of our student housing leases, which typically have a 12-month lease term, become subject to renewal with existing student residents or lease-up with new student residents during July and August of each year, which coincides with the start of the academic year at most colleges and universities. If we are unable to renew or lease-up our student housing properties prior to the start of the academic year, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected;

  •
  we rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing privatization projects and to obtain new military housing privatization projects;

  •
  we are subject to the risks associated with conducting business with the federal government, such as the government's discontinuation of federal funding for some or all of its military housing privatization projects and the need to win new military housing privatization projects through a competitive bidding process;

  •
  if Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing privatization projects would be significantly reduced;

  •
  our debt service obligations may have a negative impact on our ability to make dividend distributions to our shareholders, pursue our business plan and maintain our REIT status, and our management and board of trustees have discretion to increase the amount of our outstanding debt at any time without approval of our shareholders;

  •
  if we were to default on our secured debt or debt under our credit facility in the future, the loss of any property securing the debt could adversely affect our business or result in the debt under our credit facility being immediately due and payable;

  •
  we face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multi-family housing located near colleges and universities;

  •
  Gary M. Holloway, Sr., our president, chief executive officer and chairman of our board of trustees, may have conflicts of interest as a result of his ownership of an entity that provides services to us, leases space from us and to which we will provide property management consulting services;

  •
  our executive officers and certain of our trustees may have conflicts of interest in connection with their ownership of limited partnership units in our operating partnership;

  •
  certain of our executive officers and trustees may have conflicts of interest as a result of their profits interests in a student housing property for which we provide consulting services and in which Gary M. Holloway, Sr. owns a 20% interest;

  •
  one of our trustees may have a conflict of interest as a result of his affiliation with Vornado Realty Trust, one of our largest shareholders on a fully-diluted basis; and

  •
  one of our trustees may have a conflict of interest as a result of his affiliation with one of our lenders.

Company Diagram

        The following chart depicts our ownership structure as of September 19, 2005.

(1)
Includes units of limited partnership interest in our operating partnership held by Vornado Realty L.P., the operating partnership of Vornado Realty Trust, and by Vornado CCA Gainesville, LLC, an affiliate of Vornado Realty L.P. that contributed interests in a student housing property to our operating partnership in connection with our formation transactions. The percentage does not include up to an additional 5,762,694 units of limited partnership interest in our operating partnership or common shares of GMH Communities Trust that may be purchased by Vornado Realty L.P. upon exercise of a warrant through May 2, 2006.

(2)
Our military housing properties are owned through joint ventures in which we typically own a 10% interest. See "Our Business and Properties—Military Housing Business—Organizational Structure of Our Military Housing Privatization Projects."

Our Structure

        We conduct our business through a traditional UPREIT structure, consisting of our operating partnership, GMH Communities, LP, and limited partnerships, limited liability companies or other subsidiaries of our operating partnership. Through a wholly owned subsidiary, we own the sole general partnership interest, and as of September 19, 2005, 48.0% of the limited partnership interests, in our operating partnership. Our operating partnership holds, through various limited partnerships, limited liability companies and other subsidiaries, the property interests, contract rights and other tangible and intangible assets of our student and military housing businesses.

        We were organized as a Maryland real estate investment trust on May 28, 2004 to succeed to the student and military housing businesses of GMH Associates. Gary M. Holloway, Sr. owned directly or indirectly 100% of the equity interests in GMH Associates, other than certain profits interests that Mr. Holloway previously awarded to certain officers and key employees, which entitled such persons to a percentage of Mr. Holloway's gain on the sale of the student and military housing businesses owned by him and that were contributed to our operating partnership. Upon completion of our initial public offering, we became, through a wholly owned subsidiary, the sole general partner of GMH Communities, LP, our operating partnership.

        Our operating partnership was initially formed on May 21, 2004, commenced operations on July 27, 2004 and, prior to completion of our initial public offering, operated as a joint venture between entities directly and indirectly owned by Mr. Holloway and entities indirectly owned by Vornado Realty L.P., the operating partnership of Vornado Realty Trust. In connection with our acquisition of limited partnership interests and all of the general partnership interests in our operating partnership upon completion of our initial public offering, we used a portion of the net proceeds from the initial public offering to redeem all of Vornado's outstanding general and limited partnership interests in our operating partnership. Our various transactions with Vornado prior to and simultaneously with our initial public offering are described in more detail under the section of this prospectus titled "Our Business and Properties—Our Agreements with Vornado Realty Trust and its Affiliates Restrict Our Activities."

        In the future, our operating partnership may issue limited partnership units to third parties from time to time in connection with property acquisitions or developments. Holders of limited partnership units of our operating partnership, other than us, are, after a one-year holding period, subject to earlier redemption in certain circumstances, able to redeem their limited partnership units for our common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events. In connection with our formation transactions, we agreed to permit Vornado to redeem its limited partnership interests acquired upon exercise of its warrant beginning six months from the completion of our initial public offering. At our option, in lieu of issuing common shares upon redemption of limited partnership units, we may pay holders of units a cash amount equal to the then-current value of our common shares, except that Gary M. Holloway, Sr. has the right to direct us to issue common shares upon redemption of limited partnership units that he or his affiliates own. Holders of limited partnership units will receive distributions equivalent to the dividends we pay to holders of our common shares, but holders of limited partnership units will have no voting rights, except in certain limited circumstances. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the partnership agreement of our operating partnership. See "Partnership Agreement."

Issuance of Warrant to Vornado

        In connection with its investment in our operating partnership, Vornado also purchased for $1.0 million a warrant to acquire, at its option, a number of units of limited partnership interest in our operating partnership, common shares of GMH Communities Trust or a combination of both representing a 38.264% economic interest in our operating partnership or GMH Communities Trust, as the case may be, measured immediately prior to our initial public offering.

        Upon closing of our initial public offering, Vornado exercised a portion of the warrant to purchase 6,666,667 units of limited partnership interest in our operating partnership for $7.50 per unit, which represented a 20.972% economic interest in our operating partnership immediately prior to the offering. In addition, at any time through May 2, 2006, Vornado may exercise the remaining portion of the warrant for up to 5,762,694 operating partnership units or common shares at a price per unit or common share of $8.68. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant. See "Shares Eligible for Future Sale—Registration Rights."

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, certain limited issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted for the dilution to the warrant holder as a result of these issuances and distributions.

Conflicts of Interest

        As of September 19, 2005, Mr. Holloway owned a 27.4% limited partnership interest in our operating partnership and certain other members of our management team collectively owned a 2.8% limited partnership interest in our operating partnership. Conflicts may arise when the interests of our shareholders and the interests of the limited partners in our operating partnership diverge, such as upon the sale or refinancing of properties held by our operating partnership that were contributed by our limited partners in exchange for their limited partnership interests. In those cases, the tax consequences may be adverse to the limited partners in our operating partnership, making the sale or refinancing less attractive to the limited partners than to us and our shareholders. Because Mr. Holloway and other members of our board of trustees and senior management team have a duty to our shareholders, they also could experience conflicts of interest between these duties to us and our shareholders and their personal interests as limited partners of our operating partnership. In addition, Mr. Holloway has an ownership interest in an entity that we did not acquire in our formation transactions, and which entity leases space in our corporate headquarters property. Accordingly, Mr. Holloway may have a conflict of interest by virtue of his interest in this entity.

        In addition, Mr. Holloway has a 20% ownership interest in one of the student housing properties for which we provide consulting services, and, accordingly, Mr. Holloway may have a conflict of interest by virtue of his interest in this property. Certain of our executive officers and certain of their affiliates have profits interests in the gain, if any, realized on the sale of this property, and thus will have conflicts of interest by virtue of their profits interests in this property.

        Michael D. Fascitelli, one of our trustees, is the president and a member of the board of trustees of Vornado Realty Trust. As of September 19, 2005, Vornado Realty L.P., the operating partnership of Vornado Realty Trust, owned 6,666,667 units of limited partnership in our operating partnership, which were acquired pursuant to a warrant issued in connection with our formation transactions. As of September 19, 2005, Vornado also had the right to purchase up to an additional 5,762,694 units of limited partnership interest or common shares of GMH Communities Trust under the warrant through May 2, 2006. For a description of our transactions with Vornado prior to, and in connection with, our initial public offering, including the issuance of and terms of this warrant, see "Our Business and Properties—Our Agreements with Vornado Realty Trust and its Affiliates Restrict Our Activities." Vornado CCA Gainesville, LLC, an affiliate of Vornado Realty L.P., also owns 671,190 units of limited partnership interest in our operating partnership, which were issued in connection with the contribution of an interest in a student housing property to our operating partnership at the time of our initial public offering. Mr. Fascitelli was elected to our board of trustees on August 10, 2005, pursuant to Vornado's right to designate him for election under the terms of the warrant. See "Management—Corporate Governance—Board of Trustees and Committees." As a result of Vornado's ownership interests in us, Mr. Fascitelli could experience conflicts of interest between his duties to us and our shareholders and his duties to Vornado and its shareholders.

        See "Certain Relationships and Related Party Transactions" for a more detailed description of these conflicts of interest.

Registration Rights

        In connection with the issuance of a warrant to Vornado as part of our formation transactions and the contribution of other assets by Vornado and FW Military Housing, LLC to us in connection with our initial public offering, we have agreed to register for resale the common shares issuable in connection with exercise of the warrant, the other units that were issued to an affiliate of Vornado upon its contribution of interests in a student housing property to our operating partnership at our initial public offering and any shares purchased by Vornado in this offering, as well as the units that were issued to FW Military Housing, LLC upon its contribution of interests in a military housing project to our operating partnership at our initial public offering. For additional information regarding the terms of these registration rights, see "Shares Eligible for Future Sale—Registration Rights." In addition, we have agreed to register for resale the common shares issuable upon redemption of units of limited partnership interest in our operating partnership in accordance with the registration rights included in the agreement of limited partnership interest for our operating partnership.

Restrictions on Ownership of Our Common Shares

        Our declaration of trust generally prohibits any shareholder, other than Mr. Holloway, certain persons related to Mr. Holloway, Steven Roth, who is the chairman and chief executive officer of Vornado Realty Trust, certain persons related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P. and certain transferees or assignees of Vornado Realty L.P. or related persons, from beneficially or constructively owning more than 7.1% of our outstanding common shares. Our declaration of trust provides that a person will not be subject to the ownership limits if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the "look-through" treatment with respect to the REIT requirement that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person's direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person's direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the "look-through" treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances. Mr. Holloway and certain related persons are prohibited from owning more than 20% of our outstanding common shares and Steven Roth and certain persons related to him are prohibited from owning more than 8.5% of our outstanding common shares. See "Description of Shares—Restrictions on Ownership and Transfer."

Dividend Policy

        We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of trustees and will depend upon our actual results of operations and a number of other factors discussed in "Price Range of Common Shares and Dividend Policy," including:

  •
  the rent received from our student residents and the ability of our student residents to meet their obligations under our leases;

  •
  the amount of revenues received in connection with our military housing privatization projects;

  •
  the consulting and management fees received with respect to student housing properties owned by others;

  •
  our debt service obligations; and

  •
  our operating expenses.

        We cannot assure you that we will have cash available for distributions. See "Risk Factors."

        On August 31, 2005, our board of trustees declared our third quarter dividend of $0.2275 per common share, payable on October 14, 2005 to shareholders of record as of the close of business on September 22, 2005.

Our Principal Office

        Our principal executive offices are located at 10 Campus Boulevard, Newtown Square, Pennsylvania 19073. Our telephone number is (610) 355-8000. Our Internet address is www.gmhcommunities.com. Our Internet web site and the information contained therein or connected thereto do not constitute a part of this prospectus.

The Offering

Common shares offered by us	6,750,000 shares(1)
Common shares and operating partnership units expected to be outstanding after this offering	37,130,217 shares and 31,627,317 units(2)
Use of proceeds
We intend to use all of the net proceeds from this offering of approximately $93.4 million ($107.7 million if the underwriters exercise in full their over-allotment option), after deducting the underwriters' discount and the estimated expenses we expect to incur in connection with this offering, to repay outstanding indebtedness under our credit facility.
NYSE symbol	GCT
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should consider carefully before deciding whether to invest in our common shares.

(1)
Includes (i) approximately 135,000 common shares to be sold in this offering and reserved for sale by us directly to our trustees, employees, business associates and other related persons through a directed share program at the offering price and (ii)             common shares to be purchased in this offering by Vornado.
(2)
If the underwriters' over-allotment option is exercised in full, the number of common shares outstanding upon completion of this offering will be 38,142,717. The number of operating partnership units presented excludes units held by GMH Communities Trust.

Summary Financial Data

        The summary financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of December 31, 2004, and for the period November 2, 2004 to December 31, 2004, was derived from the consolidated financial statements of GMH Communities Trust and its subsidiaries. The summary financial data presented below under the captions "Operating Data" for each of the three years in the period ended December 31, 2003, and for the period January 1, 2004 to November 2, 2004 and "Balance Sheet Data" as of December 31, 2003 and 2002, was derived from the combined financial statements of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and Corporate Flight Services, LLC, collectively referred to with our operating partnership as our predecessor entities and presented elsewhere in this prospectus as the financial statements of The GMH Predecessor Entities. The summary financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of and for the six months ended June 30, 2005 and 2004 was derived from the unaudited financial statements of GMH Communities Trust and our predecessor entities, respectively, and include all adjustments of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles. The unaudited pro forma financial information presented below under the captions "Operating Data" and "Balance Sheet Data" as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004, was derived from our audited and unaudited financial statements and those of our predecessor entities and are presented as if this offering and the application of the net proceeds from this offering had all occurred on June 30, 2005 for the pro forma balance sheet information and first day of the earliest period presented for the pro forma operating information. The unaudited pro forma financial information does not assume the purchase of the student housing properties for which we have a non-binding letter of intent to acquire, as we have not yet completed our due diligence investigation and, thus, have not determined that they are probable. The summary financial data presented below under the captions "Operating Data" for the year ended December 31, 2000 and "Balance Sheet Data" as of December 31, 2001 and 2000 was derived from the unaudited combined financial statements of our predecessor entities and includes adjustments, consisting of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles.

        The historical financial information for GMH Communities Trust or our predecessor entities included herein and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including related notes and "Unaudited Pro Forma Financial Information," each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

				For the Year Ended December 31,
	For the Six Months Ended June 30,
						Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Pro Forma 2004(1)	Company 2004(1)
						2003	2002	2001	2000
	(dollars in thousands)
Operating Data:
Revenue:
Rent and other property income	$76,031	$55,676	$270	$133,444	$25,650	$636	$736	$725	$732
Expense reimbursements:
Related party	21,590	21,732	8,256	31,795	33,309	3,273	249	90	—
Third party	2,577	2,577	3,280	6,992	7,203	7,318	3,462	2,902	36
Management fees:
Related party	3,410	3,513	2,185	3,442	4,355	3,892	6,578	7,426	5,521
Third party	1,651	1,651	3,320	3,913	3,986	2,624	1,983	1,291	440
Other fee income—related party	7,543	7,543	1,211	9,143	8,460	842	372	432	—
Other income	133	133	90	887	915	230	295	202	69

Total revenue	112,935	92,825	18,612	189,616	83,878	18,815	13,675	13,068	6,798
Expenses:
Property operating expenses	29,890	22,594	5,620	65,015	22,755	9,218	7,799	5,173	129
Reimbursed expenses	24,167	24,309	11,536	38,787	40,512	10,591	3,711	2,992	36
Real estate taxes	6,033	4,575	43	10,517	1,887	83	79	29	—
Administrative expenses	5,673	5,673	697	10,752	4,439	1,405	295	688	360
Profit interests and employee initial public offering bonus expense	—	—	—	—	37,502	—	—	—	—
Depreciation and amortization	22,358	14,844	418	39,886	7,154	822	821	814	83
Interest	18,270	12,247	157	35,567	6,072	396	542	814	365

Total operating expenses	106,391	84,242	18,471	200,524	120,321	22,515	13,247	10,510	973

Income (loss) before equity in earnings of unconsolidated entities, minority interest and income taxes	6,544	8,583	141	(10,908)	(36,443)	(3,700)	428	2,558	5,825
Equity in earnings of unconsolidated entities	—	—	—	—	—	751	—	—	—

Income (loss) before minority interest and income taxes	6,544	8,583	141	(10,908)	(36,443)	(2,949)	428	2,558	5,825
Minority interest	3,949	4,263	—	(5,020)	247	—	—	—	—

Income (loss) before income taxes	2,595	4,320	141	(5,888)	(36,690)	(2,949)	428	2,558	5,825

Income taxes	938	938	—	312	312	—	—	—	—

Net income (loss)	$1,657	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825

Basic earnings per share(2)	$0.04	$0.11		$(0.17)	$0.01 (4)
Diluted earnings per share(3)	$0.04	$0.11		$(0.16)	$0.01 (4)
Weighted average common shares outstanding—basic	37,100,989	30,350,989		37,100,989	29,965,418
Weighted average common shares outstanding—diluted	38,923,061	32,171,712		68,567,373	61,232,629

(1)
The results of operations for the year ended December 31, 2004 reflect the results of operations of our predecessor entities for the period from January 1, 2004 through November 1, 2004, and the results of operations of the company, after completion of our initial public offering, for the period from November 2, 2004 through December 31, 2004.

(2)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(3)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

(4)
Basic and diluted earnings per share reflects our operations for the period November 2, 2004 to December 31, 2004. Net income for the period was $251,000.

				As of December 31,
	As of June 30,
					Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Company 2004
					2003	2002	2001	2000
	(dollars in thousands)
Balance Sheet Data:
Real estate investments, at cost	$1,140,713	$957,348	$—	$638,635	$—	$—	$—	$—
Corporate assets, net	7,250	7,250	6,894	11,384	6,963	7,100	7,210	7,268
Cash and cash equivalents	11,209	16,404	529	60,926	515	96	837	755
Total assets	1,225,517	1,046,370	21,732	773,061	16,146	13,536	15,390	15,205
Notes payable	666,138	551,100	10,533	370,007	10,977	11,806	12,552	12,588
Line of credit	41,676	71,000	—	—	—	—	—	—
Total liabilities	745,170	659,456	14,452	395,242	12,552	13,099	13,791	12,818
Minority interest	201,558	201,558	—	182,118	—	—	—	—
Equity	278,789	185,356	7,280	195,701	3,594	437	1,599	2,387
				For the Year Ended December 31,
	For the Six Months Ended June 30,
						Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Pro Forma 2004	Company 2004(1)
						2003	2002	2001	2000
	(dollars in thousands)
Funds From Operations (FFO)(2):
Net income (loss)	$1,657	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825
Adjustments:
Plus minority interest	3,949	4,263	—	(5,020)	247	—	—	—	—
Less net gain on sale of interests in joint venture	—	—	—	—	—	(751)	—	—	—
Plus profits interests and employee initial public offering bonus expense	—	—	—	—	37,502	—	—	—	—
Plus depreciation on real property	13,078	9,379	—	26,157	4,043	—	—	—	—
Plus amortization of lease intangibles	8,973	5,230	—	12,796	2,296	—	—	—	—

Funds from operations	$27,657	$22,254	$141	$27,733	$7,086	$(3,700)	$428	$2,558	$5,825

EBITDA(3):
Net income (loss)	$1,657	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825
Adjustments:
Plus minority interest	3,949	4,263	—	(5,020)	247	—	—	—	—
Less net gain on sale of interests in joint venture	—	—	—	—	—	(751)	—	—	—
Plus interest expense	18,270	12,247	157	35,567	6,072	396	542	814	365
Plus income taxes	938	938	—	312	312	—	—	—	—
Plus depreciation and amortization	22,358	14,844	418	39,886	7,154	822	821	814	83

EBITDA	$47,172	$35,674	$716	$64,545	$(23,217)	$(2,482)	$1,791	$4,186	$6,273

(1)
The results of operations for the year ended December 31, 2004 reflect the results of operations of our predecessor entities for the period from January 1, 2004 through November 1, 2004, and our results of operations, after completion of our initial public offering, for the period from November 2, 2004 through December 31, 2004.

(2)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a GAAP, or generally accepted accounting principle, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, except with respect to FFO presented for the year ended December 31, 2004, for which we added back a non-recurring compensation expense relating to the period from January 1, 2004 through November 1, 2004, prior to completion of our initial public offering. The manner in which we compute FFO may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than our management. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of GMH Communities Trust's liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

(3)
EBITDA is defined as net income (loss) before minority interest, net gain on sale of interests in joint ventures, interest expense, income taxes and depreciation and amortization. EBITDA is a useful measure of our operating performance, as it provides us with a measure of our profitability, by removing the impact of our asset base (primarily depreciation and amortization) and the impact of leverage from our operating results, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

RISK FACTORS

        An investment in our common shares involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occurs, our business, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the price of our common shares could decline significantly and you could lose all or part of your investment.

Risks Relating to Our Business and Growth Strategy

We commenced operations through our operating partnership in July 2004, have a limited history of operating and owning our student housing properties and military housing privatization projects, and therefore may have difficulty successfully and profitably operating our business.

        We have only recently commenced operations through the acquisition of our student housing properties, investments in military housing privatization projects and agreements to manage student housing for others by our operating partnership in connection with our initial public offering in November 2004 and the related formation transactions as described in the section of this prospectus titled "Our Business—Formation Transactions." As a result, we have a limited operating history and limited experience in owning these student housing properties and operating these military housing privatization projects. Furthermore, we acquired all of our student housing properties and investments in military housing privatization projects we own as of September 19, 2005 within the past two years and we have limited operating histories for the properties currently under management. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. We cannot assure you that we will be able to generate sufficient net income from operations to make distributions to our shareholders.

We have experienced, and expect to continue to experience, rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties and investments in privatization projects without unanticipated disruption or expense.

        We acquired all of our student housing properties and investments in military housing privatization projects since July 2004 and expect to continue to acquire additional student housing properties and invest in military housing privatization projects on a rapid basis.

        As a result of this rapid growth of our properties portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire or retain sufficient operational staff to integrate these student housing properties and military housing privatization projects into our portfolio and manage any future acquisitions of additional student housing properties or military housing privatization projects without operating disruptions or unanticipated costs. Our failure to successfully integrate any future student housing property acquisitions, student housing property management contracts or military housing privatization projects into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

Since our initial public offering, our cash flow from operations has been insufficient to fund our dividend distributions to our shareholders, and we expect it to continue to be so in the near term. Therefore, we expect to borrow funds in order to make these dividend distributions.

        Since completion of our initial public offering, we have used borrowings under our credit facility to pay a portion of dividend distributions to our shareholders. We expect that for some period in the future, our cash flow from operations will continue to be insufficient to fund our distributions to shareholders. As a result, we expect to rely on third-party debt financing, including funds from our credit facility, in order to fund a portion of our dividend distributions until our cash flow from operations are sufficient to fund dividend distributions declared by our board of trustees. This indebtedness will increase our leverage and decrease our ability to borrow money for other needs, such as the acquisition or development of student housing properties and military housing privatization projects. We expect that approximately 35% of our estimated distributions for the year ending December 31, 2005, as described in "Price Range of Common Shares and Dividend Policy," will represent a return of capital for federal income tax purposes.

We expect our real estate investments to continue to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types.

        We elected to be treated as a REIT for federal income tax purposes in connection with the filing of our tax return for the taxable year ended December 31, 2004, and we expect to continue to qualify as a REIT in the future. Accordingly, we will invest primarily in real estate. We intend to acquire and manage student housing properties, and to develop, construct, renovate and manage military housing properties. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in student and military housing properties. A downturn in the student or military housing markets could negatively affect our ability to lease our properties to new student residents and our ability to profitably operate our military housing privatization projects or obtain new privatization projects. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of the student and military housing markets.

If we are unable to successfully perform our obligations under our current student housing property management agreements and current military housing privatization projects, our ability to execute our business plan and our operating results could be adversely affected.

        We cannot assure you that we will be able to successfully manage our student housing properties, or develop, construct, renovate and manage the military housing properties under our privatization projects, or that we will be able to perform our obligations under our current student housing property management agreements or military housing privatization projects. If we do not perform our obligations or satisfy certain criteria, we may not collect various base and incentive fees already recognized as revenue in accordance with our revenue recognition policies, in which event we would be required to record a charge equal to the previously recognized revenue. If we are unable to perform, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to make distributions to our shareholders.

We have agreed with Vornado Realty L.P. that our activities will satisfy certain requirements. If we are unable to satisfy these requirements we could be liable for substantial amounts.

        In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership and the issuance of a warrant, we and our operating partnership have agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership. If we breach any of these agreements, and, as a result, Vornado Realty L.P. or any of its permitted transferees under the warrant that have made a REIT election fails to maintain its qualification as a REIT or otherwise incurs liability for any tax, penalty or similar charges, we and our operating partnership could be exposed to substantial liability for damages attributable to our breach. See "Our Business—Our Agreements with Vornado Realty L.P. and its Affiliates Restrict our Activities."

Our debt service obligations may have a negative impact on our ability to make dividend distributions to our shareholders, pursue our business plan and maintain our REIT status, and our management and board of trustees have discretion to increase the amount of our outstanding debt at any time without approval of our shareholders.

        We do not have a policy limiting the amount of debt that we may incur, although we have established 45% to 60% as the target range for our debt-to-assets ratio. Accordingly, our management and board of trustees have discretion to increase the amount of our outstanding debt at any time without approval by our shareholders. As of August 31, 2005, our total indebtedness was approximately $729.7 million, and we may incur additional debt to finance future acquisition and investment activities. Payments of principal and interest on borrowings could leave us with insufficient cash resources to operate our student housing properties and military housing privatization projects or to pay the dividend distributions currently contemplated or necessary to maintain our REIT qualification.

If we were to default on our secured debt or debt under our credit facility in the future, the loss of any property securing the debt could adversely affect our business or result in the debt under our credit facility being immediately due and payable.

        A substantial portion of our debt will be secured by first mortgage debt on our properties. However, we also have a three-year, $150.0 million unsecured credit facility. Our cash flow may be insufficient to make required payments of principal and interest on our debt. Any default in payment of our indebtedness or violation of any covenants in our loan documents could result in our debt obligations under our credit facility being immediately due and payable, to the extent that we are unable to obtain waivers of financial covenants from our lenders or amend the loan documents, as we have several times in the past. Additionally, some of our indebtedness contains cross default provisions. A default under a loan with cross default provisions could result in default on other indebtedness.

We are subject to risks associated with the general development of housing properties, including those associated with construction, lease-up, financing, real estate tax exemptions, cost overruns and delays in obtaining necessary approvals, and the risk that we may be unable to meet schedule or performance requirements of our contracts.

        We intend to continue to acquire and manage student housing properties, and to develop, construct, renovate and manage military housing properties under our privatization projects, in accordance with our business plan. We also engage in the development and construction of student housing properties. These activities may include the following risks:

  •
  construction/renovation costs of a property may exceed original estimates, possibly making the development uneconomical;

  •
  occupancy rates and rents at newly completed student housing properties or military housing properties may be insufficient to make the properties profitable to us or to provide sufficient cash flows to fund future development, construction or renovation periods;

  •
  acceptable financing may not be available on favorable terms for development or acquisition of a property;

  •
  leasing of a property may take longer than expected;

  •
  development efforts may be abandoned;

  •
  obtaining real estate tax exemptions acceptable to the DoD; and

  •
  new construction may not be completed on schedule, resulting in increased debt service expense and development costs, delayed leasing and possible termination of our management contracts (particularly with respect to our military housing privatization projects).

        In addition, any new development or management activities, regardless of whether or not they are ultimately successful, typically will require a substantial portion of the time and attention of our management. Development and management activities are also subject to risks relating to the inability to obtain, or delays in obtaining, the necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

        The development and operation of real estate projects entails certain risks, including risks that costs of a project may exceed original estimates, and that the project will fail to conform to building plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond our control. In addition, we may become liable for injuries and accidents occurring on our properties and for environmental liabilities related to our property sites.

Our management has limited prior experience operating a REIT or a public company. These limitations may impede the ability of our management to execute our business plan successfully and operate our business profitably.

        Our management has limited prior experience in operating a REIT or in managing a publicly owned company, or managing growth at the levels we expect in the near future. We cannot assure you that the operating performance of our student housing properties and military housing privatization projects will not decline under our management. We may be unable to hire additional personnel on a timely basis. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

Our predecessor entities have a history of incurring losses, and we may incur losses in the future.

        For the period from January 1, 2004 through November 1, 2004, which is the date before we acquired the assets of our predecessor entities in connection with the closing of our initial public offering on November 2, 2004, our predecessor entities experienced a net loss of $37.3 million. This loss resulted principally from compensation expenses that were attributed to us as a result of profits interests payments and employee bonuses paid by Gary M. Holloway, Sr. in connection with our initial public offering. If our student housing and military housing businesses do not generate sufficient revenue from operations to maintain profitability, we may be unable to make dividend distributions to our shareholders.

Specific Risks Related to Our Student Housing Business

Virtually all of our student housing leases, which typically have a 12-month lease term, become subject to renewal with existing student residents or lease-up with new student residents during July and August of each year, which coincides with the start of the academic year at most colleges and universities. If we are unable to renew or lease-up our student housing properties prior to the start of the academic year, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected.

        As a result of the student demand for rental housing during the two months prior to the beginning of the academic year at colleges and universities, which typically lasts from July through August, we generally lease our student housing properties to students under 12-month leases during this period. During this lease-up period, we typically will execute the majority of our leases for student housing units and therefore are dependent on the effectiveness of the marketing efforts of our on-site management teams. Because the terms of these leases will end at, or near the same time, we must re-lease the majority of our student housing units during this limited timeframe. If our marketing and leasing efforts are unsuccessful during this limited lease-up period, we may be unable to lease a substantial majority of our student housing units. Consequently, the failure to adequately market and lease-up our properties could have a material adverse effect on our operating results and financial condition.

We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multi-family housing located near colleges and universities.

        On-campus student housing has certain advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than we and other private owners and operators can.

        Currently, the off-campus student housing industry is fragmented with no participant holding a significant market share. We also compete with national and regional owner-operators of off-campus student housing in a number of markets, as well as with smaller local owner-operators. Our properties often compete directly with a number of student housing complexes that are located near or in the same general vicinity of many of our properties. These competing student housing complexes may be newer than our properties, located closer to campus, charge less rent, possess more attractive amenities or offer more services or shorter terms or more flexible leases.

        Rental income at a particular property could also be affected by a number of other factors, including the construction of new on-campus and off-campus residences, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the property's market and other general economic conditions.

        We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, development and management of other student housing properties.

Our student housing operations may be adversely affected by changing university admission and housing policies and our inability to maintain relationships with local colleges and universities.

        A change in university admission policies could adversely affect our ability to lease our student housing properties. For example, if a university reduces the number of student admissions or requires that a certain class of students (e.g., freshmen) live in a university-owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. We may be unable to modify our marketing efforts to compensate for a change in a college's or university's admission policy prior to the commencement of the annual lease-up period or any additional marketing efforts may be unsuccessful.

        In addition, our ability to successfully lease our student housing properties depends on a number of factors, including maintaining good relationships with college and university communities (especially in connection with colleges and universities referring students to us) and our continued ability to attract student residents to our properties. Many colleges and universities assist their students in the identification of attractive student-friendly off-campus housing through the distribution of off-campus property materials and the recommendation of college- and university-approved off-campus housing properties on their web sites. If colleges and universities change their policies on recommending off-campus student housing to their students, or cease distribution of off-campus student housing marketing materials to their students, our ability to attract student residents to lease and collect rents on our student housing properties could be adversely affected. Consequently, the failure to maintain relationships with local colleges and universities could have a material adverse effect on our student housing business.

We may be unable to successfully acquire and manage student housing properties on favorable terms.

        Our future growth is dependent upon our ability to successfully acquire new properties on favorable terms. As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly acquired properties may not perform as expected and may have characteristics or deficiencies unknown to us at the time of acquisition. There can be no assurance that future acquisition opportunities will be available to us on terms that meet our investment criteria or that we will be successful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.

        Our ability to acquire properties on favorable terms and successfully operate them may expose us to the following significant risks:

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  potential inability to acquire a desired property because of competition from other real estate investors;

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  competition from other potential acquirers may significantly increase a property's purchase price;

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  we may be unable to finance an acquisition on favorable terms or at all;

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  we may have to incur significant capital expenditures to improve or renovate acquired properties;

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  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

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  market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

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  we may acquire properties subject to liabilities without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of our properties.

        Our failure to finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, could adversely affect our financial condition and results of operations.

The lenders of certain non-recourse indebtedness that we assume or place on our properties could have recourse against us for the full amounts of their loans under certain circumstances.

        As of June 30, 2005, we had $551.1 million in aggregate principal amount of debt secured by our properties and certain corporate assets. In general, mortgage debt is non-recourse to the respective borrower and will be non-recourse to us. However, the terms of each of the loans to which the mortgage debt relates include provisions that enable the lender to have recourse to the borrower generally if the borrower misrepresented certain facts or committed fraud. If one or more of the borrowers under these loans commits the acts described above, the lenders could have recourse against us for the full amount of the mortgage debt outstanding under their loans, which could adversely affect our liquidity and financial condition.

Specific Risks Related to our Military Housing Business

Certain military bases for which we own and operate a military housing privatization project have been recommended for reduction of troops or closure under the Base Realignment and Closure, or BRAC, regulations, and additional military bases may be targeted prior to the expected adoption of the final BRAC list in the fourth quarter of 2005. If military bases under any of our military housing privatization projects are included on the final list, our operating revenues from these projects and the value of our equity interest in the projects may be reduced, and our overall military housing segment revenues could be adversely affected.

        As part of the DoD's substantial reduction in the size of the U.S. military following the end of the Cold War, the federal government undertook four rounds of BRAC beginning in 1988, and again in 1991, 1993 and 1995. The fifth round of BRAC was initiated in 2004 and has been targeted for completion in the fourth quarter of 2005, when the final list of additional bases recommended for realignment or closure is expected to become effective. The BRAC law sets out a process that includes specific dates for government action and the creation of an independent commission appointed by the President. This commission analyzes the list of proposed bases provided by the DoD and makes recommendations to the President regarding the list. On May 13, 2005, the DoD released its recommendations for BRAC. Also, on July 19, 2005, the BRAC Commission voted to amend the DoD list of bases to be considered for closure and realignment. Based on the preliminary information released by the DoD and the BRAC modification on those dates, we concluded that BRAC could have affected approximately 2,500 housing units at the Submarine Base in New London, Connecticut; Portsmouth Naval Shipyard in Kittery, Maine; and Naval Air Station in Brunswick, Maine. On August 23, 2005, the BRAC Commission voted to remove the Submarine Base in New London, Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine from the closure list. As a result, this reduced the possible number of military housing units that may be affected by BRAC at our military housing privatization projects to approximately 700 units. The BRAC Commission has also proposed a less significant realignment at the Fort Eustis base under our Fort Eustis/Fort Story project in Newport News, Virginia than was proposed by DoD. Finally, the BRAC Commission voted to uphold the DoD recommendation to close the Walter Reed Army Medical Center in Washington, DC. We believe that the closure of Walter Reed will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities. In addition, some of the other bases for which we own and operate a military housing privatization project could be included in the final list of bases subject to BRAC. The final list of bases subject to BRAC should, if the full process proceeds as set forth in the Defense Base Closure and Realignment Act of 1990, as amended, be completed by the end of 2005. For a more complete description of the BRAC process, see the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Military Housing."

        If a base for which we maintain a privatization project is identified for realignment or closure, our main source of tenants, members of the U.S. military and their families, will not continue to require housing at or near the base, resulting in a decreased rental revenue stream. This in turn may jeopardize our ability to collect future fees, and the value of our equity interest in the project could be adversely affected due to a reduction in its scope, to the extent that we are unable to re-lease any vacant units. The military housing privatization initiative had not been undertaken at the time of previous BRAC rounds, and therefore there is no historical information regarding the impact of a base closure on a military housing privatization project or the possible effects that a base closure or realignment could have with respect to the outstanding debt financing for a project. As a result, we are unable to determine with any certainty the specific impact that closures and realignments of the bases under any of our projects will have on our military housing operating results or the timing of any such impact, other than the possibility that we could lose all of the fee income associated with that project and the value of our equity interest in the project.

        In addition, it is inherent in the nature of military service that members of the military may be deployed and stationed away from a particular base for an extended period of time or permanently be reassigned to another base. As a result of such absences, dependents may move out of military housing facilities resulting in vacant housing units to be managed and re-leased by us. Typical military housing lease agreements, which have a one-year lease term and continue month-to-month thereafter, provide that a military resident may terminate a lease and be released from any further obligations under the lease upon receipt of orders requiring the resident to be deployed or temporarily or permanently stationed away from the base for more than 90 days by providing us with proof of orders and an appropriate letter from the resident's commanding officer. If we are unable to re-lease these vacant units, the management fee revenue derived from the project's rental revenues will decrease, and the project may be unable to be appropriately funded for construction and renovation of units throughout the term of the project. We also may be unable to receive any other fees that we may have otherwise earned under the project, and the projected, or any, return on our investment in the project. Any such effect could have an adverse effect on our financial condition and results of operations.

        If there are significant numbers of base closures, force reductions or troop deployments that affect our existing military housing privatization projects, we may be unable to achieve the anticipated operating revenues to be derived from these projects and our results of operations may be adversely affected.

We rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing privatization projects and to obtain new military housing privatization projects.

        We are dependent upon our relationships with partners and subcontractors in connection with the construction, renovation and development of our military housing privatization projects. Particularly, our management team has relationships with Centex Construction Company, Inc. and The Benham Companies. Subject to the terms of our agreements with these construction, renovation and design partners and contractors, both Centex and Benham provide services to those military housing privatization projects in which they are involved. To the extent that we are unable to maintain our relationships with these partners and contractors or to engage new partners and contractors under terms acceptable to us, our ability to complete a project in a timely fashion, or at a profit, may be impaired. If the amount we are required to pay for these services exceeds the amount we have estimated in bidding for military housing privatization projects or other fixed-price work, we could experience losses in the performance of these projects. In addition, if a partner or subcontractor was unable to deliver its services according to our negotiated terms with them for any reason, including the deterioration of its financial condition, another subcontractor would need to be obtained to perform the services, potentially at a higher price. This may result in the significant delay or additional costs associated with performance under our military housing privatization projects, the adverse effect on our operating results through a reduction in the profit to be realized, or the recognition of a loss on a project for which the services were needed. In addition, if we are unable to successfully manage the provision of services by our partners and contractors, we may not be awarded future military housing privatization projects.

We are subject to the risks associated with conducting business with the federal government, such as the government's discontinuation of federal funding for some or all of its military housing privatization projects and the need to win new military housing privatization projects through a competitive bidding process.

        We are subject to risks associated with conducting business with the federal government. The DoD, pursuant to its authority granted under the 1996 National Defense Authorization Act, has approved, as of August 1, 2005, the award of 63 military housing privatization projects to private owners, and the future award of an additional 49 projects. Any Congressional action to reduce budgetary spending by the DoD could limit the continued funding of these private-sector projects and could limit our ability to obtain additional privatization projects, which would have a material adverse effect on our business. The risks of conducting business with the federal government also include the risk of civil and criminal fines and the risk of public scrutiny of our performance at high profile sites.

        In addition, privatization projects are currently awarded pursuant to a competitive bidding process, which differs procedurally with respect to each U.S. military branch. Generally, after a proposed site has been identified by a military branch for privatization, prospective companies must submit a proposal complying with specified guidelines demonstrating that the company will be able to successfully complete the project in accordance with the government requirements. The project winner is awarded the exclusive right to develop, construct, renovate and manage family housing at a military base throughout the duration of the ground lease, typically for a 50-year period. The competition pursuing privatization projects currently consists of a small, distinguished list of national and international developers, owners and operators of commercial and residential real estate. We cannot predict whether the number of companies that we compete against for the award of privatization projects will increase significantly in the future, or that we will be able to effectively compete against other private owners for projects awarded in the future.

        The termination of the DoD's authority to grant privatization projects, the reduction of government funding for such projects and our inability to effectively compete for the award of future projects could have a material adverse effect on our military housing business and, correspondingly, on our operating results and financial condition.

If Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing privatization projects would be significantly reduced.

        Each year Congress must appropriate a budget for BAH for all of the branches of the U.S. military. We cannot assure you that such appropriations will be made in any given year, the appropriation each year will occur on a timely basis, or the amount of BAH appropriated will be sufficient to keep up with escalations in cost of living expenses. Moreover, we cannot assure you that the method of calculation, timing of payment, analysis of comparable market rents, cost of living increases or other issues affecting the amount and receipt of BAH by members of the U.S. military will not change from time to time, with possible material adverse consequences for the amount of operating revenues generated by our military housing privatization projects. The foregoing description of BAH is based on current law and DoD procedures. Congress can change the law and the DoD can revise its procedures at any time. We cannot assure you that such changes will not be made and, if changes are made, such changes may have a material adverse effect on the level of our operating revenues generated by our privatization projects.

The joint ventures that own our military housing privatization projects have high leverage ratios which could cause us to lose cash flows and our investments in those projects if the joint ventures are unable to pay their debt service obligations.

        Typically, up to 90% of the capitalization of the joint ventures that own our military housing privatization projects is debt. These joint ventures are not required to be consolidated with our operations, and as a result this indebtedness is not reflected on our balance sheet. As a result of the high leverage ratios of these joint ventures, reductions in their revenues could impair their ability to service their debt. For example, if the BAH paid to members of the U.S. military is reduced, the personnel is reduced at the bases where our projects are located or these bases are closed, the revenue generated by these joint ventures could decrease. If any of these joint ventures cannot service its indebtedness, we would not be paid our development, construction, renovation and/or management fees, which would adversely affect our operating results. We also could lose our entire equity and other investment in the project, which could adversely affect our financial condition.

Our ability to earn development, construction/renovation and management fees, including related incentive fees, depends on the joint ventures that own our military housing privatization projects achieving specified operating milestones and thresholds.

        The joint ventures that own our military housing privatization projects derive substantially all of their revenues from the BAH of their tenants. This revenue is then paid out by the joint ventures according to a distribution "waterfall" plan set forth in the joint ventures' governing documents. Other than the standard management fee we earn, which is typically 2% to 3% of the BAH-related project revenues, and other disbursements, such as routine maintenance, utilities, taxes and insurance, no funds are available to be paid out to us until the joint ventures' debt service obligations are satisfied. Thereafter, we only earn incentive management fees, preferential and other returns and on-going construction/renovation and development fees if the joint venture achieves operating milestones and thresholds specified in their governing documents. We cannot assure you that the joint ventures will achieve these operating milestones and thresholds, or that if the joint ventures achieve these milestones and thresholds, that funds will remain to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees. If the joint ventures fail to achieve these milestones and thresholds or, if funds are not available to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees, the operating results of our military housing business will suffer.

If we are unable to reach definitive agreements regarding the military housing privatization projects that are under exclusive negotiations with the U.S. military or as to which we are participating in a solicitation process, we would be unable to recover any costs incurred during the period of exclusivity or solicitation.

        When we are initially selected for a military housing privatization project through the bidding process, we receive only the right to enter into exclusive negotiations with the applicable U.S. military branch, and the award of the project to us is subject to final approval from the U.S. military branch and Congress. During this exclusivity period, or during a pre-award solicitation period, each of which typically lasts between six months to one year, we will develop and present our plans to develop, construct, renovate and manage the project and may incur significant costs during this process. These costs include, among other things, surveyors, equipment, vehicles, on-site personnel salary and wages, inventory, and office and administrative set-up costs.

        We cannot assure you that we will receive final approval from Congress on the award of any projects currently under exclusive negotiations or as to which we are participating in a solicitation process, or that the U.S. military branch will not decide to award the project to a competitor at the end of our exclusive negotiations or the solicitation process. If we do not receive final approval on the award of the project from the U.S. military branch or Congress, we may be unable to recover all of the costs that we have incurred during the exclusivity period or the solicitation process through our general military housing operations. Specifically, we anticipate that by the time of the projected closing for the Fort Gordon privatization project, for which we are currently in exclusive negotiation, we will have spent approximately $1.0 million in costs, some or all of which we may not recover if we do not receive final approval on the award of the project. In addition, based upon the solicitation process outlined by the Air Force, we anticipate that by the time of the projected closing for the Air Force privatization project for which we are currently in the solicitation process, we will have spent approximately $3.5 million in costs, some or all of which we may not recover if we do not receive final approval from the Air Force on the project. Our failure to recover costs that we incur in connection with military housing privatization projects that are under exclusive negotiations or as to which we are participating in a solicitation process may cause the operating results of our military housing business to be adversely affected.

Risks Relating to Our Organization and Structure

Our board of trustees may authorize the issuance of additional shares that may cause dilution.

        Our declaration of trust authorizes our board of trustees, without shareholder approval, to:

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  amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

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  authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares; and

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  classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

        The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our board of trustees may approve the issuance of a class or series of common or preferred shares with terms that may discourage a third party from acquiring us.

        Our board of trustees may classify or reclassify any unissued common or preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and convert into common shares) of any such shares. Thus, our board of trustees could authorize the issuance of a class or series of common or preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions taken that are not in your best interests.

        Our declaration of trust authorizes us and our bylaws require us to indemnify and advance expenses to our trustees and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

        As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist.

Our ownership limitations may restrict business combination opportunities.

        To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain types of entities) during the last half of each taxable year (other than our first REIT taxable year). Our declaration of trust prohibits, subject to certain exceptions, direct or indirect ownership (including by virtue of applicable constructive ownership rules) by any person of more than 7.1% of our outstanding common shares (as determined by reference to number or value, whichever is more restrictive), other than (i) Gary M. Holloway, Sr. and certain related persons, who are permitted in the aggregate to own up to 20% of the number or value of our outstanding common shares, whichever is more restrictive, (ii) Steven Roth and certain related persons, who are permitted in the aggregate to own up to 8.5% of the number or value of our common shares, whichever is more restrictive and (iii) Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain of transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees, to which no ownership limit applies. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The definition of "person" in our declaration of trust is broader than the definition of "individual" that applies under the Code for purposes of the REIT qualification requirement that no more than 50% of our outstanding shares of beneficial interest be owned, directly or indirectly, by five or fewer individuals. As a result, our declaration of trust will prohibit share ownership in some circumstances where the ownership would not cause a violation of the REIT ownership requirement. Any transfer of our common shares that would violate the ownership limitation under our declaration of trust will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as "shares-in-trust" and transferred automatically to a trust effective at the close of business on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 7.1% in number or value, whichever is more restrictive, of our outstanding common shares.

Our executive officers and certain of our trustees may experience conflicts of interest in connection with their ownership interests in our operating partnership.

        Certain of our executive officers and trustees, including Gary M. Holloway, Sr., may experience conflicts of interest relating to their ownership interests in our operating partnership. With regard to ownership interests in our operating partnership, as of June 30, 2005, Mr. Holloway beneficially owned a 27.4% limited partnership interest in our operating partnership and our other executive officers, including Bruce F. Robinson, who is also one of our trustees, collectively owned a 2.8% limited partnership interest in our operating partnership. Michael D. Fascitelli, also one of our trustees, is the president and a member of the board of trustees of Vornado Realty Trust, which indirectly through its operating partnership owned an aggregate of 7,337,857 units of limited partnership interest in, or 11.8% of, our operating partnership as of June 30, 2005, and held a warrant to purchase up to additional 5,762,694 units of limited partnership interest in our operating partnership or our common shares at any time through May 2, 2006. If Vornado exercises the warrant to purchase these additional units, and assuming no other units are issued, Vornado would own an additional 8.5% limited partnership interest in our operating partnership. Conflicts may arise as a result of these persons' ownership interests in, or their affiliates' interests in, our operating partnership to the extent that their interests as limited partners diverge from our interests, particularly with regard to transactions, such as sales of assets or the repayment of indebtedness, that could be in our best interests and our shareholders but may have adverse tax consequences to the limited partners in our operating partnership.

Certain of our executive officers and trustees may have conflicts of interest as a result of their profits interests in a student housing property that we currently have under management and in which Gary M. Holloway, Sr. owns a 20% interest.

        Mr. Holloway and certain of our other executive officers, including Bruce F. Robinson, who is also one of our trustees, may experience conflicts of interest with respect to profits interests that they currently hold in a student housing property, The Commons, located near Auburn University in Alabama and for which we currently provide management consulting services. Mr. Holloway owns a 20% equity interest in the limited partnership that, through a joint venture, owns The Commons, and certain of our executive officers and their affiliates collectively hold profits interests totaling 26.7% of the gain, if any, realized by Mr. Holloway upon sale of the property. The conflicts of interest would adversely affect our business to the extent that our trustees' and executive officers' interests in this property diverge from the interests of GMH Communities Trust. Also, Mr. Holloway, Mr. Robinson and our other executive officers who hold a profits interest in the property may have conflicts of interest with regard to the terms under the consulting agreement that covers The Commons.

Gary M. Holloway, Sr. may have conflicts of interest as a result of his ownership of an entity that provides services to us, leases space from us and to which we will provide consulting services.

        Mr. Holloway owns a 100% equity interest in GMH Capital Partners, LP, an entity that provides property management and real estate brokerage services for office, retail, industrial, multi-family and corporate properties as well as general contracting and construction management services and acquisition, disposition and development services. GMH Capital Partners, LP is not contractually prohibited from competing with us and engages in the management of certain student housing properties. As of June 30, 2005, we provided consulting services to GMH Capital Partners, LP relating to property management services that GMH Capital Partners provides for five student housing properties. In addition, GMH Capital Partners, LP leases space in our corporate headquarters, which we acquired in connection with our initial public offering. As a result of the ongoing ownership interests that Mr. Holloway owns in GMH Capital Partners, LP, there may be conflicts of interest with regard to the terms that we enter into pursuant to our consulting agreements for these properties, and terms under our lease to GMH Capital Partners, LP. In addition, we may engage GMH Capital Partners, LP to provide services for us.

Because Gary M. Holloway, Sr. owns a significant number of units in our limited partnership, he may be able to exert substantial influence on our management and operations, which may prevent us from taking actions that may be favorable to our shareholders.

        As of June 30, 2005, Mr. Holloway beneficially owned 27.4% of the outstanding units of limited partnership interest in our operating partnership. If the maximum number of units redeemable for our common shares by Mr. Holloway were actually redeemed, Mr. Holloway would beneficially own approximately 20.0% of our outstanding common shares. Although the terms of our declaration of trust limit Mr. Holloway's ability to redeem his limited partnership interests to up to 20.0% of our outstanding common shares, such an ownership concentration of our shares may adversely affect the trading price of our common shares if investors perceive disadvantages to owning shares in companies with controlling shareholders. If we were to redeem the maximum number of Mr. Holloway's units for common shares and Mr. Holloway were to retain those shares, he would have the ability to exert significant influence over all matters requiring approval of our shareholders, including the election and removal of trustees and any proposed merger, consolidation or sale of substantially all of our assets. In addition, he could influence significantly the management of our business and affairs. This concentration also could have the effect of delaying, deferring or preventing a change of control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. Further, Mr. Holloway's concentration of ownership in our operating partnership affords him the ability to exert substantial influence over matters, such as a merger, consolidation or sale of substantially all of the assets of our operating partnership, all of which, under certain circumstances, require the consent of limited partners owning more than 50% of the partnership interest of the limited partners (other than those held by us or our subsidiaries).

One of our trustees may have a conflict of interest as a result of his affiliation with Vornado Realty Trust, one of our largest shareholders on a fully-diluted basis.

        Mr. Fascitelli, one of our trustees, is the president and a member of the board of trustees of Vornado Realty Trust. As described elsewhere in this prospectus, our operating partnership was initially formed in July 2004 through a joint venture between entities owned by Mr. Holloway and Vornado Realty L.P., the operating partnership of Vornado Realty Trust. In connection with our formation transaction, we issued a warrant to Vornado Realty L.P., from which Vornado has purchased 6,666,667 units of limited partnership in our operating partnership as of September 19, 2005, and has the right to exercise the warrant for up to an additional 5,762,694 units of limited partnership interest or our common shares anytime prior to May 2, 2006. For a description of our transactions with Vornado prior to, and in connection with, our initial public offering, including the issuance of this warrant, see "Our Business and Properties—Our Formation Transactions." Vornado CCA Gainesville, LLC, an affiliate of Vornado Realty L.P., also owns 671,190 units of limited partnership interest in our operating partnership, which were issued in connection with the contribution of an interest in a student housing property to our operating partnership at the time of our initial public offering. In addition, we have agreed to permit Vornado to redeem its units of limited partnership interest issued pursuant to the warrant six months after the issuance of such units, and to register for resale the common shares issuable upon exercise of the warrant and the other units currently held by Vornado CCA Gainesville, LLC. See "Shares Eligible for Future Sale—Registration Rights." Under the terms of the warrant, Vornado has the right to designate for election to our board of trustees Mr. Fascitelli or such other officer of Vornado who is reasonably acceptable to us serve on our board of trustees, so long as it holds common shares or units of limited partnership interest in our operating partnership acquired under the warrant at an aggregate price of not less than $10.0 million. Vornado exercised this right in August 2005, and Mr. Fascitelli was elected to serve on our board of trustees on August 10, 2005. See "Management—Corporate Governance—Board of Trustees and Committees." As of result of the foregoing, Mr. Fascitelli could experience conflicts of interest between his duties to us and our shareholders and his duties to Vornado and its shareholders.

One of our trustees may have a conflict of interest as a result of his affiliation with one of our lenders.

        Denis J. Nayden, one of our trustees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. We have incurred, and expect to incur, from General Electric Capital Corporation, indebtedness secured by properties and other assets that we own or will acquire. As of June 30, 2005, we had approximately $300.0 million of indebtedness through General Electric Capital Corporation. Because Mr. Nayden has a fiduciary duty to our shareholders, he could experience conflicts of interest between these fiduciary duties to us and our shareholders and his duties to General Electric Company.

Some of our executive officers and trustees have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

        Some of our executive officers and trustees have other business interests that may hinder their ability to spend adequate time on our business. Mr. Holloway retains 100% of the interests in GMH Capital Partners, LP, an entity that we did not acquire in our formation transactions, and several other entities relating to GMH Associates. GMH Capital Partners, LP provides various property management services and real estate brokerage services for office, retail, industrial, multi-family and corporate properties as well as construction management services and acquisition, disposition and development services. Mr. Holloway's employment agreement permits him to continue to provide management and other services to this entity, and the provision of such services may reduce the time Mr. Holloway is able to devote to our business.

Maryland law may discourage a third party from acquiring us.

        Maryland law provides broad discretion to our board of trustees with respect to its duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

        The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An "interested shareholder" is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. Our board of trustees has adopted a resolution, reflected in our bylaws, providing that we have opted out of the Maryland Business Combination Act. However, our board of trustees may opt at any time, without the approval of our shareholders, to make the statute applicable to us again. To the extent it applies, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer.

        Additionally, the "control shares" provisions of the MGCL are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute "control shares," as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis.

We depend on the business relationships and experience of Gary M. Holloway, Sr., the loss of whom could threaten our ability to execute our strategies.

        We depend on the services of Gary M. Holloway, Sr., our president, chief executive officer and chairman of our board of trustees, to carry out our business strategies. If we were to lose Mr. Holloway, it may be more difficult to locate attractive acquisition targets and manage the properties that we acquire. Additionally, as we expand, we will continue to need to attract and retain qualified additional senior executive officers. The loss of the services of any of our senior executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

Certain of our executive officers have agreements that provide them with benefits in the event their employment is terminated by us without cause, by the executive for good reason, or under certain circumstances following a change of control of our company.

        We have entered into agreements with certain of our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason

(which includes, among other reasons, failure to be elected to the board with respect to Mr. Holloway's agreement, and any election by us not to renew our agreements with Messrs. Holloway, Robinson and Coyle), or under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our board of trustees may alter our investment policies at any time without shareholder approval, and the alteration of these policies may adversely affect our financial performance.

        Our major policies, including our policies and practices with respect to investments, financing, growth, debt, capitalization, REIT qualification and distributions, are determined by our board of trustees. Our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

        We have set a targeted range for the amount of indebtedness that we incur from time to time. This target ratio may be amended or waived at any time without shareholder approval and without notice to our shareholders. In addition, our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Through a wholly owned subsidiary, we are the sole general partner of our operating partnership, and, should the subsidiary be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our investment.

        We are the sole general partner of our operating partnership, GMH Communities, LP, through our wholly owned subsidiary, GMH Communities GP Trust, a Delaware statutory trust, and we also owned units of limited partnership interest in our operating partnership equal to 48.0% of the total partnership interests in our operating partnership as of September 19, 2005. If GMH Communities GP Trust were disregarded as the general partner, we would be liable for our operating partnership's debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our investment in our operating partnership. These obligations could include unforeseen contingent liabilities.

Risks Relating to Real Estate Investments

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our targeted properties and harm our financial condition.

        Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our student housing properties or military housing privatization projects in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Our targeted properties may not achieve forecasted results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results, and we may not be able to make the distributions required to maintain our REIT status.

        Acquisitions and developments entail risks that the properties will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire, develop and manage properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and by excluding any net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

        Newly-developed or newly-renovated properties do not have the operating history that would allow our management to make objective pricing decisions in acquiring these properties. The purchase prices of these properties will be based in part upon projections by management as to the expected operating results of such properties, subjecting us to risks that these properties may not achieve anticipated operating results or may not achieve these results within anticipated time frames. In addition, we have witnessed a compression of capitalization rates for the student housing properties that we are targeting under our investment criteria. Over the past 12 months, capitalization rates have declined, and therefore we may be unable to continue to purchase student housing properties at attractive capitalization rates.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

        We have general liability insurance that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the properties that are leased to, and occupied by, our residents. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, wars and acts of terrorism, that may be uninsurable or not insurable at a price we or our residents can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected property. If any of these or similar events occur, it may reduce our return from the property and the value of our investment.

Capital expenditures for property renovations may be greater than forecasted and may adversely impact rental payments by our residents and our ability to make distributions to shareholders.

        Properties, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Renovation of properties involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other properties. All of these factors could adversely impact rental payments by our residents, have a material adverse effect on our financial condition and results of operations, and adversely affect our ability to make distributions to our shareholders.

All of our student housing properties are subject to property taxes, and some of our military housing properties may be subject to property taxes. If these taxes were to be significantly increased by applicable authorities in the future, our operating results and ability to make distributions to our shareholders would be adversely affected.

        Our student housing properties are subject to real and personal property taxes, and some of our military housing properties may be subject to real and personal property taxes, that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the student housing properties and a member of or partner in the joint venture entity that owns the military housing privatization projects that cover military housing properties, we will be responsible, in whole or in part, for payment of the taxes to the government. Increases in property tax rates may adversely affect our operating results and our ability to make expected distributions to our shareholders.

Our performance and the value of our common shares will be affected by risks associated with the real estate industry.

        Our ability to make expected dividend payments to our shareholders and the value of our common shares depend largely on our ability to generate cash revenues in excess of expenses, debt obligations and capital expenditure requirements. Factors that may adversely affect our ability to generate cash revenues include:

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  changes in the national, regional and local economic climate;

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  rising level of interest rates;

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  local conditions such as an oversupply of, or a reduction in demand for, student and military housing;

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  increased operating costs, including insurance premiums, utilities and real estate taxes;

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  attractiveness of our properties to residents;

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  costs of complying with changes in governmental regulations; and

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  competition from other real estate developers of student housing and companies pursuing the award of future military housing privatization projects.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which, and any violation of which, could materially adversely affect us.

        Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or redemption of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our shareholders and could exceed the value of all of our properties. In addition, the presence of hazardous or toxic substances, or the failure of our residents to properly dispose of or remediate such substances, may adversely affect our residents or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We intend to obtain Phase I environmental assessments on any properties we acquire, manage or develop. However, even if the Phase I environmental reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.

        Although the leases for our student housing properties generally will require our student residents to comply with laws and regulations governing their operations, and to indemnify us for certain environmental liabilities that they create, the scope of their obligations may be limited. We cannot assure you that our student residents or their guarantors will be able to fulfill their indemnification obligations. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.

        With regard to our military housing properties, the federal government will not indemnify us for any environmental liability on these properties. As a result, we may be exposed to substantial liability to remove or remediate hazardous or toxic substances, which could materially adversely affect our financial condition and results of operation.

Future terrorist attacks in the U.S. could harm the demand for and the value of our properties.

        Future terrorist attacks in the U.S., such as the attacks that occurred on September 11, 2001, and other acts of terrorism or war, or threats of the same, could diminish the demand for and the value of our properties. The military bases at which we have privatization projects may be terrorist targets. Also, certain of our properties are near universities which contain well-known landmarks and may be perceived as more likely terrorist targets than similar, less recognizable properties. A decrease in demand in our markets would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

        Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

        Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award or damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or any other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.

We may incur significant costs complying with other regulations.

        The properties in our portfolio are subject to various other federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we are not in compliance with existing requirements, or if existing requirements change, we may have to make significant unanticipated expenditures that would materially and adversely affect us.

Risks Relating to Our Common Shares and This Offering

We completed our initial public offering during the fourth quarter of 2004, and an active trading market for our common shares may not be sustained.

        Prior to the initial listing of our common shares on the New York Stock Exchange on October 28, 2004, there was not a public market for our common shares. An active trading market for our common shares may not be able to be sustained in the future.

The market price and trading volume of our common shares may be volatile in the future.

        The market price of our common shares may be highly volatile and subject to wide fluctuations in the future. The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur.

        If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price per share in this offering. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

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  the likelihood that an active market for our common shares will continue;

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  actual or anticipated variations in our operating results;

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  changes in our funds from operations or earnings estimates;

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  publication of research reports about us or the real estate industry;

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  increases in market interest rates may lead purchasers of our common shares to demand a higher dividend rate which, if our distributions do not rise, will mean our share price will fall;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional shareholders;

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  speculation in the press or investment community;

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  general market and economic conditions; and

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  future offerings of debt securities, which would be senior to our common shares upon liquidation, and additional offerings of equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred shares or common shares. Upon our liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Common shares eligible for future sale may have adverse effects on our share price.

        We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares (including, as of September 19, 2005, up to 31,627,317 common shares issuable upon the conversion of units of our operating partnership and up to 5,762,694 common shares issuable upon exercise of the portion of a warrant jointly issued by us and our operating partnership to an affiliate of Vornado Realty Trust in connection with our formation transactions), or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares. Vornado Realty L.P., Vornado CCA Gainesville, LLC and FW Military Housing LLC have registration rights with respect to common shares issuable upon redemption of limited partnership units in our operating partnership and, in the case of Vornado, to                 shares purchased in this offering, which rights require that we register these shares for resale. Under the terms of our operating partnership agreement, units of limited partnership interest in our operating partnership issued prior the date on which we become eligible to register securities on a Registration Statement on Form S-3 will be registered as soon as practicable when we become eligible to use such form in late October 2005. Our operating partnership agreement also requires that the common shares eligible for issuance upon redemption of limited partnership units issued at any time thereafter also be registered by us. See "Shares Eligible for Future Sale—Registration Rights." In addition, we filed a registration statement with respect to the 2,000,000 common shares authorized for issuance under our Equity Incentive Plan in connection with the grant of restricted common share awards, option grants or other equity-based awards authorized by the Compensation Committee of our board of trustees. We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely effect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

The market value of our common shares could decrease based on our performance and market perception and conditions.

        The market value of our common shares may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the market value of our underlying assets. We expect the market price of our common shares to be influenced by the dividend on our common shares relative to market interest rates. Rising interest rates may lead potential buyers of our common shares to expect a higher dividend rate, which would adversely affect the market price of our common shares. In addition, rising interest rates would result in increased interest expense on our variable rate debt and adversely affect cash flow and our ability to service our indebtedness and make distributions to our shareholders.

In addition to the underwriting discounts to be received by Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, affiliates of these underwriters will receive benefits from this offering.

        Affiliates of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each of which is an underwriter in this offering, are participating lenders under our credit facility. We intend to use all of the net proceeds from this offering to repay outstanding indebtedness under our credit facility, which was $106.0 million as of September 19, 2005, and, upon application of the net proceeds from this offering, each lender will receive its proportionate share of the amount repaid. See "Use of Proceeds."

Tax Risks Associated with Our Status as a REIT

If we fail to qualify for or lose our tax status as a REIT, we would be subject to significant adverse consequences and the value of our common shares may decline.

        We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We elected to be taxed as a REIT upon the filing of our tax return for the taxable year ended December 31, 2004. Our qualification as a REIT depends, and will continue to depend, on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The REIT qualification requirements are extremely complex, and the interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. We sought a private letter ruling from the Internal Revenue Service relating to (i) amounts received by us as reimbursement for personnel costs and for shared personnel and administrative overhead, and (ii) certain cleaning services provided at our student housing properties. We subsequently decided to withdraw our ruling request as to the issues covered in clause (ii). Our request for a ruling on the issues covered in clause (i) is still pending. The failure to obtain a favorable ruling on any of the issues covered by the ruling request, however, will not have a material impact on our structure or our business. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of trustees to revoke the REIT election, which it may do without shareholder approval.

        If we revoke, lose or fail to achieve our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

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  we would not be allowed a deduction for distributions to shareholders in computing our taxable income;

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  we would be subject to federal income tax at regular corporate rates, and we might need to borrow money or sell assets in order to pay any such tax;

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  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

        In addition, if we fail to qualify as a REIT, we will not be required to pay dividends to shareholders, and all dividends to shareholders will be subject to tax to the extent of our current and accumulated earnings and profits. As a result of all of these factors, a failure to achieve, or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common shares.

        In addition, in circumstances where we fail to qualify as a REIT, it is likely that we will also have failed to comply with the restrictions on our activities and those of the operating partnership that we agreed to with Vornado Realty L.P., in which case we would also be liable for any damages incurred by Vornado Realty L.P., certain of its affiliates and its transferees and assignees, together with certain of their affiliates, as a result of such failure.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

        In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. Our access to third party sources of capital depends, in part, on:

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  general market conditions;

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  our current debt levels and the number of properties subject to encumbrances;

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  our current performance and the market's perception of our growth potential;

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  our cash flow and cash dividends; and

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  the price of our common shares.

        If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash dividends to our shareholders necessary to maintain our qualification as a REIT.

Failure to make required distributions would subject us to tax.

        In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and by excluding any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

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  85% of our ordinary income for that year;

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  95% of our capital gain net income for that year; and

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  100% of our undistributed taxable income from prior years.

        We intend to pay out our income to our shareholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% nondeductible excise tax. We may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the future, we may borrow to pay distributions to our shareholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. As a result, we may be required to forgo attractive business or investment opportunities in order to meet these tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

        At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. Effective for taxable years beginning after December 31, 2002, the Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to as the Jobs and Growth Tax Act, generally reduces the maximum rate of tax applicable to most domestic noncorporate taxpayers on dividend income from regular C corporations to 15%. This reduces substantially the so-called "double taxation" (that is, taxation at both the corporate and shareholder levels) that has generally applied to corporations that are not taxed as REITs. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of the Jobs and Growth Tax Act may cause domestic noncorporate investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously. We cannot predict what impact this legislation may have on the value of our common shares.

The income earned by our taxable REIT subsidiaries will be subject to federal income tax.

        We own two active taxable REIT subsidiaries that earn income that, if earned by us outside of a taxable REIT subsidiary, would jeopardize our status as a REIT. For example, our taxable REIT subsidiaries earn fees from developing, constructing, renovating and managing military housing properties and providing management services to certain third party owners of student housing, as well as fees for providing certain noncustomary services for our student housing properties, that would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular C corporation. The income from the activities described above and other income earned by our taxable REIT subsidiaries is therefore subject to a corporate level tax, notwithstanding that we qualify as a REIT.

We may not conduct all of our third party student housing management business through a taxable REIT subsidiary, which could jeopardize our ability to comply with one of the REIT gross income requirements.

        In general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% REIT gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Fees that we earn from providing property management services to third party owners of student housing properties do not constitute qualifying income for purposes of the 95% REIT gross income test. We conduct all (or as nearly all as possible) of our third party student housing property management business through a taxable REIT subsidiary. The fees we earn from that business other than through a taxable REIT subsidiary, together with all other income that does not constitute qualifying income under the 95% gross income test, cannot exceed 5% of our total gross income. If we fail to manage our business in a manner that allows us to satisfy the 95% REIT gross income test, the income exceeding this 95% threshold would be taxed at 100%, and we could lose our REIT qualification which would, among other things, cause all of our earnings to be subject to federal income tax and would reduce our cash available for distributions to shareholders.

To maintain our REIT status, we will be required to comply with a number of requirements relating to the relative values of our assets, and we may be required to limit activities conducted through a taxable REIT subsidiary.

        As a REIT we will be required to satisfy, as of the close of each quarter of each of our taxable years, a number of requirements relating to the relative values of our assets, including requirements that not more than 25% of the value of our total assets be represented by assets other than real estate assets, cash and cash items and government securities and that not more than 20% of the value of our total assets be represented by securities of taxable REIT subsidiaries. We intend to monitor our compliance with the various asset test requirements. As a number of these requirements are based on value, however, it is possible that the IRS could successfully argue for a value of our nonqualifying assets that was such that we would fail to satisfy a REIT asset requirement. In such circumstances, we would fail to qualify as a REIT for the taxable year of such failure and the following four taxable years.

        To maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of our taxable REIT subsidiaries, such as GMH Military Housing, LLC and College Park Management TRS, Inc. Certain of our activities, such as development, construction, renovation, and management services, must be conducted through a taxable REIT subsidiary in order for us to maintain our REIT status. In addition, certain non-customary services generally must be provided by a taxable REIT subsidiary or an independent contractor from which we do not derive any income. If the revenues from such activities create a risk that the value of our interest in our taxable REIT subsidiaries, based on revenues or otherwise, approach the 20% threshold, we will be forced, in order to maintain our REIT status, to curtail such activities or take other steps to remain under the 20% threshold. Since our formation transactions, the development, construction, renovation, and management services provided to our military housing privatization projects and the management services provided to certain third party owners of student housing have been conducted through taxable REIT subsidiaries. Consequently, income earned by these taxable REIT subsidiaries is subject to corporate income tax.

We may be subject to tax if our taxable REIT subsidiaries provide services to our tenants other than on an arm's length basis.

        If our taxable REIT subsidiaries provide services to our tenants for other than an arm's length charge (payable from the tenants or from us), we would be subject to a 100% tax on the difference between the amount in fact derived by the taxable REIT subsidiary and the arm's length charge. In addition, if our taxable REIT subsidiaries pay more than an arm's length charge to our operating partnership, GMH Communities Trust or any of their affiliates for services or overhead provided to the taxable REIT subsidiaries, we would be subject to a 100% tax on the difference between the amount in fact paid by the taxable REIT subsidiary and the arm's length charge.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, operating or financial performance, strategic plans and objectives, or regulatory or competitive environments. Statements regarding the following subjects are forward-looking by their nature:

  •
  our ability to successfully implement our business strategy, including our ability to acquire and manage student housing properties and to secure and operate military housing privatization projects;

  •
  our projected operating results and financial condition;

  •
  completion of any of our targeted acquisitions or development projects within our expected timeframe or at all;

  •
  our ability to obtain future financing arrangements on terms acceptable to us, or at all;

  •
  estimates relating to, and our ability to pay, future dividends;

  •
  our ability to qualify as a REIT for federal income tax purposes;

  •
  our understanding of our competition, market opportunities and trends;

  •
  projected timing and amounts of capital expenditures; and

  •
  the impact of technology on our properties, operations and business.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Factors that could cause actual results to differ materially from our management's current expectations include, but are not limited to:

  •
  the factors referenced in the sections of this prospectus titled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business;"

  •
  changes in our business strategy, including acquisition and development activities;

  •
  availability, terms and deployment of capital, including equity and debt financing;

  •
  availability of qualified personnel;

  •
  unanticipated costs associated with the acquisition and integration of our student housing property acquisitions and development projects, and military housing privatization projects;

  •
  the effects of military base realignment and closures on installations covered by our military housing privatization projects;

  •
  high leverage on the entities that own the military housing privatization projects;

  •
  reductions in government military spending;

  •
  changes in student population enrollment at colleges and universities or adverse trends in the off-campus student housing market;

  •
  changes in the student and military housing industry, interest rates or the general economy;

  •
  changes in local real estate conditions (including changes in rental rates and the number of competing properties) and the degree and nature of our competition;

  •
  failure to lease unoccupied space in accordance with management's projections;

  •
  potential liability under environmental or other laws; and

  •
  the existence of complex regulations relating to our status as a REIT and the adverse consequences of our failure to qualify as a REIT.

        When we use the words "believe," "expect," "may," "potential," "anticipate," "estimate," "plan," "will," "could," "intend" or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent otherwise required by law.

USE OF PROCEEDS

        We intend to use the net proceeds from this offering of approximately $93.4 million ($107.7 million if the underwriters exercise in full their over-allotment option), after deducting the underwriters' discount, the fee paid to Banc of America Securities LLC and the estimated expenses we expect to incur in connection with this offering, to repay an equal amount of outstanding indebtedness under our credit facility, which matures on November 4, 2007 and, as of September 19, 2005, bore interest at rates ranging from 5.57% to 5.91%. Amounts outstanding under our credit facility were incurred to fund the payment of dividend distributions to our shareholders, and to pay a portion of the purchase price for the acquisition of certain of our student housing properties.

        In addition, we may reborrow amounts repaid under our credit facility for the acquisition of additional student housing properties, military housing privatization projects, payment of our distributions to our shareholders and for general corporate purposes. Affiliates of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each of which is an underwriter in this offering, are participating lenders under our credit facility.

CAPITALIZATION

        The following table sets forth:

  •
  our actual capitalization, on a consolidated basis, as of June 30, 2005; and

  •
  our pro forma capitalization, on a consolidated basis, as of June 30, 2005, as adjusted to give effect to (i) the acquisition of seven student housing properties and two undeveloped parcels of land that we have acquired, or will acquire, subsequent to June 30, 2005, the related financing and the refinancing of a student housing property subsequent to June 30, 2005, (ii) the sale of $100.0 million of our common shares in this offering, which we expect will raise net proceeds, after deducting the underwriting discount and other estimated expenses we expect to incur in connection with this offering, of approximately $93.4 million, and (iii) the anticipated application of the net proceeds from this offering as described in "Use of Proceeds."

        This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical and pro forma financial information and related notes included elsewhere in this prospectus.

	As of June 30, 2005
	Actual	Pro Forma As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$16,404	$11,209

Debt:
Notes payable	551,100	666,138
Line of credit	71,000	41,676

Total debt	622,100	707,814
Minority interest	201,558	201,558
Beneficiaries' equity:
Common shares, $0.001 par value, 500,000,000 shares authorized, 30,350,989 shares issued and outstanding, and 37,100,989 shares pro forma as adjusted(1)	30	37
Preferred shares, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding, and no shares pro forma as adjusted	—	—
Additional paid in capital	200,372	293,798
Cumulative earnings	3,630	3,630
Cumulative dividends	(18,676)	(18,676)

Total beneficiaries' equity	185,356	278,789

Total capitalization	$1,025,418	$1,199,370

(1)
As of June 30, 2005, excludes 31,627,317 shares issuable upon redemption of outstanding units of our operating partnership, and up to 5,762,694 common shares issuable upon exercise of the portion of a warrant jointly issued by us and our operating partnership to an affiliate of Vornado Realty Trust in connection with our formation transactions.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

        Our common shares are traded on the New York Stock Exchange under the symbol "GCT." Our common shares commenced trading on October 28, 2004. The following table sets forth, for the indicated periods, the high and low sales prices of our common shares as quoted on the New York Stock Exchange and the dividends we have paid to our shareholders.

	Price Range of Common Shares		Dividend Paid
	High	Low	Per Share
Fiscal year ended December 31, 2004:
Fourth Quarter (October 28, 2004 through December 31, 2004)	$14.15	$12.00	$0.1600
Fiscal year ending December 31, 2005:
First Quarter	$14.00	$11.30	$0.2275
Second Quarter	$14.59	$11.34	$0.2275
Third Quarter (July 1, 2005 through September 16, 2005)	$15.65	$13.64	$0.2275	(1)

(1)
Payable on October 14, 2005 to shareholders of record as of the close of business on September 22, 2005.

        On September 16, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $14.82.

        On September 16, 2005, there were approximately 25 holders of record of our common shares. This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

        We intend to pay regular quarterly distributions to our shareholders. Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends-paid deduction and excluding any net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to pay some distributions. For more information, see the section of this prospectus titled "Federal Income Tax Considerations of Our Status as a REIT."

        Our ability to fund these distributions will depend, in part, upon cash flow from our student housing properties, our management contracts regarding student housing properties owned by others, from management, construction/renovation and development fees and preferred equity returns under our military housing privatization projects, and the continued successful leasing of our student housing portfolio and the acquisition of additional student housing properties and military housing privatization projects. The timing and amount of our anticipated cash flows is inherently uncertain. To the extent these sources are insufficient, we intend to fund these distributions with our working capital or borrowings under our three-year $150.0 million revolving line of credit with a consortium of lenders, as we have done with respect to the dividends we have paid since the completion of our initial public offering. Availability under this credit facility is limited to a borrowing base amount equal to the sum of 60% (65% through December 31, 2005) of the value of an unencumbered asset pool (which as of June 30, 2005 consisted of seven student housing properties, and in no event may contain fewer than five student housing properties) as of the end of the previous quarter and 50% of the annualized value of our cash flow from the management of military housing privatization projects and student housing properties in the previous quarter, provided that the total cash flow attributable to annualized fees from the management, construction and development of the military housing privatization projects and student housing properties does not exceed 50% of the borrowing base. As of September 19, 2005, we had approximately $106.0 million in funds drawn from the credit facility to use for interim acquisition financing and for working capital and other general corporate purposes, and an additional $44.0 million available for borrowing under the facility (based on the borrowing base calculation as of June 30, 2005). See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." In addition, our amended revolving credit facility contains covenants that restrict our ability to pay dividends to our shareholders in 2005 in excess of 110% of our funds from operations, and 95% of funds from operations after 2005. The credit facility also contains financial covenants that, among other things, requires that we:

  •
  maintain a total leverage against the unencumbered asset pool, as of the end of each fiscal quarter, equal to or less than 65% through December 31, 2005, and no less than 60% commencing with the first quarter in 2006;

  •
  comply with the following ratios: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x; and

  •
  incur no more than $25.0 million in secured recourse debt, and no more than $125.0 million in unsecured recourse debt; and maintain a consolidated tangible net worth of at least $275.0 million plus an amount equal to 75% of the net proceeds from any equity issuances subsequent to the closing date of the facility.

        Distributions made by us will be authorized and determined by our board of trustees out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law or contained in our debt instruments or agreements or in terms of any future preferred shares. Since our initial public offering, our distributions have exceeded our then current and accumulated earnings and profits as determined for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we have incurred, and we expect them to continue to do so in the near term. Therefore, a portion of these distributions will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. shareholder under current federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the common shares. Therefore, the gain (or loss) recognized on the sale of the common shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares.

        We expect that approximately 35% of our estimated distributions for the year ending December 31, 2005 will represent a return of capital for federal income tax purposes. To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in such subsidiary. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to our shareholders, see "Federal Income Tax Considerations of Our Status as a REIT."

        For the period from October 28, 2004 through December 31, 2004, we declared our initial partial quarterly dividend of $0.16 per common share, payable to shareholders of record on December 31, 2004. We distributed this dividend on January 14, 2005. At the same time, our operating partnership paid a distribution of $0.16 per unit to holders of limited partnership interests in our operating partnership. With respect to this distribution, $0.109319 of the $0.16 per common share represented a return of capital for federal income tax purposes. In addition, in March 2005 and June 2005, we declared quarterly dividends of $0.2275 per outstanding common share. The March dividend of approximately $6.9 million was paid in April 2005 to shareholders of record on March 30, 2005. The

June dividend of approximately $6.9 million was paid in July 2005 to shareholders of record on June 29, 2005. On August 31, 2005, we declared a quarterly dividend of $0.2275 per common share, payable on October 14, 2005 to shareholders of record as of the close of business on September 22, 2005.

        We cannot assure you that we will continue to have cash available for distributions at historical levels or at all. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our student housing properties, revenues from management and consulting fees in connection with management services that we will provide for student housing properties owned by others, revenues from our military housing privatization projects, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors."

SELECTED FINANCIAL DATA

        The selected financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of December 31, 2004, and for the period November 2, 2004 to December 31, 2004, was derived from the consolidated financial statements of GMH Communities Trust and its subsidiaries. The selected financial data presented below under the captions "Operating Data" for each of the three years in the period ended December 31, 2003, and for the period January 1, 2004 to November 1, 2004 and "Balance Sheet Data" as of December 31, 2003 and 2002, was derived from the combined financial statements of College Park Management, Inc., GMH Military Housing, LLC and its wholly owned subsidiaries, 353 Associates, LP and Corporate Flight Services, LLC, collectively referred to with our operating partnership as our predecessor entities and presented elsewhere in this prospectus as the financial statements of The GMH Predecessor Entities. The selected financial data presented below under the captions "Operating Data" and "Balance Sheet Data" as of and for the six months ended June 30, 2005 and 2004 was derived from the unaudited financial statements of GMH Communities Trust and our predecessor entities, respectively, and include all adjustments of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles. The unaudited pro forma financial information presented below under the captions "Operating Data" and "Balance Sheet Data" as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004, was derived from our audited and unaudited financial statements and those of our predecessor entities and are presented as if this offering and the application of the net proceeds from this offering had all occurred on June 30, 2005 for the pro forma balance sheet information and first day of the earliest period presented the pro forma operating information. The unaudited pro forma financial information does not assume the purchase of the student housing properties for which we have under a non-binding letter of intent to acquire, as we have not yet completed our due diligence investigation and, thus, have not determined that they are probable. The selected financial data presented below under the captions "Operating Data" for the year ended December 31, 2000 and "Balance Sheet Data" as of December 31, 2001 and 2000 was derived from the unaudited combined financial statements of our predecessor entities and includes adjustments, consisting of a normal recurring nature that we consider necessary for a fair presentation of our financial condition and results of operations as of those dates and for those periods under generally accepted accounting principles.

        The historical financial information for GMH Communities Trust or our predecessor entities included herein and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements and those of our predecessor entities, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including related notes and "Unaudited Pro Forma Financial Information," each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

				For the Year Ended December 31,
	For the Six Months Ended June 30,
						Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Pro Forma 2004(1)	Company 2004(1)
						2003	2002	2001	2000
	(dollars in thousands)
Operating Data:
Revenue:
Rent and other property income	$76,503	$55,676	$270	$133,444	$25,650	$636	$736	$725	$732
Expense reimbursements:
Related party	21,590	21,732	8,256	31,795	33,309	3,273	249	90	—
Third party	2,577	2,577	3,280	6,992	7,203	7,318	3,462	2,902	36
Management fees:
Related party	3,410	3,513	2,185	3,442	4,355	3,892	6,578	7,426	5,521
Third party	1,651	1,651	3,320	3,913	3,986	2,624	1,983	1,291	440
Other fee income—related party	7,543	7,543	1,211	9,143	8,460	842	372	432	—
Other income	133	133	90	887	915	230	295	202	69

Total revenue	113,407	92,825	18,612	189,616	83,878	18,815	13,675	13,068	6,798
Expenses:
Property operating expenses	30,036	22,594	5,620	65,015	22,755	9,218	7,799	5,173	129
Reimbursed expenses	24,167	24,309	11,536	38,787	40,512	10,591	3,711	2,992	36
Real estate taxes	6,033	4,575	43	10,517	1,887	83	79	29	—
Administrative expenses	5,673	5,673	697	10,752	4,439	1,405	295	688	360
Profit interests and employee initial public offering bonus expense	—	—	—	—	37,502	—	—	—	—
Depreciation and amortization	22,358	14,844	418	39,886	7,154	822	821	814	83
Interest	18,270	12,247	157	35,567	6,072	396	542	814	365

Total operating expenses	106,567	84,242	18,471	200,524	120,321	22,515	13,247	10,510	973

Income (loss) before equity in earnings of unconsolidated entities, minority interest and income taxes	6,840	8,583	141	(10,908)	(36,443)	(3,700)	428	2,558	5,825
Equity in earnings of unconsolidated entities	—	—	—	—	—	751	—	—	—

Income (loss) before minority interest and income taxes	6,840	8,583	141	(10,908)	(36,443)	(2,949)	428	2,558	5,825
Minority interest	4,086	4,263	—	(5,020)	247	—	—	—	—

Income (loss) before income taxes	2,754	4,320	141	(5,888)	(36,690)	(2,949)	428	2,558	5,825

Income taxes	938	938	—	312	312	—	—	—	—

Net income (loss)	$1,816	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825

Basic earnings per share(2)	$0.05	$0.11		$(0.17)	$0.01 (4)
Diluted earnings per share(3)	$0.05	$0.11		$(0.16)	$0.01 (4)
Weighted average common shares outstanding—basic	37,100,989	30,350,989		37,100,989	29,965,418
Weighted average common shares outstanding—diluted	38,923,061	32,171,712		68,567,373	61,232,629

(1)
The results of operations for the year ended December 31, 2004 reflect the results of operations of our predecessor entities for the period from January 1, 2004 through November 1, 2004, and the results of operations for the company, after completion of our initial public offering, for the period from November 2, 2004 through December 31, 2004.

(2)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(3)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

(4)
Basic and diluted earnings per share reflect our operations for the period November 2, 2004 to December 31, 2004. Net income for this period was $251,000.

				As of December 31,
	As of June 30,
					Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Company 2004
					2003	2002	2001	2000
	(dollars in thousands)
Balance Sheet Data:
Real estate investments, at cost	$1,140,713	$957,348	$—	$638,635	$—	$—	$—	$—
Corporate assets, net	7,250	7,250	6,894	11,384	6,963	7,100	7,210	7,268
Cash and cash equivalents	11,209	16,404	529	60,926	515	96	837	755
Total assets	1,225,517	1,046,370	21,732	773,061	16,146	13,536	15,390	15,205
Notes payable	666,138	551,100	10,533	370,007	10,977	11,806	12,552	12,588
Line of credit	41,676	71,000	—	—	—	—	—	—
Total liabilities	745,170	659,456	14,452	395,242	12,552	13,099	13,791	12,818
Minority interest	201,558	201,558	—	182,118	—	—	—	—
Equity	278,789	185,356	7,280	195,701	3,594	437	1,599	2,387
				For the Year Ended December 31,
	For the Six Months Ended June 30,
						Predecessor Entities
	Pro Forma 2005	Company 2005	Predecessor Entities 2004	Pro Forma 2004	Company 2004(1)
						2003	2002	2001	2000
	(dollars in thousands)
Funds From Operations (FFO)(2):
Net income (loss)	$1,816	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825
Adjustments:
Plus minority interest	4,086	4,263	—	(5,020)	247	—	—	—	—
Less net gain on sale of interests in joint venture	—	—	—	—	—	(751)	—	—	—
Plus profits interests and employee initial public offering bonus expense	—	—	—	—	37,502	—	—	—	—
Plus depreciation on real property	13,078	9,379	—	26,157	4,043	—	—	—	—
Plus amortization of lease intangibles	8,973	5,230	—	12,796	2,296	—	—	—	—

Funds from operations	$27,953	$22,254	$141	$27,733	$7,086	$(3,700)	$428	$2,558	$5,825

EBITDA(3):
Net income (loss)	$1,816	$3,382	$141	$(6,200)	$(37,002)	$(2,949)	$428	$2,558	$5,825
Adjustments:
Plus minority interest	4,086	4,263	—	(5,020)	247	—	—	—	—
Less net gain on sale of interests in joint venture	—	—	—	—	—	(751)	—	—	—
Plus interest expense	18,270	12,247	157	35,567	6,072	396	542	814	365
Plus income taxes	938	938	—	312	312	—	—	—	—
Plus depreciation and amortization	22,358	14,844	418	39,886	7,154	822	821	814	83

EBITDA	$47,468	$35,674	$716	$64,545	$(23,217)	$(2,482)	$1,791	$4,186	$6,273

(1)
The results of operations for the year ended December 31, 2004 reflect the results of operations of our predecessor entities for the period from January 1, 2004 through November 1, 2004, and our results of operations, after completion of our initial public offering, for the period from November 2, 2004 through December 31, 2004.

(2)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a GAAP, or generally accepted accounting principle, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, except with respect to FFO presented for the year ended December 31, 2004, for which we added back a non-recurring compensation expense relating to the period from January 1, 2004 through November 1, 2004, prior to completion of our initial public offering. The manner in which we computed FFO may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

(3)
EBITDA is defined as net income (loss) before minority interest, net gain on sale of interests in joint ventures, interest expense, income taxes and depreciation and amortization. EBITDA is a useful measure of our operating performance, as it provides us with a measure of our profitability, by removing the impact of our asset base (primarily depreciation and amortization) and the impact of leverage from our operating results, enabling us to analyze our operating performance on a comparable basis to our competitors, regardless of capital structure. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma consolidated financial statements as of and for the six months ended June 30, 2005 and the unaudited pro forma combined financial statements for the year ended December 31, 2004 were derived from our audited and unaudited financial statements and those of our predecessor entities.

        The unaudited pro forma consolidated balance sheet as of June 30, 2005 is presented as if all of the following had occurred on June 30, 2005: acquisition of five student housing properties and an undeveloped parcel of land that we have acquired subsequent to June 30, 2005; the pending acquisition of two student housing properties, the acquisition of which is considered by us to be probable as of the date of this prospectus; the related financing obtained in connection with the completed acquisitions and financing expected to be placed in connection with the pending acquisitions; this offering; and the application of the net proceeds from this offering.

        The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2005 and the unaudited pro forma combined statement of operations for the year ended December 31, 2004 are presented as if all of the properties that we own or which are considered to be probable of acquisition as of the date of this prospectus were acquired as of the first day of the periods presented. In addition, these statements also include certain other adjustments including the adjustment of minority interest expense as if this offering had occurred on the first day of the periods presented, the elimination of certain non-recurring compensation expense that occurred prior to our initial public offering, and other adjustments reflected in the notes to the unaudited pro forma financial statements.

        The unaudited pro forma financial statements do not include the purchase of any student housing properties that we have under a non-binding letter of intent, as we have not yet completed our due diligence investigation to a substantial enough degree to consider them probable of acquisition.

        The pro forma financial statements should be read in conjunction with our historical financial statements and those of our predecessor entities, including the notes thereto, included elsewhere in this prospectus. The pro forma financial statements do not purport to represent the financial position or the results of operations that would have actually occurred assuming this offering, certain of our pending acquisitions and the repayment of debt in connection with the application of the net proceeds from this offering had all the transactions occurred on June 30, 2005 or the first day of the periods presented, nor do they purport to project the financial position or results of operations of GMH Communities Trust as of any future date or for any future period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2005

(dollars in thousands)

	GMH Communities Trust	Acquired Properties	Other Pro Forma Adjustments		Subtotal	This Offering	Company Pro Forma
	(A)	(B)				(E)
Assets
Real estate investments:
Student housing properties	$957,348	$183,209	$156	(C)	$1,140,713	$—	$1,140,713
Accumulated depreciation	13,213	—	—		13,213	—	13,213

Total real estate investments	944,135	183,209	156		1,127,500	—	1,127,500
Corporate assets:
Corporate assets	7,589	—	—		7,589	—	7,589
Accumulated depreciation	339	—	—		339	—	339

Total corporate assets	7,250	—	—		7,250	—	7,250
Cash and cash equivalents	16,404	(5,850)	655	(D)	11,209		11,209
Restricted cash	8,830	—	483	(D)	9,313	—	9,313
Accounts and other receivables, net:
Related party	14,765	—	—		14,765	—	14,765
Third party	2,496	—	—		2,496	—	2,496
Investments in military housing projects	37,077	—	—		37,077	—	37,077
Deferred contract costs	834	(805)	—		29	—	29
Deferred financing costs, net	3,645	330	162	(D)	4,137	—	4,137
Lease intangibles, net	3,426	2,095	—		5,521	—	5,521
Deposits	2,643	(1,288)	—		1,355	—	1,355
Other assets	4,865	—	—		4,865	—	4,865

Total assets	$1,046,370	$177,691	$1,456		$1,225,517	$—	$1,225,517

Liabilities and Beneficiaries' Equity
Notes payable	$551,100	$93,582	$156	(C)	$666,138	$—	$666,138
			21,300	(D)
Line of credit	71,000	84,109	(20,000	)(D)	135,109	(93,433)	41,676
Accounts payable:
Related party	25	—	—		25	—	25
Third party	777	—	—		777	—	777
Accrued expenses	15,760	—	—		15,760	—	15,760
Dividends and distributions payable	13,664	—	—		13,664	—	13,664
Other liabilities	7,130	—	—		7,130	—	7,130

Total liabilities	659,456	177,691	1,456		838,603	(93,433)	745,170
Minority interest	201,558	—	—		201,558	—	201,558
Beneficiaries' equity:
Common shares of beneficial interest	30	—	—		30	7	37
Additional paid-in capital	200,372	—	—		200,372	93,426	293,798
Cumulative earnings	3,630	—	—		3,630	—	3,630
Cumulative dividends	(18,676)	—	—		(18,676)	—	(18,676)

Total beneficiaries' equity	185,356	—	—		185,356	93,433	278,789

Total liabilities and beneficiaries' equity	$1,046,370	$177,691	$1,456		$1,225,517	$—	$1,225,517

See accompanying notes to unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the six months ended June 30, 2005

(dollars in thousands, except number of shares and per share amounts)

	GMH Communities Trust	Acquired Properties through June 30, 2005	Acquired Properties after June 30, 2005	Other Pro Forma Adjustments		Company Pro Forma
	(F)	(G)	(H)
Revenue
Rent and other property income	$55,676	$11,545	$9,282	$—		$76,503
Expense reimbursements:
Related party	21,732	—	—	(142	)(I)	21,590
Third party	2,577	—	—	—		2,577
Management fees:
Related party	3,513	—	—	(103	)(I)	3,410
Third party	1,651	—	—	—		1,651
Other fee income—related party	7,543	—	—	—		7,543
Other income	133	—	—	—		133

Total revenue	92,825	11,545	9,282	(245)		113,407
Operating Expenses
Property operating expenses	22,594	4,039	3,403	—		30,036
Reimbursed expenses	24,309	—	—	(142	)(I)	24,167
Real estate taxes	4,575	839	649	—		6,063
Administrative expenses	5,673	—	—	—		5,673
Depreciation and amortization	14,844	—	—	7,514	(J)	22,358
Interest	12,247	806	188	(27	)(K)	18,270
				5,056	(L)

Total operating expenses	84,242	5,684	4,240	12,401		106,567
Income (loss) before minority interest and income taxes	8,583	5,861	5,042	(12,646)		6,840
Minority interest	4,263	—	—	(177	)(M)	4,086

Income (loss) before income taxes	4,320	5,861	5,042	(12,469)		2,754
Income taxes	938	—	—	—		938

Net income (loss)	$3,382	$5,861	$5,042	$(12,469)		$1,816

Basic earnings per share(1)	$0.11					$0.05
Diluted earnings per share(2)	$0.11					$0.05
Weighted average common shares outstanding—basic	30,350,989					37,100,989
Weighted average common shares outstanding—diluted	32,171,712					38,923,061

(1)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(2)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

See accompanying notes to unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004

(dollars in thousands, except number of shares and per share amounts)

	The Company and Predecessor Entities	Acquired Properties through December 31, 2004	Acquired Properties after December 31, 2004	Other Pro Forma Adjustments		Company Pro Forma
	(N)	(O)	(P)
Revenue
Rent and other property income	$25,650	$53,749	$54,045	$—		$133,444
Expense reimbursements:
Related party	33,309	—	—	(1,514	)(Q)	31,795
Third party	7,203	—	—	(211	)(Q)	6,992
Management fees:
Related party	4,355	—	—	(913	)(Q)	3,442
Third party	3,986	—	—	(73	)(Q)	3,913
Other fee income—related party	8,460	—	—	683	(R)	9,143
Other income	915	—	—	(28	)(S)	887

Total revenue	83,878	53,749	54,045	(2,056)		189,616
Operating Expenses
Property operating expenses	22,755	22,349	19,948	(37	)(T)	65,015
Reimbursed expenses	40,512	—	—	(1,725	)(Q)	38,787
Real estate taxes	1,887	4,134	4,496	—		10,517
Administrative expenses	4,439	—	—	6,308	(U)	10,752
				15	(R)
				(10	)(V)
Profits interests and employee initial public offering bonus expense	37,502	—	—	(37,502	)(W)	—
Depreciation and amortization	7,154	—	—	32,739	(X)	39,886
				(7	)(V)
Interest	6,072	2,771	4,781	(974	)(Y)	35,567
				22,917	(Z)

Total operating expenses	120,321	29,254	29,225	21,724		200,524
Income (loss) before minority interest and income taxes	(36,443)	24,495	24,820	(23,780)		(10,908)
Minority interest	247	—	—	(5,267	)(AA)	(5,020)

Income (loss) before income taxes	(36,690)	24,495	24,820	(18,513)		(5,888)
Income taxes	312	—	—	—		312

Net income (loss)	$(37,002)	$24,495	$24,820	$(18,513)		$(6,200)

Basic loss per share(1)	$0.01 (3)					$(0.17)
Diluted loss per share(2)	$0.01 (3)					$(0.16)
Weighted average common shares outstanding—basic	29,965,418					37,100,989
Weighted average common shares outstanding—diluted	61,232,629					68,567,373

(1)
Pro forma basic earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income divided by the number of common shares outstanding after this offering.

(2)
Pro forma diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding and common equivalent shares outstanding after this offering.

(3)
Basis and diluted earnings per share reflect our results of operations for the period November 2, 2004 to December 31, 2004. Net income during this period was $251,000.

See accompanying notes to unaudited pro forma financial statements.

GMH COMMUNITIES TRUST

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.     Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005.

(A)
Reflects the historical condensed consolidated balance sheet of GMH Communities Trust as of June 30, 2005.

(B)
Reflects the acquisition of seven student housing properties and two undeveloped parcels of land that we have acquired, or will acquire, subsequent to June 30, 2005 with an aggregate acquisition cost of $185.3 million ($183.2 million of operating properties and $2.1 million of lease intangibles) for $90.0 million of cash, of which $84.1 million was borrowed on our line of credit, the placement of $50.5 million of new debt and the assumption of $43.1 million notes payable.

(C)
In connection with the acquisition of a student housing property described in Note 1(B) above, we have assumed a $6.7 million note payable. The note bears interest at fixed rate of 5.60% and matures in June 2024. The $0.2 million adjustment reflects the difference between the fair value of the note assumed calculated using a fixed rate of 5.30% and the stated rate of the assumed obligation. The interest rate used to calculate the fair market value of the assumed notes payable was determined based on various assumptions related to market conditions including type, age and location of the building and quoted interest rates for debt with similar terms.

(D)
In connection with the refinancing of a student housing property subsequent to June 30, 2005, we obtained a fixed rate note payable totaling $21.3 million. The note bears interest at a fixed rate of 5.28% and matures in August 2015. The net proceeds of the note were used to repay a portion of our line of credit.

(E)
Assumes the sale of 6,750,000 common shares of GMH Communities Trust for an assumed price of $14.82 per share, which is the last reported sale price of our common shares on The New York State Exchange on September 16, 2005, and the anticipated use of the proceeds therefrom.

($ in thousands)
Proceeds from this offering	$100,035
Less costs:
Underwriting discount	5,002
Estimated offering expenses	1,600

Net cash proceeds used to repay the line of credit	$93,433

2.     Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2005.

(F)
Reflects the historical condensed consolidated statement of operations of GMH Communities Trust for the six months ended June 30, 2005.

(G)
Reflects the historical revenues and certain expenses of 16 student housing properties that we acquired during the six months ended June 30, 2005 from January 1, 2005 to the respective acquisition date, as follows:

	Dinerstein Portfolio III(a)	Grand Marc at Seven Corners	Forbes Portfolio(b)	State College Portfolio(c)	Willow Tree Portfolio(d)	The Verge	The Edge Portfolio(e)	Chapel View	University Commons	Total
Revenues:
Rental income	$1,068	$985	$3,844	$1,365	$66	$1,145	$1,133	$789	$1,150	$11,545
Certain Expenses:
Property operating expenses	324	378	1,039	683	27	341	608	261	378	4,039
Real estate taxes	88	110	145	87	8	141	72	98	90	839
Interest expense	271	277	—	—	21	—	237	—	—	806

Total certain expenses	683	765	1,184	770	56	482	917	359	468	5,684

Revenues in excess of certain expenses	$385	$220	$2,660	$595	$10	$663	$216	$430	$682	$5,861

(a)
The Dinerstein Portfolio III consists of the following properties: The Enclave, The Ridge and The View.

(b)
The Forbes Portfolio consists of the following properties: Campus Ridge—Phase I, South View and Stone Gate. The Commons, also part of this portfolio, was acquired in July 2005. See Note 2(H).

(c)
The State College Portfolio consists of the following properties: State College Park and Nittany Crossings.

(d)
The Willow Tree Portfolio consists of the following properties: Willow Tree Apartments and Willow Tree Towers.

(e)
The Edge Portfolio consists of the following properties: The Edge I and The Edge II.

The results of operations of these properties subsequent to their respective acquisition dates are included in the results of operations of GMH Communities Trust. See Note 2(F).

(H)
Reflects the historical revenues and certain expenses for the six months ended June 30, 2005 related to six student housing properties that we have acquired or will acquire subsequent to June 30, 2005, as follows:

	Seminole Suites(a)	The Commons	Campus Walk	The Towers at 3rd	University Meadows	University Crossings	Total
Revenues:
Rental income	$2,119	$1,050	$677	$1,402	$906	$3,128	$9,282
Certain Expenses:
Property operating expenses	764	455	223	435	633	893	3,403
Real estate taxes	161	24	35	91	174	164	649
Interest expense	—	188	—	—	—	—	188

Total certain expenses	925	667	258	526	807	1,057	4,240

Revenues in excess of certain expenses	$1,194	$383	$419	$876	$99	$2,071	$5,042

(a)
Reflects results for the five months ended May 31, 2005.

(I)
Reflects elimination of management fees and expense reimbursements related to two student housing properties that we managed prior to our acquisition of them in March 2005.

(J)
Reflects additional $3.8 million of depreciation expense and $3.7 million of amortization expense of intangible lease costs related to 53 student housing properties that we have acquired or will acquire as if we had acquired the properties on January 1, 2005.

(K)
Reflects the reduction in interest expense included in the historical revenues and certain expenses of seven student housing properties that we have acquired resulting from adjusting fixed-rate assumed debt in the amount of $86.1 million at rates ranging from 4.92% to 7.09% to fair market rates of interest. The fair market rates of interest were determined based on various assumptions relating to market conditions including type, age and location of the buildings and quoted interest rates for debt with similar terms.

(L)
Reflects interest expense we will incur with respect to $238.4 million of debt bearing interest at rates ranging from 4.54% to 5.46% and $41.7 million of outstanding indebtedness under our revolving line of credit bearing interest at 5.40% incurred in connection with the acquisition of 16 student housing properties and three undeveloped parcels of land that we have already acquired.

(M)
Reflects minority interest expense on the pro forma adjustments. The adjustment was computed assuming this offering was completed as of January 1, 2005 and as if we owned 54.0% of our operating partnership.

3.     Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2004.

(N)
Reflects the historical combined operations of our predecessor entities for the period from January 1, 2004 to November 1, 2004, together with the historical consolidated operations of GMH Communities Trust for the period November 2, 2004 to December 31, 2004.

(O)
Reflects the historical revenues and certain expenses from January 1, 2004 to the respective dates of acquisition of 30 student housing properties currently operating that we acquired during the year ended December 31, 2004, as follows:

	Dinerstein Portfolio I(a)	Dinerstein Portfolio II(b)	Davis Portfolio(c)	Campus Club— Statesboro	University Edge Apartments	Collegiate Hall	Campus Connection	University Court	Campus Club Apartments	Grand Marc at University Village	Total
Revenues:
Rental income	$17,105	$6,915	$9,962	$2,594	$1,805	$1,196	$3,014	$2,093	$3,932	$5,133	$53,749
Certain Expenses:
Property operating expenses	6,058	3,263	4,316	1,374	803	392	1,777	835	1,888	1,643	22,349
Real estate taxes	1,414	353	674	177	174	105	374	154	369	340	4,134
Interest expense	—	—	1,542	—	—	—	—	—	1,229	—	2,771

Total certain expenses	7,472	3,616	6,532	1,551	977	497	2,151	989	3,486	1,983	29,254

Revenues in excess of certain expenses	$9,633	$3,299	$3,430	$1,043	$828	$699	$863	$1,104	$446	$3,150	$24,495

(a)
The Dinerstein Portfolio I consists of the following properties: University Crescent, University Greens, University Heights, University Lodge, University Pines, University Trails, University Estates, University Gables, University Glades, University Manor, University Mills, University Court and University Place.

(b)
The Dinerstein Portfolio II consists of the following properties: Fields, University Oaks, University Pointe, The Centre, The Highlands and Uptown.

(c)
The Davis Portfolio consists of the following properties: Campus Walk, Pirate's Cove, University Walk and Chapel Ridge.

The results of operations of these properties subsequent to their respective acquisition dates are included in the results of operations of GMH Communities Trust. See Note 2(N).

  (P)    Reflects the historical revenues and certain expenses for the year ended December 31, 2004 related to 22 student housing properties that we have acquired or will acquire subsequent to December 31, 2004 as follows:

	Seminole Suites	Campus Walk	The Towers at 3rd	University Meadows	University Crossings	Dinerstein Portfolio III(a)	Grand Marc at Seven Corners	Forbes Portfolio(b)	State College Portfolio(c)	Willow Tree Portfolio(d)	The Verge	The Edge Portfolio(e)	University Commons	Chapel View	Total
Revenues:
Rental income	$3,709	$1,254	$2,811	$2,136	$5,562	$6,301	$3,650	$9,790	$5,679	$4,772	$1,443	$2,884	$2,308	$1,746	$54,045
Certain Expenses:
Property operating expenses	1,457	474	878	1,031	1,768	1,697	1,348	3,393	2,864	1,944	379	1,272	848	595	19,948
Real estate taxes	386	71	227	349	327	470	385	332	573	570	246	164	181	215	4,496
Interest expense	—	—	—	—	—	1,326	924	422	—	1,558	—	551	—	—	4,781

Total certain expenses	1,843	545	1,105	1,380	2,095	3,493	2,657	4,147	3,437	4,072	625	1,987	1,029	810	29,225

Revenues in excess of certain expenses	$1,866	$709	$1,706	$756	$3,467	$2,808	$993	$5,643	$2,242	$700	$818	$897	$1,279	$936	$24,820

(a)
The Dinerstein Portfolio III consists of the following properties: The Enclave, The Ridge and The View.
(b)
The Forbes Portfolio consists of the following properties: Campus Ridge—Phase I, South View, Stone Gate and The Commons.
(c)
The State College Portfolio consists of the following properties: State College Park and Nittany Crossings.
(d)
The Willow Tree Portfolio consists of the following properties: Willow Tree Apartments and Willow Tree Towers.
(e)
The Edge Portfolio consists of the following properties: The Edge I and The Edge II.
(Q)
Reflects elimination of management fees and reimbursed expenses related to seven student housing properties that we managed prior to our acquisition of them.
(R)
Reflects the historical operations for the period January 1, 2004 through July 26, 2004 of GMH Military Housing-Fort Carson LLC.
(S)
Reflects elimination of equity in earnings of four student housing properties in which we owned 10% of the outstanding equity interests prior to our purchase of the remaining 90% outstanding equity interests.
(T)
Reflects elimination of a nonrecurring management fee paid to a related entity that is not included in our predecessor entities.
(U)
Reflects additional staffing and administrative costs that we would have incurred in connection with our operation as a publicly traded company and anticipated growth, as if we were publicly traded throughout the period.
(V)
Reflects the reduction in operating expenses and depreciation related to the real estate investment owned by one of our predecessor entities. The investment was not contributed to our operating partnership in connection with our formation transactions.

(W)
In connection with our formation transactions, certain members of senior management and other employees were granted rights to receive from Gary M. Holloway, Sr., partnership interests in the operating partnership in satisfaction of Mr. Holloway's obligations to them with respect to their profits interests. The value of the consideration issued by Mr. Holloway to the senior executives in satisfaction of those profits interests of $33.2 million was expensed during the quarter ended September 30, 2004. In addition, Mr. Holloway paid $4.3 million in cash bonuses to certain of our employees, a trustee nominee and employees of entities affiliated with Mr. Holloway. This bonus, including related payroll taxes, and issuance of partnership interests in the operating partnership in satisfaction of the profits interests resulted in compensation expense of $37.5 million. These amounts are not included in the pro forma statement of operations because they were non-recurring.
(X)
Reflects additional $22.2 million of depreciation expense and $10.5 million of amortization expense of intangible lease costs related to 53 student housing properties that we have acquired or will acquire.
(Y)
Reflects the reduction in interest expense included in the historical revenues and certain expenses of 20 student housing properties that we have acquired resulting from adjusting fixed-rate assumed debt in the amount of $258.0 million at fixed rates ranging from 4.55% to 8.18% to the debt's fair market rates of interest. The fair market rates of interest were determined based on various assumptions relating to market conditions including type, age, and location of the buildings and quoted interest rates for debt with similar terms.
(Z)
Reflects interest expense we will incur with respect to $537.3 million of debt bearing interest at rates ranging from 4.24% to 5.46% placed in connection with the acquisition of 34 student housing properties and three undeveloped parcels of land that we have already acquired and $41.7 million of outstanding indebtedness under our revolving line of credit bearing interest at 5.40%.
(AA)
Reflects minority interest expense on the pro forma adjustments. The adjustment was computed assuming this offering was completed as of January 1, 2004 and as if we owned 54.0% of our operating partnership.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        We commenced operations on November 2, 2004, upon completion of our initial public offering and the simultaneous acquisition of the sole general partnership interest in GMH Communities, LP, referred to throughout this prospectus as our operating partnership. The historical operations prior to completion of our initial public offering that are described in this prospectus refer to the operations of College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P., and Corporate Flight Services, LLC, which are collectively referred to, together with our operating partnership, as The GMH Predecessor Entities or our predecessor entities.

        In connection with the formation transactions completed prior to and simultaneously with completion of our initial public offering, the interests in The GMH Predecessor Entities were contributed to our operating partnership as described in Note 1 to the financial statements for the period ended June 30, 2005 included in this prospectus. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto of GMH Communities Trust and The GMH Predecessor Entities appearing in this prospectus. Where appropriate, the following discussion includes an analysis of the effects of this offering. These effects are reflected in the unaudited pro forma combined financial information appearing elsewhere in this prospectus. This discussion also analyzes the effects of certain matters that may occur following the completion of this offering.

Overview

        We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. As of September 19, 2005, we owned 51 student housing properties containing a total of 9,473 units, 30,755 beds and four undeveloped parcels of land for development as student housing properties, and owned minority interests in joint ventures that own our military housing privatization projects. Additionally, our operating partnership has an ownership interest in, and through various wholly-owned subsidiaries operates, seven military housing privatization projects and has an additional project under exclusive negotiation, comprising an aggregate of 16,744 housing units on 19 military bases. We also are currently in the solicitation process with the U.S. Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units. Through our taxable REIT subsidiaries, we provide development, construction, renovation and management services for our military housing privatization projects and property management services for student housing properties owned by others. In addition, through our operating partnership, we provide consulting services with respect to the management of certain student housing properties owned by others, including, colleges, universities, and other private owners. In order to comply with the applicable requirements under the REIT provisions of the Code, we must limit the operations of taxable REIT subsidiaries so that securities issued to us by our taxable REIT subsidiaries do not represent more than 20% of our total assets as of the close of any quarter in our taxable year and so that dividends from our taxable REIT subsidiaries, together with our other non-qualifying gross income, do not exceed 25% of our gross income for any taxable year.

        As a result of the various transactions and acquisitions completed in anticipation of, in connection with and subsequent to our initial public offering in November 2004, we expect our future results of operations to include significantly higher revenues and expenses than those reflected in our predecessor entity financial statements.

        Currently, our operations are managed within two operating segments: (1) student housing and (2) military housing. This structure provides an effective platform for maximizing market penetration and optimizing operating economies of scale. In addition, we separately report the activities of certain departments from a corporate level, which includes personnel that service GMH Communities Trust as a whole and support our overall operations.

Student Housing

        The student housing segment acquires, owns and manages off-campus student housing properties strategically located near college or university campuses throughout the U.S. During the period beginning July 2004 and up to June 30, 2005, our rental revenue has increased substantially as a result of the acquisition of our properties, including those properties acquired in our formation transactions. While we manage the properties we own, we do not recognize any fee income from their management. Instead, the rent payments we receive as a result of our ownership of these properties are reflected in our revenue. Additionally, operating expenses, real estate taxes and depreciation and amortization have increased as a result of these acquisitions. Further, interest expense has increased related to the financing of these properties acquired.

        We earn management fees from managing properties for related parties and third parties, equal to a percentage of cash receipts or gross rental revenues generated by the managed properties, or as a fixed monthly amount, according to the management agreements for the properties we manage. We also have the ability to earn incentive management fees by achieving specified property-level performance criteria for certain properties we manage for third parties. Further, certain operating expenses incurred related to properties we manage for others are reimbursed by the owners of the properties managed. We expect to continue generating fee income revenue and operating expense reimbursements from the properties that we manage for others, although the amounts are expected to become less significant as a percentage of our overall revenues as rental income increases from the properties we own.

        During the three months ended June 30, 2005, we acquired eight student housing properties for an aggregate acquisition cost of approximately $146.4 million. The properties are located near six colleges and universities in five states and contain an aggregate of 1,354 units and 4,300 beds. More specifically, these property acquisitions included the following:

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  The Grand Marc at Seven Corners, a student housing property located in Minneapolis, Minnesota and serving the University of Minnesota. The property contains 183 units and 370 beds, and 14,000 square feet of commercial space, and was acquired in April 2005 for an aggregate acquisition cost of approximately $28.2 million, including the assumption of $19.0 million of indebtedness;

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  The Edge I and The Edge II, two student housing properties located in Charlotte, North Carolina and serving the University of North Carolina—Charlotte. The properties contain an aggregate of 180 units and 720 beds and were acquired in June 2005 for an aggregate acquisition cost of approximately $23.6 million, including the assumption of $9.8 million of indebtedness and the placement of $4.5 million in fixed-rate mortgage debt;

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  Chapel View (formerly known as Brookstone Apartments), a student housing property located in Chapel Hill, North Carolina and serving the University of North Carolina—Chapel Hill. The property contains 224 units and 358 beds and was acquired in June 2005 for an aggregate acquisition cost of approximately $15.3 million, including the placement of $9.7 million in fixed-rate mortgage debt;

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  University Commons, a student housing property located in Manhattan, Kansas and serving Kansas State University. The property contains 229 units and 700 beds and was acquired in June 2005 for an aggregate acquisition cost of approximately $18.3 million, including the placement of $11.4 million in fixed-rate mortgage debt; and

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  James Madison University and East Tennessee State University portfolio: Campus Ridge Apartments, a student housing property, and an adjoining undeveloped parcel of land, located in Johnson City, Tennessee and serving East Tennessee State University; South View Apartments, a student housing property, located in Harrisonburg, Virginia and serving James Madison University; and Stone Gate Apartments, a student housing property, located in Harrisonburg, Virginia and serving James Madison University. The properties contain an aggregate of 538 units and 2,152 beds. We acquired these properties in June 2005 for an aggregate acquisition cost of $61.1 million, which consideration included the issuance of 1,940,282 units of limited partnership interest in the operating partnership, and the placement of approximately $33.2 million of new fixed-rate mortgage debt and $6.9 million of variable rate debt.

        In addition to these student housing property acquisitions, in June 2005 we placed a total of $23.6 million of fixed-rate mortgage indebtedness on two student housing properties located in State College, Pennsylvania that serve Pennsylvania State University. We acquired these properties in March 2005 for an aggregate purchase price of $38.6 million. Proceeds of this mortgage debt financing were used to repay outstanding borrowings under our line of credit that were originally drawn to acquire these properties.

        As of June 30, 2005, with regard to our student housing segment, we:

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  owned 46 student housing properties containing a total of 8,444 units and 28,134 beds; and

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  managed, or provided consulting services for, a total of 21 student housing properties owned by others, containing a total of 4,798 units and 13,921 beds. Specifically, we provided consulting services with respect to five of these properties to GMH Capital Partners Asset Services, L.P., an entity wholly-owned by Gary M. Holloway, Sr.

        During the remainder of 2005, we expect to acquire additional student housing properties that are located in our targeted markets and that meet management's underwriting criteria for creating long-term growth potential. The timing of these acquisitions will be dependent upon various factors, including the ability to complete satisfactory due diligence, obtain appropriate financing on the properties and the availability of capital.

Military Housing

        Our military housing segment develops, constructs, renovates and manages military housing privatization projects in which we acquire interests. Our military housing segment began generating revenue in the fourth quarter of 2003 with the initiation of our Fort Carson and Fort Stewart and Hunter Army Airfield projects. Revenue grew throughout 2004 and 2005 with the addition of various other projects. Revenue from our military housing segment is comprised primarily of fee income for providing development, construction/renovation and management services to our military housing privatization projects and, to a lesser extent, from returns on the equity we invest in the projects. In addition, we also receive expense reimbursements, consisting primarily of payroll and related expenses, closing costs and transition costs we incur for the project in the 30 to 90-day period preceding the initiation of our management of the project. Typically, at the time we initiate management on a project, the project reimburses us for these amounts from the proceeds of the debt issued by the project to finance its operations.

        We own equity interests in the joint ventures that own the seven military housing privatization projects currently in operation. During the three months ended June 30, 2005, we earned fees for providing development, construction/renovation and management services to six military housing privatization projects currently in operation, encompassing 16 military bases totaling 12,580 end-state housing units. In July 2005, we entered into an agreement with the Department of the Army to design, build, manage and maintain the military family housing at Fort Bliss, located in El Paso, Texas, and the

White Sands Missile Range, located near Las Cruces, New Mexico. The finalized plans include a six-year initial development period with new construction and major renovation of more than 3,000 end-state housing units. We obtained project financing, and the initial development project period began, in July 2005.

        In May 2005, the U.S. Department of the Army selected us to be its private sector partner for the design, development, construction, renovation and management of family military housing units at Fort Gordon, located near Augusta, Georgia. The project is expected to have a six-year initial development period with new construction and major renovation of an estimated 887 end-state housing units. The 50-year project term will involve the development, management and construction of high-quality homes, the targeted renovation of existing homes, and the addition of community enhancing facilities and services. In addition, we are currently in the solicitation process with the Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units.

        We and the U.S. Department of the Army continue to review the possibility of refinancing the Fort Carson project to obtain additional project cost funding.

        With regard to trends and uncertainties in the military housing market, management is awaiting developments relating to the base realignment and closure, or BRAC, regulations under the Defense Base Closure and Realignment Act of 1990, as amended. Under these regulations, the federal government previously undertook four rounds of BRAC beginning in 1988, and again in 1991, 1993 and 1995. The fifth round of BRAC was initiated in 2004, and the final list of additional bases recommended for realignment or closure is expected to become effective in the fourth quarter of 2005.

        The BRAC regulations set out an approximately six-month process that includes specific dates for government action and the creation of an independent commission, referred to as the BRAC Commission. A detailed description of the BRAC Commission process follows:

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  the Department of Defense issues a list of identified bases that are recommended for closure or realignment;

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  the BRAC Commission and various congressional defense committees then review the initial recommendations over the next several months following the date the list is published. Upon conclusion of this review, the BRAC Commission then transmits a report to the President that contains its findings and conclusions of the initial recommendations;

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  the President then has approximately one month to transmit back to the BRAC Commission and to Congress a report containing the President's approval or disapproval of the BRAC Commission's recommendations. If the President approves the recommendations, then they generally become binding after 45 "legislative" days, unless Congress enacts joint resolution of disapproval. If the President disapproves the BRAC Commission's initial recommendations, then the Commission has approximately one month to re-submit a revised set of recommendations to the President; and

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  the President must approve of the revised recommendations and transmit approval to Congress by a certain date or the process ends. The final recommendations generally become binding after 45 "legislative" days, unless Congress enacts joint resolution of disapproval.

        On May 13, 2005, the DoD released its recommendations for BRAC. On July 19, 2005, the BRAC Commission voted to amend the DoD list of bases to be considered for closure and realignment. Based on the preliminary information released by the DoD on these dates, BRAC could have affected approximately 2,500 housing units located at the Submarine Base in New London, Connecticut; Portsmouth Naval Shipyard in Kittery, Maine; and Naval Air Station in Brunswick, Maine. On August 23, 2005, the BRAC Commission voted to remove the Submarine Base in New London,

Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine from the closure list. As a result, we now believe that the number of housing units that BRAC could affect at our military housing privatization projects has been reduced to approximately 700 units. In addition, some of the other bases for which we own and operate a military housing privatization project could be included in the final list of bases subject to BRAC. The final list of bases subject to BRAC should, if the full process proceeds as set forth in the Defense Base Closure and Realignment Act of 1990, as amended, be completed by the end of 2005. With regard to our Navy Northeast project, we are currently in discussions with the Department of the Navy to negotiate a change order that would temporarily suspend portions of the development work at the New London, Kittery, and Brunswick locations, and reduce the number of end-state housing units to be completed for the initial development period. We expect to reach a favorable outcome with the Navy during the third quarter of 2005. In the event that a change order is implemented, we expect to continue to collect management, development, and construction/renovation fees, and that our overall earnings for 2005 would not be materially reduced.

        With respect to our other projects, the BRAC Commission has recommended that the Walter Reed Army Medical Center in Washington, DC be closed and that Fort Eustis in Newport News, Virginia be realigned. We do not currently expect this closure and realignment to have a material impact on our financial statements. Specifically, we believe that the closure of Walter Reed will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities.

        In addition, significant increases in housing requirements are expected at Fort Bliss in El Paso, Texas and Fort Carson in Colorado Springs, Colorado. Additional restationing of troops from Europe could further boost housing requirements at our current bases.

        Under the BRAC regulations, the DoD submitted a list of recommendations that were reviewed by a nine-member BRAC Commission that was appointed by President Bush earlier this year. The BRAC Commission will report back to the President by September 8, 2005 regarding its findings on, and any recommended changes to, the DoD's initial report. President Bush accepted the BRAC Commission's recommendations on September 15, 2005. Congress has 45 "legislative" days from that date to reject the recommendations in their entirety or they become binding on the DoD.

        The military housing privatization initiative had not been undertaken at the time of previous BRAC rounds, and therefore there is no historical information regarding the impact of a base closure on a military housing privatization project. To date, there has been no indication from the DoD or the BRAC Commission that the federal government has factored into its analysis of the BRAC list the existence of a military housing privatization project or the possible effects that a base closure or realignment could have with respect to the outstanding debt financing for a project. In addition, prior BRAC rounds have shown that even once a base is approved for closure or realignment, the actual closing or realignment of the base could take several years to be completed. As a result, we are unable to determine with any certainty the specific impact that closures and realignments of the bases under any of our projects will have on our military housing operating results, other than the above discussion regarding the possible cessation of our receipt of fees.

Critical Accounting Policies

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements and our predecessor entities' combined financial statements, prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the estimates and judgments associated with the application of these accounting principles may be affected by different assumptions or conditions, we believe the estimates and judgments associated with the reported amounts are appropriate under the circumstances in which they were made. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

        The following policies require significant judgments and estimates on our part in preparing our consolidated financial statements and the combined financial statements of our predecessor entities. Changes in these judgments and estimates could have a material effect on these financial statements.

Revenue Recognition

        Student Housing.    Student housing revenue includes rental revenue and other property income, standard and incentive management fees, asset management fees and reimbursements of certain operating expenses. These sources of revenue are described in more detail below:

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  we recognize student housing rental revenue when due over the lease terms, which are generally 12 months or less;

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  standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees when cash is received by the property or when revenue is earned by the managed property, depending upon whether the management agreement relating to a student housing property calls for cash versus accrual revenue recognition;

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  we earn incentive management fees as a result of the achievement of certain operating performance criteria over a specified period by certain managed properties, including targeted annual debt service coverage ratios, and recognize these fees at the amount that would be due under the contract if the contract was terminated on the balance sheet date;

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  asset management fees are based on a percentage of the gross carrying value of certain properties managed for related parties, and we recognize these fees when earned in accordance with the respective management agreements; and

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  expense reimbursements are comprised primarily of salary and related costs of our employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. We accrue operating expense reimbursements as the related expenses are incurred.

        Military Housing.    We earn military housing revenues by providing services to our military housing privatization projects, which include the following:

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  standard management fees, based on a percentage of revenue generated by the military housing privatization projects from the basic allowance for housing provided by the government to service members, referred to as BAH, are recognized when the revenue is earned by the military housing privatization projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when management determines that the various criteria stipulated in the management contract have been satisfied, though we collect them on a periodic basis in arrears in accordance with a schedule agreed to with each project owner. If incentive fees that we recognize as revenue are not collected, whether because the applicable criteria were ultimately determined not to have been satisfied or otherwise, we would be required to record a charge equal to the previously recognized revenue;

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  standard development and construction/renovation fees, based on a percentage of development and construction/renovation costs incurred by the military housing privatization projects including hard and soft costs and financing costs, are recognized on a monthly basis as the costs are incurred by the military housing privatization projects. Hard costs consist of costs relating to goods such as building components, furniture and equipment and other tangible assets; and soft costs consist of costs incurred relating to intangible services such as consulting, architectural and design services. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of housing units according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. Incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied;

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  revenues on fixed-price renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety;

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  business development fees are earned from companies with which we have relationships in recognition of business development efforts and expenses incurred by us in connection with pursuing military housing privatization projects. The fees consist of (i) a base fee, which is a fee paid to us in consideration of our ongoing pursuit of additional projects, and paid regardless of whether a project is awarded, and (ii) an incentive fee, which is paid to us over the course of an awarded project based on a percentage of certain development costs incurred by the project. The base fees are recognized on a straight-line basis over the term of the related business development agreement. The incentive fees are recognized as the related costs are incurred by the respective military housing privatization projects;

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  preferred returns are earned on our investments in military housing privatization projects. The preferred returns are based on a fixed percentage of our investment in military housing privatization projects and are recognized as accrued at the rates specified in the agreements, subject to projected availability of funds in the underlying project. Accrued preferred returns are periodically evaluated for collectibility; and

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  expense reimbursements are comprised primarily of salary and related costs of our employees working at the projects, CDMP costs (as described in "Our Business and Properties") and closing costs, transition expenses, and expenses related to project management and renovation contracts.

        Deferred costs are subject to estimation and judgment. Management makes determinations as to which costs are eligible for reimbursement and at what level they will be reimbursed. Management considers various factors in making these estimates and judgments, including the terms of the specific contract and historical experience as to which costs are recoverable. Costs that are not probable of recovery are expensed.

Real Estate Investments and Corporate Assets

        We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost for acquired assets includes the purchase price and related closing costs. We allocate the cost of real estate investments to tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which we refer to as SFAS 141. We estimate fair value based on information that we obtain from a number of sources, including our due diligence, marketing and leasing activities, independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.

        The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases, and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions, and the nature of the tenancy. We amortize the value of in-place leases to expense over the remaining term of the respective leases.

        Purchase prices of student housing properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals.

        We expense routine repair and maintenance expenditures that do not improve the value of an asset or extend its useful life, including turnover costs such as cleaning and interior painting. We capitalize expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is 40 years for buildings including student housing properties and the commercial office building, and three to five years for residential furniture and appliances.

        In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which we refer to as SFAS 144, we review long-lived assets, such as real estate investments and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. We review recoverability of assets to be held and used through a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, we recognize an impairment charge in the amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated.

Allowance for Doubtful Accounts

        We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories. We determine the amount of this reserve on historical collection and write-off experience.

        We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others, and through the provision of development, construction, renovation and management services to our military housing privatization projects, based upon the individual facts and circumstances of each situation, and record a reserve for specific amounts, if necessary. Accounts receivable are stated net of the allowance for doubtful accounts.

Notes Payable

        We record notes payable that we assume in connection with the acquisition of student housing properties at their estimated fair value, with the corresponding difference between the estimated fair value and assumed carrying value of the notes payable recorded as an adjustment to the purchase price of the related property. We determine fair value of assumed notes payable based on various assumptions related to market conditions, including the type, age and location of the acquired property and quoted interest rates for debt with similar terms.

Minority Interest

        Minority interest, as initially recorded at the date of our initial public offering, represented the net equity of the operating partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units, other than us, in our operating partnership. Our operating partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for cash or common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations or similar events. If the minority interest unit holders' share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unit holders other than us are recorded as a reduction to minority interest.

Investments in Military Housing Privatization Projects

        We evaluate each of our investments in military housing privatization projects to determine if the underlying entity is a variable interest entity, or VIE, as defined under Financial Accounting Standards Board Financial Interpretation No. 46 (as revised), or FIN 46. If an entity is deemed to be a VIE pursuant to FIN 46, the entity that absorbs a majority of the expected losses of the VIE is deemed to be the primary beneficiary and must consolidate the VIE. If the entity is not a VIE, it is evaluated for consolidation based on controlling voting interests. If we have the majority voting interest with the ability to control operations and where no approval, veto or other important rights have been granted to other holders, the entity would be consolidated. We are not the primary beneficiary of any VIEs, nor do we have controlling voting interests in any of our military housing privatization projects. We record investments in military housing privatization projects initially at our cost and subsequently adjust them to reflect our preferred return and other distributions.

Income Taxes

        We elected to be taxed as a REIT in connection with the filing of our tax return for the taxable year ended on December 31, 2004. We have elected to treat certain subsidiaries of our operating partnership as taxable REIT subsidiaries, and may make such elections as to other subsidiaries in the future. In general, a taxable REIT subsidiary may perform real estate and non-real estate-related business, except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, of rights to any brand name under which any lodging facility or health care facility is operated. Our taxable REIT subsidiaries are subject to federal income tax on their taxable income at regular corporate rates.

        If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates.

        We have elected to treat GMH Military Housing, LLC and College Park Management TRS, Inc. as taxable REIT subsidiaries. College Park Management TRS, Inc. is a wholly-owned subsidiary of College Park Management, LLC (which is a successor through merger to College Park Management, Inc., one of our predecessor entities). We also have made taxable REIT subsidiary elections for three inactive corporations. See Note 1 to the financial statements for the period ended June 30, 2005, included in this prospectus.

Results of Operations

        Our results of operations represent the operations of our student housing, military housing and corporate operating segments. The following significant factors affected our results of operations for the three and six months ended June 30, 2005 as compared to the three and six months ended June 30, 2004:

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  In November 2004, we completed our initial public offering pursuant to which we sold an aggregate of 30,350,989 common shares and raised an aggregate of $331.7 million in net proceeds.

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  In 2004, subsequent to the formation of GMH Communities Trust in May 2004, we acquired 30 student housing properties and an undeveloped parcel of land for an aggregate acquisition cost of $634.4 million. During the three months ended March 31, 2005, we acquired eight student housing properties with an aggregate of 1,607 units and 4,795 beds for an aggregate acquisition cost of approximately $172.7 million. During the three months ended June 30, 2005, we acquired eight student housing properties with an aggregate of 1,354 units and 4,300 beds for an aggregate acquisition cost of approximately $146.4 million. These student housing properties contributed $29.7 million and $55.6 million of rent and other property revenue in the three and six months ended June 30, 2005, respectively.

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  The Fort Stewart and Hunter Army Airfield and Fort Carson military housing privatization projects both commenced operations in the fourth quarter of 2003; the Fort Hamilton military housing project commenced operations in the second quarter of 2004; the Walter Reed Army Medical Center and Fort Detrick military housing project commenced operations in the third quarter of 2004; and the Fort Eustis/Fort Story and the Navy Northeast military housing privatization projects both commenced operations in the fourth quarter of 2004. These military housing privatization projects contributed $18.4 million and $32.2 million of revenue in the three and six months ended June 30, 2005, respectively.

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  In November 2004, we entered into a $150.0 million three-year unsecured revolving credit facility with a syndicate of banks. During the first and second quarters of 2005, the credit facility was used to fund student housing acquisitions and to pay dividend distributions to our shareholders.

        The results of operations presented below reflect the results of operations of our predecessor entities for the three and six months ended June 30, 2004, and our results of operations for the three and six months ended June 30, 2005.

Comparison of the Three Months Ended June 30, 2005 to the Three Months Ended June 30, 2004

	Three Months Ended June 30,
	2005 (Company)				2004 (Predecessor Entities)
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(dollars in thousands)
Revenue:
Rent and other property income	$29,702	$—	$61	$29,763	$—	$—	$136	$136
Expense reimbursements:
Related party	—	12,869	122	12,991	283	6,193	49	6,525
Third party	1,303	—	—	1,303	1,939	—	—	1,939
Management fees:
Related party	—	1,645	—	1,645	450	854	—	1,304
Third party	1,011	—	—	1,011	1,982	325	—	2,307
Other fee income-related party	—	3,850	—	3,850	—	948	119	1,067
Other income	22	—	34	56	—	16	—	16

Total revenue	32,038	18,364	217	50,619	4,654	8,336	304	13,294
Operating Expenses:
Property operating expenses	10,615	1,286	—	11,901	1,566	1,582	—	3,148
Reimbursed expenses	1,303	12,869	122	14,294	2,222	6,193	49	8,464
Real estate taxes	2,568	—	—	2,568	—	—	22	22
Administrative expenses	—	—	2,741	2,741	—	—	472	472
Depreciation and amortization	7,971	—	99	8,070	13	—	200	213
Interest	6,620	—	220	6,840	—	—	68	68

Total operating expenses	29,077	14,155	3,182	46,414	3,801	7,775	811	12,387

Income (loss) before minority interest and income taxes	2,961	4,209	(2,965)	4,205	853	561	(507)	907
Minority interest	1,853	2,493	(1,856)	2,490	—	—	—	—

Income (loss) before income taxes	1,108	1,716	(1,109)	1,715	853	561	(507)	907
Income taxes	34	119	—	153	—	—	—	—

Net income (loss)	$1,074	$1,597	$(1,109)	$1,562	$853	$561	$(507)	$907

Student Housing

        Revenue.    Of the 46 properties owned as of June 30, 2005, we acquired 30 of the student housing properties during the six months ended December 31, 2004, eight properties during the three months ended March 31, 2005, and the remaining eight properties during the three months ended June 30, 2005. Rent from these 46 properties totaled $29.7 million for the three months ended June 30, 2005.

        Expense reimbursements from related parties totaled $0.3 million in 2004. There was not a corresponding amount in the three months ended June 30, 2005 because we acquired the two student housing properties to which the expense reimbursements related in March 2005. In addition, we ceased managing one student housing property in March 2005 because it was sold to a third party.

        Expense reimbursements from third parties decreased to $1.3 million in 2005 from $1.9 million in 2004, primarily due to our ceasing to provide services to three third party owned student housing properties due to the sale of the properties. We expect expense reimbursements, which relate to properties we manage but do not own, to become less significant as a percentage of our overall revenue as rental revenue earned from the properties that we do own continues to increase.

        Management fee income from related parties was $0.5 million in 2004. There was not a corresponding amount in the three months ended June 30, 2005 because we acquired two student housing properties from related parties in March 2005 that we managed prior to purchase. In addition, in March 2005 we ceased providing management services relating to an additional student housing property owned by a related party due to the sale of the property.

        Management fee income from third parties decreased to $1.0 million in 2005 from $2.0 million in 2004, due to our ceasing to provide management services to three student housing properties owned by third parties upon the sale of the properties by the third parties. For the remainder of 2005, we expect management fees to contribute less significantly to total revenues in the future given the expected growth in rental revenue from the operations of properties we own.

        Expenses.    Property operating expenses increased to $10.6 million in 2005 from $1.6 million in 2004, primarily due to expenses attributable to the 46 properties acquired from July 2004 through June 2005. We expect expenses to increase significantly in the future as we acquire additional properties.

        Reimbursed expenses decreased to $1.3 million in 2005 from $2.2 million in 2004, primarily due to our acquisition of the two student housing properties from related parties in March 2005 that we had managed prior to our purchase. In addition, in March 2005 we ceased providing management services relating to an additional student housing property owned by a third party due to the sale of the property by the third party.

        Real estate taxes amounted to $2.6 million in 2005 due to the acquisition of 46 properties from July 2004 through June 2005. We expect real estate taxes to increase significantly in the future as we acquire additional properties.

        Depreciation and amortization increased to $8.0 million in the three months ended June 30, 2005 from less than $0.1 million in the three months ended June 30, 2004 as a result of acquiring 46 properties for an aggregate acquisition cost of $953.3 million from July 2004 through June 2005. The $8.0 million in 2005 is comprised of $5.1 million of depreciation and $2.9 million of lease intangible amortization. We expect depreciation and amortization to increase significantly in the future as we acquire additional properties.

        Interest expense amounted to $6.6 million in the three months ended June 30, 2005 as a result of our incurring debt, including through the placement of new mortgage debt and the assumption of existing mortgage debt and borrowings under our line of credit, in connection with the acquisition of 46 properties from July 2004 through June 2005. In the three months ended June 30, 2005, we borrowed $224.0 million and repaid $213.0 million under the line of credit. We expect interest expense to increase in the future as we incur additional debt to fund acquisitions and if interest rates increase.

        We paid accrued income taxes of less than $0.1 million in the three months ended June 30, 2005 related to taxable income in our taxable REIT subsidiary. There were no taxable REIT subsidiaries during the comparable period in 2004.

Military Housing

        Revenue.    Expense reimbursements totaled $12.9 million in the second quarter of 2005 compared to $6.2 million in the second quarter of 2004. Of the 2005 amount, $4.0 million related to the Fort

Stewart and Hunter Army Airfield project and $2.6 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003; $0.2 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.2 million related to the Walter Reed Army Medical Center and Fort Detrick project, which commenced operations in the third quarter of 2004; $0.8 million related to the Fort Eustis/Fort Story project and $5.1 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the 2004 amount, $3.8 million related to the Fort Carson project, $1.1 million related to the Fort Stewart and Hunter Army Airfield project, $0.6 million related to the Fort Hamilton project, and $0.7 million related to costs incurred in the development of the CDMP, as described in "Our Business and Properties," for the Fort Hamilton and Walter Reed Army Medical Center projects.

        Management fees from related parties totaled $1.6 million in the second quarter of 2005 compared to $0.9 million in the second quarter of 2004. Of the 2005 amount, $0.2 million related to the Fort Stewart and Hunter Army Airfield project and $0.3 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003; $0.1 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.1 million related to the Walter Reed Army Medical Center and Fort Detrick project which commenced operations in the third quarter of 2004; $0.1 million related to the Fort Eustis/Fort Story project and $0.8 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the 2004 amount, $0.4 million related to the Fort Carson project and $0.5 million related to the Fort Stewart and Hunter Army Airfield project.

        Other fee income totaled $3.9 million in the second quarter of 2005 compared to $0.9 million in the second quarter of 2004. Of the 2005 amount, $2.6 million related to development and construction/renovation fees, $0.8 million related to business development fees, and $0.5 million related to preferred returns on the military housing investments. Of the $2.6 million development and construction/renovation fees, $1.1 million related to the Fort Stewart and Hunter Army Airfield project, which commenced operations in the fourth quarter of 2003; $0.3 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.3 million related to the Walter Reed Army Medical Center and Fort Detrick project which commenced operations in the third quarter of 2004; $0.1 million related to the Fort Eustis/Fort Story project and $0.8 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the $0.5 million of preferred returns, $0.2 million related to the Navy Northeast investment and $0.3 million related to the Fort Carson investment. Of the $0.9 million development and construction/renovation fees in 2004, $0.1 million related to the Fort Carson project, $0.5 million related to the Fort Stewart and Hunter Army Airfield project, and $0.3 million related to the Fort Hamilton project.

        Expenses.    Property operating expenses include costs related to operating the military housing segment of our business. These costs decreased to $1.3 million in the second quarter of 2005 from $1.6 million in the second quarter of 2004, primarily due to costs incurred in 2004 related to the commencement of the Fort Hamilton project in June 2004.

        Reimbursed expenses increased to $12.9 million in 2005 from $6.2 million in 2004 primarily due to increases in payroll expenses related to the six military housing privatization projects in operation as of June 30, 2005, some of which were not in operation as of June 30, 2004; closing costs and transition expenses for the Fort Hamilton, Walter Reed, Fort Detrick, Fort Eustis/Fort Story, and Navy Northeast projects; and expenses relating to the Fort Carson project's management and renovation contracts.

Corporate

        Rental revenue and expense reimbursements, which were recognized with respect to the portions of our corporate headquarters leased to entities affiliated with Gary M. Holloway, Sr., and payroll and related expenses reimbursed by entities affiliated with Mr. Holloway for the provision of common services, remained unchanged at $0.2 million in the three months ended June 30, 2005 and 2004.

        Other fee income-related party, consisting of income earned from entities affiliated with Gary M. Holloway, Sr. for use of the corporate aircraft and interest income, was $0.1 million in 2004. No such fees were recognized in the comparable period of 2005 because we did not own the aircraft during that period, having sold it to Mr. Holloway in February 2005.

        Administrative expenses, primarily relating to management of our corporate office, accounting, legal, human resources and information technology, and corporate aircraft, increased to $2.7 million in the three months ended June 30, 2005 from $0.5 million in the three months ended June 30, 2004, primarily due to increased staffing and additional costs incurred in connection with becoming a public company and growth in our operating segments.

        Depreciation, relating primarily to our corporate headquarters, decreased slightly to $0.1 million in the three months ended June 30, 2005 from $0.2 million in the three months ended June 30, 2004, primarily due to the sale and transfer of an interest in a corporate aircraft in February 2005.

        Interest expense increased to $0.2 million in the three months ended June 30, 2005 from $0.1 million in the three months ended June 30, 2004, primarily due to an increase in the interest rate on our corporate headquarters loan.

Comparison of the Six Months Ended June 30, 2005 to the Six Months Ended June 30, 2004

	Six Months Ended June 30,
	2005 (Company)				2004 (Predecessor)
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(dollars in thousands)
Revenue:
Rent and other property income	$55,554	$—	$122	$55,676	$—	$—	$270	$270
Expense reimbursements:
Related party	186	21,335	211	21,732	1,011	7,148	97	8,256
Third party	2,577	—	—	2,577	3,280	—	—	3,280
Management fees:
Related party	197	3,316	—	3,513	823	1,362	—	2,185
Third party	1,651	—	—	1,651	2,670	650	—	3,320
Other fee income-related party	—	7,512	31	7,543	—	948	263	1,211
Other income	75	21	37	133	44	46	—	90

Total revenue	60,240	32,184	401	92,825	7,828	10,154	630	18,612
Operating Expenses:
Property operating expenses	19,756	2,838	—	22,594	2,839	2,781	—	5,620
Reimbursed expenses	2,763	21,335	211	24,309	4,291	7,148	97	11,536
Real estate taxes	4,575	—	—	4,575	—	—	43	43
Administrative expenses	—	—	5,673	5,673	—	—	697	697
Depreciation and amortization	14,537	—	307	14,844	11	8	399	418
Interest	11,782	—	465	12,247	—	—	157	157

Total operating expenses	53,413	24,173	6,656	84,242	7,141	9,937	1,393	18,471

Income (loss) before minority interest and income taxes	6,827	8,011	(6,255)	8,583	687	217	(763)	141
Minority interest	3,440	3,981	(3,158)	4,263	—	—	—	—

Income (loss) before income taxes	3,387	4,030	(3,097)	4,320	687	217	(763)	141
Income taxes	45	893	—	938	—	—	—	—

Net income (loss)	$3,342	$3,137	$(3,097)	$3,382	$687	$217	$(763)	$141

Student Housing

        Revenue.    Of the 46 properties owned as of June 30, 2005, we acquired 30 of the student housing properties during the six months ended December 31, 2004, and the remaining 16 properties during the six months ended June 30, 2005. Rent from these 46 properties totaled $55.6 million for the six months ended June 30, 2005.

        Expense reimbursements from related parties decreased to $0.2 million in the six months ended June 30, 2005 from $1.0 million in the six months ended June 30, 2004, primarily due our acquisition of two student housing properties from related parties in March 2005, which we had managed prior to purchase. In addition, we ceased managing one student housing property in March 2005 as it was sold to a third party.

        Expense reimbursements from third parties decreased to $2.6 million in 2005 from $3.3 million in 2004, primarily due to our ceasing to provide services to a student housing property owned by a third party due to the sale of the property. We expect expense reimbursements, which relate to properties we manage but do not own, to become less significant as a percentage of our overall revenue as rental revenue earned from the properties that we do own continues to increase.

        Management fee income from related parties decreased to $0.2 million in 2005 from $0.8 million in 2004. The decrease in management fee income was primarily due to our acquisition of two student housing properties from related parties in March 2005 that we had managed prior to purchase. In addition, in March 2005 we ceased providing management services relating to an additional student housing property owned by a related party due to the sale of the property.

        Management fee income from third parties decreased to $1.7 million in 2005 from $2.7 million in 2004, primarily due to our ceasing to manage three student housing properties owned by third parties upon the sale of the properties. For the remainder of 2005, we expect management fees to contribute less significantly to total revenues in the future given the expected growth in rental revenue from the operations of properties we own.

        Expenses.    Property operating expenses increased to $19.8 million in 2005 from $2.8 million in 2004, primarily due to expenses attributable to the 46 properties acquired from July 2004 through June 2005. We expect expenses to increase significantly in the future as we acquire additional properties.

        Reimbursed expenses decreased to $2.8 million in 2005 from $4.3 million in 2004, primarily due to our acquisition of the two student housing properties from related parties in March 2005 that we had managed prior to our purchase. In addition, during the six months ended June 30, 2005, we ceased providing management services relating to three student housing properties owned by third parties and a student housing property owned by a related party due to the sale of the properties.

        Real estate taxes amounted to $4.6 million in 2005 due to the acquisition of 46 properties from July 2004 through June 2005. We expect real estate taxes to increase significantly in the future as we acquire additional properties.

        Depreciation and amortization increased to $14.5 million in 2005 from less than $0.1 million in 2004 as a result of acquiring 46 properties for an aggregate acquisition cost of $953.8 million from July 2004 through June 2005. The $14.5 million in 2005 is comprised of $9.3 million of depreciation and $5.2 million of lease intangible amortization. We expect depreciation and amortization to increase significantly in the future as we acquire additional properties.

        Interest expense amounted to $11.8 million in 2005 as a result of our incurring debt, including through the placement of new mortgage debt and the assumption of existing mortgage debt, and borrowings under our line of credit, in connection with the acquisition of 46 properties from July 2004 through June 2005. In 2005, we borrowed $329.0 million and repaid $258.0 million under the line of credit. We expect interest expense to increase in the future as we incur additional debt to fund acquisitions and if interest rates increase.

        Income taxes amounted to less than $0.1 million in 2005 as a result of taxable income in our taxable REIT subsidiary. There were no taxable REIT subsidiaries during the comparable period in 2004.

Military Housing

        Revenue.    Expense reimbursements totaled $21.3 million in 2005 compared to $7.1 million in 2004. Of the 2005 amount, $6.0 million related to the Fort Stewart and Hunter Army Airfield project and $5.0 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003; $0.3 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.5 million related to the Walter Reed Army Medical Center and Fort Detrick project, which commenced operations in the third quarter of 2004; $1.4 million related to the Fort Eustis/Fort Story project and $8.1 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the 2004 amount, $1.1 million related to the Fort Stewart and Hunter Army Airfield project, $4.8 million related to the Fort Carson project, $0.6 million related to the Fort Hamilton project, and $0.6 million related to costs incurred in the development of CDMP for the Fort Hamilton and Walter Reed Army Medical Center projects.

        Management fees from related parties totaled $3.3 million in 2005 compared to $1.4 million in 2004. Of the 2005 amount, $0.5 million related to the Fort Stewart and Hunter Army Airfield project and $0.7 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003; $0.1 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.1 million related to the Walter Reed Army Medical Center and Fort Detrick project which commenced operations in the third quarter of 2004; $0.3 million related to the Fort Eustis/Fort Story project and $1.6 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the 2004 amount, $0.6 million related to the Fort Carson project and $0.8 million related to the Fort Stewart and Hunter Army Airfield project.

        Other fee income totaled $7.5 million in 2005 compared to $0.9 million in 2004. Of the 2005 amount, $5.1 million related to development and construction/renovation fees earned from related parties, $1.5 million related to business development fees, and $0.9 million related to preferred returns on the military housing investments. Of the $5.1 million of development and construction/renovation fees, $2.0 million related to the Fort Stewart and Hunter Army Airfield project, which commenced operations in the fourth quarter of 2003; $0.5 million related to the Fort Hamilton project, which commenced operations in June 2004; $0.6 million related to the Walter Reed Army Medical Center and Fort Detrick project which commenced operations in July 2004; $0.3 million related to the Fort Eustis/Fort Story project and $1.7 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004. Of the $0.9 million of preferred returns, $0.4 million related to the Navy Northeast investment and $0.5 million related to the Fort Carson investment. Of the $0.9 million development and construction/renovation fees in 2004, $0.1 million related to the Fort Carson project, $0.3 million related to the Fort Hamilton project, and $0.5 million related to the Fort Stewart Hunter Army Airfield project.

        Expenses.    Property operating expenses include costs related to operating the military housing segment of our business. These costs were unchanged at $2.8 million in 2005 and 2004.

        Reimbursed expenses increased to $21.3 million in 2005 from $7.1 million in 2004 primarily due to payroll expenses related to the six military housing privatization projects in operation as of June 30, 2005; closing costs and transition expenses for the Fort Hamilton, Walter Reed, Fort Detrick, Fort Eustis/Fort Story, and Navy Northeast projects; and expenses relating to the Fort Carson project's management and renovation contracts.

Corporate

        Rental revenue and expense reimbursements, recognized with respect to the portions of our corporate headquarters leased to entities affiliated with Gary M. Holloway, Sr., and payroll and related expenses reimbursed by entities affiliated with Mr. Holloway for the provision of common services, amounted to $0.3 million in 2005 and $0.2 million in 2004.

        Other fee income-related party and other income, consisting primarily of interest income and fees earned from entities affiliated with Gary M. Holloway, Sr., decreased slightly to $0.1 million in 2005 from $0.3 million in 2004.

        Administrative expenses, primarily relating to management of our corporate office, accounting, legal, human resources and information technology, and corporate aircraft, increased to $5.7 million in 2005 from $0.7 million in 2004 primarily due to increased staffing and additional costs incurred in connection with becoming a public company and growth in our operating segments.

        Depreciation, relating primarily to our corporate headquarters, decreased slightly to $0.3 million in 2005 from $0.4 million in 2004 primarily due to the sale and transfer of an interest in a corporate aircraft in February 2005.

        Interest expense increased to $0.5 million in 2005 from $0.2 million in 2004 primarily due to an increase in the interest rate on our corporate headquarters loan and the corporate aircraft loan.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

	2004				2003
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(dollars in thousands)
Revenue:
Rent and other property income	$25,251	$—	$399	$25,650	$—	$—	$636	$636
Expense reimbursements:
Related party	1,140	31,822	347	33,309	230	2,921	122	3,273
Third party	7,203	—	—	7,203	7,318	—	—	7,318
Management fees:
Related party	1,458	2,897	—	4,355	2,432	1,460	—	3,892
Third party	3,986	—	—	3,986	2,624	—	—	2,624
Other fee income-related party	—	8,460	—	8,460	—	450	392	842
Other income	126	393	396	915	226	—	4	230

Total revenue	39,164	43,572	1,142	83,878	12,830	4,831	1,154	18,815
Operating Expenses:
Property operating expenses	16,258	6,497	—	22,755	5,001	4,217	—	9,218
Reimbursed expenses	8,343	31,822	347	40,512	7,548	2,921	122	10,591
Real estate taxes	1,887	—	—	1,887	—	—	83	83
Administrative expenses	—	—	4,439	4,439	—	—	1,405	1,405
Profits interest and employee initial public offering bonus expense	—	—	37,502	37,502	—	—	—	—
Depreciation and amortization	6,214	25	915	7,154	24	—	798	822
Interest	5,579	—	493	6,072	—	—	396	396

Total operating expenses	38,281	38,344	43,696	120,321	12,573	7,138	2,804	22,515

Income (loss) before equity in earnings of unconsolidated entities, minority interest and income taxes	883	5,228	(42,554)	(36,443)	257	(2,307)	(1,650)	(3,700)
Equity in earnings of unconsolidated entities	—	—	—	—	751	—	—	751

Income (loss) before minority interest and income taxes	883	5,228	(42,554)	(36,443)	1,008	(2,307)	(1,650)	(2,949)
Minority interest	—	—	247	247	—	—	—	—

Income (loss) before income taxes	883	5,228	(42,801)	(36,690)	1008	(2,307)	(1,650)	(2,949)
Income taxes	33	279	—	312	—	—	—	—

Net income (loss)	$850	$4,949	$(42,801)	$(37,002)	$1,008	$(2,307)	$(1,650)	$(2,949)

Student Housing

        Revenue.    We acquired 30 student housing properties in 2004. Rent and other property income from these properties totaled $25.3 million for this period. Because we did not own any student housing properties in 2003, we had no rent and other property income for the period.

        Expense reimbursements from related parties increased to $1.1 million for the year ended December 31, 2004 from $0.2 million in 2003, primarily due to payroll reimbursements attributable to the properties acquired by related parties that we managed during the period from May 2003 through

February 2004. Expense reimbursements from third parties decreased slightly to $7.2 million for the year ended December 31, 2004 from $7.3 million in 2003.

        Management fee income from related parties was $1.5 million for the year ended December 31, 2004, consisting of $1.1 million of standard management fees and $0.4 million of asset management fees, as compared to $2.4 million in 2003, consisting of $1.8 million of standard management fees and $0.6 million of asset management fees. The $0.7 million decrease in standard management fees and the $0.2 million decrease in asset management fees resulted primarily from the disposition of three properties owned by related parties during the period from February 2003 through January 2004 due to the investment criteria of certain equity partners in those properties. Management fee income from third parties increased to $4.0 million for the year ended December 31, 2004 from $2.6 million in 2003, primarily due to increased revenue at the managed properties.

        Expenses.    Property operating expenses increased to $16.3 million for the year ended December 31, 2004 from $5.0 million in 2003, primarily due to expenses attributable to the 30 student housing properties acquired during the year ended December 31, 2004.

        Reimbursed expenses increased to $8.3 million for the year ended December 31, 2004 from $7.5 million in 2003, primarily due to an increase in payroll costs associated with the acquisition of the properties by related parties during the period from May 2003 to February 2004.

        Real estate taxes increased to $1.9 million for the year ended December 31, 2004, primarily attributable to the 30 student housing properties acquired during the year ended December 31, 2004. We did not pay any real estate taxes during 2003 because we did not own any student housing properties during the period.

        Depreciation and amortization increased to $6.2 million for the year ended December 31, 2004 from less than $0.1 million in 2003 related to the acquisition of 30 properties with an aggregate cost of approximately $634.5 million for the year ended December 31, 2004.

        Interest expense increased from $5.6 million for the year ended December 31, 2004 from no interest expense in 2003 as a result of incurring $360 million of debt in connection with the acquisition of 30 properties during the year ended December 31, 2004.

        Equity in earnings of unconsolidated subsidiaries amounted to $0.8 million for the year ended December 31, 2003 relating to a liquidating distribution received by College Park Management, Inc. in connection with its prior 40% interest in Atrium Pacific Avenue, LLC. College Park Management, Inc. discontinued recording its share of the losses of Atrium Pacific Avenue, LLC prior to 2002 because its investment was reduced to zero. In 2003, the real estate property owned by Atrium Pacific Avenue, LLC was sold and a liquidating distribution was paid to College Park Management, Inc.

Military Housing

        Revenue.    Expense reimbursements totaled $31.8 million for the year ended December 31, 2004 compared to $2.9 million in 2003. Of the 2004 amount, $7.0 million related to the Fort Stewart and Hunter Army Airfield project and $11.8 million related to the Fort Carson project, both of which commenced operations in the fourth quarter of 2003; $0.9 million related to the Fort Hamilton project, which commenced operations in the second quarter of 2004; $0.7 million related to the Walter Reed Army Medical Center and Fort Detrick project, which commenced operations in the third quarter of 2004; $3.7 million related to the Fort Eustis/Fort Story project and $6.7 million related to the Navy Northeast project, both of which commenced operations in the fourth quarter of 2004; and $1.0 million related to reimbursement of costs incurred in the development of the CDMP for the Fort Hamilton Project, Walter Reed Army Medical Center/Fort Detrick project and the Fort Eustis/Fort Story project.

        Management fees from related parties increased to $2.9 million for the year ended December 31, 2004 from $1.5 million in the comparable period of 2003, primarily due to fees from the Fort Hamilton project, the Walter Reed Army Medical Center and Fort Detrick project, the Fort Eustis/Fort Story project and the Navy Northeast project. Of the $2.9 million of fees in 2004, $1.0 million related to the Fort Stewart and Hunter Army Airfield project and $1.1 million related to the Fort Carson project; $0.1 million related to the Fort Hamilton project and $0.1 related to the Walter Reed Army Medical Center and Fort Detrick project; and less than $0.1 million related to the Fort Eustis/Fort Story project and $0.5 million related to the Navy Northeast project.

        Other fee income from related parties increased to $8.5 million for the year ended December 31, 2004 from $0.5 million in 2003. The 2004 income consisted of $6.3 million of development and construction/renovation fees and $2.2 million of business development fees. Of the development and construction/renovation fees, $2.3 million related to the Fort Stewart and Hunter Army Airfield project, $0.8 million related to the Fort Carson project, $0.5 million related to the Fort Hamilton project, $1.0 million related to the Walter Reed Army Medical Center and Fort Detrick project and $1.7 million related to the Navy Northeast project.

        Expenses.    Property operating expenses increased to $6.5 million for the year ended December 31, 2004 from $4.2 million in 2003, primarily due to staffing increases related to expansion of our planning, execution and management teams to address the needs of the military housing segment.

        Reimbursed expenses increased to $31.8 million for the year ended December 31, 2004 from $2.9 million in 2003, primarily due to payroll expenses for Fort Stewart and Hunter Army Airfield, Fort Carson, Fort Hamilton, Fort Eustis/Fort Story, Navy Northeast, Walter Reed Army Medical Center and Fort Detrick that were in operation during 2004 but only a portion, if at all, during 2003; closing costs and transition expenses for Fort Hamilton and Walter Reed Army Medical Center and Fort Detrick; and expenses for the Fort Carson project and Fort Stewart and Hunter Army Airfield project management and renovation contracts.

Corporate

        Rental revenue and expense reimbursements relating to the lease of a portion of our corporate headquarters to entities affiliated with Gary M. Holloway, Sr. decreased slightly to $0.7 million for the year ended December 31, 2004 from $0.8 million in 2003.

        Reimbursed expenses increased slightly to $0.3 million for the year ended December 31, 2004 from $0.1 million in 2003.

        Administrative expenses increased to $4.4 million for the year ended December 31, 2004 from $1.4 million in 2003, due to increased staffing and additional costs incurred in connection with becoming a public company.

        During the year ended December 31, 2004, $37.5 million of compensation expense was recorded, consisting of $33.2 million of profits interests awarded by Mr. Holloway to certain employees of our predecessor entities and other entities affiliated with Mr. Holloway in recognition of past services and $4.3 million of bonuses paid by Mr. Holloway to other employees in connection with our initial public offering. The profits interests were paid to employees who were eligible to participate in the net proceeds or value received by Mr. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Mr. Holloway's equity investments in such assets. These employees rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests as of the date that such profits interests were awarded. In accordance with Financial Accounting Standards Statement No. 5, Accounting for Contingencies, compensation expense relating to the award of these profits interests was required to be recognized by our predecessor entities when the sale or disposition of the assets resulting in proceeds received by

Mr. Holloway in an amount in excess of his equity investment in such assets became probable. This amount became probable during the third quarter of 2004 when the remaining profits interests awards were amended to fix the value of such awards at $33.2 million to be paid to these employees. Accordingly, we recognized compensation expense in this amount in the third quarter of 2004. Mr. Holloway's obligations regarding the profits interests were satisfied upon the transfer of units of limited partnership in our operating partnership with a value of $33.2 million to these employees on November 2, 2004, the closing date of our initial public offering.

        Depreciation, relating primarily to our headquarters and corporate aircraft, of $0.9 million for the year ended December 31, 2004 slightly increased from the year ended December 31, 2003. In February 2005, we sold our interests in the entity that owned the corporate aircraft to Gary M. Holloway, Sr.

        Interest expense of $0.5 million for the year ended December 31, 2004 slightly increased from $0.4 million for the year ended December 31, 2003.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

	2003				2002
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(dollars in thousands)
Revenue:
Rent and other property income	$—	$—	$636	$636	$—	$—	$736	$736
Expense reimbursements:
Related party	230	2,921	122	3,273	107	—	142	249
Third party	7,318	—	—	7,318	3,462	—	—	3,462
Management fees:
Related party	2,432	1,460	—	3,892	6,578	—	—	6,578
Third party	2,624	—	—	2,624	1,983	—	—	1,983
Other fee income—related party	—	450	—	450	—	—	—	—
Other income	226	—	396	622	264	—	403	667

Total revenue	12,830	4,831	1,154	18,815	12,394	—	1,281	13,675
Operating Expenses:
Property operating expenses	5,001	4,217	—	9,218	5,074	2,336	—	7,410
Reimbursed expenses	7,548	2,921	122	10,591	3,569	—	142	3,711
Administrative expenses	—	—	1,488	1,488	—	—	763	763
Depreciation and amortization	24	—	798	822	23	—	798	821
Interest	—	—	396	396	—	—	542	542

Total expenses	12,573	7,138	2,804	22,515	8,666	2,336	2,245	13,247

Income (loss) before equity in earnings of unconsolidated entities	257	(2,307)	(1,650)	(3,700)	3,728	(2,336)	(964)	428
Equity in earnings on unconsolidated entities	751	—	—	751	—	—	—	—

Net income (loss)	$1,008	$(2,307)	$(1,650)	$(2,949)	$3,728	$(2,336)	$(964)	$428

Student Housing

        Revenue.    Expense reimbursements from related parties increased slightly to $0.2 million for the year ended December 31, 2003 from $0.1 million in 2002, primarily due to payroll reimbursements attributable to the properties acquired by related parties that we managed during the period from May 2003 through December 2003. Expense reimbursements from third parties increased to $7.3 million for the year ended December 31, 2003 from $3.5 million in 2002, primarily due to new management agreements entered into since December 31, 2002.

        Management fee income from related parties was $2.4 million for the year ended December 31, 2003, consisting of $1.8 million of standard management fees and $0.6 million of asset management fees, as compared to $6.6 million in 2002, consisting of $4.2 million of standard management fees and $2.4 million of asset management fees. The $2.4 million decrease in standard management fees and the $1.8 million decrease in asset management fees resulted primarily from the disposition of three properties owned by related parties during 2003 due to the investment criteria of certain equity partners in these properties. Management fee income from third parties increased to $2.6 million for the year ended December 31, 2003 from $2.0 million in 2002, primarily due to a successful property tax appeal by a certain third party owner. The successful outcome of this appeal enabled us to collect $1.1 million in fees related to prior periods for which recovery was previously deemed uncertain.

        Expenses.    Property operating expenses decreased slightly to $5.0 million for the year ended December 31, 2003 compared to $5.1 million for the year ended December 31, 2002.

        Reimbursed expenses increased to $7.5 million for the year ended December 31, 2003 from $3.6 million in 2002, primarily due to an increase in payroll costs associated with the acquisition of the properties by related parties during the period from May 2003 to December 2003.

        Equity in earnings of unconsolidated entities was $0.8 million for the year ended December 31, 2003 primarily related to a liquidating distribution received upon the sale of College Park Management, Inc.'s prior investment in Atrium Pacific Avenue, LLC.

Military Housing

        Revenue.    Expense reimbursements totaled $2.9 million for the year ended December 31, 2003. These reimbursements related to the Fort Stewart and Hunter Army Airfield project and the Fort Carson project, both of which commenced operations in the fourth quarter of 2003.

        Management fees from related parties totaled $1.5 million for the year ended December 31, 2003. These fees related to the Fort Stewart and Hunter Army Airfield project and the Fort Carson project, both of which commenced operations in the fourth quarter of 2003.

        Other fee income from third parties totaled $0.5 million for the year ended December 31, 2003. These income related to a business development fee earned for the Fort Stewart and Hunter Army Airfield project.

        We had no revenue in 2002 because we had not entered into any agreements or made in investments in military housing privatization projects in 2002.

        Expenses.    Property operating expenses increased to $4.2 million for the year ended December 31, 2003 from $2.3 million in 2002, primarily due to staffing increases related to expansion of the planning, execution and management teams to address the needs of the military housing segment. We had no other expenses in 2002.

        Reimbursed expenses were $2.9 million for the year ended December 31, 2003, primarily due to payroll expenses for Fort Stewart and Hunter Army Airfield project and the Fort Carson project.

Corporate

        Rental revenue and expense reimbursements relating to the lease of a portion of our corporate headquarters to entities affiliated with Gary M. Holloway, Sr. decreased slightly to $0.8 million for the year ended December 31, 2003 compared to $0.9 million in 2002.

        Reimbursed expenses remained unchanged at $0.1 million for the years ended December 31, 2003 and 2002.

        Administrative expenses increased to $1.5 million for the year ended December 31, 2003 from $0.8 million in the comparable to period of 2002 due to increased staffing and additional costs incurred in connection with acquiring and managing additional properties.

        Depreciation, relating primarily to our headquarters and corporate aircraft, of $0.8 million for the year ended December 31, 2003 was comparable to the year ended December 31, 2002.

        Interest expense of $0.4 million for the year ended December 31, 2003 decreased slightly from $0.5 million for the year ended December 31, 2002.

Liquidity and Capital Resources

        Short-term liquidity requirements consist primarily of funds necessary to pay operating expenses and other costs. These expenses and costs may include (i) recurring maintenance and capital expenditures to maintain and lease our properties, (ii) interest expense and scheduled principal payments on outstanding indebtedness, (iii) real estate taxes and insurance, (iv) corporate salaries, employee benefits and other corporate overhead and administrative expenses and (v) future distributions to shareholders and partners of our operating partnership. Our existing working capital and cash provided by operations, together with amounts available to us under our $150.0 million revolving credit facility are expected to be sufficient to meet our short-term liquidity requirements. Availability under the credit facility as of June 30, 2005 was limited to a borrowing base amount equal to the sum of 60% of the value of an unencumbered asset pool as of the end of the previous quarter (which in no event may contain fewer than five student housing properties) and 50% of the annualized value of our cash flow from our management of military housing privatization projects and student housing properties in the previous quarter. The credit facility was obtained by our operating partnership in November 2004, and GMH Communities Trust serves as guarantor for the credit facility. Advances under the credit facility bear interest, at the election of the borrower, at a Eurodollar rate based on LIBOR or a base rate based on the prime rate announced by Bank of America, N.A., as the administrative agent of the facility, plus an "Applicable Rate," ranging from 1.50% to 2.00% for Eurodollar rate loans or 0.625% to 1.375% for base rate loans. The Applicable Rate is determined by the ratio of all liabilities to our total asset value, as defined in the credit facility. The credit facility also requires that we maintain certain corporate level financial covenants.

        As of September 19, 2005, we had availability under the credit facility equal to $150.0 million, of which $106.0 million in borrowings was outstanding, and bearing interest rates ranging from 5.57% to 5.91%. As of September 19, 2005, there were no letters of credit outstanding under the credit facility.

        In January 2005, we paid a dividend distribution to our shareholders in excess of a covenant under our credit facility that restricted us making distributions of greater than 95% of our funds from operations. We received a formal waiver of this instance of noncompliance with the financial covenant from our lenders. We and the lenders also agreed to modify the covenant related to the payment of dividends to shareholders for the year ended December 31, 2005. Under the terms of the modification, we are now restricted from paying distributions to our shareholders in 2005 in excess of 110% of our funds from operations. At the end of 2005, the financial covenant related to the payment of dividends will revert to the original terms.

        Additionally, we did not reduce the aggregate amount of our outstanding variable-rate indebtedness as a percentage of our total outstanding indebtedness below 30% by February 8, 2005, as required by the terms of the credit facility. On February 24, 2005, we converted certain variable-rate loans secured by seven student housing properties to fixed-rate loans. As a result of this refinancing, we lowered our outstanding variable-rate indebtedness as a percentage of fixed-rate indebtedness below the 30% limit. We received a formal waiver from our lenders of this instance of noncompliance with the financial covenant for the period from February 8, 2005 through February 23, 2005.

        At June 30, 2005, our leverage ratio exceeded the 60% ceiling set forth in the credit facility. We received a formal waiver of this instance of noncompliance with the financial covenant. Additionally, in August 2005, we entered into an amendment of the credit facility, under which the calculation of the borrowing base was revised to include cash flow from the military housing construction and development fees and to increase the total cash flow attributable to annualized fees from the management, construction and development of the military housing privatization projects and student housing properties from 35% to 50%. The amendment also increased the applicable interest rate ranges on outstanding borrowings under the credit facility to the following: 1.625% to 2.375% for Eurodollar rate loans or 0.75% to 1.75% for prime rate loans. The amendment also modified the calculation of the leverage ratio and increased the maximum leverage ratio from 60% to 65% through December 31, 2005. At the end of the first quarter of 2006, the maximum leverage ratio will revert to 60%.

        We elected to be treated as a REIT for federal income tax purposes in connection with the filing of our tax return relating to the fiscal year ended December 31, 2004. As a REIT, we are required to distribute at least 90% of our REIT taxable income to our shareholders on an annual basis. Therefore, except as discussed below, as a general matter, a substantial portion of cash generated by our operations will be used to fund distributions to shareholders and holders of limited partnership interests in our operating partnership, and will not be available to satisfy our liquidity needs.

        Future dividends and distributions will be declared at the discretion of our board of trustees and will depend on our actual cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other such factors as our board of trustees deems relevant. We expect that during most of 2005, our cash flow from operations will be insufficient to fund our anticipated dividend distributions. Therefore, we expect to rely on amounts available under our credit facility or through other third party debt financing to fund these distributions and other capital needs. In addition, our board of trustees may choose to pay a lower distribution in the event we are unable to obtain such financing. Any indebtedness we incur will increase our leverage and decrease our ability to borrow money for other needs, such as for the acquisition or development of additional student housing properties or investments relating to additional military housing privatization projects.

        As of June 30, 2005, 39 of our student housing properties, our corporate headquarters, and other assets were encumbered by notes payable aggregating $551.1 million and secured by first liens on the individual assets with an aggregate cost basis of approximately $787.0 million before accumulated depreciation. Our notes payable have a weighted-average interest rate of 4.90% and mature at various dates between August 2005 and June 2015 and require monthly payments of principal and interest or monthly payments of interest only. The table below sets forth for the five succeeding years and thereafter the aggregate annual principal payments of our notes payable and credit facility (dollars in thousands):

2005	$8,171
2006	5,188
2007	158,960
2008	4,708
2009	34,076
2010	65,954
2010 and thereafter	345,043

$622,100

        With regard to our military housing privatization projects, we made a $10.6 million equity contribution in November 2004 relating to our Navy Northeast project and have contractually committed to contribute an aggregate of $2.0 million in 2006 to our Fort Hamilton project, $5.9 million in 2007 to our Walter Reed Army Medical Center/Fort Detrick project, $3.6 million in 2010 for our Fort Eustis/Fort Story project, $8.0 million in 2011 for our Fort Stewart and Hunter Army Airfield project, and $6.3 million in 2011 for our Fort Bliss/White Sands project. These equity contributions help to fund the development, construction and renovation of housing units at these bases during their respective initial development periods.

        Typically, we are reimbursed for certain payroll expenses relating to the student housing properties we manage for third parties, for certain costs we incur after we are awarded the right to exclusively negotiate agreements for a military housing project until we enter into agreements for the project and for transition costs we incur shortly before initiation of our management of a military housing project. However, we are required to fund these costs prior to the time we receive the reimbursements. Typically, Army and Navy projects require approximately $1.0 million to $7.0 million in costs associated with transition and exclusive negotiations, depending on the size of the project. The expenditures typically begin 12 months prior to executing an agreement for the military housing project. Accordingly, these timing differences add to our short-term liquidity needs. See "Risk Factors—Specific Risks Related to our Military Housing Business."

        If cash flows from any of our military housing privatization projects are insufficient to meet the coverage ratios or benchmarks entitling us to receive fee payments, any unpaid fees will accumulate and be subsequently paid from operations or upon dissolution of the projects to the extent that funds are available and the applicable thresholds are met. If these thresholds are not met, we will not have access to certain of the fees we have earned. The unavailability of these funds would materially impact our ability to meet our short-term and long-term liquidity needs. We will be required to make equity contributions at the beginning of the initial development period for typical Navy transactions and at the end of the initial development period for typical Army transactions. If cash flow is insufficient, any unpaid equity returns will accumulate as specified in the applicable project agreement and subsequently be paid from operations or upon dissolution of the projects to the extent the funds are available. Based on our current expectations regarding the terms of the debt funding for our military projects, we expect that the projects will generate sufficient cash flows to fund the reinvestment account and pay anticipated equity returns.

        With regard to our currently owned student housing properties, we do not have any short-term capital commitments; however, we will require funds in connection with our anticipated acquisitions of additional student housing properties. We intend to fund the equity portion of the purchase price for these additional student housing properties by using funds from our credit facility or from available cash from operations. In addition, we may leverage our existing student housing properties to have cash available to fund the purchase price of additional student housing properties. Our primary source of funding for student housing property acquisitions during the next 12 months will be our credit facility and the placement of mortgage debt on the assets acquired. As of September 19, 2005, assuming the application of the estimated net proceeds from this offering to repay outstanding indebtedness under the facility, availability under the credit facility would have been $137.4 million. Depending upon the size of our student housing acquisition pipeline for the next 12 months, the timing of closings on our properties, and the amount of cash required to fund planned student housing acquisitions, we may exceed the maximum capacity available under our existing credit facility. In that event, we may pursue additional financing as opportunities arise. Future financings may include a range of different sizes or types of financing, including the sale of additional debt or equity securities. While we believe we will be able to obtain such funds, these funds may not be available on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including future market conditions, our success or lack of success in penetrating our markets, our future creditworthiness, and restrictions contained in agreements with our investors or lenders, including the restrictions contained in the agreement governing our revolving credit facility. These financings could increase our level of indebtedness or result in dilution to our equity holders.

        Long-term liquidity requirements with respect to our student housing and military housing segments consist primarily of amounts necessary to fund scheduled debt maturities, renovations and other non-recurring capital expenditures that need to be made periodically at our properties, and the costs associated with acquisitions of student housing properties and awards or acquisitions of military housing privatization projects that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including existing working capital, cash provided by operations, long-term mortgage indebtedness, and owner contributions. We now expect our long-term liquidity requirements to be satisfied primarily through cash generated by operations that is not used to fund distributions and the additional external financing sources discussed above.

Contractual Obligations

        The following table summarizes our contractual obligations, as well as obligations under certain contracts we consider probable of completion as of December 31, 2004 for each of the periods presented, thereafter and in the aggregate.

Contractual Obligations(1)	2005	2006	2007	2008	2009	Thereafter	Total
Notes payable(2)	$10,486	$5,269	$192,824	$4,744	$34,103	$122,581	$370,007
Acquisitions of properties(3)	82,700	—	—	—	—	—	82,700
Equity contribution(4)	—	2,000	5,900	—	—	17,900	25,800
Employment agreements	975	975	975	—	—	—	2,925

	$94,161	$8,244	$199,699	$4,744	$34,103	$140,481	$481,432

(1)
Excludes individual contractual obligations with a value of less than $25,000, contractual obligations relating to our operations that may be terminated with notice of one month or less and contractual obligations for which we expect to be reimbursed.

(2)
Represents scheduled payments of principal. Includes indebtedness associated with notes payable relating to the corporate aircraft that we acquired in connection with our initial public offering. We sold our interests in the entity that owns the aircraft back to Gary M. Holloway, Sr. in February 2005, at which time there was approximately $4.2 million of indebtedness remaining on the aircraft. In connection with this sale, Mr. Holloway assumed this indebtedness.

(3)
Represents the contractual obligations to purchase six student housing properties and an undeveloped parcel of land that we had under agreement of sale as of December 31, 2004.

(4)
Represents contractual commitments to fund equity contributions to military housing privatization projects, including those projects that are currently under exclusive negotiation.

Cash Distribution Policy

        Commencing with our taxable year ended December 31, 2004, we filed a tax return electing to be treated as a REIT under the Code, and we expect to continue to qualify as a REIT. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute our REIT taxable income to our shareholders, but the taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax. We intend to make at least the minimum distributions required to maintain our REIT qualifications under the Code. Holders of units of our limited partnership will also be entitled to distributions of cash equivalent to dividends per share paid to our common shareholders. For additional information regarding our distribution policy to shareholders, see "Price Range of Common Shares and Dividend Policy."

Inflation

        As a majority of our student housing leases are 12 months or less, rates on in-place leases generally approximate market rental rates. We believe that inflationary increases in expenses will be significantly offset by rent increases upon renewal. A majority of our military housing management fees, construction/renovation fees and business development fees are based on a percentage of revenue or expenses generated by us or the military housing privatization projects. We believe that inflationary increases in expenses will be significantly offset by increases in revenue.

Qualitative and Quantitative Disclosures about Market Risk

        Given current market conditions, our strategy favors fixed-rate, secured debt over variable-rate debt to minimize our exposure to increases in interest rates. As of June 30, 2005, 76% of the outstanding principal amount of our notes payable secured by properties we owned had fixed interest rates with a weighted-average rate of 4.85%. The remaining 24% of outstanding principal amount of our notes payable and line of credit, as of June 30, 2005, had variable interest rates primarily equal to LIBOR plus 1.75% to 2.25%.

        As of June 30, 2005, we had $71.0 million in funds drawn from our credit facility, bearing a variable interest rate at a Eurodollar rate based on a 30-day LIBOR at 3.24% and an applicable rate of 2.00%, for a total interest rate of 5.23%.

        As of June 30, 2005, based on our variable rate debt balances described above, if interest rates were to increase by 1.0%, our interest expense would increase by approximately $1.5 million on an annual basis.

OUR BUSINESS AND PROPERTIES

        GMH Communities Trust commenced operations on November 2, 2004, upon completion of its initial public offering and the simultaneous acquisition of the sole general partnership interest in GMH Communities, LP, referred to throughout this prospectus as our operating partnership. The historical operations prior to completion of our initial public offering that are described in this prospectus refer to the operations of College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P., and Corporate Flight Services, LLC, which are collectively referred to, together with our operating partnership, as The GMH Predecessor Entities or our predecessor entities.

        In connection with our formation transactions completed prior to and simultaneously with completion of our initial public offering, the interests in The GMH Predecessor Entities were contributed to our operating partnership as described in Note 1 of the financial statements for the period ended June 30, 2005 included in this prospectus and the section below titled "—Our Formation Transactions." We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us for the full fiscal year ended December 31, 2004.

Our Company

        We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we own and operate our student housing properties and own minority interests in joint ventures that own our military housing privatization projects. Through taxable REIT subsidiaries, we provide development, construction, renovation and management services for our military housing privatization projects and property management services for student housing properties owned by others. In addition, through our operating partnership, we provide consulting services with respect to the management of certain student housing properties owned by others, including, colleges, universities, and other private owners. We are one of the leading providers of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

        As of September 19, 2005, we owned or had ownership interests in 51 student housing properties, containing a total of 9,473 units and 30,755 beds, and four undeveloped parcels of land. We also manage or provide consulting services for 18 student housing properties owned by others, containing a total of 4,225 units and 12,085 beds, and an estimated 224 units and 718 beds currently under construction, and we provide interim management services for an additional student housing property under construction. Additionally, our operating partnership has an ownership interest in, and through various wholly-owned subsidiaries operates, seven military housing privatization projects, and has an additional project under exclusive negotiation, comprising an aggregate of 16,744 housing units on 19 military bases.

        GMH Communities Trust was formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, focusing on student housing. Since 1999, GMH Associates also had competed for the award of contracts to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privatization projects.

        We seek to capitalize on the highly fragmented student housing market at colleges and universities in the U.S. and the related need for quality and affordable off-campus, privately owned student housing. Focusing on this opportunity, we have, and prior to our formation, GMH Associates had, acquired or entered into joint ventures that acquired properties strategically located near college or university campuses. In addition, we have continued to expand upon the military housing business developed by GMH Associates and to seek the award of additional military housing privatization projects granted by the Department of Defense, or DoD, under the 1996 National Defense Authorization Act. Since 1996,

the DoD has awarded to private owners long-term privatization projects or rights to exclusively negotiate projects for 63 domestic projects, and has identified another 49 domestic projects for which it will seek to award privatization projects. Our management team has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiations have been awarded) and GMH Communities Trust is currently the leader in number of bases privatized to date.

        We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004, and intend to continue to qualify as a REIT. We perform certain management and other services relating to student and military housing, which would not be permitted to be performed by a REIT, through taxable REIT subsidiaries, GMH Military Housing, LLC and College Park Management TRS, Inc. A "taxable REIT subsidiary" is a corporation in which a REIT directly or indirectly holds shares and which makes a joint election with the REIT to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are generally subject to federal income taxation in the same manner as regular corporations and not as REITs. The extent to which a REIT can conduct its operations through a taxable REIT subsidiary is limited by provisions of the Code, which require that (i) dividends from a taxable REIT subsidiary, together with other nonqualifying gross income of the REIT, constitute not more than 25% of the REIT's gross income in any taxable year and (ii) securities issued by taxable REIT subsidiaries represent not more than 20% of the value of the REIT's total assets as of the close of any quarter of a taxable year of the REIT.

Our Recent Activities

        Since the completion of our formation transactions in connection with our initial public offering that was completed on November 2, 2004, we have had substantial growth activities in both our student and military housing segments.

Student Housing

        Since the transactions contemplated by our initial public offering, we have acquired 30 properties totaling 17,658 beds, and three undeveloped parcels of land, for an aggregate purchase price of $674.6 million. These properties were primarily financed through the placement and assumption of an aggregate of $330.0 million in mortgage debt on these properties. As of September 19, 2005, including the acquisitions that we completed in connection with our formation transactions and initial public offering, we have acquired 51 student housing properties totaling 30,755 beds, and four undeveloped parcels of land for development as student housing properties, for an aggregate purchase price of $1,052.9 million, including an aggregate of $297.6 million in new mortgage debt on these properties and the assumption of $327.8 million in existing mortgage debt on these properties. In addition, we refinanced variable-rate mortgage debt secured by seven of our student housing properties, resulting in the repayment of approximately $20.4 million of the total $113.7 million of mortgage debt on these properties, and replaced the remaining $93.3 million of variable-rate mortgage debt with an equal amount of fixed-rate mortgage debt with interest rates ranging from 4.24% to 4.7% and maturity terms ranging from five to seven years.

        We also have entered into a joint venture with an institutional partner to develop and construct two student housing properties, one of which is located in Orono, Maine and the other in Bowling Green, Ohio, with estimated aggregate costs for acquiring the properties and development and construction of approximately $43.5 million. Under the terms of this venture, our joint venture partner will fund 90% of the $11.5 million in equity expected to be required for the properties, which includes acquisition costs for the properties and a portion of the development and construction costs. We will fund the remaining 10% of this $11.5 million required equity, or approximately $1.2 million. The joint venture is in the process of obtaining a construction loan for each property that we expect to permit draws for up to an aggregate of $32.0 million, or approximately 75% of the total costs for the two student housing properties to be developed. We will manage the properties, including the development, construction and pre-leasing of the properties. We have the option to purchase our joint venture partner's interest in the joint venture within one year after completion of the student housing properties, which is expected to be prior to the 2006/2007 academic year.

Military Housing

        Since our initial public offering, we were awarded and have entered into final agreements with respect to three military housing privatization projects in operation, in addition to the four military housing privatization projects in which we acquired interests in connection with our formation transactions. Shortly after completion of our initial public offering, we partnered with the Department of the Navy to design, build, manage and maintain the military family housing at eight Northeast Region naval installations, referred to as our Navy Northeast project. In addition, during the first quarter of 2005, we obtained permanent financing on our Fort Eustis/Fort Story project, which covers two bases located in Virginia involving the new construction and/or major renovation of more than 1,100 end-state housing units. End-state housing units are the housing units, including units subject to new construction and existing units, whether or not subject to renovation, that are approved for completion and management by the end of the initial development period for the project. Finally, in July 2005, we partnered with the Department of the Army to design, build, manage and maintain military housing at Fort Bliss near El Paso, Texas and the White Sands Missile Range near Las Cruces, New Mexico. The finalized plans for this project include a six-year initial development period with new construction and/or major renovation of more than 3,000 end-state housing units.

        In May 2005, we were selected by the U.S. Department of the Army to be its private sector partner for the design, development, construction, renovation and management of family military housing at Fort Gordon, located near Augusta, Georgia. This 50-year project is expected to have a six-year initial development period with new construction and/or major renovations on an estimated 887 end-state housing units. We are in exclusive negotiations for this project, and expect to execute definitive agreements relating to the final terms of the project in the second quarter of 2006 upon approval from Congress and the Department of the Army. In addition, we are currently in the solicitation process with the Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units.

Pending Acquisitions

        As of September 19, 2005, through our operating partnership, we had binding agreements to acquire two student housing properties in exchange for the payment of an aggregate cash purchase price of approximately $73.8 million, including the expected placement of $9.6 million in mortgage debt on these properties and the assumption of approximately $35.8 million of existing mortgage debt on these properties. In addition, as of September 19, 2005, we had non-binding letters of intent to acquire four student housing properties and two undeveloped parcels of land for an expected aggregate cash purchase price of $139.4 million, including the expected placement of $84.9 million in new mortgage debt on these assets.

        We refer to these transactions throughout this prospectus as our pending acquisitions. Completion of our pending acquisitions is subject to customary conditions, including satisfactory completion by us of our due diligence investigation, acceptable environmental status and receipt of clear title to the properties subject to these agreements. We expect to acquire these assets, in some cases, subject to existing debt. We cannot assure you that we will be able to complete any of our pending acquisitions or that the terms we have negotiated will not change.

Management Team

        We are led by a senior management team with experience in both the student housing and military housing industries and are supported by a highly experienced board of trustees. Mr. Holloway, together with Joseph M. Coyle, president of our student housing division, and Bruce F. Robinson, president of our military housing division, have an average of over 25 years of individual experience in various aspects of the real estate business. Our senior management team, through our predecessor entities, has been involved in the student housing industry since 1985 and has been acquiring, renovating, developing and managing student housing since December 1995. While at GMH Associates, our senior management team was actively involved in more than 55 projects and investments with an aggregate value of more than $5.0 billion, including both principal-related investments and fee-based activities. The principal-related investments have included student housing, military housing and commercial real estate properties.

        Our senior management team understands that the student housing and military housing businesses each requires a unique set of management skills, and believes that it has the experience and knowledge base to effectively lead in both segments. To profitably own and manage student housing properties, our management recognizes the importance of, and believes that it has the skills to, identify select properties and markets, deliver a high quality product to the student residents and manage a process of superior execution on operations. To achieve success in the military housing business, our management continues to build and maintain strong relationships with federal, state and local governments and companies with which we have strategic relationships, and to assemble and motivate dedicated project teams to win project awards. After a project has been awarded, this management team understands the importance of leading through and after the initial development phase, continually focusing on timely project execution and cost-effectiveness, and producing a high quality product.

Student Housing Business

Overview

        Through its development, redevelopment and strategic acquisitions of student housing properties, directly and indirectly through joint ventures, our management team has led GMH Communities Trust, based upon our internal competitive analysis estimates, to become one of the largest private operators of off-campus housing for college and university students in the U.S.

        We seek to acquire and manage high quality student housing strategically located near college or university campuses and other points of interest, such as restaurants or other nightlife destinations that cater to students. The properties we seek to acquire and manage include town homes, high-rise, mid-rise and garden-style apartment complexes. The amenities we offer residents vary by property, but include many of those commonly sought by students, such as private bedrooms and bathrooms, high quality student furnishings, cable television, wired and wireless high speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms. Additionally, we strive to create attractive environments for our residents by providing, among other things, lighted parking lots, student housing employees living on-site as well as 24-hour maintenance and emergency services. Although we target student residents, a small percentage of our residents are non-students.

        We believe there are substantial opportunities to acquire and manage off-campus student housing. According to the Rosen Consulting Group, LLC, a California-based real estate and regional economics research and consulting firm that provides expert viewpoints and forecasts on the economy, the capital markets and the real estate markets for banks, insurance companies and real estate investors, the off-campus student housing market contains approximately 5.3 million beds of an estimated 7.5 million total student housing beds. Based on our experience acquiring and operating student housing properties, we estimate that the aggregate value of all student housing properties is approximately $159 billion, based on an assumed average asset value of $30,000 per bed. We also estimate annual aggregate student housing rental revenues of approximately $23 billion, assuming an average monthly rental rate of $360 per bed. We base these asset value and rental rate assumptions on our own experience acquiring and operating student housing properties. Currently, the student housing market is highly fragmented and primarily served by local property owners. In addition, a significant number of existing student housing properties are obsolete, creating demand by students for high quality housing and premium services. Further, the U.S. Department of Education's National Center for Educational Statistics, or NCES, has projected that enrollment at four-year institutions of higher education in the U.S. will increase from the 15.3 million students that were enrolled in 2000 to 17.5 million students in 2010. This growth in students is projected to impact particular geographic regions of the country disproportionately, highlighting the importance of our acquisition of targeted investment properties in select markets. We further believe that due to budgetary constraints, colleges and universities have not sufficiently expanded, renovated or modernized existing on-campus student housing to meet this increasing demand for student housing. According to the Center for the Study of Education Policy, colleges and universities may be faced with tighter budgets and increasing competition for students, and have less funding available to develop and manage student housing properties themselves.

        According to the Rosen Consulting Group, the combination of higher enrollments of full-time students attending four-year programs and the lack of attractive on-campus housing properties available for students will cause a significant increase in demand for high quality off-campus student housing in those regions experiencing high levels of student growth. The NCES data also indicates an increase in the number of students desiring to live off-campus. Currently, 5.3 million of the estimated 7.5 million beds in the student housing market are located in off-campus student housing, compared to 2.2 million beds located on-campus. According to the publication College Planning and Management, in 2003, of 118 colleges and universities surveyed, on-campus student housing capacity was, on average, 23.7% of the total student population. We believe that this demand for high quality, off-campus student housing will afford private owners opportunities to capitalize on the off-campus student housing market.

        Furthermore, according to information provided by the Association of College and University Housing Officers—International, or ACUHO, many college and university students favor a distinctive student housing product, unlike that which is typically offered by colleges and universities today, that provides functional housing units with amenities and services designed specifically to meet their particular lifestyles and needs. We also believe that, because of the structural and functional obsolescence of many existing on-campus and off-campus student housing properties, future opportunities may exist to establish joint ventures with colleges and universities to manage, lease, renovate or develop on- and off-campus student housing, although we have not yet entered into any such arrangements. Opportunities may exist for us to participate in these arrangements through the ownership or leasing of properties or otherwise.

        Based upon NCES data and our internal analysis of the current student housing marketplace, we believe that the student housing industry has been under managed to date, and that the key factors to the successful execution of our business plan include, among other things, the provision of high quality student housing with a high degree of customer interaction, the implementation of well-managed marketing, leasing, maintenance, retention and collection programs for our properties and the ability to incentivize our management by empowering them to achieve specific objectives.

        We will only consider opportunities for those types of arrangements in the student housing business that are consistent with our ability to maintain our status as a REIT for federal income tax purposes. In order to qualify as a REIT, a specified percentage of our gross income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of non-rental related assets).

Strategy

        From a growth perspective, our strategy in the student housing business is to acquire, own and effectively manage a diverse portfolio of attractive and high quality off-campus student housing properties located near college and university campuses throughout the U.S. We focus on owning and operating town homes, high-rise, mid-rise and garden-style apartment complexes. Our operational strategy is to manage our student housing properties, as well as those we manage for colleges, universities and private owners, with a focus on catering to the college and university student, whose needs and lifestyle differ greatly from the needs and lifestyle of a typical apartment resident. We implement these strategies as follows:

        Target select properties/markets.    We seek to acquire and manage high quality student housing strategically located near college or university campuses and other points of interest, such as restaurants or other nightlife destinations that cater to students. We specifically target those acquisition sites that are located near colleges or universities with a student enrollment of at least 5,000, where the college or university is the primary driver of the local economy and where there is a shortage of existing modern student housing. We typically target sites within approximately two miles of the college or university campus. Our management team has found that most students prefer to live within a narrowly-defined geographic radius around a particular college or university campus because it provides students with the feeling of being a part of the campus community and also shortens students' commutes to and from classes. We also believe that we have identified a trend that students, particularly upperclassmen, want to live near entertainment venues near campus, such as restaurants or nightlife destinations. In order to capitalize on this growing trend in the market, we intend not only to seek to acquire and manage premium student housing properties strategically located near college or university campuses, but also those properties close to other points of interest close to campus.

        We believe that many of the local satellite campuses of large, state-funded colleges and universities have significant growth potential as the main campuses of these institutions, according to NCES data, have begun to cap the number of students accepted. These caps on student enrollment at large, state-funded institutions have also had a positive effect on campus enrollment at competing colleges and universities located near these institutions. For example, the main campus of the University of Georgia in Athens, Georgia, has experienced and is projected to continue to experience minimal enrollment growth because its current enrollment is at or near its capacity. This has produced opportunities at traditionally smaller campuses such as Georgia Southern University, in Statesboro, Georgia, where enrollment has grown on average at an annual rate of 3% to 4% from 2001 to 2004 to its enrollment as of Fall 2004 of 16,100 students. We believe that our size and financial strength gives us a competitive advantage over smaller, less established competitors in our target areas.

        Given our management team's experience in and knowledge of the student housing market, we believe that we have developed a solid foundation upon which to identify, evaluate and acquire high quality properties in the future. Our management team's identification efforts of prospective properties is enhanced by its affiliations with and active membership in leading university-related organizations such as the National Association of College and University Business Officers, ACUHO and the National Association of College Personnel Administration. We believe we have the opportunity to acquire additional student housing properties, typically with a combination of cash, common shares and/or units of limited partnership interest in our operating partnership, thereby creating the opportunity for tax-deferred transactions for a seller.

        Deliver full range of high quality product.    We seek to acquire and manage modern, state-of-the-art town homes, high-rise, mid-rise and garden-style apartments that are tailored to the "student lifestyle." The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area consisting of a living room, a dining area and a kitchen. In addition to functionality and appearance, we have found that students want to be offered a variety of amenities, similar to those found at typical luxury apartment communities. Amenities such as private bedrooms and high quality furnishings, cable television, wired and wireless high-speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms are found in some combination at all of our properties. We also provide our residents with lighted parking lots, employ student housing personnel that live on-site and 24-hour maintenance and emergency services.

        Our message to prospective student residents is that our properties provide a home-like environment with state-of-the-art technological capabilities and amenities and services designed to maximize their college or university experience. In our marketing efforts, we convey the message that living at one of our properties, unlike a typical apartment property, is like becoming a part of a small community within the larger college or university. To this end, we offer regular "events" at our properties, such as athletic competitions, including volleyball and basketball tournaments, "battle of the bands" nights and non-alcoholic social events. We also offer prospective residents a roommate matching program, where students wishing to find roommates provide us with their background information, including their likes and dislikes, so that our property staff may attempt to match these individuals with compatible roommates.

        Each of our properties is managed, leased and maintained by an experienced staff of on-site employees. These employees are available to our student residents around the clock to provide routine maintenance service or to assist in emergencies. We also employ three regional managers who are responsible for coordinating the operations of our properties within each of their respective regions. Our management team works closely with the neighboring college and university housing and development staffs near our properties to ensure that the needs of students, parents and the institutions are being met throughout the year. For example, our management team coordinates with colleges and universities to provide students with access, where available, to the college or university computer network from each property's computer room or from student apartment units, and to become an approved provider of student housing for the local college or university.

        We have developed specific management systems that are designed to optimize student housing operations and to maintain the value of our properties. These systems include the implementation of standard lease terms that generally require parental guarantees, making frequent and regular apartment inspections conducted during the course of the lease term, and maintaining and distributing a "price list" to our residents for any property damages incurred during the lease term and thereby incentivizing students to maintain their units. For the 2005/2006 academic year, we received parental guarantees on more than 90% of the student leases in our portfolio. Two exceptions for which we generally do not seek parental guarantees include leases with international students due to the high burden of obtaining or collecting on guarantees from parents of students who are not located in the U.S. and leases with residents who provide evidence of satisfactory personal income.

        Superior execution of operations.    We utilize dynamic, professional marketing services primarily to create web- and Internet-based applications to market and make information about us and our properties easily accessible to students, and initiate word of mouth campaigns to attract student residents. Recognizing the importance of the Internet, we have an individualized web site dedicated for each of our student housing properties containing information about each property, amenities and services available at each property and pricing and leasing information. To a lesser degree, we also advertise through more traditional media, such as radio, print and television, particularly focusing on media such as student-run newspapers that target the student market. We also maintain informal "high school feeder programs," through which our local leasing and marketing representatives visit the high schools that send a majority of students to the colleges and universities in our target markets and meet with students and their guidance counselors to inform them of the housing options that we offer.

        The support of colleges and universities is beneficial to the continued success of our off-campus properties and, to this end, we actively seek to have these institutions recommend our properties to their students. Specifically, we attempt to enter into informal arrangements with colleges and universities to have them include information about certain off-campus properties that we manage on their home pages and to have them provide direct hyperlinks to these properties' web sites, in addition to distributing brochures relating to these properties. We currently have arrangements with several educational institutions that provide their students with informational materials directing them to our properties. In cases where colleges and universities do not offer active recommendations for our off-campus housing, most nonetheless provide lists of suitable off-campus properties to their students. We continually work to ensure that our properties are on these lists in each of the markets that we serve.

        We simplify the bill-paying process by including all costs associated with living at our properties, including water, electricity, gas, cable services and Internet services, in one monthly rental check to be paid to us by students or their parents. Most of the properties that we operate implement this billing feature. We limit our exposure to excessive utility bills from residents by setting a reasonable limit on how much we will pay per resident per month for a particular utility, such as water or electricity. If a resident's monthly bill for a utility exceeds the set limit, the excess cost is charged to the resident on the subsequent month's bill.

        In addition to our streamlined bill-payment system, we believe that our method of leasing is attractive to student residents and their parents. Under a traditional apartment lease, housing units are leased by the unit, and, therefore, all residents living in a particular unit are responsible for any liabilities of their roommates. We circumvent this situation by typically leasing our housing units by the bed, not the unit. As a result, students in our properties are contractually responsible for making only payments associated with their individual or pro-rata use of the properties.

        We seek to maximize income by operating at a high level of efficiency through intensive management and prudent capital expenditures. In addition, property acquisitions in our target markets should permit us to increase student awareness of our properties through our cross-marketing programs, gain economies of scale by enabling us to consolidate management and leasing services and reduce costs of capital goods, supplies, furniture and other goods and services bought in bulk.

Student Leases

        Our property leases typically contain the following terms:

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  a 12-month lease term (rent payable in equal monthly installments);

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  rent payments monthly, and typically includes charges for all amenities provided at the property, such as basic cable, a fitness center, a swimming pool and usually parking;

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  require a guarantee by parents or legal guardians, relating to, among other things, the amounts payable under the lease, unless a student resident can provide evidence of satisfactory personal income under fair housing laws, or international residence status;

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  require that student residents pay a security deposit and/or a move-in fee. The deposit is applied against any damages to the unit caused by the student (including furnishings and household items in the unit). Students and their lease guarantors also are required to assume personal responsibility for any damages caused to a unit's or property's common areas;

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  restrictions on the subletting of units without our prior written consent; and

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  lease default provisions in the event of failure to pay rent when due, breach of any covenant contained in the lease or abandonment of the unit.

Lease Administration and Marketing Systems

        We believe we are an industry leader in identifying and implementing e-business solutions to improve the on-site decision-making processes of local management at each of the college and university communities where we either own or manage properties. We continue to focus on student housing information technology innovations, including customizing web-based applications designed to reduce operating costs, reacting quickly to frequent leasing and market changes and improving real-time operating information and services to student residents.

        We implement state-of-the-art, real time systems that provide for on-line resident applications, on-line work orders and facilities management and occupancy reporting. We also have an on-line payment system which is currently being used to facilitate all credit card payments at most of our student housing properties, and expect to have this system implemented at all of our student housing properties by the end of 2005. These exclusive systems have dramatically improved the efficiency of our operations and have improved services to an increasingly tech-savvy student market.

        Additionally, we have created a web-based infrastructure designed to standardize systems and procedures to improve data tracking at all levels within our student housing business. These systems provide us with real-time access to customized data management tools that track leasing, occupancy, cash flows, expenditures and purchases through national accounts, and with other e-business solutions designed to improve the speed and accuracy of our property management services.

Market Opportunity

  The Student Housing Market

        Demographic patterns and trends in education over the past several years suggest that there is an increasing number of college-aged individuals and an increasing number of students enrolling in colleges and universities in the U.S. According to a report dated October 2003 by the NCES, enrollment at four-year institutions of higher education in the U.S. is expected to increase from the 15.3 million students that were enrolled in 2000 to 17.5 million in 2010 as shown in the following chart.

College and University Enrollment 2000 - 2010
(in thousands)

        The major catalyst for projected enrollment increases, and subsequent student housing demand in the near future, will be the growth in the college-aged population represented by the "Echo Boom" generation, which is made up of the sons and daughters of the "Baby Boomer" generation, and is equal in size to the Baby Boomer generation. While the Baby Boomers are nearing retirement, much of the Echo Boom generation, which was born between 1977 and 1997, is entering, or has yet to enter, adulthood. According to the U.S. Census Bureau, in 2003, 4.0 million Americans turned 18; by 2010, that number will peak at 4.4 million and remain above 4.0 million annually for some time.

        The bulk of the undergraduate population on university campuses today is classified by the NCES as "traditional" (18 to 24 year-old) students. The following table indicates the college-age population of traditional students based on U.S. Census Bureau projections published in April 2005 for the periods indicated.

18 to 24 Year-Old Population 2000 - 2010
(in thousands)

        The impact of demographic changes on college enrollment levels will not be felt equally across all states. During the past decade, the fastest growth of post-secondary enrollment has been concentrated primarily in the Rocky Mountain States and the Sunbelt, which consists of the Southeast and Southwest portions of the U.S. As shown on the map below, the Sunbelt, Pacific and Northeast regions of the U.S. are projected to be the fastest growing regions in college enrollment between 2000 and 2010, fueled by above average growth projections, in the young adult population in these regions.

College Enrollment Growth 2000 - 2010

(as compounded annual percentage)

Source: Rosen Consulting Group, LLC, July 2004

        The map below shows the anticipated absolute change in enrollment at four-year institutions of higher education in the U.S. between 2000 and 2010.

Absolute Change in College and University Enrollment 2000 - 2010

Source: Rosen Consulting Group, LLC, July 2004

        The following tables, based on information published by Rosen Consulting Group as of July 2004, and the U.S. Census Bureau, respectively, provide information with respect to the states projected to experience the most significant changes in higher education enrollment growth and population growth between 2000 and 2010.

Enrollment Growth Projections

Rank	State	Absolute Change 2000 - 2010	Percentage Change
1	California	783,020	34.0%
2	New York	174,633	16.6
3	Texas	161,494	15.3
4	Florida	131,348	18.2
5	Massachusetts	93,166	21.6
6	North Carolina	62,817	15.3
7	Virginia	61,833	16.0
8	Arizona	57,206	16.2
9	Illinois	50,144	6.7
10	Georgia	48,951	13.9
11	Maryland	47,497	17.1
12	New Jersey	46,459	13.8
13	Pennsylvania	39,318	6.4
14	Washington	34,192	10.5
15	Connecticut	27,816	17.1
16	District of Columbia	27,301	35.9
17	South Carolina	22,713	12.2
18	Colorado	22,707	8.4
19	Tennessee	21,319	8.0
20	Michigan	17,749	3.1
	National Average	40,334	13.3%

Population Growth Projections

18 to 24 Year-Old Population

Rank	State	Absolute Change 2000 - 2010	Percentage Change
1	California	771,813	22.9%
2	Florida	348,857	26.2
3	Texas	305,579	13.9
4	New York	209,159	11.8
5	North Carolina	155,504	19.3
6	Virginia	155,398	22.9
7	Maryland	154,169	34.2
8	Arizona	142,614	27.7
9	Georgia	138,143	16.5
10	Washington	108,995	19.5
11	New Jersey	102,069	15.1
12	Pennsylvania	96,970	8.9
13	Massachusetts	90,856	15.7
14	Michigan	81,133	8.7
15	Minnesota	65,027	13.8
16	Nevada	62,287	34.7
17	Illinois	58,874	4.9
18	Colorado	56,880	13.2
19	Connecticut	56,511	20.8
20	Tennessee	48,661	8.9
	National Average	65,435	12.3%

        Among individual states, California, Florida, Texas and New York are projected to have the four largest populations of 18 to 24 year-olds during the next decade, according to the U.S. Census Bureau's April 2005 projections. We expect these states will continue to serve as major immigration gateways, which also should bolster future demographic and accompanying college enrollment growth well into the future. These four states are forecasted to experience the greatest absolute increase in college enrollment. Rounding out the top ten states with the highest absolute population growth projections for 18 to 24 year-olds are North Carolina, Virginia, Maryland, Arizona, Georgia and Washington. As of September 19, 2005, 22 of our student housing properties were located in these top "10" states.

        The states in which we own properties are projected to experience an average growth of 12.3% in the 18 to 24 year-old population, which is an average of 93,428 persons between 2000 and 2010.

        We believe that these projected increases in the 18 to 24 year-old population and in college student enrollment will place a greater demand on off-campus student housing. While both on- and off-campus student housing markets will compete for these additional students, we believe that existing on-campus properties will be at a disadvantage because, according to NCES data, those properties tend to be older units that have not been sufficiently expanded, renovated or modernized to meet students' increasing needs and expectations.

  Highly Fragmented Ownership of Student Housing Properties

        The student housing market is highly fragmented, and consolidation in the industry has been limited. Based upon our internal competitive analysis estimates, we believe that there are fewer than 12 firms that own a multi-regional network of off-campus student housing properties and have the ability to offer an integrated range of specialized student housing services, including design, construction and financing.

        Our management experience suggests that none of the specialized student housing firms dominates a particular region. Instead, they each seek to maintain a presence in multiple markets with large student populations. Therefore, most are active in the same markets, particularly Texas, California, Florida, Georgia, North Carolina and Pennsylvania, due primarily to the presence of large state university systems that allow developers and operators to take advantage of economies of scale. In contrast, the Northeast, Southwest and Pacific Northwest are three regions in which small, local owner-operators have significant market share.

  Status of the On-Campus Student Housing Market

        As student enrollment increases, we believe that one of the biggest challenges facing many colleges and universities is an antiquated student housing infrastructure. According to Rosen Consulting Group, LLC, at 20 of the largest universities in the U.S. the average age of student housing dormitories found on campus is over 36 years old. In addition to the need for additional housing to accommodate an expanding student population, universities must also deal with the problems of maintaining, refurbishing and marketing their aging existing inventory. Many schools have undertaken large-scale renovations and others are under pressure to follow suit to stay competitive. In addition to significant cosmetic upgrades, outdated heating and plumbing systems and roofs and windows are being replaced in many on-campus housing facilities. In some cases, institutions are finding that the costs of renovations are often prohibitive and are opting to take existing facilities out of service, thereby creating a greater demand for off-campus student housing.

        In addition, various amenities that used to be considered rare luxuries in the student housing industry, such as kitchens, private bedrooms and bathrooms, Internet connectivity and cable television systems, and a washer and dryer in each unit, are now more common and increasingly becoming a factor in a student's housing and university selection. According to Rosen Consulting Group, LLC, in 20 of the largest universities in the country, private bedrooms accounted for only 23% of total on-campus capacity; only 33% of students living in on-campus facilities had a bathroom shared with less than four people; and only 17% had a kitchen in their housing units. Student housing that includes these amenities is more expensive to build. According to a survey by the magazine American School and University, the cost per square foot to construct a new residence hall has nearly doubled over the past 10 years, from $82 in 1993 to $150 in 2002.

        The following table indicates the total enrollment, the on-campus housing capacity and the housing ratio, which is the total on-campus beds owned by colleges and universities divided by the total enrollment, at colleges and universities where the properties that we own or have agreements or a letter of intent to acquire are located.

University On-Campus Capacity

Property Name	Location	Primary University Served	Fall 2004 Enrollment(1)		University Owned Beds(1)		Housing Ratio
Owned Properties:
Blanton Common	Valdosta, GA	Valdosta State University	10,400		2,498		24.0%
Campus Club—Gainesville	Gainesville, FL	University of Florida	47,993		9,055		18.9
Campus Club—Statesboro	Statesboro, GA	Georgia Southern University	16,100		4,065		25.2
Campus Connection(2)	Urbana, IL	University of Illinois—Urbana/Champaign	40,359		10,040		24.9
Campus Ridge Apartments(3)	Johnson City, TN	East Tennessee State University	11,635		2,587		22.2
Campus Walk	Oxford, MS	University of Mississippi	13,508		3.389		25.1
Campus Walk	Wilmington, NC	University of North Carolina—Wilmington	11,327		2,381		21.0
Chapel Ridge	Chapel Hill, NC	University of North Carolina—Chapel Hill	26,878		8,431		31.4
Chapel View	Chapel Hill, NC	University of North Carolina—Chapel Hill	—	(4)	—	(4)	—	(4)
Collegiate Hall	Birmingham, AL	University of Alabama—Birmingham	17,740		1,695		9.6
Fields	Champaign, IL	University of Illinois—Urbana/Champaign	—	(5)	—	(5)	—	(5)

Grand Marc at Seven Corners	Minneapolis, MN	University of Minnesota	50,954		7,529		14.8%
Grand Marc at University Village	Riverside, CA	University of California—Riverside	17,104		6,041		35.3
Nittany Crossings	State College, PA	Pennsylvania State University	41,289		14,278		34.6
Pirate's Cove	Greenville, NC	East Carolina University	19,570		5,314		27.2
Seminole Suites	Tallahassee, FL	Florida State University; Tallahassee Community College; Florida A&M University	35,566		5,286		14.9
South View Apartments	Harrisonburg, VA	James Madison University	15,809		5,525		34.9
State College Park	State College, PA	Pennsylvania State University	—	(6)	—	(6)	—	(6)
Stone Gate Apartments	Harrisonburg, VA	James Madison University	—	(7)	—	(7)	—	(7)
The Centre	Kalamazoo, MI	Western Michigan University	27,829		6,200		22.3
The Commons	Harrisonburg, VA	James Madison University	—	(8)	—	(8)	—	(8)
The Crescent	Baton Rouge, LA	Louisiana State University	31,561		6,843		21.7
The Edge I	Charlotte, NC	University of North Carolina—Charlotte	19,846		4,470		22.5
The Edge II	Charlotte, NC	University of North Carolina—Charlotte	—	(8)	—	(8)	—	(8)
The Enclave	Bowling Green, OH	Bowling Green State University	18,989		7,129		37.5
The Highlands	Reno, NV	University of Nevada—Reno	15,950		2,631		16.5
The Ridge	Morgantown, WV	West Virginia University	25,255		5,074		20.1
The Summit	Mankato, MN	Minnesota State University—Mankato	13,687		3,100		22.6
The Towers at 3rd	Champaign, IL	University of Illinois—Urbana/Champaign	—	(5)	—	(5)	—	(5)
The Verge	Sacramento, CA	California State University—Sacramento	27,972		1,080		3.9
The View	Lincoln, NE	University of Nebraska	21,792		6,115		28.1
University Court	East Lansing, MI	Michigan State University	44,836		19,506		43.5
University Crossings	Manhattan, KS	Kansas State University	23,151		4,254		18.4
University Edge	Hattiesburg, MS	University of Southern Mississippi	14,553		3,500		24.1
University Estates	Muncie, IN	Ball State University	18,043		6,800		37.7
University Gables	Murfreesboro, TN	Middle Tennessee State University	22,322		3,335		14.9
University Glades	Gainesville, FL	University of Florida	—	(9)	—	(9)	—	(9)
University Greens	Norman, OK	University of Oklahoma(11)	24,569		6,550		26.7
University Heights	Knoxville, TN	University of Tennessee	27,705		9,046		32.7
University Lodge	Laramie, WY	University of Wyoming	12,238		2,029		16.6
University Manor	Greenville, NC	East Carolina University	—	(10)	—	(10)	—	(10)
University Mills	Cedar Falls, IA	University of Northern Iowa	12,824		4,184		32.6
University Oaks	Columbia, SC	University of South Carolina	25,596		6,969		27.2
University Pines	Statesboro, GA	Georgia Southern University	—	(11)	—	(11)	—	(11)
University Place	Charlottesville, VA	University of Virginia	23,341		6,779		29.0
University Pointe	Lubbock, TX	Texas Tech University	28,325		6,613		23.3
University Trails	Lubbock, TX	Texas Tech University	—	(12)	—	(12)	—	(12)
University Walk	Charlotte, NC	University of North Carolina—Charlotte	19,846		4,470		22.5
Uptown	Denton, TX	University of North Texas	31,155		5,612		18.0
Willow Tree Apartments	Ann Arbor, MI	University of Michigan	39,533		8,436		21.3

Willow Tree Towers	Ann Arbor, MI	University of Michigan	—	(13)	—	(13)	—	(13)
Properties Under Agreement:
University Crossings	Philadelphia, PA	Drexel University; University of Pennsylvania	40,961		9,456		23.1%
University Meadows	Mt. Pleasant, MI	Central Michigan University	19,792		6,635		33.5
Owned Undeveloped Properties:
Campus Connection—Phase II(3)(8)	Urbana, IL	University of Illinois—Urbana/Champaign	—	(5)	—	(5)	—	(5)
Campus Ridge Apartments—Phase II(4)	Johnson City, TN	East Tennessee State University	11,635		2,587		22.2
Orchard Trails(14)	Orono, ME	University of Maine	11,358		3,750		33.0
The Enclave—Phase II(14)	Bowling Green, OH	Bowling Green State University	—	(15)	—	(15)	—	(15)
Properties Under Non-Binding Letter of Intent:
Outfield Park	Lincoln, NE	University of Nebraska	21,792		6,115		26.8
Jacob Heights	Mankato, MN	Minnesota State University—Mankato	—	(16)	—	(16)	—	(16)
Library Gardens	Berkeley, CA	University of California—Berkeley	32,814		8,190		25.0
Pegasus Connection	Orlando, FL	University of Central Florida	42,837		4,644		14.3
Stadium Heights	Mankato, MN	Minnesota State University—Mankato	—	(16)	—	(16)	—	(16)
Sycamore & 16th Street	Huntsville, TX	Sam Houston State University	14,371		3,437		23.9

Totals Owned, Under Agreement, Undeveloped and Under Letter of Intent			1,058,098		258,367		25.1%

(1)
Information regarding Fall 2004 enrollment and number of university-owned beds has been obtained from published sources of the Office of Institutional Research of the applicable college or university, or from the applicable college or university website.

(2)
Campus Connection (formerly referred to by us as Melrose Apartments—Phase I) consists of a land parcel containing an existing student housing building that is contiguous to a 13.1 acre undeveloped parcel of land. The undeveloped parcel of land is referred to as Campus Connection—Phase II (formerly referred to by us as Melrose Apartments—Phase II). When developed, Campus Connection—Phase II is expected to contain 168 units and 534 beds.

(3)
Campus Ridge Apartments consists of a land parcel containing an existing student housing building that is contiguous to a 6.1-acre undeveloped parcel of land. This undeveloped parcel is referred to as Campus Ridge Apartments—Phase II. When developed, Campus Ridge Apartments—Phase II is expected to contain 112 units and 448 beds.

(4)
Fall 2004 enrollment and university-owned beds information for the University of North Carolina—Chapel Hill listed above for Chapel Ridge.

(5)
Fall 2004 enrollment and university-owned beds information for University of Illinois—Urbana/Champaign listed above for Campus Connection—Phase I property.

(6)
Fall 2004 enrollment and university-owned beds information for Pennsylvania State University listed above for Nittany Crossing.

(7)
Fall 2004 enrollment and university-owned beds information for James Madison University listed above for South View Apartments.

(8)
Fall 2004 enrollment and university-owned beds information for University of North Carolina—Charlotte listed above for The Edge I.

(9)
Fall 2004 enrollment and university-owned beds information for the University of Florida listed above for Campus Club Apartments property.

(10)
Fall 2004 enrollment and university-owned beds information for East Carolina University above for the Pirate's Cove property.

(11)
Fall 2004 enrollment and university-owned beds information for Georgia Southern University listed above for Campus Club—Statesboro property.

(12)
Fall 2004 enrollment and university-owned beds information for Texas Tech University listed above for the University Pointe property.

(13)
Fall 2004 enrollment and university-owned beds information for University of Michigan listed above for Willow Tree Apartments.

(14)
Orchard Trails consists of an undeveloped 61-acre parcel of land located in Orono, Maine. The Enclave—Phase II consists of an undeveloped 11-acre parcel of land located in Bowling Green, Ohio. These development land parcels are currently owned by a joint venture in which we hold a 10% interest. We have an option to purchase our joint venture partner's interest in the joint venture within one year after completion of the student housing properties. When developed, Orchard Trails is expected to consist of 144 units and 576 beds, and The Enclave—Phase II is expected to consist of 144 units and 576 beds. Construction on both properties began in August 2005 and is expected to be completed prior to the 2006/2007 academic year.

(15)
Fall 2004 enrollment and university-owned beds information for Bowling Green State University listed above for The Enclave.

(16)
Fall 2004 enrollment and university-owned beds information for Minnesota State University—Mankato listed above for The Summit.

        In addition to increasing costs associated with the renovation of existing on-campus student housing by colleges and universities, budget deficits or budget restrictions are affecting the amount of funds available to colleges and universities for education, thereby limiting states' abilities to increase funding for student housing projects. According to the Center for the Study of Education Policy, state appropriations for higher education have decreased for a second consecutive year. Each state's ability to boost post secondary education spending, while simultaneously handling the strain on health care budgets from a rapidly aging population and increasing funding to primary and secondary education, remains to be seen. Traditionally, both health care and primary education have taken precedence over higher education for political reasons. Based on information provided by the Association of Governing Boards of Colleges and Universities, we believe it is unlikely that states will have enough money to fund all programs completely.

        As a result of these trends in state budget deficits, we believe public universities' finances are worsening or threatening their capacity to fund significant capital projects such as student housing. A recent survey by the Common Fund for Nonprofit Organizations found that approximately 1,260 colleges and universities in the U.S. plan to make across-the-board cuts in all academic programs. The same number of colleges and universities plan to trim building and maintenance expenditures, including new construction projects. The majority of facilities-related budget cuts have been for maintenance spending, though many new construction projects also have been postponed.

  Supply of Student Housing

        According to the publication College Planning and Management, of 118 colleges and universities surveyed, on-campus student housing capacity was, on average, 23.7% of the total student population. The remaining percentage of students must look for housing elsewhere. Based upon current projections of enrollment growth, we believe that colleges and universities will be unable to meet the increase in student housing demand with traditional on-campus housing, thereby creating incremental demand for off-campus student housing. Furthermore, our management experience suggests that college and university students increasingly prefer to live in modern, off-campus housing that provides greater privacy and modern amenities, rather than live in on-campus dormitories. Consequently, we believe colleges and universities are turning to private sector developers to bridge the gap between demand for on- and off-campus housing and their ability to provide additional on-campus housing from their own capital resources.

        We expect new construction and development by colleges and universities, various commercial developers, real estate companies and other owners of real estate that are engaged in the construction and development of student housing to compete with us in meeting the anticipated increased demand in student housing over the next 10 years. The development and construction of new student housing properties is extremely capital intensive. Since leases are typically executed for an August or September delivery, construction delays can cause late completion and jeopardize rents for an entire year. As a result, we are pursuing several development opportunities in high barrier-to-entry markets, but we intend to focus our efforts on acquiring existing properties or acquiring newly constructed properties from third party developers in our target markets.

        We believe that we are well-positioned to capitalize on the projected shortage of student housing in the U.S. due to our management's experience in the student housing industry, the economies of scale afforded by our size, our access to capital for the acquisition of additional student housing, our high quality student housing product and our systems designed to optimize student housing operations.

Our Student Housing Properties and Agreements

        Properties we own.    The following table presents information regarding the 51 student housing properties and four undeveloped parcels of land that we own as of September 19, 2005:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)		Number of Units(1)	Number of Beds(1)
Blanton Common*	2005	Valdosta State University	100.0%		208	608
Campus Club—Gainesville	1997	University of Florida	95.6		252	924
Campus Club—Statesboro	2003	Georgia Southern University	98.6		276	984
Campus Connection(2)	1998	University of Illinois—Urbana/Champaign	99.8		270	864
Campus Connection—Phase II(2)	N/A	University of Illinois—Urbana/Champaign	N/A		N/A	N/A
Campus Ridge Apartments(3)*	2000	East Tennessee State University	96.2		130	520
Campus Ridge Apartments—Phase II(3)*	N/A	East Tennessee State University	N/A		N/A	N/A
Campus Walk	2001	University of Mississippi	99.5		108	432
Campus Walk*	1990	University of North Carolina—Wilmington	98.6		289	290
Chapel Ridge	2003	University of North Carolina—Chapel Hill	99.8		180	544
Chapel View*	1986	University of North Carolina—Chapel Hill	86.2		224	358
Collegiate Hall	2001	University of Alabama—Birmingham	97.5		176	528
Fields*	1999	University of Illinois—Urbana/Champaign	96.1		192	588
Grand Marc at Seven Corners*	2000	University of Minnesota	100.0		183	370
Grand Marc at University Village*	2001	University of California—Riverside	90.4	(4)	212	824
Nittany Crossings*	1996	Pennsylvania State University	99.9		204	684
Orchard Trails(5)*	N/A	University of Maine	N/A		N/A	N/A
Pirate's Cove	2000	East Carolina University	99.7		264	1,056
Seminole Suites*	2004	Florida State University; Tallahassee Community College; Florida A&M University	95.1		264	924
South View Apartments*	1996–1998	James Madison University	100.0		240	960
State College Park*	1991	Pennsylvania State University	95.1		196	752
Stone Gate Apartments*	1999–2000	James Madison University	100.0		168	672
The Centre*	2004	Western Michigan University	93.0		232	700
The Commons*	1991	James Madison University	99.4		132	528
The Edge I*	1998	University of North Carolina—Charlotte	100.0		96	384
The Edge II*	1999	University of North Carolina—Charlotte	100.0		84	336
The Enclave*	2002	Bowling Green State University	99.4		120	480
The Enclave—Phase II(5)*	N/A	Bowling Green State University	N/A		N/A	N/A
The Highlands*	2004	University of Nevada—Reno	97.1		216	732
The Ridge*	2002	West Virginia University	99.7		168	644

The Summit*	2003	Minnesota State University—Mankato	98.5%		192	672
The Towers at 3rd*	1973	University of Illinois—Urbana/Champaign	99.6		136	271
The Verge*	2004	California State University—Sacramento	93.9(6)		288	792
The View*	2003	University of Nebraska	88.8		156	588
University Court	2001	Michigan State University	92.4		138	516
University Crescent	1999	Louisiana State University	99.7		192	660
University Crossings*	1997	Kansas State University	92.1		229	700
University Edge*	2003	University of Southern Mississippi	99.8		156	552
University Estates	2001	Ball State University	89.9		144	552
University Gables	2001	Middle Tennessee State University	99.9		180	648
University Glades	2000	University of Florida	99.1		120	432
University Greens	1999	University of Oklahoma	99.0		156	516
University Heights	1999	University of Tennessee	99.1		204	635
University Lodge	2002	University of Wyoming	100.0		121	481
University Manor	2002	East Carolina University	94.8		168	600
University Mills	2002	University of Northern Iowa	99.8		121	481
University Oaks*	2004	University of South Carolina	99.6		181	662
University Pines	2001	Georgia Southern University	99.3		144	552
University Place	2003	University of Virginia	92.6		144	528
University Pointe*	2004	Texas Tech University	96.3		204	684
University Trails	2003	Texas Tech University	98.4		240	684
University Walk	2002	University of North Carolina—Charlotte	100.0		120	480
Uptown*	2004	University of North Texas	96.2		180	528
Willow Tree Apartments*	1967-1968	University of Michigan	94.4	(6)	312	572
Willow Tree Towers*	1974	University of Michigan	83.6	(6)	163	283

Total					9,473	30,755

*
Acquired following our initial public offering and formation transactions.

(1)
As of September 13, 2005, except that occupancy data for The Verge is as of September 14, 2005.

(2)
Campus Connection (formerly referred to by us as Melrose Apartments—Phase I) consists of a land parcel containing an existing student housing building that is contiguous to a 13.1-acre undeveloped parcel of land. The undeveloped parcel of land is referred to as Campus Connection—Phase II (formerly referred to by us as Melrose Apartments—Phase II). When developed, Campus Connection—Phase II is expected to contain 168 units and 534 beds.

(3)
Campus Ridge Apartments consists of a land parcel containing an existing student housing building that is contiguous to a 6.1-acre undeveloped parcel of land. This undeveloped parcel is referred to as Campus Ridge Apartments—Phase II. When developed Campus Ridge Apartments—Phase II is expected to contain 112 units and 448 beds.

(4)
This property is currently in the process of being pre-leased for the 2005/2006 academic year. Pre-leasing is expected to continue for an additional several weeks.

(5)
Orchard Trails consists of an undeveloped 61-acre parcel of land located in Orono, Maine. The Enclave—Phase II consists of an undeveloped 11-acre parcel of land located in Bowling Green, Ohio. These development land parcels are currently owned by a joint venture in which we hold a 10% interest. We have an option to purchase our joint venture partner's interest the joint venture within one year after completion of the student housing properties. When developed, Orchard Trails is expected to consist of 144 units and 576 beds, and The Enclave—Phase II is expected to consist of 144 units and 576 beds. Construction on both properties began in August 2005 and is expected to be completed prior to the 2006/2007 academic year.

(6)
This property is currently in the process of being pre-leased for the 2005/2006 academic year. Pre-leasing is expected to continue for an additional several weeks.

        Properties we have under contract and a non-binding letter of intent.    As of September 19, 2005, through our operating partnership, we have entered into binding agreements to acquire two student housing properties containing a total of 444 units and 1,306 beds in exchange for the payment of an aggregate purchase price of approximately $73.8 million, including the expected placement of $8.9 million in new mortgage debt on these properties and the assumption of approximately $36.5 million in existing debt. In addition, as of September 19, 2005, we had non-binding letters of intent to acquire four student housing properties and two undeveloped parcels of land for an expected aggregate cash purchase price of approximately $139.4 million, including the expected placement of $84.6 million in new mortgage debt on these assets. In aggregate, these properties are located in close proximity to six colleges and universities in five states. These acquisitions are subject to certain conditions, and we cannot assure you that we will be successful in acquiring these properties or rights.

        The following table presents information regarding the student housing properties we have under contract or binding letter of intent as of September 19, 2005. We expect to acquire these properties prior to the end of the third quarter of 2005.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
University Crossings(2)	1929/2003	Drexel University; University of Pennsylvania	99.0%	260	690
University Meadows	2001	Central Michigan University	98.0	184	616

Total				444	1,306

(1)
As of September 13, 2005.

(2)
This property is currently under a binding letter of intent with the seller. Under the terms of this letter of intent, we will acquire 100% of the partnership interest in the fee owner of the ground, which is comprised of a 99% limited partnership interest and 1% general partnership interest. We also will acquire 89% of the partnership interest in the leasehold owner of the building and other improvements located on the ground, which is comprised of an 88% limited partnership interest and a 1% general partnership interest. The remaining 11% limited partnership interest will be retained by the current limited partner. This property is subject to a master lease under which 54 units are reserved for Drexel University. Additionally, Drexel University leases certain office and classroom space in the ground floor of the building.

        The following table presents information regarding the student housing properties we have under non-binding letters of intent as of September 19, 2005.

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
Jacob Heights	2004/2005	Minnesota State University—Mankato	100.0%	42	162
Library Gardens(3)	N/A	University of California—Berkeley	N/A	N/A	N/A
Pegasus Connection	2000	University of Central Florida	99.8	312	930
Sycamore & 16th Street(4)	N/A	Sam Houston State University	N/A	N/A	N/A
Stadium Heights	2003	Minnesota State University—Mankato	100.0	84	252
Outfield Park(5)	N/A	University of Nebraska-Lincoln	N/A	N/A	N/A

Total				438	1,344

(1)
As of September 13, 2005.

(2)
Library Gardens consists of a student housing property that is currently under construction and, when completed, is expected to contain 176 units and 554 beds. The property is expected to be completed in August 2006.

(3)
Consists of a 12.5-acre undeveloped parcel of land that, when developed, is expected to contain 164 units and 600 beds.

(4)
We currently manage this property.

(5)
Consists of a 40-acre undeveloped parcel of land that, when developed, is expected to contain 170 units and 560 beds.

Management Services

        We manage each of the student properties we own. We also manage or provide consulting services for 18 student housing properties owned by others, containing a total of 4,225 units and 12,085 beds, and an estimated 224 units and 718 beds currently under construction, and we provide interim management services for an additional student housing property under construction.

        We manage 13 of these student housing properties owned by others through one of our taxable REIT subsidiaries. Our operating partnership has entered into a consulting agreement with this taxable

REIT subsidiary to provide property management consulting services for these 13 student housing properties in exchange for consulting fees equal to 80% of the amount of management fees the taxable REIT subsidiary receives from the property owners.

        The following table presents information regarding the 13 student housing properties that we, through a taxable REIT subsidiary owned by our operating partnership, currently manage for others:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
College Park—Bay Crest Apartments	1963	California State University—Long Beach	96.7%	237	878
College Park—Athens	1989	University of Georgia	98.2	154	495
College Park—Wolf Creek Apartments	2001	North Carolina State University	95.1	216	768
College Park at State	1985	Columbia College	98.1	330	887
Magnolia Park(2)	N/A	Georgia College and State University	N/A	N/A	N/A
Nittany Pointe	2000	Pennsylvania State University—Altoona	96.2	156	624
Pegasus Connection(3)	1999	University of Central Florida	99.8	312	930
Pegasus Landing	1999	University of Central Florida	99.3	744	2,532
Pegasus Pointe	1999	University of Central Florida	99.4	432	1,224
Scott Village	2003	University of Nebraska—Omaha	100.0	120	480
Summer Walk Apartments	1978	University of Central Florida	96.1	304	304
The Village at West Chester	2004	West Chester University	100.0	131	524
University Hall	2004	West Chester University	99.6	88	265

Total				3,224	9,911

(1)
As of September 13, 2005.

(2)
Magnolia Park consists of a student housing property that is currently under construction and, when completed, is expected to contain 224 units and 718 beds. The property is expected to be completed in August 2006. We are currently providing pre-leasing services with respect to this property.

(3)
As of June 30, 2005, based upon conditions for payment under the management agreement for the property, we did not meet the requisite conditions and therefore were not entitled to receive fees as of such date. We have a non-binding letter of intent to acquire this property.

        In August 2005, we entered into an interim agreement to provide pre-leasing management services for a student housing property currently under construction in Philadelphia, Pennsylvania, located near Temple University, referred to as Avenue North. Under the terms of this interim agreement, we have agreed to provide the management services pending the execution of a definitive management agreement, the terms of which will be substantially similar to those under a form of management agreement previously submitted to the owner of the property. The property owner has agreed to pay us a monthly fee of $15,000 in exchange for our pre-leasing services provided prior to the execution of the final management agreement, and to the extent that a final management agreement is not executed as contemplated, to reimburse us for all of our costs and expenses incurred to perform the management services under the interim agreement.

        We also provide consulting services to GMH Capital Partners Asset Services, L.P., an affiliate of Gary M. Holloway, Sr., with respect to the following five student housing properties. The consulting fees we receive equal 80% of the amount of management fees GMH Capital Partners Asset Services,

L.P. receives from the property owners. We believe that the consulting fees we receive reflect the fair value of the services we provide.

Property Name	Year Built/ Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
The Artists' Residence	2001	Massachusetts College of Art	99.6%	90	310
The Commons(2)	1990	Auburn University	100.0	156	308
The Edge at 42nd Street(3)	1968	University of South Florida	31.7	415	818
Scott Residence Hall and Conference Center	2000	University of Nebraska—Omaha	100.0	50	168
University Towers	1966	San Diego State University	99.3	290	570

Total				1,001	2,174

(1)
As of September 13, 2005.

(2)
Mr. Holloway currently owns a 20% interest in the entity that owns this property and our executive officers collectively hold profits interests totaling 26.7% of the gain, if any, realized by Mr. Holloway upon sale of the property. See "Certain Relationships and Related Party Transactions."

(3)
This property is currently scheduled for major renovations, which are expected to be completed prior to commencement of the 2006/2007 academic year.

Additional Student Housing Properties Under Review

        In addition to the properties under agreement and non-binding letter of intent described above, as of September 2, 2005, our management team has identified for review more than 30 additional student housing properties, valued at approximately $766.0 million in the aggregate, with individual transactions ranging from approximately $5.5 million to $83.0 million. These potential transactions include properties containing an aggregate of approximately 6,500 units and approximately 17,300 beds. We consider an investment as "under review" when we have signed a confidentiality agreement, exchanged financial information or when we or our advisors are in current and active negotiations. After further due diligence, we may decide not to pursue any of these transactions. We intend to leverage our unencumbered assets to fund these investments under review if we decide to pursue and complete those investments.

Investment Criteria

        In analyzing proposed student housing acquisitions, we consider various factors including, among others, the following:

  •
  the ability to increase rent and maximize cash flow from the student housing properties under consideration;

  •
  whether the student housing properties are accretive to our per share financial performance measures;

  •
  the terms of existing or proposed leases, including a comparison of current or proposed rents and market rents;

  •
  the creditworthiness of the student residents and/or parent guarantors;

  •
  local demographics and college and university enrollment trends, and the occupancy of and demand for similar properties in the market area, specifically population and rental trends;

  •
  the ability to efficiently lease or sublease any unoccupied space;

  •
  the ability of the student housing property to achieve long-term capital appreciation;

  •
  the ability of the student housing property to produce free cash flow for distribution to our shareholders;

  •
  the age, location and projected residual value of the student housing property; and

  •
  the opportunity to expand our network of relationships with colleges and universities as well as other strategic firms.

Underwriting Process

        We have designed our underwriting strategy to enable us to deliver attractive risk-adjusted returns to our shareholders. Our acquisition selection process includes several factors, including a comprehensive analysis of the proposed property's profitability, financial trends in a property's revenues and expenses, barriers to competition, the need in the property's market for the type of student housing services provided by a particular property, the strength of the location of a property and the underlying value of the property. We also analyze the operating history of a specific property, including the property's earnings, cash flow, occupancy and student mix, to evaluate its financial and operating strength.

        In addition, as part of our due diligence process, we obtain and evaluate title, environmental and other customary third-party reports. Our acquisition policy generally requires the approval of our board of trustees for acquisitions with a total purchase price of $25.0 million or greater, and for acquisitions at any price during a quarter in which we have exceeded acquisitions with an aggregate purchase price of $100.0 million or greater. See "Investment Policies and Policies With Respect to Certain Activities—Investment Approval Policy."

Competition

        We compete with other regional or national owners and operators of off-campus student housing in a number of markets, including Education Realty Trust (NYSE: EDR) and American Campus Communities, Inc. (NYSE: ACC). Each of EDR and ACC has completed initial public offerings since August 2004 and, in connection therewith, has publicly disclosed its intention to grow its student housing business. We also compete in a number of markets with smaller local owner-operators. Currently, the industry is fragmented with no participant holding a dominant market share. We believe that a number of other large national companies with substantial financial resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, management and development of student housing properties.

        There also are various on- and off-campus student housing complexes that compete directly with us located near or in the same general vicinity of many of our current and targeted properties. We also are subject to competition for students from on-campus housing operated by colleges and universities, other public authorities and privately-held firms. We also are subject to competition for the acquisition of off-campus student housing with other existing local and national owners and operators of student housing. Further, we generally believe that the pace and size of acquisitions in the real estate industry have increased significantly over the past 10 years. Consequently, prices have generally increased while return on invested capital has fallen.

Military Housing Business

Overview

        In order to address poor housing quality, a significant backlog of repairs and rehabilitations to its military housing units on and near bases, and a shortage of affordable, quality private housing available to members of the U.S. military and their families, Congress included the Military Housing Privatization Initiative, or MHPI, in the 1996 National Defense Authorization Act. Under the MHPI, the DoD was granted the authority to award projects to private owners to develop, construct, renovate and manage military housing. Since 1996, according to statistics released by the DoD as of August 22, 2005, the U.S. military has awarded to private companies long-term agreements and rights to exclusively negotiate agreements with the U.S. military for 63 domestic projects containing, in the aggregate, a total of 125,075 end-state housing units. End-state housing units are the number of housing units, including units subject to new construction and existing units, whether or not subject to renovation, that are approved for completion and management by the end of the initial development period for a project, or IDP, which is described in greater detail below. The DoD has targeted another 49 domestic projects containing an additional 63,566 housing units that have yet to be awarded by Congress, and agreements for the related development, construction, renovation and management services for these additional projects. According to the DoD, the previously awarded privatization projects and projects under exclusive negotiations, together with these additional targeted projects, reflect the opportunity to develop, construct, renovate and manage a total of 188,641 end-state housing units.

        In 1999, GMH Associates recognized the opportunity to leverage the core competencies that it had developed in its student housing and conventional multi-family housing businesses and assembled a highly coordinated, full service, professional team to focus on the procurement of military housing privatization projects. Our management team has won more than 40% of the privatization projects on which it has bid (including those projects for which exclusive negotiations have been awarded) and GMH Communities Trust is currently the leader in number of bases privatized to date.

        As of September 19, 2005, our operating partnership held an ownership interest in, and operated, through various wholly owned subsidiaries, seven military housing privatization projects at the Department of the Army's Fort Stewart, Hunter Army Airfield, Fort Carson, Fort Hamilton, Fort Eustis, Fort Story, Walter Reed Army Medical Center, Fort Detrick, Fort Bliss, White Sands Missile Range, and eight Navy bases. We refer to these seven projects as the Stewart Hunter project, the Fort Carson project, the Fort Hamilton project, the Fort Eustis/Story project, the Walter Reed/Fort Detrick project, the Fort Bliss/White Sands Missile Range project, and the Navy Northeast Region project, respectively. In addition to these projects, as of September 19, 2005, we were in the exclusive negotiation process for one additional Army privatization project at Fort Gordon. Exclusive negotiations typically last six to 12 months and culminate in final approval from Congress and the applicable U.S. military branch and the execution of definitive agreements relating to the terms of the project. Collectively, the Stewart Hunter project, the Fort Carson project, the Fort Hamilton project, the Fort Eustis/Story project, the Walter Reed/Fort Detrick project, the Fort Bliss/White Sands Missile Range project, and the Navy Northeast Region project cover 18 domestic bases and, once full development, construction and renovation have been completed for these projects, the DoD has estimated that they will contain approximately 15,857 end-state housing units. The Fort Gordon privatization project that we are currently negotiating covers one additional domestic base and, once full development, construction and renovation have been completed for this project, the DoD has estimated that it will contain an aggregate of 887 end-state housing units.

        Each of these military housing privatization projects includes the renovation and management of existing housing units, as well as the development, construction, renovation and management of new units over a 50-year period, which, in the case of the Army, potentially could extend for up to an additional 25 years. The 50-year duration of each project calls for continuing renovation, rehabilitation, demolition and reconstruction of housing units through various predetermined project phases. Including the final approval of the Fort Gordon project that is currently under exclusive negotiations, we expect that our management agreements for all eight privatization projects will provide us with the opportunity to manage 16,744 end-state housing units on 19 bases in 11 states and Washington, DC, including 7,501 units we plan to construct and 7,044 units we plan to renovate. In addition, we are currently in the solicitation process with the Air Force for a military housing privatization project that is expected to cover four bases and in excess of 2,000 end-state housing units.

        We believe that we are one of the largest private-sector managers of military housing units in the U.S., based on the number of military bases awarded to date. At each of the projects we managed as of July 31, 2005, the following numbers of units were in operation: Fort Stewart and Hunter Army Airfield—3,005 units; Fort Carson—2,663 units; Fort Hamilton—244 units; Walter Reed/Fort Detrick—

295 units; Fort Eustis/Story—1,080 units, Fort Bliss/White Sands Missile Range—3,011 units; and Navy Northeast Region—4,707 units.

        Some of the bases included in our military housing privatization projects have been targeted for closure or realignment in the current round of the Base Realignment and Closure, or BRAC, process, which was initiated in 1988 and is now in the midst of its fifth and final round. This round of BRAC is targeted for completion in the fourth quarter of 2005, when the final list of additional bases recommended for realignment or closure is expected to become effective. The initial list of closures and realignments for this round was released by the DoD in May 2005. This initial list led us to conclude that BRAC could have affected up to approximately 2,500 housing units at the Submarine Base in New London, Connecticut; Portsmouth Naval Shipyard in Kittery, Maine; and Naval Air Station in Brunswick, Maine. Recent revisions to the bases targeted for closure or realignment have resulted in the removal of several bases from the list, including the Submarine Base in New London, Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine. We now believe that the number of housing units that could be affected by BRAC at our military housing privatization projects has been reduced to approximately 700. The BRAC Commission also proposed a less significant realignment at the Fort Eustis under our Fort Eustis/Fort Story project in Newport News, Virginia than was proposed by DoD. Finally, the BRAC Commission voted to uphold the DoD recommendation to close the Walter Reed Army Medical Center in Washington, DC. We believe that the closure of Walter Reed will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities.

        We operate our military development, construction/renovation and management services through a taxable REIT subsidiary. As a REIT, we generally are not subject to federal income tax to the extent that we distribute our REIT taxable income to our shareholders, but the taxable income generated by a taxable REIT subsidiary is subject to regular corporate income tax.

Military Housing Privatization Initiative

        The MHPI is a program authorized under the 1996 National Defense Authorization Act that allows the DoD to award military housing privatization projects to private owners. Under the MHPI, private-sector developers may own, operate, maintain, improve and assume responsibility for housing on U.S. military bases. According to the authority granted to it by the MHPI, the DoD can work with the private-sector to revitalize military housing over a 50-year ground lease period by employing a variety of financial tools to obtain private capital to leverage government dollars, make efficient use of limited resources and use a variety of private-sector approaches to build and renovate military housing faster and at a lower cost to U.S. taxpayers.

        The MHPI is designed to remedy both the poor condition and shortage of current military housing. According to the DoD, in 1997 it owned approximately 300,000 family housing units, on and off U.S. military bases, and estimated that more than 50% of these units required renovation or replacement as a result of insufficient maintenance or modernization over the previous 30 years. The DoD believes that improving the poor housing condition as well as the shortage of quality, affordable private housing on military bases will significantly improve the morale and quality of life for members of the U.S. military and their families, thereby boosting retention and enrollment in today's voluntary military forces. The majority of members of the U.S. military and their families live in local communities near U.S. military bases. Most of these members of the U.S. military are enlisted personnel whose salaries are at the lower end of the military pay scale. Their salaries make it difficult for them to find quality, affordable housing within a reasonable commuting distance. Furthermore, many of these communities do not have enough affordable, quality rental housing to accommodate members of the U.S. military and their families. The MHPI provides a creative and effective solution to address the quality housing shortage, and will result in the construction of more housing built to market standards for less money than through the military's own construction process. Furthermore, traditional military construction requires contractors to adhere to stringent military specifications, which make projects significantly more costly than building to market standards. Commercial construction is both faster and less costly than military construction, but private-sector funds significantly stretch and leverage the DoD's limited housing funds and, at the same time, open the military construction market to a greater number of development firms and stimulate the economy through increased building activity.

Competitive Bidding Process for Military Housing Privatization Projects

        In order to implement the MHPI and foster a coordinated approach by the military branches, the DoD created the Housing and Competitive Sourcing Office to develop the legal, financial and operational aspects of the MHPI. Each military branch assesses its own current and future housing requirements, and determines the best course of action necessary for revitalizing inadequate housing units and keeping its housing inventory in good condition. Each military branch also individually assesses the viability of a privatization project and makes the final decision whether to privatize housing on a particular installation, taking into consideration housing needs and available resources of that branch. Once the military branch and the Office of the Secretary of Defense approve site development, they will conduct an industry forum to obtain private-sector input. Though each military branch must follow certain general DoD policy guidelines, each branch has its own privatization project award program. The solicitation process differs slightly among the various military branches; however, in all cases, a competitive bidding process is the method by which projects are awarded to private companies. Projects are introduced to the private-sector through the use of a request for proposal or a request for qualifications. Contractors that satisfy the respective military branch's requirements respond with detailed project proposals, and a selection is made from among them. The project winner is awarded the exclusive right to negotiate the final plan, and assuming approval of such final plan, to develop, construct, renovate and manage family housing at a military base, which, based on our experience, is typically for a 50-year period and, in the case of the Army, contains certain extension rights.

        Based on our experience, during the exclusivity period for an Army project, which typically lasts between six and 12 months, the project winner initially enters into a contract with the Army pursuant to which it will create a community development and management plan, or CDMP, relating to the planned development of the awarded project. If the CDMP is approved by Congress, the project winner enters a transition period, ranging from 30 to 90 days, during which it prepares to implement its CDMP, finalizes documentation relating to the implementation of the CDMP, including arranging and negotiating necessary financing and negotiating final documents and agreements with the Army, and prepares to take over the base housing operations on the date of closing. Closing occurs after the transition period when all the documentation and negotiations with the Army have been finalized, at which point the project winner may commence its operation of the project.

        Based on our experience, during the period of exclusive negotiations with the Navy, the project winner will work towards finalization of required project and environmental documentation, pursue local approvals, develop design plans and working drawings, reach an agreement with the Navy officials regarding all aspects of the project, and arrange and negotiate necessary financing.

        Based upon our experience and review of the solicitation process, the Air Force ranks bidders based on numerous factors. The Air Force will then enter into exclusive discussions with the highest ranking bidder. If the highest ranking bidder meets the Air Force's requirements and the project is approved by Congress, it becomes the successful bidder. The successful bidder is then authorized by the Air Force to close the transaction.

        The result of these exclusive negotiations will be business agreements that describe all relevant characteristics of the development, and defines all business terms and conditions, schedules and financial arrangements between the parties. This process generally takes approximately nine to 12 months to complete from the time of the award to the execution of the business agreement.

Organizational Structure of Our Military Housing Privatization Projects

        The operations of our military housing privatization projects are conducted through an organizational structure that involves two wholly owned subsidiaries of our operating partnership, GMH Military Housing Investments LLC, and GMH Military Housing, LLC, which is a taxable REIT subsidiary. GMH Military Housing Investments LLC owns equity interests in the various projects. GMH Military Housing, LLC develops, manages and sometimes constructs/renovates the military housing in the projects through two of its subsidiaries: GMH Military Housing Development LLC and GMH Military Housing Management LLC, each of which are referred to as GMH Development and GMH Management, respectively, throughout this prospectus. This organizational structure is described as follows:

        The Project Entity.    We typically create a project-specific limited liability company, the Project LLC, to serve as the manager for a project. In most of our projects, the Project LLC is a joint venture between GMH Military Housing Investments LLC and a joint venture partner. The joint venture partner typically is a third-party architectural and/or design company or construction company with whom we have an existing relationship. GMH Military Housing Investments LLC is the manager of the Project LLC. In the case of a Navy project, the Project Owner is a joint venture with the Navy. The Project Owner contracts with GMH Development for project development services, GMH Management for property and asset management, and a wholly owned subsidiary of GMH Military Housing, LLC for design/build services. That design build entity subcontracts with (i) a third-party joint venture partner for project architectural and design services, (ii) a third party construction company for construction services, and (iii) GMH Management for construction/renovation services. The Navy projects are financed through a combination of equity from the Project Owner and third-party debt.

        In the case of Army projects, the Project Owner is a joint venture with the Army. The Project Owner and the Army, directly contracts with GMH Development, GMH Management and a third-party joint venture partner for development, management, renovation, architectural and design and construction services. The Project Owner is created for the purpose of owning the project. The Project Owner also is the ground lessee of the land upon which the project is situated. The Project LLC is the managing member of the Project Owner. The Army projects are financed through a combination of equity, provided by the Project LLC and the Army (which typically approximates up to 10% of the total project value), and third-party debt (which is typically up to 90% of the total project value).

        Debt Financing for the Project.    Financing for each project is procured through a combination of taxable revenue bonds and conventional commercial lending. Financing is typically obtained at the project closing, which occurs on the date that the relevant branch of the U.S. military transfers operation and management of those housing units at the project to the Project LLC. Based on our management's experience, we believe the terms of the debt are consistent with the terms typically used for conventional multifamily housing projects. In each instance, the debt generally is non-recourse to us and is secured by a first priority lien on the project and requires the assignment of all of the Project Owner's rights for the benefit of the bondholders or the lender, as applicable. The security therefore includes the Project Owner's interest in the ground lease. Based on our experience, the repayment terms require payments of interest only during the first three to seven years of the loan and, thereafter, payments of interest and principal, amortized over a 35- to 45-year period, for the remaining term of the loan. While the Project LLC is able to obtain debt financing for up to 90% of the total value of each project, based on our management's experience, lenders typically will not lend in excess of a specified debt service coverage ratio projected for the first stabilized year following the end of the initial development period (typically ranging from three to eight years, out of the 50-year project term). Accordingly, if interest rates increase, the Project LLC may be required to finance a greater portion of the project cost with equity. In addition, if the minimum debt service coverage is not met, we may not have access to cash flows from the project, other than for project operating expenses, until the coverage is restored.

        The following diagram shows our typical Project LLC structure:

        As its contribution to the project, the U.S. military branch contributes the existing houses and related improvements and may also contribute cash. The Project LLC also contributes cash, typically at the end of the initial development period for our Army projects, and at the outset of the initial development period, for our Navy project. Neither the Project LLC nor the U.S. military branch is required to make additional capital contributions to the project, and neither is permitted to make any additional contribution to the project without the approval of the other. The Project LLC's return on investment is dependent on both the structure of the transaction and the U.S. military branch involved.

        The Development Company.    GMH Development provides development services for a privatization project. These services are provided through development agreements typically having 50-year terms, which extend automatically upon any renewal of the ground lease. GMH Development generally assists the Project Owner by coordinating and monitoring the planning, design, demolition, renovation and construction activities on the Project Owner's behalf, including the evaluation of project sites and requirements for each project, assisting the Project Owner with the development of the project schedule and budget, establishing coordination between the government and primary contractors, reviewing completed construction and renovation work, and certifying payments or primary contractors for such work. GMH Development also establishes and implements administrative and financial controls for the design and construction of the project and assists the Project Owner in obtaining and maintaining general liability insurance and other types of insurance.

        The Project Owner pays GMH Development a base fee of approximately 2.5% of the total development costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Development typically is entitled to receive incentive development fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Development's incentive fee generally does not exceed 1.5% of the total development costs during the period. After the initial development period of a project, the incentive development fees typically are a percentage of total development costs for the remainder of the project term ranging from 0.5% to 1.5%. Milestones for payment of incentive development fees include completing a specified number of homes according to schedule, performing within an approved development budget and delivering homes with a limited number of correctable errors, based upon property management inspections.

        The Construction/Renovation Company and Property Manager.    GMH Management provides construction/renovation and management services for a privatization project. With regard to project construction/renovation, the Project Owner pays GMH Management a base fee of approximately 3.0% of the total construction/renovation costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Management typically is entitled to receive construction/renovation incentive fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Management's incentive fee generally does not exceed 1.0% of the total construction/renovation costs during the period. After the initial development period of a project, the construction/renovation incentive fees are a percentage of total construction/renovation costs for the remainder of the project term, ranging from 0.5% to 1.0%. Milestones for payment of construction/renovation incentive fees typically include achieving specific safety records, maintaining financial control of project construction/renovation costs and implementing small business or minority subcontracting plans.

        With regard to project management, the Project Owner contracts with GMH Management for GMH Management to provide management services for the project. These services are provided through management agreements, typically having 50-year terms, which extend automatically upon any renewal of the ground lease. GMH Management oversees the leasing of housing units in accordance with the requirements of the ground lease, day-to-day operations of the project, collection of revenues and depositing the revenues into appropriate accounts, day-to-day maintenance of the project, ordinary repairs, decorations, alterations and improvements, completion of backlogged maintenance and repairs, payment of taxes imposed on the project, and compliance with applicable laws and regulations.

        GMH Management typically is required to prepare and submit an operating budget for the project to the Project Owner on an annual basis. The management agreement typically grants GMH Management the authority to make expenditures and incur obligations included in the operating budget. GMH Management also has the authority to make certain emergency expenditures.

        As standard compensation for the services it provides, GMH Management is paid a base fee, typically 2% to 3% of effective gross revenue for the project. In addition, GMH Management is entitled to receive an additional incentive fee from the Project Owner, typically 2% to 3%, upon the satisfaction of designated benchmarks relating to emergency work order response, routine work order completion, occupancy rates, home turnover, resident satisfaction surveys, execution of community service programs and timely delivery of required reports and budgets.

        The Project Owner generally may terminate the management agreement upon written notice to GMH Management if it breaches any of its material obligations under the management agreement and fails to cure such breach within 30 days.

        Design Build Contract.    In our Navy project, the Project Owner entered into a design/build contract with GMH Military Housing, LLC for construction, renovation and architectural and design services that are provided through subcontracts with GMH Management and certain third parties.

        The Ground Lease.    In our projects with the Army and the Navy, the Project Owner and the Army or the Navy, as applicable, enter into a ground lease pursuant to which the U.S. military branch leases to the Project Owner the real property upon which a privatization project is located. We expect future-awarded Army and Navy privatization projects to operate in a similar fashion. Typically, the initial term of a ground lease is 50 years. With respect to Army privatization projects, the ground lease may be renewable for an additional period of up to 25 years upon request by the Army and acceptance by the Project Owner. As partial consideration for the execution of a ground lease and performance of its obligations thereunder, the Project Owner agrees to design, develop, manage, rehabilitate, renovate and maintain the privatization project. At all times during the term of a ground lease, the U.S. military branch provides the Project Owner access to the privatization project. The use and occupancy of the privatization project is subject to the general supervision and approval of the Army or the Navy, as the case may be, and to such rules and regulations as the U.S. military branch prescribes. The Project Owner has the right to lease housing units to non-military or non-DoD tenants if vacancy rates hit certain levels.

        Most of the Army ground leases provide that in the event an applicable base is subject to base closure under the U.S. military's Base Realignment and Closure, or BRAC, regulations, the Project LLC has the option, subject to then-existing applicable law, to acquire fee simple title to the real property pursuant to a purchase option agreement by and between the Army and the applicable Project LLC. In the event of a base closure, as to all or a portion of the property, the Project Owner may terminate the ground lease with respect to all or such portion of the property, subject to restrictions and limitations imposed by holder(s) of the debt used to finance the project. There is no guarantee that any purchase option agreement will be enforceable or that any corresponding purchase option will be exercisable in the event of a base closure under BRAC. The Navy's ground leases, unlike the Army's, typically do not provide the Project LLC with a purchase option upon a base closure under BRAC.

Basic Allowance for Housing

        The U.S. military's Basic Allowance for Housing, or BAH, is the primary source of operating revenues under our military housing privatization projects. BAH is a cost of living stipend distributed monthly by the DoD to members of the U.S. military to cover their and their families' costs of living (i.e., rent and utility expenses) in privately-owned housing, on or near bases. The intent of BAH is to provide members of the U.S. military equivalent and equitable housing compensation based upon the market prices of rental housing in the local housing markets surrounding the U.S. military bases. Each year, Congress must appropriate an aggregate budget for BAH for all of the military branches.

        The DoD adjusts, on an annual basis, the BAH stipend to be received by each individual member of the U.S. military to reflect changes in the profile of that particular individual member of the U.S. military. Specifically, a BAH stipend is currently computed by estimating the market price of housing that the member of the U.S. military would be expected to rent, based upon his or her geographic area, pay grade and number of dependents, adding in average utilities and insurance. The particular geographic area surrounding a military base is called a Military Housing Area, or MHA. In computing a BAH, MHA price data for rentals, average utilities and insurance is collected annually in the spring and summer months when housing markets are most active. Pricing information is surveyed from local apartments, townhouses and duplexes, as well as from single-family rental units of various bedroom sizes. Although BAH rates can decrease for a geographic duty location, members of the U.S. military that collect BAH cannot have the amount of their BAH decreased unless a change in status occurs (except that promotions are specifically excluded in the definition of a change in status), such as a base transfer, a decrease in pay grade or a change in the number of dependents.

Revenue Stream

        Typically, a member of the U.S. military who is leasing a housing unit on one of our project bases will elect for his or her monthly BAH to be directly deposited by the government, via wire transfer, into an operating revenue fund controlled by the Project Owner, subject to certain restrictive covenants required by any outstanding construction finance bonds. Rental revenues derived from BAH are subsequently paid out of the operating revenue fund by the Project Owner according to a distributive "waterfall" plan set forth in the Project Owner operating agreement. In general, the BAH revenues associated with our current privatization projects "flow out" of the operating revenue fund on a monthly basis as follows:

Funds Flow During Initial Development Period

Funds Flow Post-Initial Development Period

  •
  Operating and other expenses. Operating activities include normal administrative, leasing, marketing and maintenance functions consistent with a typical conventional multi-family project. Expenses relating to these operating activities are financed through equity contributions from the DoD and GMH, debt financing and other operating cash flow derived from BAH. Revenues first are applied to pay operating expenses, including GMH Management's standard management fee, typically 2% to 3% of project revenues derived from BAH, ground lease payments, monthly utilities, insurance premiums, real estate taxes, if any, and other routine maintenance expenses, such as landscaping and preventative maintenance, associated with the housing units.

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  Debt Service (including amortization) and Capital Reserves and Replacements. The Project Owner then uses remaining revenues to pay down principal and interest on any outstanding indebtedness that was issued to finance a portion of the costs of design, demolition, construction, replacement and renovation of housing on a particular military base. Debt financing, including taxable revenue bonds and commercial lending arrangements, typically covers up to 90% of total project costs. The indebtedness is fully funded at the time we enter into definitive agreements for the project. This indebtedness typically requires payments of interest only during the first three to seven years and is amortized over the remainder of its 35 to 45 year term. The Project LLC allocates revenues to make capital repairs or replacements on any of the existing housing units, such as roofing or siding repairs.

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  Incentive-based Subordinated Management Fee. GMH Management next receives its incentive management fee, typically 2% to 3% of project revenues, derived from any excess rental revenues from BAH, upon satisfying debt service and certain benchmarks.

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  Construction/Renovation Fees and Development Fees. At the start of a project's initial development period, which typically ranges from three to eight years and continues throughout the term of the project as we renovate existing housing and develop and construct additional housing on a particular military base, GMH Management and GMH Development are entitled to receive standard and incentive construction/renovation and development fees, respectively. Construction/renovation fees are typically up to 4% of the total construction/renovation costs, and development fees are typically up to 4% of the total development costs. Development costs include hard costs associated with new construction/renovation, as well as certain soft costs. Generally, the majority of new construction work is completed during the beginning years of an initial development period, while construction/renovation work is completed throughout the initial development period. During the initial development period these costs are paid out of a construction account, which is funded by excess cash flow from rental revenues and proceeds from equity contributions and debt offerings. Excess cash flow, for purposes of funding the construction account, includes cash flow available from BAH rental revenues after payment of operating expenses, debt service, subordinated management fees and preferred returns. The construction account may have an equity sub-account to the extent of equity contributed to the Project LLC. Subsequent to the initial development period, all remaining funds are transferred to a reinvestment account and the construction account is closed. Construction, development and renovation costs will be paid out of the reinvestment account to continuously construct, renovate and rebuild a project. The payment of construction/renovation fees and development fees to us during the life of a project is not subordinate to the payment of any other fees.

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  Preferred Return. The Project LLC will typically receive, to the extent that adequate funds are available, an annual, minimum preferred rate of return. This annual minimum preferred rate of return ranges from 9% to 12% of the Project LLC's initial equity contribution to the project. It should be noted, however, that during the initial development period, the Project Owner is precluded from distributing funds to pay the Project LLC the minimum preferred rate of return. The unpaid amounts generally will accrue and accumulate, and can be used to fund renovation and construction costs, if necessary. If the accumulated funds are not needed to fund renovation and construction costs, they would, at the end of the initial development period, be distributed to pay accrued preferred returns to the Project LLC.

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  Split of Remaining Revenues. Subsequent to the initial development period, any revenues remaining after the annual, minimum preferred rate of return is paid, as described above, are split between the Project LLC and the reinvestment account owned by the Project Owner. The total amount that the Project LLC is entitled to receive (inclusive of the preferred return) is generally capped at an annual, modified rate of return of between 11% and 17% (depending on the particular project) on its initial equity contribution to the project. The total capital return generally will include the annual, minimum preferred return discussed above. The reinvestment account is an account established for the benefit of the military, but funds may be withdrawn for ongoing construction, development and renovation costs during the remaining life of a privatization project only upon approval of the Army or Navy, as applicable.

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  Return of Equity. At the end of a project term, any monies remaining in the reinvestment account are distributed to the Project LLC and the Army or Navy, as applicable, in a predetermined order of priority. Typically these distributions will have the effect of providing the Project LLC with sufficient funds to provide a minimum annual return over the life of the project and to result in a complete return of its initial capital contribution. After payment to the Project LLC of the minimum annual return and the return of its initial contribution, all remaining funds will typically be distributed to the Army or Navy, as applicable.

        In addition, we receive fees from the joint venture partners that provide architectural and design or construction services for our military housing privatization projects. These fees go to reimburse us for our efforts and expenses incurred while competing for a privatization project award from one of the U.S. military branches, with such a project award not just benefiting us, but our joint venture partners as well. Some examples of the business development services provided by us for the benefit of our joint venture partners include acting as the point of contact for, coordinating discussions with, and preparing and making presentations to, the DoD. Additionally, we take the lead in preparing and drafting the transaction documents for a potential privatization project, evaluating and communicating potential privatization project requirements, coordinating marketing efforts, providing information technology and temporary on-site offices, and facilitating potential pilot programs and other development activities. Typically, our joint venture partners pay these fees for our business development services to GMH Management, GMH Development and GMH Military Housing Construction LLC, or GMH Construction, another wholly owned subsidiary of our taxable REIT subsidiary, GMH Military Housing, LLC.

Strategy

        Selective Growth.    By leveraging the substantial industry experience of our management team, we focus on winning military housing privatization projects on which we selectively choose to bid, based on the strategic importance of the base, and the prime location and profit potential for these projects.

        Committed to Superior Management.    In the performance of our obligations under existing military housing privatization projects, our management team has been, and will continue to be, fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing.

        Capitalize on Industry Relations.    Our management team has developed relationships with nationally recognized firms, notably The Benham Companies and Centex Construction Company, Inc., that specialize in residential and military residence community formation and construction. On October 22, 2003, our subsidiary, GMH Military Housing Investments LLC, entered into a joint venture agreement with a subsidiary of The Benham Companies, Benham Military Communities, LLC, which sets forth the terms by which Benham will participate in the equity structure on certain of our privatization projects and provide architectural, engineering and design services on those military privatization projects awarded to us. We team with Benham because it has a long history of providing architectural, engineering and design services to the U.S. military on projects throughout the country, and because our company does not perform these functions. In our relationship with Centex, which is not based upon a written agreement, Centex provides construction services on our awarded military projects. We team with Centex, one of the nation's leading home builders, because it has the size and strength to undertake and to bond construction work on the large, complex military housing privatization projects. Additionally, both Benham and Centex pay fees to GMH Management, GMH

Development or GMH Construction that reimburse us for a portion of the business pursuit costs associated with attracting and winning military privatization projects. We believe that the retention of highly experienced and nationally recognized companies will provide us with significant competitive advantages in pursuing and winning new privatization projects.

        Acquire Existing Military Housing Privatization Projects.    We will consider using our financial strength and management's past experience to acquire competitors or the military housing privatization projects that have been awarded to them. For example, in November 2003, GMH Associates acquired the military housing privatization project for Fort Carson in Colorado Springs, Colorado out of unrelated bankruptcy proceedings instituted by an entity affiliated with the J.A. Jones Corporation. The military housing privatization projects are typically very large and complex. As a result, they require experienced and committed larger scale operators who have the financial strength to develop, construct, renovate and manage housing units during the initial development period of a project, which typically ranges from three to eight years, and then administer the continuing development, construction, renovation and management of housing for the remainder of the 50-year project term. The obligations to be performed under these projects are extremely difficult for smaller, regionalized companies to meet, and we believe our experience in the military housing market provides us with a material competitive advantage in this regard. As the number of new privatization projects grows, we believe our potential to acquire such projects for additional bases will grow correspondingly.

Market Opportunity

        As of August 22, 2005, according to the information made available by the DoD, the remaining military family housing privatization market contains 63,566 housing units to be privatized through 49 additional projects. These remaining 63,566 units are expected to generate approximately $880 million in total annual rental revenue based on the 2005 average BAH for military family housing of approximately $13,900 per year. As of August 22, 2005, awarded projects and exclusive negotiations represent 125,075 units through 63 projects.

        Although the DoD's program has focused its efforts almost exclusively on the privatization of family housing, we believe, based on discussions between our senior management team and representatives of the DoD, the next stage of development will include the privatization of unaccompanied housing. We believe the potential market for unaccompanied personnel housing is significantly larger than that of family housing. According to an audit report of the DoD Inspector General, dated August 1999, approximately 556,000 military housing units constitute the unaccompanied housing units. We estimate that these unaccompanied housing units will, upon completion, generate approximately $4.7 billion in total annual rental revenue, based on the 2005 average BAH for unaccompanied personnel of approximately $8,500 per year. Given our management's experience in bidding on military housing privatization projects, coupled with their extensive student housing experience, we believe that we will have significant competitive advantages in bidding for privatization projects in the unaccompanied housing market, which should translate into our ability to be awarded a significant share of future privatization projects; however, we cannot assure you that the DoD will privatize any or all of these unaccompanied military personnel housing units.

        Our military housing strategy includes the pursuit of already privatized bases from competitors who have been awarded targeted projects. As the number of new privatization projects grows, the potential for our targeted acquisition of already privatized bases will grow correspondingly.

Military Housing Privatization Projects

        We currently have an ownership interest in and operate seven privatized military housing privatization projects, the Stewart Hunter project, the Fort Carson project, the Fort Hamilton project, the Fort Eustis/Story project, the Walter Reed/Fort Detrick project, the Fort Bliss, White Sands Missile

Range project, and the Navy Northeast Region project. In addition to these projects, we have been selected for an additional military housing privatization project, the Fort Gordon project, which is in the process of exclusive negotiations with the U.S. military. Each project, including Stewart Hunter, Fort Carson, Fort Hamilton, Fort Eustis/Story, Walter Reed/Fort Detrick, Fort Bliss, White Sands Missile Range and Navy Northeast Region, includes the renovation of existing housing units and the construction of new units. The 50-year duration of each project calls for continued renovation, rehabilitation, demolition and reconstruction of the project. The following table provides a summary of the terms of each military housing privatization project in which we own an interest or have an exclusive negotiation right. We cannot provide any assurance that we will close our investment in the project with respect to which we have an exclusive negotiation right.

Military Housing Privatization Projects

Project Name	Location	Initial Development Period(1)	Initial Development Period Expected Completion Date	Initial Development Period Project Costs(2)	Initial Development Period Project Costs Expended(3)		Expected End-State Housing Units at Initial Development Period Completion Date
In Operation:
Fort Stewart and Hunter Army Airfield	Hinesville, GA Savannah, GA	8 years	October 2011	$353.4 million	$161.8 million		1,868 1,597 237	new units renovated units existing units(4)

3,702
Fort Carson(5)	Colorado Springs, CO	5 years	Completed	Completed	Completed		840 1,823	new units renovated units

2,663
Fort Hamilton	Brooklyn, NY	3 years	May 2007	59.8 million	28.3 million		185 43	new units renovated units

228
Walter Reed Army Medical Center/Fort Detrick(6)	Washington, DC Frederick, MD	4 years	June 2008	96.3 million	40.9 million		407 156 36	new units renovated units existing units(4)

599
Fort Eustis/Fort Story(7)	Newport News, VA Virginia Beach, VA	6 years	February 2011	167.6 million	20.9 million		651 473	new units renovated units

1,124
Fort Bliss/White Sands Missile Range	El Paso, TX White Sands, NM	6 years	June 2011	445.9 million	—	(8)	1,959 1,178 140	new units renovated units existing units(4)

3,277
Navy Northeast Region	Brunswick, ME; Kittery, ME; Newport, RI; Groton, CT; Saratoga Springs, NY; Long Island, NY; Colts Neck, NJ; Lakehurst, NJ	6 years	October 2010	612.6 million	70.1 million		1,251 1,227 1,786	new units renovated units existing units(4)

4,264
Under Exclusive Negotiation:
Fort Gordon	Augusta, GA	6 years	—(9)	101.6 million	—	(9)	340 547	new units renovated units

887

Total				$1,837.2 million	$322.0 million		16,744

(1)
The first phase of the project, known as the initial development period, covers the period of initial construction or renovation of military housing on a base, typically lasting three to eight years.

(2)
Represents estimated total project costs for the initial development period, including closing, development, construction, financing and related costs.

(3)
As of June 30, 2005.

(4)
These units will not be renovated during the initial development period.

(5)
The Fort Carson project was purchased out of unrelated bankruptcy proceedings instituted by an affiliate of the J.A. Jones Corporation.

(6)
These two bases were awarded separately and subsequently combined into one privatization project. Walter Reed has been designated for closure under BRAC. We believe that the closure will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocating from Walter Reed to nearby military medical facilities.

(7)
The initial development period began in March 2005 upon the completion of the project financing.

(8)
Project financing was obtained and the initial development period began in July 2005.

(9)
This project is expected to close and the initial development period to begin in the second quarter of 2006.

Projects in Operation

Fort Stewart and Hunter Army Airfield, Hinesville/Savannah, Georgia

        Fort Stewart and Hunter Army Airfield are two Army bases located in Hinesville and Savannah, Georgia, respectively, and presently contain 3,005 housing units collectively. Fort Stewart is the home to the Army's Third Infantry Division, which was the first Army unit deployed into Baghdad during the war in Iraq in 2003. These strategically located East Coast bases have access to both rail and water transportation. Hunter Army Airfield has the second longest runway in the U.S. east of the Mississippi River.

        We and our predecessor entities have been operating this project since November 2003. Over the course of an eight-year initial development period for this privatization project, we plan to demolish 1,092 units and construct a total of 1,868 units consisting of new and replacement units. The amenities we offer at this base include sports courts, playgrounds, multipurpose community centers with business centers, computers and copiers, swimming pools with water spraygrounds and a walking trail system.

        Other notable information regarding this project includes:

  •
  An eight-year initial development period, which commenced November 2003 and ends October 2011.

  •
  Construction services provided by Centex Construction Company, Inc., and architectural, engineering and design services provided by The Benham Companies.

  •
  $8.9 million in equity financing to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and $246.5 million in debt financing from GMAC Commercial Holding.

Fort Carson, Colorado Springs, Colorado

        Fort Carson is an Army base located in Colorado Springs, Colorado, and presently consists of 2,663 housing units. Fort Carson is the primary location for the deployment of military personnel to the Far East and to Europe. It is located next to North American Aerospace Defense Command, or NORAD, and Peterson Air Force Base, which provides air deployment, as well as joint training. It is also home to the Army's only Armored Cavalry Regiment, and the Army's Fourth Infantry Division.

        On November 29, 1999, affiliates of the J.A. Jones Corporation, or J.A. Jones, signed the original privatization contract with the Army for the development, construction, renovation and management of this base. The scope of the awarded project included the complete renovation and modernization of 1,823 existing units and the concurrent construction of 840 new units during the initial development period of five years. Unlike the other Army privatization projects that we own, the Fort Carson project is structured similar to a traditional government contract. We are not in a joint venture with the Army. Rather, the Army is the sole beneficiary of a trust that in turn beneficially owns a majority interest in the Fort Carson Project owner.

        In 2003, an affiliate of the J.A. Jones filed for bankruptcy protection. As a result, J.A. Jones began the process of selling components of its company, including its interest in the Fort Carson military privatization project. GMH Associates purchased J.A. Jones' interest in the project and assumed ownership and operation of the Fort Carson project on November 28, 2003. Over the course of the five-year initial development period, which ended in December 2004, 840 homes were constructed and 1,823 homes were renovated. The amenities offered at this base include a sports courts, playgrounds, a multipurpose community center (to be constructed in 2005) and a walking trail system.

        Other notable information regarding this project includes:

  •
  A five-year initial development period, which commenced November 1999 and ended in December 2004.

  •
  $23.4 million in equity financing (including initial equity, bond insurance fee and closing costs) and $147.0 million in senior, taxable, credit enhanced bonds underwritten by Raymond James & Associates, Inc.

Fort Hamilton, Brooklyn, New York

        Fort Hamilton is an Army base located on the waterfront in Brooklyn, New York, and presently contains 295 housing units. New York City is the largest Army recruitment center in the U.S., and Fort Hamilton is home to those military recruiters. Over the course of a three-year initial development period, we plan to construct a total of 185 new units and renovate 43 existing townhouses and single family homes. We and our predecessor entities have been operating this project since June 1, 2004. In addition to the housing units, the project includes family-oriented community amenities, including a new resident center that will be constructed during a secondary development period following the initial development period, tot lots and a walking/fitness trail. It is anticipated that the resident center will feature a spacious facility with rooms for social gatherings, a big screen television, an Internet cafe, picnic areas, and a covered patio with tables and chairs.

        Other notable information regarding this project includes:

  •
  A three-year initial development period, which commenced in June 2004 and ends May 2007.

  •
  Construction services provided by Jeffrey M. Brown Associates Inc.

  •
  $2.2 million in equity financing to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $52.4 million in senior and subordinate taxable bonds underwritten by Lehman Brothers and issued by the New York City Housing Development Corporation.

Walter Reed Army Medical Center, Washington, DC and Fort Detrick, Frederick, Maryland

        Walter Reed Army Medical Center is a major medical care, research and teaching center. This facility, which is under the command jurisdiction of the U.S. Army Medical Command, or MEDCOM, provides the nation's most effective population-based primary and specialty military healthcare for soldiers, other members of the U.S. military, families and retirees in the Washington, DC area. Fort Detrick is also a MEDCOM installation supporting a multi-governmental community that conducts biomedical research and development, medical material management, worldwide communications, and the study of foreign plant pathogens. Each branch of the U.S. military is represented among the approximately 7,800 military, federal, and contractor employees assigned there.

        During the four-year initial development period for this privatization project, we will create a new community, New Glen Haven, consisting of 240 junior enlisted apartments and junior officer townhouses, as well as renovate three historical units. Additionally, during this initial development period, we expect to create and renovate communities at Fort Detrick containing, in the aggregate, a junior enlisted housing area, a senior enlisted community, a junior officer community for company grade officers, field grade officers and above, consisting of 167 new units, 156 renovated units and 36 existing units, respectively. The amenities we will offer at this base will include sports courts, playgrounds, multipurpose community centers, large interior storage areas and garages or off-street parking.

        Other notable information regarding this project includes:

  •
  A four-year initial development period, which commenced in July 2004 and ends June 2008.

  •
  Construction services provided by Centex Construction Company, Inc., and architectural, engineering and design services provided by The Benham Companies.

  •
  $6.5 million in equity financing to be provided by the Project LLC, to be contributed at the end of the initial development period, and approximately $83.2 million in debt financing with GMAC Commercial Holdings.

  •
  On May 13, 2005, the DoD released its recommendations for BRAC. On August 25, 2005, the BRAC Commission voted to close Walter Reed. As a result, the DoD has targeted Walter Reed for realignment. We believe that the closure of Walter Reed will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities. See also "Risk Factors—Specific Risks Related to Our Military Housing Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview—Military Housing."

Fort Eustis and Fort Story, Newport News and Virginia Beach, Virginia

        Fort Eustis and Fort Story are Army bases located in Newport News and Virginia Beach, Virginia, respectively, and presently consist of 1,080 housing units in the aggregate. These strategically located bases on the Atlantic Ocean are home to the Army's Transportation Command. Fort Story is the only Army training area that can conduct joint training on watercraft landings. Over the course of a six-year initial development period for this privatization project, we plan to construct a total of 651 new and replacement units and renovate 473 existing units. The amenities we expect to offer at these bases will include playgrounds, new appliances, sports courts and multipurpose community centers.

        Other notable information regarding this project includes:

  •
  A six-year initial development period, which commenced in March 2005 and ends February 2011.

  •
  Construction services provided by Centex Construction Company, Inc., and architectural, engineering and design services provided by The Lessard Architectural Group and Huitt-Zollars.

  •
  $3.6 million in equity financing provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $125.0 million in senior, taxable bonds underwritten by Raymond James & Associates, Inc.

  •
  On May 13, 2005, the DoD released its recommendations for BRAC. Based on the preliminary information released by the DoD and the BRAC Commission, the DoD has targeted the Fort Eustis base for realignment. In connection with recent revisions to the list of bases targeted for closure or realignment, the BRAC Commission proposed realignment at the Fort Eustis base under our Fort Eustis/Fort Story project in Newport News, Virginia, but to a lesser degree than was recommended by the DoD. See also "Risk Factors—Specific Risks Related to Our Military Housing Business" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview—Military Housing."

Fort Bliss and White Sands Missile Range, El Paso, Texas and Las Cruces, New Mexico

        Fort Bliss is an Army base located in El Paso, Texas, and White Sands Missile Range is an Army base located near Las Cruces, New Mexico, which together presently contain 3,277 family housing units. Fort Bliss' mission is to train Army soldiers in air defense. One of the oldest Army posts, Fort Bliss is the home of the 32nd Army Air & Missile Defense Command. White Sands Missile Range provides quality test, evaluation and research services to the Army, and is designated as a DoD major range and test facility. White Sands is the largest overland test range in the U.S. During the six-year initial development period, we expect to deliver 1,959 new homes and renovate 1,178 family housing units across the Fort Bliss and White Sands Missile Range bases. The project at Fort Bliss includes multiple community centers, swimming pools/spraygrounds, sports courts and playgrounds. There will also be a walking and fitness trail throughout the communities.

        Other notable information regarding this project includes:

  •
  A six-year initial development period that commenced in July 2005 and ends in June 2011.

  •
  Construction services provided by Centex Construction Company, Inc., and architectural, engineering and design services provided by The Benham Companies.

  •
  $7.0 million in equity provided by the Project LLC, and approximately $351.0 million in debt financing provided by GMAC Commercial Holding.

Navy Northeast Region Project—Brunswick, Maine; Kittery, Maine; Newport, Rhode Island; Groton, Connecticut; Saratoga Springs, New York; Long Island, New York; Colts Neck, New Jersey; Lakehurst, New Jersey

        This military housing privatization project awarded by the Department of the Navy covers all Navy-owned housing in Maine, Rhode Island, Connecticut, New York and New Jersey with a total of 4,264 end-state housing units. The project involves the construction of high-quality homes, targeted renovation of other homes, the addition of community enhancing facilities and services and community management of these properties. The amenities we will offer at these bases will include community centers, swimming pools/spraygrounds, sports courts, cross country ski trails, a skating rink, RV/boat storage, pavilions and multi-purpose ball fields. The targeted bases, their geographic locations, and the number of units involved per base in this project are as follows:

Base	Housing Units
NAS Brunswick (Brunswick, Maine)	723
NSY Portsmouth (Kittery, Maine)	223
NAVSTA Newport (Newport, Rhode Island)	869
NSB New London (Groton, Connecticut)	1,796
NSU Saratoga Springs (Saratoga Springs, New York)	200
Mitchel Manor (Long Island, New York)	250
NWS Earle (Colts Neck, New Jersey)	89
NAES Lakehurst (Lakehurst, New Jersey)	114

Total	4,264

        Other notable information regarding this project includes:

  •
  A six-year initial development period, which commenced in November 2004 and ends October 2010.

  •
  Construction services provided by Centex Construction Company, Inc., and architectural, and engineering and design services provided by The Benham Companies.

  •
  $10.6 million in equity financing provided by the Project LLC, and approximately $517.8 million in senior, taxable bonds underwritten by Raymond James & Associates, Inc.

  •
  On May 13, 2005, the DoD released its recommendations for BRAC. On July 19, 2005, the BRAC Commission voted to amend the DoD release for bases to be considered for closure and realignment. Based on the preliminary information released by the DoD and the BRAC Commission on those dates, BRAC could have affected approximately 2,500 housing units located at the Submarine Base in New London, Connecticut; Portsmouth Naval Shipyard in Kittery, Maine; and Naval Air Station in Brunswick, Maine. On August 23, 2005, the BRAC Commission voted to remove the Submarine Base in New London, Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine from the closure list. As a result, the BRAC Commission's recommendations have reduced the possible number of military housing units that could be affected at our military housing privatization projects to approximately 700 units. We are currently in discussions with the Department of the Navy to negotiate a change order that would temporarily suspend portions of the development work at the New London, Portsmouth, and Brunswick locations, and reduce the number of end-state housing units to be completed for the initial development period. We expect to reach a favorable outcome with the Navy during the third quarter of 2005. In the event that a change order is implemented, we expect to continue to collect management, development, and construction/renovation fees, and that our overall earnings for 2005 would not be materially impacted. See also "Risk Factors—Specific Risks Related to Our Military Housing Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Military Housing."

Projects in Exclusive Negotiation

Fort Gordon, Augusta, Georgia

        Fort Gordon is an Army base located near Augusta, Georgia, presently is expected to have 887 end-state housing units. Fort Gordon is the base that oversees the communication responsibilities for the Army. The multi-faceted mission of the US Army Signal Center and Fort Gordon encompasses training, doctrine, force integration and mobilization. The Signal Center conducts specialized instruction for all Signal Regiment Military and the Department of the Army civilian personnel, and provides doctrine and training development support. The mobilization mission is to maintain assigned forces command units in a state of readiness. We were awarded the right to exclusively negotiate an agreement for this project by the DoD in May 2005 with an expected execution of a final agreement in the second quarter of 2006.

        Other notable information regarding this project includes:

  •
  A six-year initial development period expected to commence in the second quarter of 2006 and end in the second quarter of 2012.

  •
  Construction services expected to be provided by Centex Construction Company, Inc., and architectural, engineering and design services expected to be provided by The Benham Companies.

  •
  $5.0 million in equity to be provided by the Project LLC, anticipated to be contributed at the end of the initial development period, and approximately $80.0 million in debt financing.

Additional Military Housing Privatization Projects and Development Opportunities under Review

        In addition to the military housing privatization projects for which we have been selected and the Air Force project for which we are in the solicitation process, as of September 19, 2005, we had an outstanding bid with the Army on a military housing project covering one base, with approximately $300.0 million in estimated initial development costs and with approximately 2,500 housing units. Our management team also had under review, as of September 19, 2005, eight additional potential privatization project opportunities. These projects span multiple bases and total, in the aggregate, approximately 22,300 housing units. Individual projects identified as opportunities range from approximately 500 units to 7,000 units per project. We consider a project as "under review" once a base has been identified by the U.S. military for privatization and our management begins initial due diligence and evaluation of the economic and strategic value of the project. After further due diligence, we may decide not to pursue any of these potential privatization projects.

Competition

        Competition pursuing this business has evolved from a select number of local and regional development firms in 1996, to a distinguished group of national and international developers, owners and operators of commercial and residential real estate.

Profile of Competitors

Company Name	Awarded Projects(1)	Number of Units
Actus Lend Lease	7	27,676
Clark Realty	8	22,940
Picerne Military Housing	5	17,129
American Eagle Communities, LLC	6	8,510
C.E.I. Investment Corp.	1	606
Hunt Building Corporation	12	12,811
Equity Residential Properties Trust	1	3,982
Forest City Enterprises	2	3,827

    Source: Information reported by the DoD as of August 22, 2005, except that information with respect to American Eagle Communities, LLC and C.E.I. Investment Corp. has been provided by American Eagle Communities, LLC. C.E.I. Investment Corp. is a member of American Eagle Communities, LLC.

    (1)  Includes projects for which exclusive rights of negotiation have been awarded.

Competitive Advantages

        We believe that our business strategy and operating model distinguish us from other owners, operators and acquirors of real estate in a number of ways, including:

  •
  Niche focus with large markets. The student housing and military housing businesses provide opportunities for us to capitalize on large, stable markets. Our management estimates that the 5.3 million bed off-campus student housing market is valued at approximately $159 billion and growing. Further, over the next four years, we expect the DoD to award 49 military family housing privatization projects, generating total annual rental revenue of approximately $880.0 million. The potential market for unaccompanied military housing is estimated by our management to generate approximately $4.7 billion in total annual rental revenue. We believe that we are well-positioned to capitalize on the highly fragmented off-campus student housing market and to leverage our military housing experience and complementary student housing skill set to compete for military housing privatization projects.

  •
  High quality assets/management services.

    Student housing. We believe our student housing properties are modern, state-of-the-art and tailored to the "student lifestyle." The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area. Typically, we lease our units by the bed as a way of attracting student residents and maximizing our revenue per unit. We strive to create an attractive environment for our residents by providing well-lit parking lots, a streamlined bill-payment system and 24-hour maintenance and emergency services.

    Military housing. We have established relationships with nationally recognized firms specializing in residential and military residence design and construction to provide high quality housing and construction services when bidding on projects. We also strive to create not just a home, but an efficient community centered around the military lifestyle. In the performance of obligations under existing projects, we have been committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing. Our management's expertise in community management provides military personnel with an efficient and timely platform to report and service maintenance requests as well as a convenient turnover process that guarantees the availability of homes within a short period of time.

  •
  Consistent and high quality revenue.

    Student Housing. Student housing properties that we currently own had an average occupancy rate of approximately 97% for the 2005/2006 academic year as of September 13, 2005. More than 90% of our student housing leases have multiple signatories (students and their guarantor-parents) and are leased on a standard 12-month basis.

    Military Housing. Our military housing business generates stable, long-term cash flow with a small capital investment. Military housing privatization projects are long-term in nature, typically carrying a ground lease term of 50-years. The primary source of revenue under the military housing privatization projects is the U.S. military's BAH, which is the cost-of-living stipend distributed monthly by the DoD to members of the U.S. military and which is distributed directly by the U.S. government.

  •
  Market leadership in off-campus student and military housing. We are one of the largest providers of off-campus student housing in the U.S., with 51 student housing properties comprising approximately 30,755 beds in 24 states as of September 19, 2005. Our military housing group has won more than 40% of the privatization projects on which it has bid (including those projects for which the right to exclusive negotiations have been awarded) and has been awarded more bases to date than any other provider of military housing.

  •
  Experienced management team/strong relationships. The top three members of our management team have an average of 25 years of individual experience in the student and military housing businesses and the commercial real estate industry and, during that time, have been involved in real estate transactions valued at over $5.0 billion. We have built extensive and strong relationships in both the student housing and military housing industries. We seek to utilize these relationships and the experience of our management team to pursue selected properties in the student housing market and to win the more attractive military housing privatization projects. See "Our Business and Properties—Management Team" for more information about our management team.

Financing Strategy

        Our targeted leverage ratio is in the range of 45% to 60%. As of June 30, 2005, our leverage ratio was approximately 62.8%. Neither our declaration of trust nor our bylaws requires us to maintain a specific leverage ratio and we may determine to exceed the maximum range of our target ratio depending on the circumstances. See "Investment Policies and Policies With Respect to Certain Activities—Leverage Ratio Target." If we determine to exceed the maximum range of our target ratio, we may do so without shareholder approval. We will generally decide whether to use debt or equity financing to acquire a property by considering the most attractive interest rates, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each individual transaction. We intend to obtain unsecured and/or secured financing through public and private markets. We will access various sources of capital including banks, financial institutions and institutional investors through lines of credit, bridge loans and other arrangements. We may also finance the acquisition of properties through additional equity securities offerings, including offerings of preferred or common stock or units of our operating partnership. We currently have a three-year unsecured $150.0 million revolving line of credit from a syndicate of lenders led by Bank of America, N.A., an affiliate of Banc of America Securities LLC, and which includes affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and of Morgan Stanley & Co. Incorporated, each of which is an underwriter in this offering. As of September 19, 2005, we had approximately $106.0 million in outstanding borrowings drawn from this credit facility, which funds were used as financing for acquisitions and for working capital and other general corporate purposes. The amount of funds available for future draws under this facility are subject to a borrowing base calculation. See "Dividend Policy and Distributions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in this prospectus.

        Our indebtedness may be recourse, non-recourse, unsecured, secured or cross-collateralized. If the indebtedness is recourse, general assets of the debtor may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase interests in partnerships or joint ventures.

Line of Credit

        In November 2004, after completion of our initial public offering, we obtained a three-year, $150.0 million revolving credit facility from a syndicate of lenders for which Bank of America, N.A. serves as the Administrative Agent. We amended the credit facility in August 2005 to, among other things, modify certain financial covenants and the interest rates applicable to borrowing under the credit facility. Availability under the credit facility as of June 30, 2005 was limited to a borrowing base amount equal to the sum of 60% of the value of an unencumbered asset pool as of the end of the previous quarter (which in no event may contain fewer than five student housing properties) and 50% of the annualized value of our cash flow from our management of military housing projects and student housing properties in the previous quarter. The borrowing base also includes cash flow from our military housing construction and development fees. As of September 19, 2005, we had availability under the credit facility equal to $150.0 million, of which $106.0 million in borrowings was outstanding, and bearing interest rates ranging from 5.57% to 5.91%. As of September 19, 2005, there were no letters of credit outstanding under the credit facility. Advances under the credit facility bear interest, at the election of the borrower, at a Eurodollar rate based on LIBOR or a base rate based on the prime rate announced by Bank of America, N.A., plus an "Applicable Rate," ranging from 1.625% to 2.375% for Eurodollar rate loans or 0.75% to 1.75% for base rate loans. The Applicable Rate is determined by the ratio of all liabilities to the total asset value of GMH Communities Trust, as defined in the credit facility. The credit facility also requires that we maintain certain corporate level financial covenants, which include that we:

  •
  may not make payments of dividends to our shareholders in 2005 in excess of 110% of our funds from operations, and 95% of funds from operations after 2005;

  •
  must maintain a total leverage against the unencumbered asset pool, as of the end of each fiscal quarter, equal to or less than 65% through December 31, 2005, and no less than 60% commencing with the first quarter in 2006;

  •
  must comply with the following ratios: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x; and

  •
  may incur no more than $25.0 million in recourse debt, exclusive of amounts borrowed under the credit facility, and in no event greater than $150 million in total; and maintain a consolidated tangible net worth of at least $275.0 million plus an amount equal to 75% of the net proceeds from any equity issuances subsequent to the closing date of the facility.

Our Operating Partnership

        We own our properties and conduct substantially all of our business through our operating partnership, GMH Communities, LP, and its subsidiaries. In connection with the closing of our initial public offering in November 2004, the partnership became our operating partnership as a result of the following transactions and structural changes:

  •
  our operating partnership redeemed all of Vornado's Class B limited partnership interest and non-managing general partnership interest, including a preferential return payable with respect to the Class B limited partnership interest and the unfunded portion of Vornado's $159.0 million equity commitment, using proceeds from the initial public offering;

  •
  our operating partnership exchanged the Class A limited partnership interest and managing general partnership interest held by Mr. Holloway for 19,624,294 limited partnership units, representing a 34% limited partnership interest, to Mr. Holloway; and Mr. Holloway contributed additional assets to our operating partnership, including interests in entities that own our corporate headquarters and aircraft and interests in an additional student housing property;

  •
  our operating partnership issued 29,769,820 limited partnership interests, representing a 49.7% limited partnership interest, to us in exchange for our contribution to the partnership of the net proceeds of the initial public offering, including the net proceeds from the closing of the exercise of a portion of the underwriters' over-allotment option;

  •
  our operating partnership issued to GMH Communities GP Trust, our qualified REIT subsidiary, a 1.0% general partnership interest, which is the sole general partnership interest in our operating partnership;

  •
  our operating partnership issued 2,583,334 limited partnership interests, representing a 4% limited partnership interest, to FW Military Housing LLC in exchange for the contribution by this entity of the remaining membership interests in the joint venture that owned the Fort Carson project;

  •
  our operating partnership issued 671,190 limited partnership interests, representing a 1% limited partnership interest, to an affiliate of Vornado in exchange for the contribution by Vornado of its 90% in New Towmed, LLC, an entity that owned one student housing property; and

  •
  an aggregate of 2,765,000 of the limited partnership interests were transferred to specified employees of GMH Associates, certain of whom are our executive officers and other employees, in satisfaction of a commitment regarding profits interests previously awarded by Mr. Holloway to these employees with respect to four student housing properties and the military housing business contributed by Mr. Holloway's affiliates.

        Holders of limited partnership units of our operating partnership, other than us, will, after a one-year holding period, subject to earlier redemption in certain circumstances, be able to redeem their limited partnership units for our common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events; provided, however, that we have agreed to permit Vornado to redeem its limited partnership units issued in connection with exercise of its warrant after May 2, 2005. At our option, in lieu of issuing common shares upon redemption of limited partnership units, we will be able to pay holders of units a cash amount equal to the then-current value of our common shares, except that Gary M. Holloway, Sr. will have the right to direct us to issue common shares upon redemption of limited partnership units that he or his affiliates own. These redemption rights generally may be exercised by the limited partners at any time after one year. Holders of limited partnership units will receive distributions equivalent to the dividends we pay to holders of our common shares, but holders of limited partnership units will have no voting rights, except in certain limited circumstances. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the partnership agreement of our limited partnership. In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership and the issuance of the warrant, we and our operating partnership have, however, agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership, a violation of which could expose us and our operating partnership to substantial liability for damages. See "Our Business—Our Agreements with Vornado Realty L.P. and its Affiliates Restrict our Activities."

Our Agreements with Vornado Realty Trust and its Affiliates Restrict Our Activities

        In connection with Vornado Realty Trust's investment in our operating partnership as it existed prior to our initial public offering, Vornado also purchased for $1.0 million a warrant to acquire, at its option:

  •
  a number of units of limited partnership interest representing a 38.264% economic interest in our operating partnership immediately prior to our initial public offering;

  •
  a number of our common shares representing a 38.264% economic interest in GMH Communities Trust immediately prior to our initial public offering; or

  •
  a combination of such units of limited partnership and common shares.

        Upon closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our operating partnership at a price of $7.50 per unit, which represented a 20.972% economic interest in our operating partnership immediately prior to our initial public offering. As of June 30, 2005, the remaining portion of the warrant was exercisable for up to 5,762,694 units of limited partnership interest of the operating partnership or common shares, at an exercise price of $8.68 per unit or common share, at any time until May 2, 2006. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant.

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, certain limited issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted for the dilution to the warrant holder as a result of these issuances and distributions.

        In connection with Vornado's investment in our operating partnership, we agreed with Vornado to restrict our activities and investments and those of our operating partnership in a manner intended to facilitate our qualification as a REIT and to prevent our direct and indirect activities and assets, and those of our operating partnership, from having adverse tax consequences to Vornado and its affiliates and transferees. Among other things, these restrictions require that neither we nor our operating partnership, without Vornado's consent, hold, directly or indirectly:

  •
  securities other than:

  (i)
  equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

  (ii)
  stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes; and

  (iii)
  securities that are treated as qualifying assets for purposes of the REIT 75% asset test;

  •
  assets that are treated as inventory for federal income tax purposes; or

  •
  REMIC residual interests.

        In addition, these restrictions require that neither we nor our operating partnership, without Vornado's consent, directly or indirectly:

  •
  provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary; or

  •
  operate or manage a health care facility or a hotel or similar facility.

        If we breach these restrictions and, as a result, Vornado or certain of its affiliates or transferees fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the operating partnership will be required to indemnify such person for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

        These restrictions were modified in connection with the redemption of Vornado's former Class B limited partnership interests in our operating partnership to permit us to provide consulting services to an affiliate of Gary M. Holloway, Sr. in connection with property management services the affiliate provides for student housing properties.

Taxable REIT Subsidiaries

        In connection with our formation transactions, the outstanding interests of GMH Military Housing, LLC were transferred to our operating partnership. Upon completion of our initial public offering, we made an election to treat the entity as a corporation and as a taxable REIT subsidiary. We formed College Park Management TRS, Inc. on September 15, 2004, and made an election on October 28, 2004 to have the entity treated as a taxable REIT subsidiary. GMH Military Housing, LLC manages the development, construction and operation of the properties in our military housing business, among other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. College Park Management TRS, Inc. provides property management services to certain third party owners of student housing properties, including colleges, universities and other private owners. These taxable REIT subsidiaries pay income taxes at regular corporate rates on their taxable income.

Regulatory Matters

        Many laws and governmental regulations are applicable to the properties we own or will own, and changes in the laws and regulations, or their interpretation by agencies and the courts, occur frequently. Our current properties and any additional acquired properties must comply with the Americans with Disabilities Act of 1990, or the ADA, and the Fair Housing Amendments Act of 1988, or the FHAA. Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. The ADA generally requires that public facilities be made accessible to people with disabilities. In order to comply with the ADA requirements, we may be required to make improvements at our properties in order to remove barriers to access.

        The FHAA, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development prohibit discrimination in the sale, rental and financing of dwellings, and in other housing-related transactions, based on race, color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) and handicap or disability, and in some states, on financial capability. Violation of these laws can result in significant damage awards to victims. We have a strong policy against any kind of discriminatory behavior and train our employees to avoid discrimination or the appearance of discrimination. In addition, the FHAA requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. The FHAA further requires that we allow residents, at their own expense and subject to our review, to make private facilities within our properties accessible to people with disabilities. When requested by residents, we will attempt to make the appropriate and required accommodations to enable them to make the improvements.

        Non-compliance with either the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. We believe that our current properties are, and properties to be acquired will be, in compliance in all material respects with present ADA and FHAA requirements.

Insurance

        We maintain general liability insurance that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the properties that are leased and occupied. We believe that our properties are covered adequately by insurance.

Employees

        As of September 1, 2005, the student housing business employed 409 full-time employees and 730 part-time employees, the military housing business employed 348 full-time employees and we employed in our corporate staff 87 full-time employees and no part-time employees. Employees include those at the property level providing services as well as regional and corporate staff directly providing services to both the student housing and military housing properties. Part-time employees are primarily located at the property level in various student housing resident assistance programs. We believe that our relations with our employees are good. As of September 1, 2005, six of our student housing employees were members of an organized labor union, and we were in the process of negotiating a collective bargaining agreement with 32 of our military housing employees, which if agreed upon, could lead to the unionization of these employees.

Environmental Matters

        Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact the value of our investment in that property.

        Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

        Prior to closing any property acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. As of December 31, 2004, none of our owned properties had any material environmental issues.

        While we may purchase many of our properties on an "as is" basis, all of our purchase contracts contain a due diligence contingency clause, which permits us to reject a property because of any due diligence issues discovered at the property.

Depreciation

        Generally, the federal tax basis for our properties used to determine depreciation for federal income tax purposes will be our acquisition costs for such properties. To the extent properties are acquired with units of our operating partnership or its subsidiaries, we will acquire a carryover basis in the properties. For federal income tax purposes, depreciation with respect to the real property components of our properties, other than land, generally will be computed using the straight-line method over a useful life of 27.5 years, for a depreciation rate of 3.63% per year.

Legal Proceedings

        We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

MANAGEMENT

Our Trustees and Executive Officers

        Our business and affairs are managed under the direction of our board of trustees. Our board of trustees consists of nine members. We believe Messrs. Buchholz, Eastwood, Kessler, Nayden and Silfen meet the independence requirements of the New York Stock Exchange, or NYSE. Our board is responsible for determining independence. Our shareholders elect our trustees annually and our trustees serve and hold office until our next annual shareholder meeting and until their successors are duly elected and qualify except as otherwise described below. The following table sets forth certain information regarding our executive officers and trustees:

Name	Age	Title
Gary M. Holloway, Sr.(1)	49	Chairman, President and Chief Executive Officer
Bruce F. Robinson(1)	49	President of Military Housing Business and Trustee
Frederick F. Buchholz	59	Trustee
RADM James W. Eastwood	60	Trustee
Michael D. Fascitelli(2)	48	Trustee
Steven J. Kessler	62	Trustee
Denis J. Nayden	51	Trustee
Dennis J. O'Leary(1)	57	Trustee
Richard A. Silfen	42	Trustee
Joseph M. Coyle	51	President of Student Housing Business
John DeRiggi	38	Senior Vice President and Chief Investment Officer
Bradley W. Harris	45	Senior Vice President and Chief Financial Officer
Joseph M. Macchione	39	Senior Vice President, General Counsel and Secretary

(1)
Gary M. Holloway, Sr. designated each of these individuals for nomination to our Board pursuant to his right to nominate up to three trustees under the terms of his employment agreement. See the section below titled "—Corporate Governance—Board of Trustees and Committees" for a more detailed discussion of Mr. Holloway's nomination rights.

(2)
Vornado Realty L.P., the operating partnership of Vornado Realty Trust, has designated this individual pursuant to its right to designate for nomination to our board a trustee under the terms of the warrant it received in connection with our formation transactions. See "—Corporate Governance—Board of Trustees and Committees."

        Messrs. Holloway and Robinson have served as trustees since the initial formation of GMH Communities Trust in May 2004. The other trustees have served as trustees since October 28, 2004, the date on which our common shares were first publicly traded on the New York Stock Exchange, except that Mr. Fascitelli was appointed to our board of trustees on August 10, 2005. All executive officers are elected by the board of trustees to serve in their respective capacities until their successors are elected and qualify or until their earlier resignation or removal.

        Gary M. Holloway, Sr. is our chairman, president and chief executive officer. Since 1985 and prior to our initial public offering, Mr. Holloway founded and operated GMH Associates, our predecessor entities and other affiliated entities, as a fully integrated and diverse real estate company with divisions specializing in the student and military housing industries, as well as the commercial real estate and investment services sectors. Under Mr. Holloway's direction, GMH Associates has acquired, built, managed and expanded residential and commercial properties throughout the U.S. since its inception. Prior to the formation of GMH Associates, Mr. Holloway was involved in various aspects of the real estate industry. He served as chief financial officer for the Holloway Corporation, a closely held business that specialized in residential and senior housing developments, and began his career with Touche Ross & Co., Certified Public Accountants, where he provided accounting and tax services to real estate clients.

        Bruce F. Robinson is president of our military housing division, GMH Military Housing, a military housing company which provides development, management, and construction/renovation services for family housing located on military bases throughout the U.S. In addition, he manages our military joint venture and partner relationships. Prior to joining the military division, Mr. Robinson directed GMH Capital Partners, LP, an international corporate real estate company. During his tenure at the firm, which began in 1986, he has been a key participant in the formation and operation of all entity structures as well as financing issues, due diligence and global planning. Prior to joining GMH Associates, he was a senior tax manager for Touche Ross & Co., Certified Public Accountants, where he specialized in real estate syndication, partnerships and corporate acquisitions.

        Frederick F. Buchholz worked with Lend Lease Real Estate investments or its predecessors from 1968 until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed senior vice president of Equitable Real Estate in December 1990 and executive vice president in 1992. Prior to his retirement, Mr. Buchholz was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate's New York and Washington, DC regional offices. Mr. Buchholz is a member of the board of trustees of Liberty Property Trust, and is a member of the Appraisal Institute and the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.

        RADM James W. Eastwood (Ret) is chairman of Granary Associates, a project management, architectural, interior design and real estate development firm, a position he has held since 1990. Admiral Eastwood became executive vice president of Granary Associates in 1983, served as president from 1990 through 2004, and led the company through extraordinary growth and expansion in the healthcare, public and corporate sectors. He retired from the Naval Reserves in November 2001 as a Two Star Admiral having completed his final tour as Deputy, Vice-Commander, Commander-in-Chief Atlantic Fleet. Admiral Eastwood also serves on the board of directors of First Penn Bank. Admiral Eastwood is an NROTC graduate of Villanova University with a Bachelor of Engineering degree.

        Michael D. Fascitelli has been president of Vornado Realty Trust since December 1996. Vornado Realty Trust is a NYSE-listed real estate investment trust that currently owns and manages approximately 87 million square feet of commercial real estate in the U.S. Mr. Fascitelli also currently serves as the president of Alexander's Inc. Prior to his employment with Vornado Realty Trust, Mr. Fascitelli was a partner at Goldman, Sachs & Co., where he was head of the firm's real estate investment banking business. Mr. Fascitelli currently serves on the boards of Vornado Realty Trust, Alexander's Inc., and Toys "R" Us, Inc. Mr. Fascitelli received a Bachelor of Science in industrial engineering from the University of Rhode Island in 1978 and his MBA from the Harvard Graduate School of Business Administration in 1982.

        Steven J. Kessler has been a senior vice president and the chief financial officer of Resource America, Inc., an asset management company that specializes in real estate, energy, financial services and equipment leasing, since 1997. Since March 2005, Mr. Kessler also has served as chief financial officer and treasurer of Resource Capital Corp., a newly formed specialty finance company that is externally managed by an indirect, wholly-owned subsidiary of Resource America, Inc. Resource Capital Corp. intends to elect and qualify to be treated as a real estate investment trust and to invest in a combination of real estate-related securities and commercial finance assets. In addition, from 2002 to 2004, Mr. Kessler served as the chief financial officer of Atlas Pipeline Partners, L.P. Prior to that, Mr. Kessler was vice president-finance and acquisitions at Kravco Company from March 1994 until 1997. From 1983 through March 1994, Mr. Kessler was chief financial officer and chief operating officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and vice president-finance and chief accounting officer at its successor, The Rubin Organization. Prior thereto, Mr. Kessler was a partner at Touche Ross & Co., Certified Public Accountants. Mr. Kessler received a Bachelor of Science in accounting from Temple University in 1965 and became a certified public accountant in 1967.

        Denis J. Nayden is a senior vice president of General Electric Company and the former chairman and chief executive officer of GE Capital Corporation. Mr. Nayden joined GE Capital as marketing administrator for Air/Rail Financing in 1977, and in 1986 joined the Corporate Finance Group as vice president and general manager. In 1987, he was appointed senior vice president and general manager of the Structured Finance Group, and executive vice president of GE Capital in 1989. Mr. Nayden was named president and chief operating officer of GE Capital in 1994, and chairman and chief executive officer of GE Capital in June 2000. Mr. Nayden remains Senior Vice President of GE. Currently, Mr. Nayden serves as Senior Advisor to GE's Financial Services Companies. Additionally, he serves as Senior Advisor and Managing Partner of the Oak Hill Partners, L.P., a private investment group. He also is a Member of Alix Partners Holdings/Questor Partners Holdings Advisory Board. Mr. Nayden received his Bachelor of Arts in english and his MBA in finance from the University of Connecticut in 1976 and 1977, respectively.

        Dennis J. O'Leary has been an independent consultant and a private investor since January 2004, working as a consultant to GMH Communities Trust and its predecessor entities on financial, structuring and compensation matters since March 2004. He was a partner with Ernst & Young LLP during 2002 and 2003, heading up the firm's New York Region—Insurance Tax Practice. From 1985 to 2001, Mr. O'Leary was a senior vice president with Reliance Group Holdings, Inc., where he was responsible for worldwide tax planning. Prior to that time, he was a partner with Touche Ross & Co, Certified Public Accountants. Mr. O'Leary received his Bachelor of Arts in economics from LaSalle University in 1970 and an MBA in accounting and finance from Temple University in 1973. He became a certified public accountant in 1974.

        Richard A. Silfen has been president and chief financial officer of Cangen Biotechnologies, Inc., a biotechnology company developing diagnostic tests for the early detection of cancer, other technologies designed to enhance the selection of cancer therapeutic regimes and novel cancer therapies, since August 2004. From May 2000 until August 2004, Mr. Silfen was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Silfen has extensive experience counseling real estate investment trusts and other publicly traded companies in connection with capital raising transactions and other securities matters, as well as mergers and acquisitions and other business and financial matters. Prior to May 2000, Mr. Silfen was a partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP and was vice chairman of its corporate department. From 1987 through 1990, Mr. Silfen worked in the Securities and Exchange Commission's Division of Corporation Finance. Mr. Silfen received his Bachelor of Arts in Physics from Baylor University in 1983 and his J.D. from the University of Alabama in 1987.

        Joseph M. Coyle is president of our student housing division, College Park Communities, a national student housing company. Mr. Coyle has responsibility for a staff that provides management, maintenance, housekeeping, leasing, food service, telecommunications and residential life services for the student housing properties we own or manage for third party owners. He also oversees all aspects of the development and construction operations for the student housing division. Mr. Coyle has over 20 years experience in real estate management, budgeting, development, construction, acquisitions, sales and marketing, international finance, securities and syndications. He joined GMH Associates in 1995 as vice president of operations.

        John DeRiggi is our senior vice president and chief investment officer. Mr. DeRiggi is responsible for the acquisition of student housing assets and for capital markets activities, including asset level financing, for GMH Communities Trust. Previously, Mr. DeRiggi was senior vice president of GMH Capital Partners, with direct oversight of the Corporate Services Group, the Investment Services Group, and portfolio/data administration. Previously, Mr. DeRiggi was a member of GMH Associates' Investment Acquisition Group, where he was responsible for structuring the acquisition of residential and commercial properties for our investment accounts. Prior to joining GMH Associates in 1997, Mr. DeRiggi was an investment property specialist with the Tampa, Florida office of the Grubb & Ellis Company. He holds a Bachelors of Science degree in business from the State University of New York and an MBA with distinction from Hofstra University.

        Bradley W. Harris is our senior vice president and chief financial officer. Mr. Harris is responsible for financial reporting, accounting, information technology and human resources. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates and GMH Communities Trust on accounting matters. In July 2004, Mr. Harris was appointed senior vice president and chief accounting officer of GMH Communities Trust, and, in August 2004, was appointed chief financial officer. From September 1999 through March 2004, Mr. Harris served as vice president and chief accounting officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris received a Bachelor of Science in accounting in 1981 and an MBA in 1986, both from Lehigh University. Mr. Harris became a certified public accountant in 1983.

        Joseph M. Macchione is our senior vice president, general counsel and secretary. Mr. Macchione oversees all legal matters for GMH Communities Trust, including its student housing and military housing divisions. Before joining GMH Associates in February 2001, Mr. Macchione practiced at the law firm of Morgan, Lewis & Bockius LLP from March 1998 to February 2001, and prior to that time at the law firm of Ballard, Spahr, Andrews & Ingersoll LLP, where his legal practice focused on commercial real estate, construction, environmental and telecommunications law matters. Mr. Macchione is an Executive Committee Member of the Real Property Section of the Philadelphia Bar Association, and is licensed to practice law in Pennsylvania and New Jersey. Mr. Macchione received his J.D., cum laude, from Temple University School of Law, and his undergraduate degree, summa cum laude, from Temple University.

        Promoter.    Mr. Holloway has acted as a promoter of GMH Communities Trust, which means that he has taken initiative in funding and organizing the trust's business.

Corporate Governance—Board of Trustees and Committees

        Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of nine trustees, with two management trustees, two non-management trustees who are not independent and five trustees who meet the independence requirements of the NYSE. Independence is determined by our board of trustees. Gary M. Holloway, Sr., so long as he is our chief executive officer, will have the right to designate for nomination a certain number of trustees to our board based on the following percentages of outstanding common shares owned by Mr. Holloway and his affiliates on a fully diluted basis, assuming the conversion of all outstanding units of limited partnership other than units held by us:

  •
  three trustees, including himself, to the extent he owns at least 20%;

  •
  two trustees, including himself, to the extent he owns at least 10% but less than 20%; and

  •
  himself to the extent he owns less than 10%.

        None of the members of our board of trustees designated for nomination by Mr. Holloway will be considered independent.

        Vornado, or a permitted assignee under the warrant issued in connection with our formation transactions prior to our initial public offering, has the right, but not the obligation, to designate for nomination to our board of trustees Michael D. Fascitelli or such other officer of Vornado who is reasonably acceptable to us, if the holder of the warrant has exercised the warrant and holds common shares or units of limited partnership interest in our operating partnership acquired at an aggregate price of not less than $10.0 million. This nominee may serve during any term until such nominee resigns and provided that the holder of the warrant owns common shares or units of limited partnership interest acquired at an aggregate price of not less than $10.0 million. Vornado exercised this right in August 2005, at which time it designated Mr. Fascitelli for nomination and election to our board.

        Our non-management trustees are not required to devote all of their time to our business and are only required to devote as much time to our affairs as their duties require. Our trustees generally meet quarterly or more frequently if necessary. The trustees are regularly kept informed about our business at meetings of the board of trustees and its committees and through supplemental reports and communications. Our non-employee trustees meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

        Our board has established three standing committees whose principal functions are briefly described below.

Audit Committee

        Our Audit Committee is comprised of three independent trustees, Messrs. Eastwood, Kessler and Silfen. The Audit Committee has been established as a separately-designated standing committee of the board in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each of the members of the Audit Committee meets the financial literacy requirements of the NYSE, and our board has affirmatively determined that Mr. Kessler is an "audit committee financial expert" as that term is defined in the regulations promulgated by the Securities and Exchange Commission, or the SEC. Mr. Kessler serves as the chairperson of the Audit Committee. In accordance with the terms of the Audit Committee formal charter, the Audit Committee oversees, reviews and evaluates:

  •
  our financial statements;

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our financial statements;

  •
  our disclosure controls and procedures;

  •
  our internal control functions;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our internal and independent auditors.

        The Audit Committee also:

  •
  has sole authority to appoint, compensate, oversee, retain or replace our independent registered public accounting firm;

  •
  has sole authority to approve in advance all audit and permissible non-audit services, if any, by our independent registered public accounting firm and the fees to be paid in connection therewith;

  •
  is responsible for establishing and maintaining whistleblower procedures;

  •
  conducts an annual self-evaluation;

  •
  prepares an Audit Committee report for publication in our annual proxy statement;

  •
  monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

  •
  meets at least quarterly with our senior executive officers, internal audit staff and our independent registered public accounting firm in separate executive sessions.

        Our board has adopted a written charter for the Audit Committee that sets forth its specific functions and responsibilities. A copy of this charter may be viewed under the Corporate Governance section of the "Investor Relations" page on our web site at www.gmhcommunities.com. The information contained on our web site is not part of this prospectus. Our reference to our web site is intended to be an inactive textual reference only.

Compensation Committee

        Our board has established a Compensation Committee, which is comprised of three independent trustees, Messrs. Buchholz, Eastwood and Nayden. Admiral Eastwood serves as the chairperson of the Compensation Committee. Under the terms of the written charter of the Compensation Committee, the principal responsibilities of the committee are to:

  •
  approve and evaluate our trustee and executive officer compensation plans, policies and programs;

  •
  review and approve annually, for the CEO and other executive officers, (i) annual base salary, (ii) annual incentive opportunity level; (iii) long-term incentive opportunity level; (iv) employment, severance and change-in-control agreements and provisions, and (v) any special or supplemental benefits;

  •
  review and approve the compensation and benefits for other key employees;

  •
  prepare an executive compensation report for publication in our annual proxy statement; and

  •
  conduct an annual self-evaluation.

        The Compensation Committee also has responsibility for reviewing and approving corporate goals and objectives relevant to the chief executive officer's compensation, evaluating the chief executive officer's performance in light of those goals and objectives, and establishing the chief executive officer's compensation based on its evaluation. The Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the chief executive officer or any other executive officer. The Compensation Committee charter currently delegates authority to approve trustee compensation to the Compensation Committee. In February 2005, our board, upon recommendation of the Compensation Committee and the Nominating and Corporate Governance Committee, approved the delegation of authority regarding approval of trustee fees to the Nominating and Corporate Governance Committee (pending formal adoption of amended charters for these committees). Our board has adopted a written charter for the Compensation Committee that sets forth its specific functions and responsibilities. A copy of this charter may be viewed under the Corporate Governance section of the "Investor Relations" page on our web site at www.gmhcommunities.com. The information contained on our web site is not part of this prospectus. Our reference to our web site is intended to be an inactive textual reference only.

Nominating and Corporate Governance Committee

        Our board has established a Nominating and Corporate Governance Committee, which is comprised of three independent trustees, Messrs. Buchholz, Kessler and Silfen. Mr. Silfen serves as the chairperson of this committee. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, recruiting, evaluating and nominating qualified individuals to become trustees, recommending the composition of committees of our board, developing our corporate governance guidelines and policies, developing processes regarding the consideration of trustee candidates recommended by shareholders and shareholder communications with our board and conducting an annual self-evaluation and assisting our board and our other board committees in the conduct of their annual self-evaluations. The chairperson of the Nominating and Corporate Governance Committee presides over executive sessions of our board of trustees. In addition, our board has approved the delegation of authority regarding approval of trustee compensation to the Nominating and Corporate Governance Committee. Accordingly, we expect that the board will approve formal amendments to the Compensation Committee and Nominating and Corporate Governance Committee charters, and that the Nominating and Corporate Governance Committee will consider and approve trustee fees in the future.

        The Nominating and Corporate Governance Committee will consider appropriate trustee nominees whose names are submitted in writing by a shareholder in accordance with the procedures for submitting shareholder proposals. In addition, the Nominating and Corporate Governance Committee will consider trustee nominees from other reasonable sources, including current board members or other persons.

        Our board has adopted a written charter for the Nominating and Corporate Governance Committee that sets forth its specific functions and responsibilities. A copy of this charter may be viewed under the Corporate Governance section of the "Investor Relations" page on our web site at www.gmhcommunities.com. The information contained on our web site is not part of this prospectus. Our reference to our web site is intended to be an inactive textual reference only.

Company Governance Guidelines and Code of Business Conduct and Ethics

        Our board of trustees has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, including a conflicts of interest policy that complies with the requirements of the NYSE listing standards and the regulations of the SEC. For a description of this conflicts of interest policy see the section below titled "Investment Policies and Policies With Respect to Certain Activities—Conflicts of Interest Policy." We also have adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Employees that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Employees may be viewed on the Corporate Governance section of the "Investor Relations" page on our web site at www.gmhcommunities.com. The information contained on our web site is not part of this prospectus. Our reference to our web site is intended to be an inactive textual reference only.

Compensation Committee Interlocks and Insider Participation

        All of the members of the Compensation Committee of our board have been determined to be independent trustees in accordance with the listing standards and corporate governance rules of the NYSE and the terms of our Corporate Governance Guidelines. None of these trustees, or any of our executive officers, serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Compensation of Trustees

        As compensation for serving on our board, each of our non-employee trustees receives an annual fee of $40,000, of which $20,000 is paid in the form of restricted shares and $20,000 is paid in cash. In addition, non-employee trustees receive $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended telephonically. Committee chairmen receive an additional annual fee with the lead independent trustee receiving an additional $5,000 per year, the Audit Committee chairman receiving an additional $7,500 per year, and the Compensation Committee chairman and the Nominating and Corporate Governance Committee chairman each receiving an additional $5,000 per year. Trustees who are also officers or employees of our company do not receive additional compensation as trustees. In addition, we reimburse our trustees for their reasonable out-of-pocket expenses incurred in attending board and committee meetings. Upon joining our board, each non-employee trustee receives 3,500 restricted common shares that vest in three equal annual installments. Our board may change the compensation of our non-employee trustees in its discretion, and has delegated this authority to the Nominating and Corporate Governance Committee.

Executive Compensation

        We were initially formed in May 2004 and did not conduct any operations prior to completion of our initial public offering in November 2004. As a result, we did not pay any compensation to executive officers for the period from January 1, 2004 through November 2, 2004 (the date on which our initial public offering was completed). The following table sets forth the annual base salary rates and other compensation paid to our chief executive officer and each of the next four most highly paid executive officers for 2004. Compensation information is provided for the period from November 2, 2004 through December 31, 2004 with respect to compensation paid by us, and for the period from January 1, 2004 through November 1, 2004 with respect to compensation paid by our predecessor entities.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year(1)	Salary	Bonus(2)	Other Annual Compensation(3)	All Other Compensation(4)
Gary M. Holloway, Sr. President, Chief Executive Officer and Chairman of the Board	2004	$372,167	$150,000	$18,449	$2,563
Bruce F. Robinson President, Military Housing Division and Trustee	2004	$342,417	$125,000	$17,199	$2,563
Joseph M. Coyle President, Student Housing Division	2004	$317,417	$100,000	$17,199	$2,563
Bradley W. Harris(5) Senior Vice President and Chief Financial Officer	2004	$102,462	$31,250	$—	$165,500
John DeRiggi Senior Vice President and Chief Investment Officer	2004	$165,539	$175,000	$—	$2,563

(1)
We were not formed until May 2004, and were not a reporting company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, at any time during the fiscal years prior to 2004. Accordingly, compensation information is only shown for the fiscal year 2004.

(2)
Amounts include the 2004 cash bonus awards we paid as specified under the terms of employment agreements with Messrs. Holloway ($150,000), Robinson ($125,000) and Coyle ($100,000).

(3)
Mr. Holloway's employment agreement provides that he is entitled to receive a monthly car allowance of $1,500, reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, and an annual medical examination, and is entitled to receive six weeks of paid vacation annually and various other customary benefits. Pursuant to their employment agreements, Messrs. Robinson and Coyle are entitled to receive a monthly car allowance of $1,000 and other benefits as are commensurate with their position, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, an annual medical examination, five weeks of paid vacation annually and various other customary benefits. During 2004, we paid aggregate monthly car allowances for Messrs. Holloway, Robinson and Coyle of $3,750, $2,500 and $2,500, respectively; paid tax planning services of $2,083 for each of Messrs. Holloway, Robinson and Coyle; and paid medical/health benefits of $12,616 for each of Messrs. Holloway, Robinson and Coyle.

(4)
During 2004, we made matching contributions under our 401(k) plan of $2,563 for each of Messrs. Holloway, Robinson, Coyle and DeRiggi.

(5)
Mr. Harris did not become our chief financial officer until July 2004. The amounts reported for Mr. Harris as "All Other Compensation" include consulting fees, and a cash bonus paid by Mr. Holloway, upon completion of our initial public offering.

Equity Incentive Plan

        We have established an equity incentive plan, or Plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees, including officers and employees of our operating partnership and its subsidiaries. The Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Each option granted pursuant to the Plan will be designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

  Administration of the Plan

        The Plan is administered by our Compensation Committee, which determines all terms of awards under the Plan. Our Compensation Committee also determines who will receive grants under the Plan and the number of common shares subject to the grant.

  Eligibility

        Eligibility to participate in the Plan is based upon selection by the Compensation Committee. Employees, employees of our subsidiaries and affiliates, non-employee trustees and consultants who perform services for us and our subsidiaries and affiliates may be selected by the Compensation Committee to participate in the Plan.

  Awards

        The Plan authorizes the issuance, in the form of common shares, options, share appreciation rights, performance units and other equity-based awards, of up to 2,000,000 common shares. The Plan limit the maximum number of common shares, options, share appreciation rights, performance units and other equity-based awards that may be awarded to an individual in any calendar year to 400,000 common shares, subject to adjustment as described in the Plan. As of August 31, 2005, 25,728 restricted common shares were issued and outstanding under the Plan, all of which have been issued to our non-management trustees as partial consideration of their annual trustee fee.

        In connection with share splits, dividends, recapitalizations and certain other events, the Compensation Committee may make adjustments it deems appropriate in the aggregate number of common shares reserved for issuance, the maximum number of common shares that may be issued under the Plan, the number of common shares covered by outstanding awards, the limit on the number of common shares that may be granted to any individual in any given year, and the exercise prices relating to those awards.

        If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Plan.

  Vesting

        Our Compensation Committee determines the vesting of awards granted under the Plan.

  Options

        The Plan authorizes our Compensation Committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, the exercise price will be at least 110% of the fair market value of the common shares on the date on which the option is granted and additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted. The exercise price for any option will generally be payable (i) in cash, (ii) in certain circumstances as permitted by our Compensation Committee, by the surrender of common shares or vested stock options with an aggregate fair market value on the date on which the option is exercised, of the exercise price, (iii) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (iv) some other method approved by our Compensation Committee. The term of an option shall be set by the Compensation Committee; however, the term of an incentive option shall not exceed ten (10) years from the date of grant. If a qualified incentive option is granted to a 10% shareholder, the term cannot exceed five (5) years from the date of grant.

        Our Compensation Committee may grant dividend equivalents in connection with options granted under the Plan. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents. Our Compensation Committee may also provide in connection with an option that if common shares are used to exercise the option or are withheld to pay any taxes, an additional option will be granted to the optionholder equal to the number of common shares used to exercise the option or pay the withholding taxes. Such options will have an exercise price equal to the fair market value of the common shares on the date of grant or such other exercise price determined by our Compensation Committee and will have a term that is not longer than the unexpired term of the exercised option.

  Restricted Share Awards

        The Plan also provides for the grant of restricted share awards. A restricted share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the share awards, a participant awarded a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares.

        All unvested share awards are forfeited if an executive is terminated for any reason unless the Compensation Committee waives, in whole or in part, the forfeiture provisions of the share awards or to the extent otherwise provided in an agreement between us and the employee.

  Share Appreciation Rights

        The Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right will depend on the base amount of the share appreciation right and the appreciation in the value of the share appreciation right at the time of exercise. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant.

  Performance Units

        The Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the right of the recipient to receive an amount based on the value of the performance unit if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions of the performance unit. Performance goals may relate to our financial performance or our operating units, the performance of our common shares, the recipient's performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, common shares, or a combination of the two.

  Other Equity-Based Awards

        Our Compensation Committee may grant other types of share-based awards as equity-based awards under the Plan. Equity-based awards will be payable in cash, common shares or other equity determined by the Compensation Committee. The terms and conditions of other equity-based awards will be determined by the Compensation Committee.

        In addition, other equity interests awarded under an affiliated plan or award agreement that may be converted into common shares under the Plan pursuant to the terms of such affiliated plan or award agreement will be honored by the Plan.

  Aggregate Limit on Awards

        The Plan limits the total number of common shares that may be subject to awards at full value (e.g., restricted shares) to a number equal to one-third of the total number of common shares authorized for issuance under the Plan from time to time.

  Qualified Performance-Based Compensation

        The Plan permits the Compensation Committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the Compensation Committee.

        The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be determined by our Compensation Committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

  Deferrals

        The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

  Change of Control

        If we experience a change of control, unless our Compensation Committee determines otherwise, all outstanding options and share appreciation rights that are not exercised prior to the change of control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or such other date determined by our board of trustees, (ii) restrictions and conditions on outstanding share awards will lapse upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or upon such other event, (iii) grantees holding performance units or equity-based awards will receive payment of their performance units or equity-based awards in an amount determined by our Compensation Committee upon termination of employment for any reason other than a termination for cause or resignation without good reason following a change of control, (iv) grantees will be required to surrender their outstanding options and share appreciation rights in exchange for a payment, in cash or common shares, equal to the difference between the exercise price and the fair market value of the underlying common shares upon a change of control, or (v) after grantees have the opportunity to exercise their options and share appreciation rights, any unexercised options and share appreciation rights will be terminated on the date determined by our Compensation Committee.

        A change of control under the Plan occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting shares;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

  •
  if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

  •
  if a majority of our board votes in favor of a decision that a change of control has occurred.

  Amendment; Termination

        Our board of trustees may amend or terminate the Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Plan will terminate on the tenth anniversary of its date of adoption.

Deferred Compensation Plan

        We have established a non-qualified Deferred Compensation Plan, or DC Plan, which is designed to allow trustees and a select group of employees designated by the Compensation Committee to elect to defer income otherwise payable to the participant to certain accounts maintained under the DC Plan for such participant. Participants may defer income to a retirement account or an in-service account. Benefits will be payable under the DC Plan in a lump sum or annual installments over a number of years specified by the participant.

  Retirement Account Benefits

        Participants may elect to begin to receive vested benefits from their retirement account once they have terminated employment with us or retired. Payment of such benefits will commence thereafter as soon as administratively practicable, but in no event later than 120 days after the participant's termination date.

  In-Service Account Benefits

        Participants may begin to receive vested benefits under their in-service account once they have selected a payment date. Such payment of the participant's vested benefit under his or her in-service account will commence as soon as administratively practicable, but in no event later than 60 days after the participant's selected payment date.

  Death Benefits

        If a participant dies prior to the commencement of benefits under the DC Plan, we will make a lump sum payment to the participant's designated beneficiary in an amount equal to the participant's vested account balance. If the participant dies after commencement of benefits under the DC Plan, we will continue such payments to the participant's designated beneficiary as if the participant had survived.

  Unfunded Plan

        The DC Plan is an unfunded plan that is not intended to meet the requirements of Section 401(a) of the Code. DC Plan benefit payments may be made from our general assets and a participant will be considered one of our general unsecured creditors. We may establish a "rabbi" trust in connection with the plan.

401(k) Plan

        We have established a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match each eligible employee's annual contributions, within prescribed limits, on a dollar-for-dollar basis up to 15% of the participant's compensation. Our matching contributions vest immediately when a participant earns at least three years of service. All of our full time employees are eligible to participate in the 401(k) plan, except non-resident aliens, leased employees, employees covered by a collective bargaining agreement, and independent contractors, subject to eligibility requirements defined within the plan.

Annual Bonus Criteria

        With respect to our executive officers, annual bonuses are based upon a combination of corporate and individual performance, with a general allocation based on corporate and individual performance. Corporate performance goals are formulated from our business plan and are primarily based on an annual earnings metric. Such goals reflect dilution from subsequent acquisitions and share offerings. Corporate performance goals are set as Threshold, Target, Superior and Outperformance levels, equal to 40%, 80%, 120% and 175% (200% with respect to Mr. Holloway) of base salary, respectively. To the extent an executive officer's bonus exceeds 100% of his base salary, the excess amount of bonus is paid one-half in cash and one-half in common shares that vest ratably over a three-year period and are the subject of dividend payments.

        Our Compensation Committee reevaluates the annual incentive bonus criteria for our executive officers on an annual basis. In addition, the Compensation Committee may change the annual bonus criteria with respect to any executive officer, and may approve any additional bonus awards to any executive officer.

Employment Agreements

        We have entered into employment agreements with three of our executive officers. The employment agreements provide that these executive officers are eligible to participate in the Equity Incentive Plan, as described in the section entitled "—Equity Incentive Plan." The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our bonus plan. See the section entitled "—Annual Bonus Criteria." The terms of the employment agreements are consistent with the recommendations of an independent compensation consultant that, at our request, developed a recommendation for us regarding an executive compensation package and related terms that the consultant believes to be within the range of the current market practice for publicly traded REITs.

        The employment agreements are each for an initial three-year term (the "Initial Term") and provide the following annual base salaries: Gary M. Holloway, Sr., $350,000; Bruce F. Robinson, $325,000; and Joseph M. Coyle, $300,000. The base salaries are increased annually effective January 1 of each year during the term of the employment agreement. Such increases are a minimum positive amount equal at least to the percentage increase in the Consumer Price Index. These agreements provide that the executive officers agree to devote substantially all of their business time to the performance of their duties to us under their employment agreements (except as we otherwise agree). At the end of the Initial Term, the employment agreements will automatically extend for two additional one-year periods (each, an "Extension Term"), unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to expiration thereof.

These employment agreements permit us to terminate the executives' employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

  •
  conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees;

  •
  a willful breach of the executive's duty of loyalty which is materially detrimental to us; and

  •
  a willful failure to adhere to explicitly stated duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by our board of trustees, or the failure to follow the lawful directives of our board of trustees provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive.

        In addition, either prior to or after a change of control, each executive has the right under his employment agreement to resign for "good reason" upon the occurrence of certain events without such executive's written consent, provided the executive notifies us of his determination that "good reason" exists within 60 days of when the executive knows of the occurrence of the event upon which his determination is based. For these purposes, "good reason" means (i) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; (ii) a reduction in his annual base salary; (iii) the termination or material reduction of certain employee benefit plans, programs or material fringe benefits other than in connection with modifications to plans that are applicable to all similarly situated officers; (iv) relocation of our offices outside of a 35-mile radius of Newtown Square, Pennsylvania; (v) a failure by us to renew his employment agreement on at least comparable terms at the close of the Initial Term or of either Extension Term; or (vi) our material breach of his employment agreement which continues for a period of 30 days after written notice. In addition, with respect to Mr. Holloway, such "good reason" also includes his removal from the board, other than for "cause," or failure to be nominated or elected to the board, other than for "cause," absent his prior written consent.

        Pursuant to his employment agreement, Mr. Holloway receives a monthly car allowance of $1,500, is reimbursed for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, receives an annual medical examination, and receives six weeks of paid vacation annually and various other customary benefits.

        Pursuant to their employment agreements, Messrs. Robinson and Coyle each receive a monthly car allowance of $1,000 and other benefits as are commensurate with their positions, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, an annual medical examination, five weeks of paid vacation annually and various other customary benefits.

        The employment agreements also provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in the 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their positions. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

        If an executive's employment ends due to termination by us without cause, or termination by the executive for good reason, we will be obligated to pay the following severance benefit: (i) a lump sum payment equal to (A) three times base salary and the executive's average annual bonus determined at the superior level of both corporate and individual performance for the year in which the terminations in the case of Mr. Holloway and (B) with respect to Messrs. Robinson and Coyle, two times such amount if not in connection with a change of control and three times such amount if in connection with a change of control, (however, if an executive resigns for "good reason" upon notice of non-renewal by us after the second Extension Term, the multiplier will be reduced to one times such amount), (ii) a prorated amount of the incentive bonus at the Superior Level for individual and corporate performance for the year in which the termination occurs, and (iii) an amount equal to accrued but unpaid base salary through the date of termination plus any other compensation then due and owing. We will also permit the executive to continue to participate in, and we will pay the premiums for, group health coverage for a period of three years following the executive's date of termination. Additionally, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of at least two years in which to exercise all vested options.

        If an executive's employment ends due to termination by us for cause, or termination by the executive without good reason, we will be obligated to pay the executive's accrued base salary and, with respect to a termination by the executive without good reason, any amount of accrued annual bonus, expense reimbursements and other compensation-related payments that are payable to the executive through the executive's date of termination. In addition, the executive will be entitled to exercise all vested options and will be entitled to all benefits accrued and vested under any of our employee benefit plans in which the executive participated prior to termination. Unless agreed otherwise, the executive will forfeit all unvested options and any unvested restricted shares not acquired for consideration. We will have the right to repurchase the executive's unvested restricted shares acquired by the executive for consideration pursuant to the terms of the Equity Incentive Plan with the result that if the executive acquired unvested restricted shares for any consideration, the executive shall at most be entitled to a return of such consideration.

        If an executive's employment ends due to death or permanent disability, we shall pay to the executive, or his estate or beneficiary, an amount equal to one times the executive's base salary and the executive's annual incentive bonus (determined at the superior level for both corporate and individual performance for the year in which the termination of employment occurs) within 10 days of the occurrence of the relevant event. Further, the executive will become vested in all options and restricted shares and the executive or the executive's personal representative will have one year from the date of the event to exercise all vested options. We shall pay to the executive or the executive's representative any base salary, annual bonus, expense reimbursement, and all other compensation related payments payable as of the date of the relevant event. In addition, we shall pay to the executive or the executive's representative a prorated amount of the incentive bonus at the target level for corporate and individual performance for the year in which the relevant event occurred.

        In the event of a termination of the executive's employment by the executive or by us (or our successor) for any reason other than "cause" following a change of control, the executive will become fully vested in his options and restricted shares and shall have a two-year period from his or her date of termination to exercise his or her vested options. In general terms, a change of control occurs:

  •
  if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

  •
  if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

  •
  if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

  •
  if a majority of our board votes in favor of a resolution stating that a change of control has occurred.

        If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Code applies, the terms of the employment agreements will require us to gross up the executives for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

        For an 18-month period after termination of an executive's employment, the executives have agreed not to compete with us by working with or investing in, subject to certain limited exceptions noted below, any enterprise engaged in a business substantially similar to any primary segment of our business during the period of the executive's employment with us. The executive is not be subject to these restrictions if we commit a material breach of the executive's employment agreement. In addition, these restrictions do not preclude the executive from (i) making any investment in a public company or any entity in which he is the owner of five percent or less of the issued and outstanding voting securities, provided ownership does not result in his being obligated or required to devote a substantial amount of managerial efforts, (ii) engaging in charitable, academic or community activities, or in trade or professional organizations, and (iii) holding directorships in other companies consistent with our conflict of interest policies and corporate governance guidelines.

INVESTMENT POLICIES AND POLICIES
WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so and in our and our shareholders' best interest. We cannot assure you that our investment objectives will be attained.

Investment Approval Policy

        We have no set limitation regarding (i) the number of student housing properties or military housing projects in which we may invest, (ii) the amount or percentage of our assets that we may invest in any specific property or project that falls within our overall business strategy or (iii) the concentration of our investments in any geographic area in the U.S. or abroad. Our board of trustees has adopted an investment approval policy pursuant to which our board must approve any acquisition with a total purchase price of $25.0 million or greater, and must approve any acquisition, regardless of purchase price, during a quarter in which other acquisitions completed during such quarter have exceeded an aggregate purchase price of $100.0 million. In addition, our board of trustees must approve all student housing development projects and dispositions in excess of $25.0 million. With regard to military housing, board approval is required prior to the execution of a final agreement on an award of a military housing privatization project, where such project requires an equity investment or equity commitment by us in excess of $25.0 million. Our policy is to acquire assets primarily for income.

Leverage Ratio Target

        We have no restriction in our declaration of trust or bylaws regarding the amount of indebtedness we may incur. Under our line of credit, however, we must maintain a leverage ratio of equal to or less than 65% as of the end of each fiscal quarter through the end of 2005, and 60% as of the end of each fiscal quarter thereafter commencing on March 31, 2006. Our debt level changes as we acquire properties or projects and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on how we structure and finance our property acquisitions and the current market cost of debt. The formula we use to calculate our leverage ratio is as follows:

Total debt - Non-restricted cash - Short-term investments
Real estate investments, at cost + Intangible assets

        As of June 30, 2005, after giving pro forma effect to the completion of this offering and the application of the net proceeds from this offering, our leverage ratio would have been approximately 60.6%. These calculations will exclude indebtedness under reverse repurchase agreements. We expect that our actual leverage ratio will fluctuate from quarter to quarter within our target debt-to-assets ratio in the range of 45% to 60%. It is possible that our leverage ratio may exceed or fall below our target range for our leverage ratio from time to time.

Investments in Securities or Entities

        We make joint venture investments in entities that own military housing privatization projects as a part of our military housing business. We do not expect to engage in any other significant investment activities with other entities, although we may consider other joint venture investments such as our current joint venture relating to two development properties. We have no current intention of acquiring loans secured by properties. However, we may invest from time to time a substantial portion of our excess cash directly in fixed- and adjustable-rate mortgage-backed securities, and we may leverage these investments. There are no limitations on the amount of leverage we are permitted to incur to invest in mortgage-backed securities. We may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties or projects, typically general or limited partnership or limited liability company interests in special purpose entities owning properties or projects. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Lending Policies

        Our board of trustees has adopted a policy that prohibits us from making loans to our executive officers, key employees or trustees. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties or projects where the provision of that financing would increase the value to be received by us for the property or project sold. We may make loans to joint ventures in which we may participate. However, we do not intend to engage in significant lending activities.

Equity Capital Policies

        Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of limited partnership interest in our operating partnership in connection with acquisitions.

        Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

        We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares from our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

        In the future we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the dividend reinvestment plan at a price equal to the then prevailing market price or a slight discount thereto, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflicts of Interest Policy

        We have adopted a Code of Business Conduct and Ethics in accordance with the corporate governance rules of the NYSE. The code contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and us on the other hand, except where our Audit Committee approves of the transaction involving the potential conflict. Our conflicts of interest policy states that a conflict of interest exists when a person's private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our interest. For example, our conflicts of interest policy prohibits our officers, employees and trustees from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest, other than such agreements, transactions or business relationships or other actions that are (i) otherwise contemplated in the prospectus relating to our initial public offering, or (ii) approved in advance by our Audit Committee. Except as otherwise permitted as described in the foregoing sentence, we are prohibited from, among other things, engaging in the following activities:

  •
  acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

  •
  making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

  •
  engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of 5% or more; or

  •
  permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our Board and its committees.

        A copy of this code may be viewed on the Corporate Governance section of the "Investor Relations" page on our web site at www.gmhcommunities.com. The information contained on our web site is not part of this prospectus. Our reference to our web site is intended to be an inactive textual reference only.

        Our declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the powers and duties of directors of a corporation under the Maryland General Corporation Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation's directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director's vote was counted in favor of the contract or transaction, if:

  •
  the fact of the common directorship or interest is known or disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is known or disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to the corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        From time to time, we may acquire, manage or develop properties in which our trustees or executive officers have an interest. We may recruit other persons with experience in the student or military housing industries to join our board or management team who have financial interests in housing properties we may acquire, develop or manage. In transactions of this nature, there will be conflicts between our interests and the interest of the trustee or executive officer involved, and we do not intend to engage in these transactions without the approval of our audit committee, and in certain circumstances, a majority of our independent disinterested trustees.

Benefits Received by Our Executive Officers and Trustees in Our Formation Transactions

        Gary M. Holloway, Sr. and his affiliated entities owned interests in certain properties, operating companies and other assets that we acquired in our formation transactions prior to our initial public offering. In consideration of his contribution and assignment of interests in those properties, operating companies and other assets, Mr. Holloway and his affiliates received aggregate consideration valued at $250.2 million, including assumed indebtedness in the amount of $10.7 million as of November 2, 2004 (the date we completed our initial public offering), 19,624,294 units of limited partnership interest in our operating partnership having a value of $235.5 million, and $4.0 million in cash. Mr. Holloway paid all of the cash consideration he received to certain of our employees and certain employees of entities affiliated with Mr. Holloway as bonus payments for services performed, as described in more detail below. In connection with the contribution of our corporate headquarters and the corporate aircraft to our operating partnership at the time of our initial public offering, we assumed $10.5 million of indebtedness as of November 2, 2004. We subsequently sold the interests in Corporate Flight Services, LLC, the entity that owned this aircraft, back to Mr. Holloway in February 2005 in consideration for Mr. Holloway's reassumption of approximately $4.2 million of indebtedness then outstanding on the aircraft.

        Of the 19,624,294 units of limited partnership interests in our operating partnership issued to Mr. Holloway as consideration for his contribution to us in our formation transactions, Mr. Holloway transferred 2,765,000 units, having an aggregate value of $33.2 million as of November 2, 2004, to certain employees of entities affiliated with Mr. Holloway, including several of our executive officers, who were previously awarded profits interests attributable to Mr. Holloway's contribution to our operating partnership of ownership interests in four student housing properties and our military housing privatization business acquired upon completion of our initial public offering. Mr. Holloway's son, Gary M. Holloway, Jr., received 125,000 of such units, having an aggregate value of $1.5 million, in satisfaction of the profits interests previously awarded to him.

        Mr. Holloway agreed to pay all of the $4.0 million in cash consideration he received in our formation transactions to certain of our employees and certain employees of entities affiliated with Mr. Holloway. Approximately 71.4% of this cash consideration was paid to our employees, one of whom is Mr. Holloway's son, who received a cash bonus of $100,000, with the remainder paid to other individuals, including (i) Dennis J. O'Leary, one of our non-employee trustees, who was paid a cash bonus of $500,000, and (ii) Bradley W. Harris, our senior vice president and chief financial officer, who was paid a cash bonus of $50,000.

        In June 2004, LVWD, Ltd. ("LVWD"), which is wholly owned by Gary M. Holloway, Sr., sold a commercial property in West Palm Beach, Florida. In order to complete a Section 1031 "like-kind exchange" that would allow LVWD to defer gain on this sale, LVWD identified the University Reno property as one of three potential replacement properties within the 45-day period required for such an exchange. Mr. Holloway, through an entity wholly owned by him, subsequently assigned his right to purchase the University Reno property to our operating partnership on July 27, 2004 in connection with our initial public offering formation transactions. Since the other two potential replacement properties proved to be unacceptable, Mr. Holloway rescinded his assignment of the right to purchase the University Reno property in October 2004, and assigned the right to purchase to LVWD on the same date. LVWD subsequently completed the acquisition of the University Reno property, thereby deferring any gain LVWD would have had on the sale of the West Palm Beach property. LVWD, pursuant to the contribution agreement between Mr. Holloway and our operating partnership, contributed the University Reno property to our operating partnership following its acquisition of the University Reno property, and we repaid from the proceeds of our initial public offering $32.5 million of indebtedness that LVWD incurred to complete the acquisition. Under the terms of the contribution agreement, we agreed that, if we dispose of the University Reno property or any other real property Mr. Holloway contributed to our operating partnership, we will use our good faith, reasonable and diligent efforts to structure the disposition in a tax-deferred transaction, although the decision to dispose of the property and the terms of that disposition would be in our sole discretion. We also have agreed to maintain at least $40 million of indebtedness to enable LVWD to continue to defer the taxable gain on its sale of the West Palm Beach property. We believe the foregoing transactions had the same effect upon us from both a tax and accounting standpoint that a purchase by us of the University Reno property directly from the third party seller would have had.

        The table below sets forth certain information relating to the amounts of consideration, including assumption and payment of indebtedness, that our executive officers received in connection with the contribution of the various interests and other assets we acquired through our operating partnership in our formation transactions and that we acquired, upon completion of our initial public offering in November 2004, including with respect to any profits interests owned by such executive officers.

	Consideration Received (dollars in thousands)
Executive Officer or Trustee	Debt Assumed	Debt Repaid		Cash	Operating Partnership Units		Percentage Limited Partnership Interest(1)
Gary M. Holloway, Sr.	$10,700	$52,500	(2)	$4,000	16,859,294	(3)	29.0%
Bruce F. Robinson	—	—		—	1,002,917		1.7
Joseph M. Coyle	—	—		—	419,583	(4)	*
John DeRiggi	—	—		—	251,250		*
Joseph M. Macchione	—	—		—	62,500		*

*
Represents less than 1%.

(1)
As of November 2, 2004, the closing date of our initial public offering.

(2)
Included $20.0 million of indebtedness from a personal line of credit that was repaid through distributions from our operating partnership prior to our initial public offering and is included below under the heading "—Investments in and Distributions from our Predecessor Entities."

(3)
Excludes 2,765,000 units transferred to certain employees of entities affiliated with Mr. Holloway, including several of our executive officers.

(4)
Consists of units of limited partnership interests in our operating partnership held by a corporation that is wholly owned by Mr. Coyle.

        Denis J. Nayden, one of our trustees, is a senior advisor and managing partner of Oak Hill Partners, L.P., which holds an indirect minority interest in FW Military Housing LLC, which (prior to our initial public offering) owned a 90% membership interest in GMH Military Housing—Fort Carson LLC, which in turn owned an interest in one of our military housing privatization projects known as the Fort Carson project. In connection with our formation transactions, we issued 2,583,334 units of limited partnership interest in our operating partnership to FW Military Housing LLC (valued at $31.0 million as of November 2, 2004, the date of issuance) for its membership interest in GMH Military Housing—Fort Carson LLC. As a result, FW Military Housing LLC owned a 4.2% limited partnership interest in our operating partnership as of August 31, 2005.

        Richard A. Silfen, one of our trustees, was formerly a partner of the law firm of Morgan, Lewis & Bockius LLP from May 2000 through August 2004. We engaged and paid legal fees to Morgan, Lewis & Bockius LLP during 2004 with respect to the provision of various legal services, including legal representation in connection with our formation transactions and initial public offering.

Investments in and Distributions from our Predecessor Entities

        Gary M. Holloway, Sr. previously contributed cash capital to our predecessor entities and received distributions from them. Mr. Holloway contributed $15.5 million to our predecessor entities and received distributions in the amount of approximately $32.3 million during the period from January 1, 2004 through November 1, 2004.

Related Party Management and Other Services

        In the ordinary course of our business operations, we have on-going business relationships with Gary M. Holloway, Sr., entities affiliated with Mr. Holloway, and entities in which Mr. Holloway or we have an equity investment. These relationships and related transactions are summarized below.

        Prior to the completion of our formation transactions in connection with our initial public offering, our predecessor entities shared the cost of certain common services among themselves and other entities that comprised entities affiliated with Gary M. Holloway, Sr. that were not contributed to us or our operating partnership in connection with our initial public offering (such other entities collectively referred to in this section as "GMH Associates"). These services included human resources, information technology, accounting, legal, payroll, marketing, office equipment and furniture and certain management personnel. Mr. Holloway owns equity interests in certain entities that have provided services to these predecessor entities during 2004. GMH Business Support, Inc., of which Mr. Holloway owns 100% of the equity interest, was the employer of substantially all of the employees of GMH Associates. Accordingly, substantially all of the services performed by our predecessor entities were performed by the employees of GMH Business Support, Inc. From January 1, 2004 through November 1, 2004, our predecessor entities reimbursed GMH Business Support, Inc. for $2.1 million of its costs incurred to provide personnel to the predecessor entities.

        In addition, since the completion of our initial public offering, we and certain of our employees have continued to provide services to GMH Associates, which services include legal, IT, human resources, payroll, accounting, marketing, and use of the corporate aircraft. During the period from November 2, 2004 through December 31, 2004 and the six months ended June 30, 2005, GMH Associates paid to us approximately $139,000 and $191,000, respectively, for the provision of these services.

        Gary M. Holloway, Sr. also owns 100% of the equity interest in GMH Capital Partners, LP, an entity that provides property management services for office, retail, industrial, multi-family and corporate properties, as well as acquisition and disposition services. GMH Capital Partners, LP leases space in our corporate headquarters, which we acquired upon completion of our initial public offering. During the period of November 2, 2004 through December 31, 2004 and the six months ended June 30, 2005, GMH Capital Partners paid approximately $40,404 and $122,000, respectively, in rent to us for the lease of space in our corporate headquarters, and is expected to continue to make monthly rental payments to us of $20,202 for lease of this space. GMH Capital Partners, LP provided consulting and other services for our corporate headquarters to our predecessor entities from January 1, 2004 through November 1, 2004 for which it was paid $77,000. We also may engage GMH Capital Partners, LP to provide certain of its services to us in the future.

        We and our predecessor entities previously provided property management and other services for properties that we did not acquire in our formation transactions relating to our initial public offering and in which Gary M. Holloway, Sr. had an interest. For these services, the owners of these properties paid our predecessor entities a total of $2.6 million during 2004, including $2.4 million for the period from January 1, 2004 through November 1, 2004, and $0.2 million for the period from November 2, 2004 through December 31, 2004. The owners paid us a total of $197,000 for the six months ended June 30, 2005.

        Upon completion of our initial public offering, we entered into an agreement with GMH Capital Partners Asset Services, LP, a wholly owned subsidiary of GMH Capital Partners, LP, to provide consulting services to GMH Capital Partners Asset Services, LP in connection with property management services that GMH Capital Partners Asset Services, LP provides for five student housing properties (one of which was no longer managed by GMH Capital Partners Asset Services, LP as of mid-November 2004). The consulting fees we receive equal 80% of the amount of the net management fees that GMH Capital Partners Asset Services, LP receives from the property owners. From November 2, 2004 through December 31, 2004 and the six months ended June 30, 2005, we received $62,000 and $134,000, respectively, in consulting fees from GMH Capital Partners Asset Services, LP for these services.

        As of the completion of our initial public offering, Gary M. Holloway, Sr. and our executive officers retained ownership interests in four of the student housing properties for which we provided property management services. Specifically, Mr. Holloway owned a 20% equity ownership interest in Thatch Avenue Associates, LLC, the entity that, through a joint venture, owned The Commons, located near Auburn University in Alabama, and Bruce F. Robinson, Joseph M. Coyle and John DeRiggi, each of whom is one of our executive officers, collectively held interests totaling 37.4% of the gain realized upon sale of the property, if any. Pursuant to the consulting agreement described above, we provide consulting services to GMH Capital Partners Asset Services, LP, which manages The Commons. During 2004, Mr. Holloway also owned a 10% equity ownership in WHGMH Realty, LLC, W9/JP-TX Real Estate LP and W9/JP-M Real Estate LP, the entities that owned The Landings, a property located in Austin, Texas, and State College Park and Nittany Crossing, both of which are located in State College, Pennsylvania, respectively, and Bruce F. Robinson and Joseph M. Coyle, each of whom is one of our executive officers, collectively held interests totaling 14.1% of the gain, if any, realized upon sale of each of these properties. The Landings was sold to a third party in March 2005, at which point we no longer managed the property.

        On March 22, 2005, we, through our operating partnership, acquired all of the interests in WHGMH Realty, L.L.C., referred to as WHGMH, and W9/JP-M Real Estate Limited Partnership, referred to as W9/JP-M, the entities that owned the student housing properties referred to as State College Park and Nittany Crossings, respectively. The interests in WHGMH and W9/JP-M were acquired pursuant to agreements for sale to which Gary M. Holloway, Sr. and several entities wholly owned by him, Bruce F. Robinson and Joseph M. Coyle were parties. As a result of the related party nature of these agreements between our operating partnership and these executive officers or trustees, the transactions contemplated by both of these agreements for sale were approved by our Audit Committee, in accordance with our Code of Business Conduct and Ethics.

        Under the terms of the agreement for sale relating to the State College property, our operating partnership and State College Intermediate, LLC, an indirect wholly owned subsidiary of our operating partnership, agreed to purchase the interests in WHGMH for an aggregate purchase price of approximately $19.0 million; and under the agreement for sale relating to Nittany Crossings, our operating partnership and Nittany Crossing Intermediate, LLC, an indirect wholly owned subsidiary of our operating partnership, agreed to purchase the interests in W9/JP-M for an aggregate purchase price of approximately $19.1 million. The portions of the purchase prices for these properties were paid in cash, for an aggregate net cash purchase price of approximately $8.96 million in exchange for the interests in WHGMH and approximately $9.53 million in exchange for the interests in W9/JP-M. The remainder of the purchase price relating to the State College property was payable to Gary M. Holloway, Sr., Bruce F. Robinson, Joseph M. Coyle, and the other individuals who were party to the agreement in the form of an aggregate of approximately 70,875 units of limited partnership interest in our operating partnership; and the remainder of the purchase price for the Nittany Crossings property was payable to such individuals in the form of an aggregate of approximately 70,673 units of limited partnership interest in our operating partnership. Gary M. Holloway Sr., Bruce F. Robinson and Joseph M. Coyle each received units of limited partnership interest in our operating partnership in connection with the transactions in the following respective amounts: 129,535, 7,389 and 3,186. GMH Capital Partners Commercial Realty LP, an entity owned by Mr. Holloway that provides real estate consulting and brokerage services for real estate transactions, received aggregate commissions of $284,000 from the sellers of these properties.

        In addition, Gary M. Holloway, Sr. owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies from which we have purchased title insurance with respect to student housing and military housing properties that we acquired in 2004. In connection with our purchase of title insurance for these properties, we paid customary premiums to title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the title insurance companies paid to Bryn Mawr Abstract $471,094 in 2004 and $183,000 during the six months ended June 30, 2005 for the provision of title abstract services. We may continue to obtain title abstract services from Bryn Mawr Abstract, Inc. in the future.

        In February 2005, we transferred our interest in Corporate Flight LLC, including the corporate aircraft and associated debt initially contributed to our operating partnership at the time of the initial public offering, back to Mr. Holloway. Corporate Flight LLC had a net deficit of $171,000, net of $180,000 tax expense related to the taxable gain upon the transfer to Mr. Holloway, on the date it was transferred back to Mr. Holloway. This transfer was accounted for as a capital contribution and recorded as an $87,000 increase to additional paid-in capital and an $84,000 increase to minority interest. During the three months ended June 30, 2005, we paid Corporate Flight LLC $157,000 for use of an aircraft owned by Corporate Flight LLC. There were no payments to Corporate Flight LLC during the three months ended March 31, 2005.

Loans from General Electric Capital Corporation

        Denis J. Nayden, one of our trustees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. As of December 31, 2004, we had incurred from General Electric Capital Corporation indebtedness in an aggregate amount of $202.8 million secured by properties or other assets that we owned as of such date; and as of June 30, 2005, we had incurred from General Electric Capital Corporation indebtedness in an aggregate amount of $300.0 million secured by properties and other assets that we owned as of such date. Because Mr. Nayden has a fiduciary duty to our shareholders, he could experience conflicts of interest between these fiduciary duties to us and our shareholders and his duties to General Electric Company.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the beneficial ownership of common shares, as of September 19, 2005, by (i) each of our trustees, (ii) each of our executive officers, (iii) all of our trustees and executive officers as a group, and (iv) any shareholders known to us to be the beneficial owner of more than 5% of our common shares (based solely on information provided in Schedule 13D or 13G filings made by such beneficial owners with the SEC as of such date). The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Under the terms of our declaration of trust, shareholders generally may not have "beneficial" or "constructive" ownership (as those terms are defined in the declaration of trust) of more than 7.1% of our outstanding common shares at any time. Common shares indicated as beneficially owned in the following table may not be deemed to be "beneficially" and/or "constructively" owned by the shareholder under the declaration of trust. The declaration of trust provides that the Board may approve exceptions to this limitation of ownership, provided that the ownership exception would not threaten our ability to qualify as a real estate investment trust under the Code, and currently provides the following exceptions: (i) Mr. Holloway and persons whose share ownership would be attributed to him under the declaration of trust's constructive ownership provisions may own no more than 20% of our outstanding shares; (ii) Steven Roth, the chief executive officer of Vornado Realty Trust, and persons whose share ownership would be attributed to him under the declaration trust's constructive ownership rules may own no more than 8.5% of our outstanding shares, and (iii) Vornado Realty L.P., Vornado Realty Trust, and designated affiliates or permitted transferees of Vornado Realty L.P. under the terms of a warrant we issued, generally have no restriction on our ownership levels (except that any person who is treated as an "individual" for purposes of the Code may not benefit from this unlimited ownership exception).

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Shares(1)
Trustees and Executive Officers
Gary M. Holloway, Sr.(2)	17,160,380	(2)	20.0%
Bruce F. Robinson	1,010,305	(3)	3.2
Joseph M. Coyle	432,769	(3)	1.4
John DeRiggi	251,250	(3)	*
Bradley W. Harris	9,430		*
Joseph M. Macchione	63,700	(3)	*
Frederick F. Buchholz	7,288	(4)	*
RADM James W. Eastwood (Ret.)	84,288	(4)	*
Michael D. Fascitelli	3,500	(5)	*
Steven J. Kessler	4,288	(4)	*
Denis J. Nayden	39,288	(4)	*
Dennis J. O'Leary	51,788	(4)	*
Richard A. Silfen	7,288	(4)	*
All trustees and executive officers as a group (13 persons)	19,125,562		1.3

5% Shareholders
Cohen & Steers(6)	4,652,545	15.3%
Farallon Partners, L.L.C.(7)	1,884,500	6.2
FMR Corp.(8)	3,833,600	12.6
Franklin Resources, Inc.(9)	3,016,830	9.9
Teachers Insurance and Annuity Association of America (TIAA)(10)	1,984,000	6.5
Heitman Real Estate Securities LLC(11)	3,223,492	10.6
Vornado Realty Trust(12)	13,100,551	30.1

*
Less than 1%.

(1)
Based on 30,380,217 common shares outstanding as of September 19, 2005. Under the terms of the partnership agreement of our operating partnership, operating partnership units generally may be redeemed for cash or common shares after the units have been held for one year from the date such units are issued (unless otherwise agreed to be redeemed earlier at the discretion of the general partner of our operating partnership). The operating partnership units beneficially owned by Vornado Realty Trust as of September 19, 2005 are redeemable for common shares beginning six months after issuance (See Footnote 11 below).

(2)
The address for Mr. Holloway is c/o GMH Communities Trust, 10 Campus Boulevard, Newtown Square, PA 19073. The number of common shares shown as beneficially owned by Mr. Holloway includes 11,550 common shares beneficially owned by Mr. Holloway's wife and common shares issuable upon redemption of 16,988,830 operating partnership units that were beneficially owned by Mr. Holloway as of September 19, 2005. Under the terms of the partnership agreement of our operating partnership, Mr. Holloway may require that his operating partnership units be redeemed for common shares rather than cash; provided, however, that he is limited to redeeming such units for a number of common shares equal to no more than 20% of the outstanding common shares at the time of such redemption.

(3)
The number of common shares shown as beneficially owned includes common shares issuable upon redemption of the following operating partnership units beneficially owned as of September 19, 2005:

    Bruce F. Robinson—1,010,305 units; Joseph M. Coyle (held through a wholly owned corporation, Joseph M. Coyle Enterprises, Inc.)—422,769 units; John DeRiggi—251,250 units; Joseph M. Macchione—62,500 units.

(4)
Number of shares presented includes 4,288 restricted common shares issued to each of the non-employee trustees under our Equity Incentive Plan. Mr. Silfen possesses shared voting and dispositive power with his spouse over 3,000 of the common shares reported as beneficially owned by him. Admiral Eastwood's holdings include 10,000 common shares held by his spouse.

(5)
Number of shares presented consist of restricted common shares issued to Mr. Fascitelli upon his initial appointment to our board of trustees, which shares were issued under our Equity Incentive Plan. Mr. Fascitelli holds such restricted common shares for the benefit of Vornado Realty Trust and disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(6)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of February 28, 2005. The Schedule 13G was filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address of the reporting persons is 757 Third Avenue, New York, New York 10017. Cohen and Steers, Inc. and Cohen & Steers Capital Management, Inc. possessed sole voting power over 4,504,945 shares and sole dispositive power over 4,652,545 shares.

(7)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of February 11, 2005. The Schedule 13G was filed jointly by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P., Farallon Partners, L.L.C., David I. Cohen, Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly"). The address of the reporting persons, except for David I. Cohen, is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Farallon Capital Partners, L.P. possessed shared voting and dispositive power over 950,800 shares; Farallon Capital Institutional Partners, L.P. possessed shared voting and dispositive power over 747,300 shares; Farallon Capital Institutional Partners II, L.P. possessed shared voting and dispositive power over 79,600 shares; Farallon Capital Institutional Partners III, L.P. possessed shared voting and dispositive power over 80,100 shares; Tinicum Partners, L.P. possessed shared voting and dispositive power over 26,700 shares; and Farallon Partners, L.L.C., Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly each possessed shared voting and dispositive power over 1,884,500 shares.

(8)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of February 14, 2005. The Schedule 13G was filed jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. The address of the reporting person is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. possessed sole voting power over 231,500 shares and sole dispositive power over 2,348,500 shares and each of Edward C. Johnson 3d and Abigail P. Johnson possessed sole dispositive power over 2,348,500 shares.

(9)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of December 31, 2004. The address of the reporting persons is One Franklin Parkway, San Mateo, CA 94403. The Schedule 13G was filed jointly by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. Franklin Advisers, Inc. possessed sole voting and dispositive power over 3,000,000 shares, Franklin Templeton Portfolio Advisers, Inc. possessed sole voting and dispositive power over 16,830 shares, and Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. did not possess sole voting or dispositive power over any shares.

(10)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of December 31, 2004. The Schedule 13G was filed jointly by Teachers Insurance and Annuity Association of America ("TIAA"), Teachers Advisors, Inc. ("Advisors") and TIAA-CREF Investment Management, LLC ("Investment Management"). The address of the reporting persons is 730 Third Avenue, New York, NY 10017. TIAA possessed sole voting and dispositive power over 912,000 shares and shared voting and dispositive power over 1,072,000 shares; Advisors possessed shared voting and dispositive power over 930,000 shares; and Investment Management possessed shared voting and dispositive power over 142,000 shares.

(11)
Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of June 7, 2005. The address of the reporting persons is Heitman Real Estate Securities LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. Heitman Real Estate Securities LLC serves as sub-investment adviser to the Heitman REIT Fund, the Penn Series Funds, Inc. REIT Fund, the Old Mutual Advisor Funds, all of which are registered investment companies, and as an investment adviser to 4,206 separate account clients. The Heitman REIT Fund, a Series of PBHG Funds Trust, Penn Series Funds, Inc. REIT Fund, a Series of Penn Series Funds, Inc., the Old Mutual Advisor Funds and 4,206 separate account clients have given dispositive power to Heitman Real Estate Securities LLC the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of 3,223,492 shares. Based upon information contained in the Schedule 13G as filed by the reporting person, the reporting person possessed sole voting power over 1,924,364 shares and sole dispositive power over 3,223,492 shares.

(12)
The number of common shares shown includes: (i) 6,666,667 operating partnership units issued upon exercise of a warrant held by Vornado Realty L.P., (ii) 671,190 operating partnership units issued to Vornado CCA Gainesville, L.L.C., an affiliate of Vornado Realty Trust, and (iii) up to 5,762,694 common shares and/or operating partnership units issuable upon exercise of a warrant held by Vornado Realty L.P. The address of Vornado Realty Trust is 888 Seventh Avenue, New York, NY 10019. We have agreed, through its general partner, to permit Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C. to redeem their operating partnership units beginning six months after the date of issuance of such units.

DESCRIPTION OF SHARES

General

        Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share. As of September 1, 2005, 30,380,217 common shares were issued and outstanding, no preferred shares were issued and outstanding, and 31,627,317 common shares were issuable upon conversion of units of our operating partnership. Immediately upon completion of this offering, there will be 37,130,217 common shares issued and outstanding and no preferred shares will be issued and outstanding. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

        Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. Trustees are elected by an affirmative vote of a plurality of common shares. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees and declared by us out of assets legally available for the payment of dividends. Holders of our common shares also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date of this prospectus, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

        We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        In order to maintain our qualification as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year for which an election to be a REIT has been made, or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year, other than the first year for which an election to be a REIT has been made. Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.1% in value of our outstanding shares of beneficial interests, referred to as the Aggregate Share Ownership Limit. In addition, our declaration of trust prohibits any person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees from acquiring or holding, directly or under applicable ownership attribution rules, common shares in excess of 7.1%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit. Gary M. Holloway, Sr. and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 20% in value of our outstanding shares of beneficial interest or more than 20%, by value or number of shares, whichever is more restrictive, of our outstanding common shares; provided that 9.9% will be substituted for 20% automatically immediately prior to any event which would cause Gary M. Holloway, Sr. or certain related persons and entities to own, or be treated as owning under the applicable attribution rules, a greater than 9.9% interest in any direct or indirect tenant of our property or any property owned directly or indirectly by our operating partnership and such tenant ownership would cause us to fail to satisfy a REIT gross income test. Steven Roth and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% in value of our outstanding shares of beneficial interest or more than 8.5%, by value or number of shares, whichever is more restrictive, of our outstanding common shares. Vornado Realty L.P., certain related persons, certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees will not be subject to the ownership limitations with respect to our shares except to the extent that (i) their direct, indirect or constructive ownership of our shares would cause us to be treated as "closely held" within the meaning of Section 856(h) of the Code or (ii) any person treated for relevant federal income tax purposes as owning shares owned by such entity owns, directly, indirectly or under applicable constructive ownership rules, shares in excess of the ownership limitation applicable to such person.

        Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Code or, except in the case of Steven Roth, certain entities related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees, otherwise cause us to fail to qualify as a REIT or (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Charitable Trust, is required to give 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our declaration of trust provides that a person will not be subject to the Aggregate Share Ownership Limit or the Common Share Ownership Limit if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the "look-through" treatment with respect to the REIT requirement that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person's direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person's direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the "look-through" treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances.

        Any transfer which, if effective, would result in our shares of beneficial interest being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of our shares of beneficial interest or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the other transfer or ownership limitations described above, referred to as a Prohibited Owner, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole share, shall be automatically transferred to a trust, referred to as the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day, as defined in the declaration of trust, prior to the date of such violative transfer. Shares of our beneficial interest shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. The trustee of the Charitable Trust, referred to as the Charitable Trustee, shall have all voting rights and rights to dividends or other distributions with respect to shares of our beneficial interest, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority, at the Charitable Trustee's sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to us and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, e.g., a gift, devise or other such transaction, the Market Price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

        In addition, shares of beneficial interest held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust or, in the case of a devise or gift, the Market Price at the time of such devise or gift and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Charitable Trustee sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

        All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above.

        Every owner of more than 5%, or such lower percentage as required by the Code or the regulations promulgated thereunder, of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares and preferred shares is Computershare Investor Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Number of Trustees; Vacancies

        Our declaration of trust and bylaws provide that the number of our trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees. Our board of trustees currently consists of nine members. Except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

        Our bylaws provide that a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. Our trustees are nominated by our nominating and corporate governance committee.

        Pursuant to his employment agreement, Gary M. Holloway, Sr. has the right, so long as he is our chief executive officer, to nominate a certain number of members to our board based on the following percentages of outstanding common shares owned by Mr. Holloway and his affiliates on a fully diluted basis assuming conversion of all outstanding units of limited partnership in our operating partnership other than units held by us:

  •
  three trustees, including himself, to the extent he owns at least 20%;

  •
  two trustees, including himself, to the extent he owns at least 10% but less than 20%; and

  •
  himself to the extent he owns less than 10%.

        In addition, all nominations must be submitted to and approved by the members of our nominating and corporate governance committee, and satisfy the standards established by that committee for membership on our board. As of June 30, 2005, Gary M. Holloway, Sr. beneficially owned 27.4% of the outstanding units of limited partnership interest in our operating partnership. If the maximum number of units redeemable for our common shares by Mr. Holloway had been redeemed at that date, Mr. Holloway would have beneficially owned 20.0% of our outstanding common shares.

Board of Trustees

        Each of our trustees hold one year terms set to expire at our next annual meeting of shareholders. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. Trustees are elected by an affirmative vote of a plurality of common shares. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the trustees whose terms expire at that meeting.

Removal of Trustees

        Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of the company's shares; or

  •
  an affiliate or associate of the company who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the company's then outstanding voting shares.

        A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five year prohibition, any business combination between the company and an interested shareholder generally must be recommended by the board and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of the company's then outstanding voting shares; and

  •
  two-thirds of the votes entitled to be cast by holders of the company's voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        Our board of trustees has adopted a board resolution opting out of the Maryland Business Combination Act, which resolution is reflected in our bylaws. However, our board of trustees may opt at any time, without shareholder approval, to make the statute applicable to us.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by employees who are trustees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

        Our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Maryland Unsolicited Takeovers Act

        The "unsolicited takeover" provisions in Subtitle 8 of Title 3 of the Maryland General Corporation Law permit a Maryland REIT with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee;

  •
  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of shareholders.

        Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of trusteeships and (b) require, unless called by the chairman of our board of trustees, our president or our chief executive officer or a majority of trustees then in office, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger, Amendment of Declaration of Trust

        Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matters described in this paragraph, except for amendments to various provisions of the declaration of trust and our merger or similar business combination with another entity or sale of all or substantially all of our assets, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT Law and our declaration of trust, our trustees are permitted, by a two-thirds vote of the entire board, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

        Our declaration of trust eliminates the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

        Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law generally prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit unless in each case a court orders indemnification and then only for expenses. We are required, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by the trustee or officer to repay the amount reimbursed if the standard of conduct is not met.

        The partnership agreement of our operating partnership provides for indemnification for GMH Communities GP Trust, the general partner of the operating partnership and our wholly owned subsidiary, along with our officers and trustees.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Operations

        We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held in June of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, the chairman of our board of trustees, our president or our chief executive officer, and must be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of individuals for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of delaying a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The provisions in our declaration of trust regarding removal of trustees and restrictions on the transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest. Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting out of the control share acquisition statute. In addition, the "unsolicited takeovers" provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

        The following is a summary of the material terms of the second amended and restated agreement of limited partnership of our operating partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the second amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Management

        GMH Communities, LP, our operating partnership, was organized as a Delaware limited partnership on May 21, 2004. The initial partnership agreement was entered into on that date and amended and restated on July 20, 2004 in connection with our formation transactions. A second amended and restated agreement of limited partnership of our operating partnership was adopted immediately prior to completion of our initial public offering in November 2004, the material terms of which are described below. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, GMH Communities GP Trust, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the operating partnership's line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

Transferability of Interests

        In general, we may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

  •
  we receive the consent of limited partners holding more than 50% of the partnership interest of the limited partners (other than those held by our company or its subsidiaries);

  •
  as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares; provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of our outstanding common shares, each holder of units of limited partnership interest shall be given the option to exchange its common units of limited partnership interest for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer our common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

  •
  we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our shareholders.

        We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than units of limited partnership interest held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible. We are required to use our commercially reasonable efforts to structure a transaction described in this paragraph to avoid causing the limited partners of our operating partnership to recognize gain for federal income tax purposes, subject to our fiduciary duties to our shareholders.

        We also may (i) transfer all or any portion of our general partnership interest in our operating partnership to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which our common shares are listed or traded.

        Additionally, holders of a majority of the units of limited partnership interest in our operating partnership must consent to any proposed (i) merger or consolidation of the partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sale of all or substantially all of the assets of the partnership, but no consent will be required in connection with a transaction set forth above.

        With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Capital Contribution

        We will contribute to our operating partnership substantially all the net proceeds of this offering as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds, the operating partnership may borrow such funds from outside borrowings, or elect to have us or any of our affiliates provide such additional funds to the operating partnership through loans or otherwise. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of our shares as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly owned subsidiary owns as general partner.

Redemption Rights

        Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, common shares on a one-for-one basis, subject to adjustment for share splits, dividends, recapitalization and similar events; provided that Gary M. Holloway, Sr. shall have a special redemption right with respect to limited partnership units that he and his affiliates hold pursuant to which he may direct us to issue common shares only, and not make a cash payment, to him or his affiliates 60 days after he delivers a notice of special redemption to us with respect to those limited partnership units. Under Section 8.04 of our partnership agreement, holders of limited partnership units of the operating partnership will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees. We have agreed, however, to permit Vornado to exercise its redemption right, with respect to limited partnership units issued under the warrant it received in our formation transactions, beginning six months after it receives units under the warrant. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

  •
  result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

  •
  result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  •
  result in our being "closely held" within the meaning of Section 856(h) of the Code;

  •
  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code; or

  •
  cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

        We may, in our sole and absolute discretion, waive any of these restrictions.

        In all cases, however:

  •
  a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

  •
  a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation in our declaration of trust; and

  •
  a limited partner may not exercise the redemption right more than two times annually.

        As of September 19, 2005, we hold 49.0% of the outstanding interests in our operating partnership and, accordingly, 51.0% of the units of our operating partnership are subject to being redeemed in exchange for our common shares. The number of common shares issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

        The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" under Section 7704 of the Code.

        In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will reimburse us for all of our administrative costs and expenses, including:

  •
  all expenses relating to our continuity of existence;

  •
  all expenses relating to offerings and registration of securities;

  •
  all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

  •
  all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

  •
  all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

Registration Rights

        Under the terms of the Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP, we have agreed to register for resale the common shares issuable upon redemption of any units of limited partnership interest issued by our operating partnership. Our obligation to register these units becomes effective as of the date that we become eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act, which will be October 28, 2005. At that time, we will be required to file a registration statement on Form S-3 with the SEC within six months, which registration statement will cover units issued prior to the date on which we became eligible to use Form S-3. Thereafter, we will be required to file additional registration statements on Form S-3 within nine months following the date additional units of limited partnership interest are issued; provided, however, that we will not be required to file more than two registration statements on Form S-3 for this purpose in any 12-month period. As of August 31, 2005, there were 31,627,317 units of limited partnership interest outstanding and eligible for registration pursuant to the foregoing registration rights.

REIT Protective Covenants

        In connection with Vornado's investment in our operating partnership, we agreed with Vornado to restrict our activities and investments and those of our operating partnership in a manner intended to facilitate our qualification as a REIT and to prevent our direct and indirect activities and assets, and those of our operating partnership, from having adverse tax consequences to Vornado and its affiliates and transferees. Among other things, these restrictions require that neither we nor our operating partnership, without Vornado's consent, hold, directly or indirectly:

  •
  securities other than

  •
  equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

  •
  stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes; and

  •
  securities that are treated as qualifying assets for purposes of the REIT 75% asset test;

  •
  assets that are treated as inventory for federal income tax purposes; or

  •
  REMIC residual interests.

        In addition, these restrictions require that neither we nor our operating partnership, without Vornado's consent, directly or indirectly:

  •
  provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary; or

  •
  operate or manage a health care facility or a hotel or similar facility.

        If we breach these restrictions and, as a result, Vornado or certain of its affiliates or transferees fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the operating partnership will be required to indemnify such person for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

        These restrictions permit us to provide consulting services to an affiliate of Gary M. Holloway, Sr. in connection with property management services the affiliate will provide for six student housing properties, and to provide consulting services to College Park Management TRS, Inc.

Distributions

        The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

        Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

        Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. Except as may otherwise be agreed with a contributing partner, the operating partnership intends to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to property contributed to the partnership on or prior to the completion of our initial public offering and, with respect to subsequent contributions, we have the authority to elect the method under Section 704(c) for such allocations. The operating partnership intends to use the "remedial" method with respect to certain contributed properties after such offering.

Term

        The operating partnership will have perpetual existence, or until sooner dissolved upon:

  •
  the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

  •
  the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

  •
  the redemption of all of the limited partnership interests (other than those interests held by us); or

  •
  an election by us in our capacity as the owner of the sole general partner of the operating partnership.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

FEDERAL INCOME TAX CONSIDERATIONS OF OUR STATUS AS A REIT

        This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Shareholders"), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Shareholders").

        The statements in this section and the opinion of Morgan, Lewis & Bockius LLP, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in those opinions.

        On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004 (the "Jobs Act"), which amended certain rules relating to REITs. The relevant provisions of the Jobs Act are discussed in this section. As noted, certain provisions do not apply until our taxable year beginning January 1, 2005.

        This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

        We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

        The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

        Our counsel has opined that, for federal income tax purposes, we qualified for taxation as a REIT under the Code for our initial taxable year ended December 31, 2004, and our organization and current and proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by us enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2005, and for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT will depend upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan, Lewis & Bockius LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "—Failure to Qualify."

        We sought a private letter ruling from the Internal Revenue Service relating to (i) amounts received by us as reimbursement for personnel costs and for shared personnel and administrative overhead, and (ii) certain cleaning services provided at our student housing properties. We subsequently decided to withdraw our ruling request as to the issues covered in clause (ii). Our request for a ruling on the issues covered in clause (i) is still pending. The failure to obtain a favorable ruling on any of the issues covered in our ruling request, however, will not have a material impact on our structure or our business.

        As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute currently to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

  •
  We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We are subject to the corporate "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

  •
  We are subject to tax, at the highest corporate rate, on:

  •
  net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

  •
  the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% (95%, effective for our taxable year beginning January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by, in either case,

  •
  a fraction intended to reflect our profitability.

  •
  If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

  •
  If we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset's "built-in" gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

        To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

Organizational Requirements.    A REIT is a corporation, trust or association that meets each of the following requirements:

  (1)
  it is managed by one or more trustees or trustees;

  (2)
  its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  it would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

  (4)
  it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

  (5)
  at least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

  (6)
  not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

  (7)
  it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. We did not have to satisfy requirements 5 and 6 for our taxable year ending December 31, 2004. We have issued common shares with enough diversity of ownership to satisfy requirements 5 and 6 as set forth above. Our declaration of trust provides for restrictions regarding the ownership and transfer of our common shares that are intended to facilitate our compliance with these requirements. The provisions of our declaration of trust restricting the ownership and transfer of our common shares are described in "Description of Shares—Restrictions on Ownership and Transfer."

        For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

        A corporation that is a "qualified REIT subsidiary," or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the common shares of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

        An unincorporated domestic entity, such as a partnership, that has a single owner and that has not elected to be taxed as a corporation, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        A REIT is permitted to own up to 100% of the shares of one or more "taxable REIT subsidiaries." A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries will not directly or indirectly engage in these activities. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT's residents that are not conducted on an arm's-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions." We made taxable REIT subsidiary elections with respect to GMH Military Housing, LLC, a Delaware limited liability company, the interests of which were transferred to our operating partnership as part of the formation transactions, College Park Management TRS, Inc., a Florida corporation formed in 2004, and three inactive special purpose entities. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See "Other Tax Consequences—Income Taxation of the Partnerships and the Partners—Taxable REIT Subsidiaries."

Gross Income Tests.    We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

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  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of our common shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

        First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the leases are entered into;

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  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

  •
  conform with normal business practice.

        More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan, Lewis & Bockius LLP that we have (and intend in the future to) set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person's income or profits, in compliance with the rules above.

        Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any tenant, referred to as a related party tenant, other than in certain circumstances a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We do not directly or indirectly own any shares or any assets or net profits of any tenant of the properties that will be contributed to us or that we will acquire in connection with this offering, other than with respect to certain tenants of our headquarters property. Although certain rental income from our headquarters property will be treated as derived from related party tenants, we have represented to counsel that we will not rent any property to a related-party tenant if such rental would cause us to fail to satisfy a REIT gross income test. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of another tenant at some future date.

        As described above, we currently own 100% of the shares of GMH Military Housing, LLC and College Park Management TRS, Inc., which have elected to be our taxable REIT subsidiaries, and may in the future own up to 100% of the shares of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as "rents from real property" as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary, (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space. The "substantially comparable" requirement is treated as met if it is met when the lease is entered into, when it is extended (including a failure to exercise a right) to terminate, and when the lease is modified to increase rent. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly 50% of the voting power or 50% of the value of the stock (a "controlled taxable REIT subsidiary") will not be treated as "rents from real property." Currently, the only rent received from GMH Military Housing, LLC and College Park Management TRS, Inc. is with respect to our headquarters property, which does not qualify for this exception. If in the future we receive rent from a taxable REIT subsidiary with respect to other property, we will seek to comply with this exception.

        Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

        Fourth, we cannot furnish or render noncustomary services to the residents of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our residents, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the residents' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the residents of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more taxable REIT subsidiaries, which may provide noncustomary services to our residents without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our residents, other than services provided through independent contractors or taxable REIT subsidiaries or services which would not cause us to fail to satisfy a REIT gross income test. We have represented to Morgan, Lewis & Bockius LLP that we will not perform noncustomary services which would jeopardize our REIT status.

        If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the residents of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

        Residents may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant's proportionate share of a property's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property."

Consulting and Development Services.    We, through our operating partnership, receive income from providing consulting services with respect to 20 student housing properties owned by others and will receive development fees from our joint venture with an institutional partner to develop and construct a student housing property. The income from providing those consulting and development services is nonqualifying income for both the 75% and 95% gross income tests.

Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are or will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a Repossession Action). Property acquired by a Repossession Action will not be considered "foreclosure property" if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For our initial taxable year ending December 31, 2004, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. Effective for our taxable year beginning January 1, 2005, a "hedging transaction" will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our initial taxable year ending December 31, 2004, those relief provisions generally will be available if:

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  our failure to meet these tests is due to reasonable cause and not to willful neglect;

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  we attach a schedule of the sources of our income to our tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        Effective for our taxable year beginning January 1, 2005, those relief provisions will be available if:

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  our failure to meet these tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

        We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages on real property;

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  shares in other REITs; and

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  investments in shares or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the third asset test, the term "securities" does not include "straight debt" securities, any loan to an individual or estate, any section 467 rental agreement other than with a related party tenant, any obligation to pay rents from real property, obligations issued by certain governmental entities and any security issued by a REIT. In general, straight debt securities include straight debt securities issued by a corporation or partnership unless the REIT or any of its controlled taxable REIT subsidiaries holds securities in such issuer other than permitted securities and such securities have value greater than 1% of the issuer's outstanding securities. Any debt instruments issued by a partnership (other than straight debt securities which already are excluded from the term "securities") are not considered "securities" to the extent of the REIT's interest as a partner in the partnership. In addition, any debt instrument issued by an entity treated as a partnership for federal income tax purposes will not be treated as a "security" if the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above "—Requirements for Qualification—Gross Income Tests."

Failure to Satisfy Asset Tests.    We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. As noted above, in order to maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as GMH Military Housing, LLC. We intend to monitor the value of our interests in taxable REIT subsidiaries in order to comply with this requirement on an on-going basis. If the revenues from activities of our taxable REIT subsidiaries create a risk that the value of our interest in the taxable REIT subsidiaries, based on revenues or otherwise, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Since the 20% threshold is based on value, it is possible that the Internal Revenue Service would successfully contend that the value of the taxable REIT subsidiaries exceeds the 20% threshold even if the taxable REIT subsidiaries account for less than 20% of our consolidated revenues, income or cash flow.

        While we similarly intend to monitor our compliance with the other asset tests requirements, a number of these requirements are based upon relative value and it is possible that the Internal Revenue Service will successfully argue for a valuation of our nonqualifying assets that was such that we would fail to satisfy a REIT asset test.

        Effective for our taxable year beginning January 1, 2005, if we fail to meet the second or third asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets or otherwise coming into compliance with asset tests within six months of the end of the calendar quarter in which we identify the failure, if the violation does not exceed the lesser of 1% of our assets at the end of the relevant quarter and $10.0 million. For violations of the asset tests due to reasonable cause and not willful neglect that are larger than this amount, we still could avoid disqualification if, in addition to the above requirements, we prepare a schedule for such quarter describing the non-qualifying assets and file it in accordance with regulations prescribed by the Secretary of the Treasury and pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

Distribution Requirements.    Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

        the sum of:

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  90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

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  90% of our after-tax net income, if any, from foreclosure property,

        minus

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  the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

        We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

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  85% of our REIT ordinary income for the year,

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  95% of our REIT capital gain income for the year, and

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  any undistributed taxable income from prior periods.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred shares.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our shares of outstanding common shares. We have complied and intend to continue to comply with these requirements.

Failure to Qualify

        If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Effective for our taxable year beginning January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Taxation of Taxable U.S. Shareholders

        As long as we qualify as a REIT, a taxable "U.S. shareholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term "U.S. shareholder" means a holder of common shares that, for U.S. federal income tax purposes, is:

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  a citizen or resident of the U.S.;

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  a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the U.S. or of a political subdivision of the U.S.;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        Distributions paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

        Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

        Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares of Common Shares.    In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

        The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

        The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income." While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our common shares must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

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  the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our common shares be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

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  either of the following applies:

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  one pension trust owns more than 25% of the value of our common shares; or

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  a group of pension trusts individually holding more than 10% of the value of our common shares collectively owns more than 50% of the value of our common shares.

Taxation of Non-U.S. Shareholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

        A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

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  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        Effective for our taxable year beginning January 1, 2005, a non-U.S. shareholder who receives a distribution with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and does not own more than five percent of the class of stock at any time during the taxable year, will be treated as receiving an ordinary REIT distribution subject generally to 30% withholding, even if such distribution is otherwise a capital gain dividend. In all other cases, for any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Code. We believe that our common shares are "regularly traded" on an established securities market. The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

        A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, if our common shares continue to be "regularly traded" on an established securities market, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

        A non-U.S. shareholder generally will incur tax on gain from the sale of common shares not subject to FIRPTA if:

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  the gain is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

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  the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

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  is treated as a partnership under the Treasury regulations relating to entity classification, referred to as the check-the-box regulations; and

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  is not a "publicly traded" partnership.

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987, at least 90% of the partnership's gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception.

        Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should initially qualify for the private placement exclusion.

        We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "—Requirements for Qualification—Gross Income Tests" and "—Requirements for Qualification—Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Requirements for Qualification—Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Although the operating partnership will use the "remedial" method with respect to certain properties, the operating partnership generally intends to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to contributed property.

Basis in Partnership Interest.    Our adjusted tax basis in any partnership interest we own generally will be:

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  the amount of cash and the basis of any other property we contribute to the partnership;

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  increased by our allocable share of the partnership's income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

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  reduced, but not below zero, by our allocable share of the partnership's loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

        Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 27.5 year recovery period using a straight line method and a mid-month convention. The operating partnership's initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor's basis in such properties on the date of acquisition by the partnership. The partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership's Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on contributed or revalued properties is the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

        Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See "—Requirements for Qualification—Gross Income Tests." We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

Taxable REIT Subsidiaries

        As described above, we have made timely elections to treat GMH Military Housing, LLC, College Park Management TRS, Inc. and three inactive, special purpose entities as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our residents and engage in activities unrelated to our residents, such as third-party management, development, and other independent business activities.

        We and any corporate subsidiary in which we own shares must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all of the outstanding shares of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary, however, if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries have not, and will not, directly or indirectly engage in these activities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        Rent we receive from our taxable REIT subsidiaries will qualify as "rents from real property" as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space, and the rent is not attributable to a modification of a lease with a controlled taxable REIT subsidiary. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our residents that are not conducted on an arm's-length basis.

State and Local Taxes

        We and our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

SHARES ELIGIBLE FOR FUTURE SALE

General

        As of September 19, 2005, we had 30,380,217 common shares outstanding. In addition, 31,627,317 of our common shares that we have reserved for issuance upon redemption of units in our operating partnership issued to third parties, including our officers, trustees, employees, FW Military Housing LLC and Vornado, are currently unregistered, but may be transferred subject to the restrictions of Rule 144 under the Securities Act.

        Assuming completion of this offering, 37,100,989 common shares (38,113,489 shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, except for those shares held by our "affiliates," as that term is defined by Rule 144.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned for at least one year any of our shares that were not issued in transactions registered under the Securities Act would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

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  1% of the shares of our common shares then outstanding, which equaled approximately 30,380 shares as of September 19, 2005; or

  •
  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k) under the Securities Act, any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell these shares without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

Share Options and Equity Incentive Plan

        We have adopted our Equity Incentive Plan which provides for the grant to our non-employee trustees, executive officers and other key employees of options to purchase common shares, restricted share awards, share appreciation rights, performance units and other equity-based awards. We filed a registration statement with respect to the common shares issuable under the Equity Incentive Plan in January 2005. Common shares covered by the registration statement with respect to shares issuable under the Equity Incentive Plan are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Warrant

        In connection with its investment in our operating partnership, Vornado also purchased for $1.0 million a warrant to acquire, at its option, a number of units of limited partnership interest in our operating partnership, common shares of GMH Communities Trust or a combination of both representing a 38.264% economic interest in our operating partnership or GMH Communities Trust, as the case may be, immediately prior to our initial public offering.

        Upon the closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our operating partnership for $7.50 per unit, which represented a 20.972% economic interest in our operating partnership immediately prior to the initial public offering. In addition, at any time through May 2, 2006, Vornado may exercise the remaining portion of the warrant for 5,762,694 operating partnership units or common shares at a price per unit or common share of $8.68. The warrant is transferable, and we have agreed to register for resale the common shares issuable upon exercise of the warrant or received upon the redemption of units of limited partnership interest received upon exercise of the warrant, as well as any shares purchased by Vornado in this offering. See "Shares Eligible for Future Sale—Registration Rights."

        During the period in which it may be exercised, Vornado is entitled to broad anti-dilution rights under the terms of the warrant. Among other things, these rights entitle Vornado, or any other permitted transferees of the warrant, to anti-dilution protection in the case of issuances by GMH Communities Trust or our operating partnership of equity securities at a price below the greater of (i) the fair market value of such securities, and (ii) the then applicable exercise price of the warrant, as well as in the case of payments by GMH Communities Trust or our operating partnership of distributions on equity securities, in cash or otherwise, including our regular quarterly distributions; however, certain limited issuances of equity securities under our equity incentive plan will be excluded from this anti-dilution protection. In the event that the anti-dilution provisions of the warrant are triggered, the then effective exercise price of the warrant, and in certain circumstances the number of common shares or units of limited partnership interest in our operating partnership for which it may be exercised, will be adjusted for the dilution to the warrant holder as a result of these issuances and distributions.

Registration Rights

        In connection with the contribution by FW Military Housing, LLC of certain assets to our operating partnership, we entered into a registration rights agreement with FW Military Housing, LLC. Under the terms of the agreement, we are required to register for sale under the Securities Act the common shares issuable upon redemption of the units of limited partnership interest in our operating partnership issued to FW Military Housing, LLC in connection with the contribution. We will be required to prepare the registration statement and file it with the SEC no later than one year and 15 days after the date of the agreement, and to maintain the effectiveness of the registration statement until FW Military Housing, LLC and its permitted transferees can sell all of their shares in one three-month period in accordance with Rule 144 under the Securities Act. We will be required to pay all expenses of registration, including expenses of FW Military Housing, LLC and its permitted transferees, and to indemnify them for losses they might suffer as a result of any material misstatement or omission from the registration statement pursuant to which their shares are registered for sale.

        In addition, we have agreed to register under the Securities Act the resale by Vornado of our common shares (i) issuable upon exercise of the warrant to Vornado and its permitted transferees of the warrant, (ii) issuable upon redemption of units of limited partnership interest in our operating partnership issued as consideration for Vornado's contribution of a 90% interest in a student housing property that we acquired in connection with our formation transactions and (iii) purchased by Vornado in this offering. If we do not register the issuance and sale of the common shares, Vornado and its permitted transferees may require us to register under the Securities Act their resale of the common shares issuable upon exercise of the warrant. According to these provisions, we could be required to file a registration statement relating to the common shares issuable upon exercise of the warrant at any time and in connection with the contribution of a 90% interest in a student housing property at any time.

        Under the terms of the Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP, we have agreed to register for resale the common shares issuable upon redemption of any units of limited partnership interest issued by our operating partnership. Our obligation to register these units becomes effective as of the date that we become eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act, which will be October 28, 2005. At that time, we will be required to file a registration statement on Form S-3 with the SEC within six months, which registration statement will cover units issued prior to the date on which we became eligible to use Form S-3. Thereafter, we will be required to file additional registration statements on Form S-3 within nine months following the date additional units of limited partnership interest are issued; provided, however, that we will not be required to file more than two registration statements on Form S-3 for this purpose in any 12-month period. As of September 19, 2005, there were 31,627,317 units of limited partnership interest outstanding and eligible for registration pursuant to the foregoing registration rights.

Lock-up Agreements and Other Contractual Restrictions on Resale

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, all of our executive officers and trustees and Vornado have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exchangeable for our common shares, without the prior written approval of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. These restrictions will be in effect for a period of 90 days after the date of this prospectus and relate to 13,490,459 common shares. The 90-day restricted period described in the preceding paragraph and the following paragraph will be extended if:

  •
  during the last 17 days of the 90-day restricted period, (i) we issue an earnings release, or (ii) news is announced or an event relating to us occurs that we, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated mutually agree is material to the Company, or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings during the 16-day period beginning on the last day of the 90-day restricted period,

in which case the 90-day restricted period described above will continue to apply, until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated consents in writing to an earlier termination of those restrictions. At any time and without notice, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their discretion, release all or some of the securities from these lock-up agreements.

UNDERWRITING

        We are offering the common shares of beneficial interest described in this prospectus through a number of underwriters. Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of common shares of beneficial interest listed next to its name in the following table:

Underwriters	Number of Shares
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Raymond James & Associates, Inc.

Total

        Vornado Realty Trust, which beneficially owns approximately 30.1% of our outstanding common shares, has informed us that it intends to purchase            commons shares in this offering, or approximately    % of the common shares in this offering, from the underwriters at the public offering price.

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

        The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $                  per share to selected dealers. The underwriters may also allow, and any dealers may reallow, a concession of not more than $                  per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common shares by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

Electronic Delivery

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment Option

        We have granted the underwriters an over-allotment option to purchase up to 1,012,500 additional common shares of beneficial interest at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common shares from us approximately in proportion to the amounts specified in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

Discounts, Commissions and Fees

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, and the fee we will pay to Banc of America Securities LLC in the aggregate amount equal to 0.2% of the gross proceeds of this offering, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions and the fee we will pay to Banc of America Securities LLC, will be approximately $1.6 million.

	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

Listing

        Our common shares are listed on the New York Stock Exchange, under the symbol "GCT."

Lock-up Agreements

        All of our executive officers and trustees and Vornado, with respect to the 13,490,459 common shares they beneficially own, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these security holders may not, without the prior written approval of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters. The underwriters, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge our common shares or securities convertible into or exchangeable for our common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus. The 90-day restricted period described in the preceding paragraph and the following paragraph will be extended if:

  •
  during the last 17 days of the 90-day restricted period, (i) we issue an earnings release, or (ii) news is announced or an event relating to us occurs that we, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated mutually agree is material to the Company, or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings during the 16-day period beginning on the last day of the 90-day restricted period,

in which case the 90-day restricted period described above will continue to apply, until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated consents in writing to an earlier termination of those restrictions. At any time and without notice, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, may, in their discretion, release all or some of the securities from the 90-day lock-up agreements.

Indemnification

        We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        We will provide a separate indemnity against various liabilities, including liabilities under the Securities Act, to Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with our directed share program.

Stabilization

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The representatives also may impose a penalty bid on underwriters and dealers participating in the offering. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        These activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of common shares of beneficial interest offered by this prospectus.

Pricing

        The public offering price will be determined by negotiations among us and the representatives of the underwriters. The primary factors to be considered in determining the public offering price include:

  •
  the market price per share for our common shares as reported on the NYSE as of the date of pricing of this offering;

  •
  economic conditions in and future prospects for the industry in which we compete;

  •
  our past and present operating performance and financial condition;

  •
  our prospects for future earnings;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prevailing conditions of the equity securities markets at the time of this offering; and

  •
  current market valuations of publicly traded companies considered comparable to our company.

Selling Restrictions

        Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers our common shares or has in its possession or distributes this prospectus.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the common shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

        No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the common shares that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, which we refer to as Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the common shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common share acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

United Kingdom

        Each underwriter acknowledges and agrees that:

  •
  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the common shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the common shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, or the FSMA, by the Issuer;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Italy

        Each underwriter acknowledges and agrees that the offering of the common shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB, pursuant to Italian securities legislation and, accordingly, acknowledges and agrees that the common shares may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to the common shares or this prospectus be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998, or the Italian Finance Law, and CONSOB Regulation No. 11971 of May 14, 1999, or Regulation No. 11971.

        Each underwriter acknowledges and agrees that any offer, sale or delivery of the common shares or distribution of copies of this prospectus or any other document relating to the common shares or this prospectus in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be:

  •
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, CONSOB Regulation No. 11522 of July 1, 1998, and any other applicable laws and regulations;

  •
  in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and

  •
  in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of common shares by CONSOB or the Bank of Italy.

        Any investor purchasing the common shares in this offering is solely responsible for ensuring that any offer or resale of the common shares it purchased in this offering occurs in compliance with applicable laws and regulations.

        This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospectus Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, acknowledgments and agreements set out under the heading—"European Economic Area" above shall apply to Italy.

Other Relationships

        In connection with our initial public offering, we agreed to engage Banc of America Securities LLC to serve as a senior co-managing underwriter of any follow-on public equity offering we undertook during the 12 months following completion of that offering. We have agreed to engage Banc of America Securities LLC or one of its affiliates, as applicable, to serve as sole placement agent or lead initial purchaser with respect to any private placement or private offering as joint lead arranger, syndicate agent, sole book manager and administrative agent with respect to any syndicated bank financing, and as financial advisor, with respect to certain strategic purchase and sale transactions in each case that we undertake during the 12 months following completion of our initial public offering.

        Affiliates of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each of which is an underwriter in this offering, are participating lenders under our credit facility. We will use all of the net proceeds from this offering to repay indebtedness under this credit facility that is outstanding upon completion of this offering.

        In addition, Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their affiliates have provided certain commercial banking, financial advisory or investment banking services to us and our affiliates for which they received customary fees. Raymond James & Associates, Inc. has acted as an underwriter of senior, taxable bonds in connection with three of our military housing projects. See "Our Business and Properties—Military Housing Business—Projects in Operation." Furthermore, the underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

Directed Share Program

        At our request, the underwriters have reserved up to 2% of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program to be administered by Merrill Lynch, Pierce, Fenner & Smith Incorporated. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any spouses, children or other immediate family members or affiliates of our trustees or executive officers purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 90 days after the date of this prospectus. The common shares issued in connection with the directed share program will be issued as part of the underwritten public offering.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, and for the underwriters by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby. Hunton & Williams LLP may rely on the opinion of Venable LLP.

EXPERTS

        Factual information with respect to the student housing market has been included herein and in the registration statement in reliance upon the report of the Rosen Consulting Group, dated as of July 2004.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated and combined financial statements of GMH Communities Trust and The GMH Predecessor Entities at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Dinerstein Portfolio I for the period January 1, 2004 to July 29, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Dinerstein Portfolio I). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Dinerstein Portfolio II for the period January 1, 2004 through November 7, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Dinerstein Portfolio II). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Dinerstein Portfolio III for the year ended December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Dinerstein Portfolio III). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Davis Portfolio for the period January 1, 2004 through November 7, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Davis Portfolio). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Grand Marc at University Village for the period January 1, 2004 through November 7, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Grand Marc at University Village). We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Grand Marc at Seven Corners for the year ended December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Grand Marc at Seven Corners). We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Forbes Portfolio for the year ended December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of the Forbes Portfolio). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of State College for the year ended December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of State College). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Willow Tree for the year ended December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Willow Tree). We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of The Verge for the period October 1, 2004 to December 31, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of The Verge Apartments). We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Campus Club Apartments for the period January 1, 2004 through November 7, 2004 as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments). We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Mantas, Ohliger, McGary & Quinn, P.C., independent public accounting firm, has audited the combined statement of revenues and certain expenses of University Crossing Associates, L.P. and Affiliates for the year ended December 31, 2004 as set forth their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the combined revenues and certain expenses of University Crossing Associates, L.P. and Affiliates). We have included the combined statement of revenues and certain expenses in the prospectus and elsewhere in the registration in reliance on Mantas, Ohliger, McGary & Quinn, P.C.'s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's web site at www.sec.gov.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file periodic reports, current reports and proxy statements thereunder. We also make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page
GMH COMMUNITIES TRUST
Condensed Consolidated Balance Sheets as of June 30, 2005 (unaudited) and December 31, 2004	F-3
Condensed Consolidated and Combined Statements of Operations for the three and six months ended June 30, 2005 and 2004	F-4
Condensed Consolidated and Combined Statements of Cash Flows for the six months ended June 30, 2005 and 2004	F-5
Notes to Condensed Consolidated and Combined Financial Statements	F-6
THE GMH PREDECESSOR ENTITIES
Report of Independent Registered Public Accounting Firm	F-28
Consolidated and Combined Balance Sheets as of December 31, 2004 and 2003	F-29
Consolidated and Combined Statements of Operations for the period January 1, 2004 to November 1, 2004, the period November 2, 2004 to December 31, 2004 and for the years ended December 31, 2003 and 2002	F-30
Consolidated and Combined Statements of Beneficiaries' Owners' Equity for the period January 1, 2004 to November 1, 2004, the period November 2, 2004 to December 31, 2004 and for the years ended December 31, 2003 and 2002	F-31
Consolidated and Combined Statements of Cash Flows for the period January 1, 2004 to November 1, 2004, the period November 2, 2004 to December 31, 2004 and for the years ended December 31, 2003 and 2002	F-32
Notes to Consolidated and Combined Financial Statements	F-33
DINERSTEIN PORTFOLIO I
Report of Independent Registered Public Accounting Firm	F-53
Combined Statement of Revenues and Certain Expenses for the period January 1, 2004 to July 29, 2004	F-54
Notes to Combined Statement of Revenues and Certain Expenses	F-55
DINERSTEIN PORTFOLIO II
Report of Independent Registered Public Accounting Firm	F-57
Combined Statement of Revenues and Certain Expenses for the period January 1, 2004 to November 7, 2004	F-58
Notes to Combined Statement of Revenues and Certain Expenses	F-59
DINERSTEIN PORTFOLIO III
Report of Independent Registered Public Accounting Firm	F-61
Combined Statements of Revenues and Certain Expenses for the period January 1, 2005 to March 15, 2005 (unaudited) and for the year ended December 31, 2004	F-62
Notes to Combined Statements of Revenues and Certain Expenses	F-63
DAVIS PORTFOLIO
Report of Independent Registered Public Accounting Firm	F-66
Combined Statement of Revenues and Certain Expenses for the period January 1, 2004 to November 7, 2004	F-67
Notes to Combined Statement of Revenues and Certain Expenses	F-68
GRAND MARC AT UNIVERSITY VILLAGE
Report of Independent Registered Public Accounting Firm	F-71

Statement of Revenues and Certain Expenses for the period January 1, 2004 to November 7, 2004	F-72
Notes to Statement of Revenues and Certain Expenses	F-73
GRAND MARC AT SEVEN CORNERS
Report of Independent Registered Public Accounting Firm	F-75
Statements of Revenues and Certain Expenses for the period January 1, 2005 to April 10, 2005 (unaudited) and for the year ended December 31, 2004	F-76
Notes to Statements of Revenues and Certain Expenses	F-77
FORBES PORTFOLIO
Report of Independent Registered Public Accounting Firm	F-79
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2005 (unaudited) and for the year ended December 31, 2004	F-80
Notes to Combined Statements of Revenues and Certain Expenses	F-81
STATE COLLEGE
Report of Independent Registered Public Accounting Firm	F-83
Combined Statements of Revenues and Certain Expenses for the period January 1, 2005 to March 21, 2005 (unaudited) and for each of the three years in the period ended December 31, 2004	F-84
Notes to Combined Statements of Revenues and Certain Expenses	F-85
WILLOW TREE
Report of Independent Registered Public Accounting Firm	F-87
Combined Statements of Revenues and Certain Expenses for the period January 1, 2005 to January 5, 2005 (unaudited) and for the year ended December 31, 2004	F-88
Notes to Combined Statements of Revenues and Certain Expenses	F-89
THE VERGE
Report of Independent Registered Public Accounting Firm	F-91
Statements of Revenues and Certain Expenses for the period January 1, 2005 to March 10, 2005 (unaudited) and for the period October 1, 2004 to December 31, 2004	F-92
Notes to Statements of Revenues and Certain Expenses	F-93
CAMPUS CLUB APARTMENTS
Report of Independent Registered Public Accounting Firm	F-95
Statement of Revenues and Certain Expenses for the period January 1, 2004 to November 7, 2004	F-96
Notes to Statements of Revenues and Certain Expenses	F-97
UNIVERSITY CROSSINGS
Report of Independent Registered Public Accounting Firm	F-99
Statements of Revenues and Certain Expenses for the period January 1, 2005 to June 30, 2005 (unaudited), and for the year ended December 31, 2004	F-100
Notes to Statements of Revenues and Certain Expenses	F-101

GMH COMMUNITIES TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except par value and number of shares)

	June 30, 2005	December 31, 2004
ASSETS
Real estate investments:
Student housing properties	$957,348	$638,635
Accumulated depreciation	13,213	3,905

	944,135	634,730
Corporate assets:
Corporate assets	7,589	11,625
Accumulated depreciation	339	241

	7,250	11,384
Cash and cash equivalents	16,404	60,926
Restricted cash	8,830	2,313
Accounts and other receivables, net:
Related party	14,765	9,309
Third party	2,496	2,257
Investments in military housing projects	37,077	39,482
Deferred contract costs	834	126
Deferred financing costs, net	3,645	2,820
Lease intangibles, net	3,426	4,994
Deposits	2,643	1,848
Other assets	4,865	2,872

Total assets	$1,046,370	$773,061

LIABILITIES AND BENEFICIARIES' EQUITY
Notes payable	$551,100	$370,007
Line of credit	71,000	—
Accounts payable:
Related party	25	277
Third party	777	1,160
Accrued expenses	15,760	9,308
Dividends and distributions payable	13,664	9,583
Other liabilities	7,130	4,907

Total liabilities	659,456	395,242
Minority interest	201,558	182,118
Beneficiaries' equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 30,350,989 issued and outstanding at June 30, 2005 and December 31, 2004	30	30
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	200,372	200,276
Cumulative earnings	3,630	251
Cumulative dividends	(18,676)	(4,856)

Total beneficiaries' equity	185,356	195,701

Total liabilities and beneficiaries' equity	$1,046,370	$773,061

See accompanying notes to condensed consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except share and per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Company)	(Predecessor)	(Company)	(Predecessor)
Revenue:
Rent and other property income	$29,763	$136	$55,676	$270
Expense reimbursements:
Related party	12,991	6,525	21,732	8,256
Third party	1,303	1,939	2,577	3,280
Management fees:
Related party	1,645	1,304	3,513	2,185
Third party	1,011	2,307	1,651	3,320
Other fee income-related party	3,850	1,067	7,543	1,211
Other income	56	16	133	90

Total revenue	50,619	13,294	92,825	18,612
Operating Expenses:
Property operating expenses	11,901	3,148	22,594	5,620
Reimbursed expenses	14,294	8,464	24,309	11,536
Real estate taxes	2,568	22	4,575	43
Administrative expenses	2,741	472	5,673	697
Depreciation and amortization	8,070	213	14,844	418
Interest	6,840	68	12,247	157

Total operating expenses	46,414	12,387	84,242	18,471

Income before minority interest and income taxes	4,205	907	8,583	141
Minority interest	2,490	—	4,263	—

Income before income taxes	1,715	907	4,320	141
Income taxes	153	—	938	—

Net income	$1,562	$907	$3,382	$141

Earnings per common share—basic	$0.05		$0.11

Earnings per common share—diluted	$0.05		$0.11

Weighted-average shares outstanding during the period:
Basic	30,350,989		30,350,989

Diluted	32,170,083		32,171,712

Common share dividend declared per share	$0.2275		$0.4550

See accompanying notes to condensed consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Six Months Ended June 30,
	2005	2004
	(Company)	(Predecessor)
Cash flows from operating activities:
Net income	$3,382	$141
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	9,614	418
Amortization:
Lease intangibles	5,230	—
Notes payable fair value adjustment	(1,093)	—
Deferred loan costs	574	5
Restricted shares	46	—
Allowance for doubtful accounts	446	—
Equity in earnings of unconsolidated entities	—	(47)
Income from investments in military housing projects	(896)	—
Minority interest	4,263	—
Changes in operating assets and liabilities:
Restricted cash	(6,517)	—
Accounts and other receivables	(7,062)	(3,512)
Deferred contract costs	(708)	(663)
Other assets	(2,882)	(1,747)
Accounts payable	(635)	—
Accrued expenses	6,177	2,365
Other liabilities	2,223	(22)

Net cash from operating activities	12,162	(3,062)
Cash flows from investing activities:
Property acquisitions	(213,697)	—
Capitalized expenditures	(903)	(27)
Military housing project distributions	4,365	—

Net cash from investing activities	(210,235)	(27)
Cash flows from financing activities:
Common share dividends	(11,747)	—
Limited partnership unit distributions	(11,453)	—
Owner distributions	—	(3,694)
Owner contributions	—	7,241
Proceeds from line of credit	329,000	—
Repayment of line of credit	(258,000)	—
Proceeds from notes payable	129,704	—
Repayment of notes payable	(22,553)	(444)
Payment of financing costs	(1,400)	—

Net cash from financing activities	153,551	3,103

Net (decrease) increase in cash and cash equivalents	(44,522)	14
Cash and cash equivalents, beginning of period	60,926	516

Cash and cash equivalents, end of period	$16,404	$530

Supplemental information:
Real estate acquired by assuming debt	$76,768	$—

Issuance of units of limited partnership interest for purchase of student housing properties	$28,528	$—

Property distributed at net book value	$4,208	$—

Debt distributed at net book value	$3,854	$—

Cash paid for interest	$12,074	$191

Cash paid for taxes	$661	$—

See accompanying notes to condensed consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

Notes to Condensed Consolidated and Combined Financial Statements

June 30, 2005

(Unaudited)

1. Organization and Basis of Presentation

Organization

        Management of both GMH Communities Trust (the "Trust," and collectively with its subsidiaries, "we" or the "Company") and The GMH Predecessor Entities (defined below) has prepared these condensed consolidated and combined financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or combined pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. The condensed consolidated and combined financial statements should be read in conjunction with the audited financial statements and the notes thereto of the Trust and The GMH Predecessor Entities included in the Trust's Annual Report on Form 10-K as filed with the SEC on March 31, 2005. In management's opinion, all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Trust and the consolidated and combined results of operations and cash flows of the Trust and The GMH Predecessor Entities are included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

        The Trust intends to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"). The Trust was formed as a Maryland real estate investment trust in May 2004 and prior to completion of our initial public offering, had no operations. We completed our initial public offering on November 2, 2004, pursuant to which we sold an aggregate of 30,350,989 common shares of beneficial interest at an offering price of $12.00 per share, and raised an aggregate of $331.7 million in net proceeds, after deducting the underwriters' discount and other offering-related expenses. We contributed the net proceeds from the offering to our operating partnership, GMH Communities, LP, a Delaware limited partnership (the "Operating Partnership"), in exchange for units of partnership interest. As of June 30, 2005, the Operating Partnership had 61,978,306 units of partnership interest outstanding, of which the Trust owned 29,769,820 units of limited partnership interest; and through a wholly-owned subsidiary, GMH Communities GP Trust, the Trust owned 581,169 units of general partnership interest, which represents 100% of the general partnership interest in the Operating Partnership. As of June 30, 2005, there were 31,627,317 units of limited partnership interest outstanding that were not owned by the Company.

        We, through the Operating Partnership and its subsidiaries, are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families located on or near military bases throughout the United States. Through the Operating Partnership, we own and operate our student housing properties and the interests in joint ventures that own military housing privatization projects ("military housing projects").

Formation Transactions

        The Operating Partnership commenced operations on July 27, 2004, when Gary M. Holloway, Sr., our chairman, president, and chief executive officer, Vornado Realty Trust ("Vornado"), and certain entities affiliated with Mr. Holloway and Vornado, entered into an agreement to contribute various assets to the Operating Partnership. Under the terms of the contribution agreement, Mr. Holloway contributed equity interests relating to student housing properties and military housing projects owned by him and by entities affiliated with him, including College Park Management, Inc., GMH Military Housing, LLC, other entities owning a 10% interest in four student housing properties, and other related assets in exchange for 66,000 Class A partnership interests in the Operating Partnership. Vornado agreed to contribute up to $159.0 million to the Operating Partnership in exchange for 34,000 Class B partnership interests. In connection with its investment in the Operating Partnership, Vornado also purchased a warrant for $1.0 million to acquire, at its option, a number of units of limited partnership interest in the Operating Partnership, common shares in the Trust, or a combination of both, representing a 38.264% economic interest in the Operating Partnership or the Trust, as the case may be, immediately prior to completion of our initial public offering. The proceeds from sale of the warrant are included in minority interest on the accompanying consolidated balance sheets. In addition, in connection with the closing of our initial public offering on November 2, 2004, Mr. Holloway further contributed his interests in 353 Associates, L.P. and Corporate Flight Services, LLC, a student housing property and other related assets to the Operating Partnership. We collectively refer to College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P. and Corporate Flight Services, LLC, together with the Operating Partnership, as The GMH Predecessor Entities. The exchange of contributed interests has been accounted for as a reorganization of entities under common control. Accordingly, the contributed assets and assumed liabilities have been recorded at the historical cost of The GMH Predecessor Entities.

        The following are descriptions of each of The GMH Predecessor Entities, other than the Operating Partnership:

  •
  353 Associates, L.P. owns and operates a 44,721 square foot commercial office building located in Newtown Square, Pennsylvania. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway and an entity wholly-owned by him contributed 100% of the equity interests in 353 Associates, L.P. to the Operating Partnership. The building is currently used as the Company's corporate headquarters. 353 Associates, L.P. historically leased the building to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway. We continue to lease a portion of the building to certain other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering.

  •
  College Park Management, Inc. performed property management and asset management services for residential apartment properties leased to students at colleges and universities located throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway consented to the merger of College Park Management, Inc. with and into College Park Management, LLC, a wholly-owned subsidiary of the Operating Partnership. College Park Management TRS, Inc., a subsidiary of College Park Management, LLC, has made an election to be treated for federal income tax purposes as a "taxable REIT subsidiary," as defined in the Code.

  •
  GMH Military Housing, LLC, through its wholly-owned subsidiaries, engages in the development, construction, renovation and management of family military housing units located on military bases throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in GMH Military Housing, LLC and each of its wholly-owned subsidiaries to the Operating Partnership. GMH Military Housing, LLC has made an election to be treated as a corporation for federal income tax purposes as a "taxable REIT subsidiary," as defined in the Code.

  •
  Corporate Flight Services, LLC ("Corporate Flight LLC") owned and operated a corporate aircraft that had been leased to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in Corporate Flight LLC to the Operating Partnership. In February 2005, the Company transferred its interest in Corporate Flight LLC, including the corporate aircraft and associated debt initially contributed to the Operating Partnership at the time of the initial public offering, back to Mr. Holloway. See Note 8.

Redemption of Operating Partnership Interests

        Prior to our initial public offering, Vornado and Mr. Holloway were the sole equity holders of the Operating Partnership and each held, through affiliated entities, general partnership interests in the Operating Partnership. Concurrent with the closing of the Company's initial public offering on November 2, 2004, we became the sole general partner of the Operating Partnership. In accordance with the terms of the limited partnership agreement of the Operating Partnership and concurrent with the completion of our initial public offering on November 2, 2004, we paid approximately $77.3 million to Vornado relating to the redemption of all of Vornado's Class B partnership interests in the Operating Partnership based on Vornado's $113.8 million contribution to the Operating Partnership as of the date of the offering, plus a preferential return in the amount of $13.5 million, and after giving effect to the surrender by Vornado of $50.0 million in value of its pre-offering partnership interest in the Operating Partnership, as payment for the portion of its warrant required to be exercised upon completion of our initial public offering under the terms of the warrant. Upon closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our Operating Partnership at a price of $7.50 per unit, which represented a 20.972% economic interest in the Operating Partnership immediately prior to our initial public offering. As of June 30, 2005, the remaining portion of the warrant was exercisable for up to 5,762,694 units of limited partnership interest of the Operating Partnership or common shares, at an exercise price of $8.68 per unit or common share, at any time during the 18 months following the closing of our initial public offering.

        In addition, in connection with the redemption of Vornado's interests in the Operating Partnership and amendment to the partnership agreement for the Operating Partnership on November 2, 2004, Mr. Holloway's Class A limited partnership interest and managing general partnership interest in the

Operating Partnership were exchanged for 19,624,294 limited partnership units and Mr. Holloway contributed additional assets to the Operating Partnership, including interests in entities that own our corporate headquarters and aircraft and interests in an additional student housing property.

Basis of Presentation

        The financial statements of GMH Communities Trust included herein present the consolidated financial position of the Company and its subsidiaries as of June 30, 2005 and December 31, 2004 and the consolidated results of their operations and cash flows for the three and six months ended June 30, 2005. All intercompany items and transactions have been eliminated.

        The financial statements of The GMH Predecessor Entities included herein present the combined results of their operations and cash flows for the three and six months ended June 30, 2004. All intercompany items and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments and Corporate Assets

        We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost of acquired assets includes the purchase price and related closing costs. We allocate the cost of real estate investments to tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations. We estimate fair value based on information obtained from a number of sources, including our due diligence, marketing and leasing activities, independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, and other market data.

        The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions and nature of the tenancy. We amortize the value of in-place leases to expense over the remaining term of the respective leases. Accumulated amortization related to intangible lease costs was $7.5 million at June 30, 2005 and $2.3 million at December 31, 2004.

        Purchase prices of student housing properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals.

        We expense routine repair and maintenance expenditures that do not improve the value of an asset or extend its useful life, including turnover costs such as cleaning and interior painting. We capitalize expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is 40 years for buildings including student housing properties and the commercial office building, and three to five years for residential furniture and appliances.

        In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. We review recoverability of assets to be held and used through a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated.

Cash Equivalents

        All highly-liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash

        Restricted cash consists of security deposits and cash held as collateral for real estate taxes and capital expenditures as required by the terms of various loan agreements.

Allowance for Doubtful Accounts

        We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories, which is based on historical collection and write-off experience.

        We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others and through the provision of development, construction, renovation and management services to our military housing projects based upon the individual facts and circumstances, and record a reserve for specific amounts, if necessary.

        Accounts receivable are stated net of the allowance for doubtful accounts of $141,000 at June 30, 2005 and $159,000 at December 31, 2004.

Deferred Financing Costs

        Costs incurred in connection with obtaining financing are capitalized and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of deferred financing costs was $933,000 at June 30, 2005 and $359,000 at December 31, 2004.

Deferred Contract Costs

        Deferred contract costs represent costs attributable to a specific military housing project incurred in connection with seeking Congressional approval of a Community Development and Management Plan, or CDMP, subsequent to the project being awarded by the Department of Defense, or DoD. In addition, deferred contract costs also include transition and closing costs incurred that are expected to be reimbursed by the military housing project. Such amounts are evaluated as to the probability of recovery and costs that are not considered probable of recovery are written off. Revenue is recognized and the related costs are expensed at the time that the reimbursement for preparing the CDMP is approved by Congress or at closing of the military housing project.

Deposits

        Deposits primarily consist of amounts paid to third parties in connection with planned student housing acquisitions and amounts paid to lenders that provide the related financing or the refinancing of existing loans. At June 30, 2005, deposits for planned acquisitions totaled $1.8 million, deposits related to financings totaled $0.3 million, and other deposits not related to acquisitions or financings totaled $0.5 million. At December 31, 2004, deposits for planned acquisitions totaled $0.8 million and deposits related to financings totaled $1.0 million.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, accounts and other receivables, deposits, other assets, accounts payable, accrued expenses, and other liabilities approximate fair value because of the relatively short-term nature of these instruments.

        The carrying value of fixed-rate notes payable assumed in connection with the acquisition of student housing properties are adjusted to their estimated fair value based on current market rates in effect at the time the properties are acquired. The adjusted carrying amount approximates fair value at June 30, 2005. The carrying value of variable-rate notes payable approximates fair value at June 30, 2005.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense for the three and six-month periods ended June 30, 2005 and 2004 was $540,000, $881,000, $21,000, and $41,000, respectively.

Revenue Recognition

Student Housing Segment

        Rental revenue is recognized when due over the lease terms, which are generally 12 months or less.

        Standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees when the cash is received by the property or the revenue is earned by the managed property, depending upon whether the management agreement relating to a student housing property bases the earned management fee on cash versus accrual basis revenue recognition.

        Incentive management fees are earned as a result of the achievement of certain operating performance criteria over a specified period of time by certain managed properties, including targeted annual debt service coverage ratios. Revenue is recognized at the amount that would be due under the contract if the contract was terminated on the balance sheet date.

        Asset management fees are based on a percentage of the gross carrying value of certain properties managed for related parties and are recognized when earned in accordance with the respective management agreements.

        Expense reimbursements are comprised primarily of salary and related costs of our employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. We accrue expense reimbursements as the related expenses are incurred.

Military Housing Segment

        Standard management fees are based on a percentage of revenue generated by the military housing projects from the basic allowance for housing provided by the government to service members, referred to as BAH, and are recognized when the revenue is earned by the military housing projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when the various criteria stipulated in the management contract have been satisfied.

        Standard development and construction/renovation fees are based on a percentage of development and construction/renovation costs incurred by the military housing projects including hard and soft costs and financing costs, and are recognized on a monthly basis as the costs are incurred by the military housing projects. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of housing units according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. Incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied.

        Revenues on fixed-price renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety.

        Business development fees are earned from companies with which we have relationships in recognition of business development efforts and expenses incurred by us in connection with pursuing military housing projects. The fees consist of (i) a base fee, which is a fee paid to the Company in consideration of the Company's ongoing pursuit of additional projects, and is paid regardless of whether a project is awarded, and (ii) an incentive fee, which is paid over the course of an awarded project based on a percentage of certain development costs incurred by the project. The base fees are recognized on a straight-line basis over the term of the related business development agreement. The incentive fees are recognized as the related costs are incurred by the respective military housing projects.

        Preferred returns are earned on our investments in military housing projects. The preferred returns are based on a fixed percentage of our investment in military housing projects and are recognized at the rates specified in the agreements, subject to projected availability of funds in the underlying project. Accrued preferred returns are periodically evaluated for collectibility.

Reimbursed Expenses

        Expense reimbursements include payroll and related expenses, incurred for certain employees engaged in the operation of certain student housing properties and military housing projects under management, and other operating expenses that are reimbursed to the Company by the owner of the related student housing property or military housing project.

Minority Interest

        Minority interest as initially recorded at the date of our initial public offering represented the net equity of the Operating Partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units in the Operating Partnership other than the Company. The Operating Partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for cash or common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations or similar events. If the minority interest unit holders' share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unit holders other than the Company are recorded as a reduction to minority interest.

        In March 2005 and in June 2005, the Company declared quarterly distributions of $0.2275 per outstanding unit of limited partnership interest. The March 2005 distribution to the holders of limited partnership units in the Operating Partnership of $6.7 million was recorded as a reduction to minority interest and was paid in April 2005. The June 2005 distribution to the holders of limited partnership units in the Operating Partnership of $6.8 million was recorded as a reduction to minority interest on the June 30, 2005 balance sheet and was paid in July 2005.

Investments in Military Housing Projects

        We evaluate each of our investments in military housing projects to determine if the underlying entity is a variable interest entity ("VIE") as defined under FASB Financial Interpretation No. 46 (as revised) ("FIN 46"). If an entity is deemed to be a VIE pursuant to FIN 46, the entity that absorbs a majority of the expected losses of the VIE is deemed to be the primary beneficiary and must consolidate the VIE. If the entity is not a VIE, it is evaluated for consolidation based on controlling voting interests. If we have the majority voting interest with the ability to control operations and where no approval, veto or other important rights have been granted to other holders, the entity would be consolidated. We are not the primary beneficiary of any VIEs, nor do we have controlling voting interests in any of our military housing projects. We record investments in military housing projects initially at our cost and subsequently adjust them to reflect our preferred return, and other distributions.

Income Taxes

        GMH Communities Trust will elect to be taxed as a REIT under the Code when it files its tax return for the year ended December 31, 2004, which it will file in September 2005 pursuant to an extension granted in March 2005. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our adjusted taxable income to our shareholders. We believe we are organized and operate in a manner that will allow us to qualify for taxation as a REIT under the Code, and it is our intention to adhere to these requirements and maintain the Company's REIT status in the future. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements, other than with respect to the Company's taxable REIT subsidiaries.

        In conformity with the Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax returns of Gary M. Holloway Sr. and Vornado, as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statements of operations of The GMH Predecessor Entities.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, as revised, "Share-Based Payment."SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The

scope of SFAS No. 123R includes a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R requires companies to recognize in their financial statements the compensation expense relating to share-based payment transactions. Prior to the effective date of this revision, SFAS No. 123 permitted entities the option of applying the guidance in APB Opinion No. 25, as long as the footnotes to the financial statements disclosed what net income (loss) would have been had the company used the preferable fair-value-based method. The Company will be required to implement SFAS No. 123R for the year beginning January 1, 2006. The Company does not expect the adoption of SFAS No. 123R to have a material impact on its financial statements.

        In November 2004, the Company established an equity incentive plan (the "Plan") that provides for the issuance of options, restricted shares, share appreciation rights, performance units and other equity based awards. For the three and six months ended June 30, 2005, the Company issued 2,166 and 25,728 restricted common shares under the Plan to non-employee members of the Company's Board of Trustees. The restricted common shares vest over a three-year period from the grant date. The restricted common shares are entitled to the same dividend and voting rights during the vesting period as the issued and outstanding common shares. The fair value of the awards was calculated based on the closing market price of the Company's common shares on the grant date and is expensed on a straight-line basis over the vesting period. The Company recognized non-cash stock-based compensation expense related to the restricted common shares of $21,000 and $46,000 for the three and six months ended June 30, 2005, respectively.

Reclassifications

        Certain amounts in the prior period financial statements have been reclassified to be consistent with the current period presentation.

3. Real Estate Investments and Acquisitions

        As of June 30, 2005, the Company owned 46 student housing properties located near 35 colleges and universities in 24 states. These properties contain an aggregate of 8,444 units and 28,134 beds. The Company's investment in student housing properties at June 30, 2005 and December 31, 2004 was as follows (in thousands):

	June 30, 2005	December 31, 2004
Land	$188,200	$124,656
Building and improvements	750,368	501,680
Residential furniture and appliances	18,780	12,299

	$957,348	$638,635

        During the three months ended June 30, 2005, the Company acquired eight student housing properties located near six colleges and universities in five states with an aggregate of 1,354 units and 4,300 beds and for an aggregate acquisition cost of approximately $146.4 million. In connection with the acquisition of two of these properties, the Company issued a total of 1,940,282 units of limited partnership interest in the Operating Partnership to the sellers with an aggregate fair value of $26.9 million. The fair value of the limited partnership units was based on the closing price of the Company's common shares on the acquisition date. The fair value of the units of limited partnership interest was recorded as an increase to minority interest on the June 30, 2005 balance sheet.

        During the three months ended March 31, 2005, the Company acquired eight student housing properties located near six colleges and universities in six states with an aggregate of 1,607 units and 4,795 beds and for an aggregate acquisition cost of approximately $172.7 million. Gary M. Holloway, Sr., four other employees of the Company, including two executive officers of the Company, and an employee of an entity owned by Mr. Holloway, held an ownership interest in two of these properties that were acquired for a total purchase price of $38.2 million. The Company paid $36.6 million of cash to investors in the selling entity not affiliated with the Company and issued a total of 138,023 units of limited partnership interest in the Operating Partnership to Mr. Holloway and these individuals with an aggregate fair value of $1.6 million in connection with the purchase of the two properties. The fair value of the limited partnership units was based on the closing price of the Company's common shares on the acquisition date. The fair value of $1.6 million was recorded as an increase to minority interest on the consolidated balance sheet.

4. Investments in Military Housing Projects

        Investments in military housing projects are initially recorded at cost and are subsequently adjusted for preferred returns earned and other distributions received. Preferred returns earned on our investments in military housing projects are accrued at the rates specified in the agreements, subject to projected availability of funds in the underlying project. Accrued preferred returns are periodically evaluated for collectibility.

        In November 2003, GMH Military Housing, LLC and FW Military Housing LLC formed a joint venture known as GMH Military Housing-Fort Carson LLC, which acquired the ownership interests of an unrelated bankrupt entity that was a member of Fort Carson Family Housing LLC, the entity that owns the Fort Carson military housing project. GMH Military Housing, LLC contributed approximately $2.4 million to GMH Military Housing-Fort Carson LLC in return for its 10% interest in the joint venture. The 10% ownership interest in the joint venture was accounted for using the equity method of accounting from the acquisition date in November 2003 through November 1, 2004. In connection with our initial public offering on November 2, 2004, the remaining 90% interest in the joint venture was acquired in exchange for the issuance to FW Military Housing LLC of 2,583,334 units of limited partnership interest in the Operating Partnership having a value of $31.0 million. This acquisition was recorded at the fair value of the consideration paid. During the three months ended June 30, 2005, the Company received $4.4 million of distributions from Fort Carson Family Housing LLC, which included $0.5 million of preferred returns and $3.9 million return of equity. The carrying value of this investment was $25.8 million at June 30, 2005 and $29.7 million at December 31, 2004. The Company earns a preferred return on its investment in Fort Carson Family Housing LLC, which is paid on a monthly basis.

        In November 2004, the Company and Benham Military Communities, LLC formed a joint venture known as GMH/Benham Military Communities LLC for the purpose of investing in the Navy Northeast Region military housing project. The Company contributed $9.5 million to GMH/Benham Military Communities LLC in return for a 90% interest and Benham Military Communities, LLC invested $1.1 million for the remaining 10% interest. The Company consolidates GMH/Benham Military Communities LLC as it has a 90% economic interest and controls a majority of the voting interests. Benham Military Communities, LLC's 10% interest is accounted for as minority interest and is included in accrued expenses on the consolidated balance sheet at June 30, 2005 and December 31, 2004. In November 2004, GMH/Benham Military Communities, LLC invested $10.6 million in Northeast Housing LLC, which owns and operates the Navy Northeast Region military housing project. GMH/Benham Military Communities LLC earns a preferred return on its investment in Northeast Housing LLC. The preferred return will accrue, but not be paid, until the end of the initial development period for the project in October 2010. The carrying value of this investment was $11.2 million at June 30, 2005 and $10.8 million at December 31, 2004.

5. Income Taxes

        Current income tax expense of the Company's taxable REIT subsidiaries was $938,000, which includes $644,000 of federal taxes and $294,000 of state taxes, for the six months ended June 30, 2005. The federal statutory tax rate of the taxable REIT subsidiaries for the six months ended June 30, 2005 was 34%. The effective tax rate of the taxable REIT subsidiaries for the six months ended June 30, 2005 was 32.5%. The Company's effective tax rate is lower than the federal statutory rate as a result of the permanent depreciation differences between income subject to income tax for book and tax purposes.

6. Notes Payable

        During the three months ended June 30, 2005, fixed-rate notes payable totaling $28.8 million were assumed relating to the acquisition of two student housing properties and fixed-rate notes payable totaling $58.8 million were obtained in connection with the acquisition of five student housing properties. These notes require monthly payments of principal and/or interest, bear interest at fixed rates ranging from 4.50% to 5.46%, and mature at various dates through 2015. In conjunction with the purchase accounting for these properties, the net carrying value of the assumed notes payable was increased by $0.4 million to record them at their estimated fair value. The fair value of the notes was calculated as the difference between the present value of the notes using a current estimated market rate of interest and the outstanding principal amount. This amount is being amortized as an adjustment to interest expense over the term of the related debt.

        During the three months ended June 30, 2005, a variable-rate note payable totaling $6.8 million was obtained in connection with the acquisition of a student housing property. The note requires payments of interest only at LIBOR plus 2.05% (LIBOR on this loan was 3.13% at June 30, 2005) and matures in 2015.

        During the three months ended March 31, 2005, fixed-rate notes payable totaling $48.0 million were assumed relating to the acquisition of four student housing properties and a fixed-rate note payable totaling $31.4 million was obtained in connection with the acquisition of a student housing property. These notes require monthly payments of principal and/or interest, bear interest at fixed rates ranging from 4.92% to 7.09%, and mature at various dates through 2014. In conjunction with the purchase accounting for these properties, the net carrying value of the assumed notes payable was increased by $2.1 million to record them at their estimated fair value. The fair value of the notes was calculated as the difference between the present value of the notes using a current estimated market rate of interest and the outstanding principal amount. This amount is being amortized as an adjustment to interest expense over the term of the related debt.

        During the three months ended March 31, 2005, a variable-rate note payable totaling $9.2 million was obtained in connection with the acquisition of a student housing property. The note requires payments of interest only at LIBOR plus 1.90% (LIBOR on this loan was 3.33% at June 30, 2005) and matures in 2007.

        In February 2005, the Company completed the refinancing of variable-rate notes secured by seven of its student housing properties. In connection with the refinancing, the Company repaid approximately $20.4 million of the total $113.7 million of indebtedness secured by these seven properties, and replaced the remaining $93.3 million of variable-rate debt with an equal amount of fixed-rate debt with interest rates ranging from 4.24% to 4.7% and maturity terms ranging from five to seven years.

        On June 27, 2005, we placed a total of $23.6 million of fixed-rate mortgage indebtedness on two student housing properties located in State College, Pennsylvania that serve Pennsylvania State University. The mortgage debt has a fixed interest rate of 4.70% and a term of five years. The properties were acquired by the Company in March 2005 for an aggregate purchase price of $38.2 million. Proceeds of this mortgage debt financing were used to repay outstanding borrowings under the Company's line of credit that were originally drawn to acquire these properties.

        At June 30, 2005, notes payable totaling $545.4 million were secured by 39 student housing properties with a cost and net book value of $780.2 million and $769.7 million, respectively. At December 31, 2004, notes payable totaling $359.8 million were secured by 23 student housing properties with a cost and net book value of $451.9 million and $449.1 million, respectively.

        At June 30, 2005, the Company had a note payable in the amount of $5.7 million secured by the corporate headquarters, requiring monthly payments of principal and interest at LIBOR plus 2.25% (LIBOR on this loan was 3.13% at June 30, 2005). In July 2005, the maturity date of the loan was extended to November 2005 from August 2005. The remaining principal balance is due upon maturity in November 2005. The Company expects to refinance this property prior to the extended maturity date.

        Prior to its contribution to the Company in connection with the completion of our initial public offering, Corporate Flight LLC financed the acquisition and refurbishments of the corporate aircraft with two notes payable. One loan required monthly payments of principal and interest at the commercial paper rate plus 1.8% through January 2011. The second loan required monthly payments of principal and interest at 9.5% through August 2006. On February 28, 2005, the Company sold and transferred its ownership of 100% of the outstanding membership interests in Corporate Flight LLC back to Gary M. Holloway, Sr. Corporate Flight LLC's primary asset was the corporate aircraft which had a net book value of $3.8 million at February 28, 2005 and was secured by the two notes payable, which had an aggregate outstanding balance of $4.2 million at February 28, 2005. Corporate Flight LLC's net deficit of $171,000, net of $180,000 tax expense related to the taxable gain upon the transfer, was recorded as a capital distribution and allocated to additional paid-in capital and minority interest on the consolidated balance sheet.

        The aggregate annual principal payments as of June 30, 2005 due on our notes payable for the remainder of 2005, the five succeeding years and thereafter are as follows (in thousands):

2005	$8,171
2006	5,188
2007	87,960
2008	4,708
2009	34,076
2010	65,954
Thereafter	345,043

$551,100

7. Line of Credit

        In November 2004, the Company entered into a $150 million three-year unsecured revolving credit facility, subject to increase to $250 million (the "Credit Facility"), with a consortium of banks. The Credit Facility provides for the issuance of up to $20 million of letters of credit, which is included in the $150 million available under the Credit Facility. The Company's availability under the Credit Facility as of June 30, 2005 was limited to a borrowing base amount equal to the sum of 60% of the value of an unencumbered asset pool (which as of June 30, 2005 consisted of seven student housing properties, and in no event could contain fewer than five student housing properties) as of the end of the previous quarter and 50% of the annualized value of the Company's cash flow from the management of military housing projects and student housing properties in the previous quarter, provided that the total cash flow attributable to annualized management fees did not exceed 35% of the borrowing base.

        The Company may elect to have amounts outstanding under the Credit Facility bear interest at a Eurodollar rate based on LIBOR or the prime rate, plus an applicable rate, ranging from 1.50% to 2.00% for Eurodollar rate loans or 0.625% to 1.375% for prime rate loans. The applicable rate is determined by the leverage ratio of total liabilities to total asset value of the Company, as defined in the Credit Facility. In addition, the Company pays fees for unused availability on the Credit Facility.

        The Credit Facility contains affirmative and negative covenants and also contains financial covenants that, among other things, as of June 30, 2005, (i) required the Company to maintain a total leverage ratio equal to or less than 60%, (ii) limited the aggregate amount of outstanding variable-rate indebtedness to 30% of total indebtedness commencing February 8, 2005, (iii) limited the payment of dividends by the Company to its shareholders to 95% of funds from operations as defined in the Credit Facility, (iv) limited the amount of recourse debt, exclusive of amounts outstanding under the Credit Facility, to $25 million, and in no event greater than $150 million in total, and (v) required the Company to maintain a consolidated tangible net worth, as defined in the Credit Facility, of at least $275 million plus an amount equal to 75% of the net proceeds from any equity issuances subsequent to the closing date of the Credit Facility in November 2004. The financial covenants as of June 30, 2005 also required the Company to operate in compliance with the following ratios as defined by the terms of the Credit Facility: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x.

        In January 2005, the Company paid a dividend to its shareholders in excess of 95% of funds from operations. The Company received a formal waiver of this instance of noncompliance with the financial covenant. The Company and the lenders also agreed to modify the covenant related to the payment of dividends to shareholders for the year ending December 31, 2005. Under the terms of the modification, the Company is now restricted from paying dividends to its shareholders in 2005 in excess of 110% of funds from operations. The dividend payment terms of the Credit Facility will revert to the original restriction against distributions in excess of 95% of funds from operations after 2005.

        Additionally, the Company did not reduce the aggregate amount of its outstanding variable-rate indebtedness as a percentage of its total outstanding indebtedness below 30% by February 8, 2005, as required by the terms of the Credit Facility. On February 24, 2005, the Company converted certain variable-rate loans secured by seven student housing properties to fixed-rate loans. As a result of this refinancing, the Company lowered its outstanding variable-rate indebtedness as a percentage of fixed-rate indebtedness below the 30% limit. The Company received a formal waiver of this instance of noncompliance with the financial covenant for the period from February 8, 2005 through February 23, 2005.

        At June 30, 2005, the Company's leverage ratio exceeded the 60% ceiling set forth in the Credit Facility. The Company received a formal waiver of this instance of noncompliance with the financial covenant.

        In August 2005, the Company amended the Credit Facility (the "Amendment"). Under the Amendment, the calculation of the borrowing base was revised to include cash flow from the military housing construction and development fees and to increase the total cash flow attributable to annualized fees from the management, construction and development of the military housing projects and student housing properties from 35% to 50%. The Amendment also increased the applicable interest rate ranges on outstanding borrowings under the Credit Facility to the following: 1.625% to 2.375% for Eurodollar rate loans and 0.75% to 1.75% for prime rate loans. In addition, the Amendment modified the calculation of the leverage ratio and increased the maximum leverage ratio from 60% to 65% through December 31, 2005. At the end of the first quarter of 2006, the maximum leverage ratio will revert to 60%.

        As of June 30, 2005, the Company had $71.0 million outstanding under the Credit Facility, bearing interest at a Eurodollar rate based on 30-day LIBOR at 3.24% and an applicable rate of 2.00%, for a total interest rate of 5.24%. As of June 30, 2005, there were no letters of credit outstanding under the Credit Facility.

8. Transactions with Related Parties

        In the ordinary course of its operations, the Company has on-going business relationships with Gary M. Holloway, Sr., entities affiliated with Mr. Holloway, and entities in which Mr. Holloway or the Company has an equity investment. These relationships and related transactions are summarized below. The operating results or financial position of the Company and The GMH Predecessor Entities could be significantly different from those that would have been reported if the entities were autonomous.

        Through the completion of the Company's initial public offering on November 2, 2004, common costs for human resources, information technology, office equipment and furniture, and certain management personnel were allocated to the various entities owned or controlled by Mr. Holloway, including The GMH Predecessor Entities, using assumptions based on headcount that management believed were reasonable. During the three and six months ended June 30, 2004, such costs totaled $0.9 and $1.5 million, respectively, and are included in administrative expenses in the accompanying combined statements of operations. Subsequent to November 2, 2004, such costs were incurred directly by the Operating Partnership. The allocation of such costs to other entities owned or controlled by Mr. Holloway during the three and six months ended June 30, 2005 totaled $93,000 and $191,000, respectively, and is reflected as expense reimbursements from related parties in the accompanying consolidated statements of operations.

        The Company leases space in its corporate headquarters to entities wholly-owned by Mr. Holloway. During the three and six-month periods ended June 30, 2005 and 2004, rental income from these entities totaled $61,000, $122,000, $136,000, and $270,000, respectively, and is included in rent and other property income in the accompanying consolidated and combined statements of operations.

        The Company provides property management consulting services to GMH Capital Partners Asset Services, LP, an entity wholly-owned by Mr. Holloway, in connection with property management services that GMH Capital Partners Asset Services, LP performs related to five student housing properties containing a total of 2,172 beds. The Company earns consulting fees equal to 80% of the net management fees that GMH Capital Partners Asset Services, LP earns for providing the property management services. For the three and six months ended June 30, 2005, such fees totaled $73,000 and $134,000, respectively. No such fees were recognized in the comparable periods in 2004.

        In addition, through March 31, 2005 the Company earned management fees from properties in which Mr. Holloway was an investor. As of June 30, 2005, the Company does not manage any properties in which Mr. Holloway is an investor and accordingly did not earn any such fees in the quarter then ended. During the six-month period ended June 30, 2005 and the three and six-month periods ended June 30, 2004, such income totaled $197,000, $450,000 and $823,000, respectively.

        The Company is reimbursed by the owners of certain military housing projects and student housing properties under management, including certain student housing properties in which Mr. Holloway was an investor through March 31, 2005, for the cost of certain employees engaged in the daily operation of those military housing projects and student housing properties. The reimbursement of these costs is reflected as expense reimbursements from related parties in the accompanying consolidated and combined statements of operations.

        The GMH Predecessor Entities previously paid management fees and reimbursed expenses to entities owned by Mr. Holloway that were not contributed to the Company in connection with its initial public offering. During the three and six-month periods ended June 30, 2004, the management fees and reimbursed expenses totaled $21,000 and $37,000, respectively.

        Denis J. Nayden, one of the Company's trustees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. At June 30, 2005, we had $300.0 million of indebtedness to General Electric Capital Corporation secured by properties or other assets that we own.

        Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies, from which we have purchased title insurance with respect to student housing properties that we have acquired or refinanced in 2005. In connection with our purchase of title insurance for these student housing properties, we paid premiums to other title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the other title companies paid to Bryn Mawr Abstract $39,000 and $183,000 during the three and six-month periods ended June 30, 2005, respectively, for the provision of title abstract services.

        Mr. Holloway owns GMH Capital Partners Commercial Realty LP, an entity that provides real estate consulting and brokerage services for real estate transactions. During the three months ended March 31, 2005, GMH Capital Partners Commercial Realty LP received aggregate commissions of $284,000 from the sellers of two student housing properties that the Company purchased.

        In February 2005, the Company transferred its interest in Corporate Flight LLC, including the corporate aircraft and associated debt initially contributed to the Operating Partnership at the time of the initial public offering, back to Mr. Holloway. Corporate Flight LLC had a net deficit of $171,000, net of $180,000 tax expense related to the taxable gain upon the transfer to Mr. Holloway, on the date it was transferred back to Mr. Holloway. This transfer was accounted for as a capital contribution and recorded as an $87,000 increase to additional paid-in capital and an $84,000 increase to minority interest. During the three months ended June 30, 2005, the Company paid Corporate Flight LLC $157,000 for use of an aircraft owned by Corporate Flight LLC. There were no payments to Corporate Flight LLC during the three months ended March 31, 2005.

9. Commitments and Contingencies

        As of June 30, 2005, we had agreements to acquire six student housing properties and two undeveloped parcels of land for an aggregate purchase price of $141.1 million and had placed deposits related to such acquisitions totaling $1.1 million.

        In connection with finalizing the agreements with the Department of Defense ("DoD") for the Company's military housing projects, the Company has committed to contribute the following aggregate amounts as of June 30, 2005 (in thousands):

2006	$2,000
2007	5,900
2010	8,000
2011 and thereafter	3,600

Total	$19,500

        In connection with the development, management, construction, and renovation agreements for certain of the military housing projects, the Company guarantees the completion of its obligations under the agreements. The guarantees require the Company to fund any costs in excess of the amounts budgeted in the underlying development, management, construction, and renovation agreements. Management believes that these guarantees will not have a material adverse impact on the Company's financial position or results of operations.

        The Company is subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that the disposition of these matters will not have a material adverse impact on the Company's financial position or results of operations.

        The Company has entered into employment agreements with three of its executive officers. Each employment agreement is for an initial three-year term beginning in November 2004 and provides for base salaries aggregating $975,000 in each of the three years. The base salaries are increased annually effective January 1 of each year by a minimum amount equal to at least the percentage increase in the Consumer Price Index.

        Under the provisions of FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34," a guarantor is to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Company enters into indemnification agreements in the ordinary course of business that are subject to the provisions of FIN 45. Under these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is immaterial. Accordingly, there were no liabilities recorded for these agreements as of June 30, 2005 and December 31, 2004.

10. Segment Reporting

        The Company is managed as individual entities that comprise two reportable segments: (1) student housing and (2) military housing. The Company's management evaluates each segment's performance based upon net income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Corporate includes the activities of certain departments from a corporate level, which includes personnel that service GMH Communities Trust as a whole and support our overall operations.

	Three Months Ended June 30,
	2005 (Company)				2004 (Predecessor)
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue:
Rent and other property income	$29,702	$—	$61	$29,763	$—	$—	$136	$136
Expense reimbursements:
Related party	—	12,869	122	12,991	283	6,193	49	6,525
Third party	1,303	—	—	1,303	1,939	—	—	1,939
Management fees:
Related party	—	1,645	—	1,645	450	854	—	1,304
Third party	1,011	—	—	1,011	1,982	325	—	2,307
Other fee income-related party	—	3,850	—	3,850	—	948	119	1,067
Other income	22	—	34	56	—	16	—	16

Total revenue	32,038	18,364	217	50,619	4,654	8,336	304	13,294
Operating Expenses:
Property operating expenses	10,615	1,286	—	11,901	1,566	1,582	—	3,148
Reimbursed expenses	1,303	12,869	122	14,294	2,222	6,193	49	8,464
Real estate taxes	2,568	—	—	2,568	—	—	22	22
Administrative expenses	—	—	2,741	2,741	—	—	472	472
Depreciation and amortization	7,971	—	99	8,070	13	—	200	213
Interest	6,620	—	220	6,840	—	—	68	68

Total operating expenses	29,077	14,155	3,182	46,414	3,801	7,775	811	12,387

Income (loss) before minority interest and income taxes	2,961	4,209	(2,965)	4,205	853	561	(507)	907
Minority interest	1,853	2,493	(1,856)	2,490	—	—	—	—

Income (loss) before income taxes	1,108	1,716	(1,109)	1,715	853	561	(507)	907
Income taxes	34	119	—	153	—	—	—	—

Net income (loss)	$1,074	$1,597	$(1,109)	$1,562	$853	$561	$(507)	$907

	Six Months Ended June 30,
	2005 (Company)				2004 (Predecessor)
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue:
Rent and other property income	$55,554	$—	$122	$55,676	$—	$—	$270	$270
Expense reimbursements:
Related party	186	21,335	211	21,732	1,011	7,148	97	8,256
Third party	2,577	—	—	2,577	3,280	—	—	3,280
Management fees:
Related party	197	3,316	—	3,513	823	1,362	—	2,185
Third party	1,651	—	—	1,651	2,670	650	—	3,320
Other fee income-related party	—	7,512	31	7,543	—	948	263	1,211
Other income	75	21	37	133	44	46	—	90

Total revenue	60,240	32,184	401	92,825	7,828	10,154	630	18,612
Operating Expenses:
Property operating expenses	19,756	2,838	—	22,594	2,839	2,781	—	5,620
Reimbursed expenses	2,763	21,335	211	24,309	4,291	7,148	97	11,536
Real estate taxes	4,575	—	—	4,575	—	—	43	43
Administrative expenses	—	—	5,673	5,673	—	—	697	697
Depreciation and amortization	14,537	—	307	14,844	11	8	399	418
Interest	11,782	—	465	12,247	—	—	157	157

Total operating expenses	53,413	24,173	6,656	84,242	7,141	9,937	1,393	18,471

Income (loss) before minority interest and income taxes	6,827	8,011	(6,255)	8,583	687	217	(763)	141
Minority interest	3,440	3,981	(3,158)	4,263	—	—	—	—

Income (loss) before income taxes	3,387	4,030	(3,097)	4,320	687	217	(763)	141
Income taxes	45	893	—	938	—	—	—	—

Net income (loss)	$3,342	$3,137	$(3,097)	$3,382	$687	$217	$(763)	$141

	Student Housing	Military Housing	Corporate	Total
	(in thousands)
As of June 30, 2005:
Total assets	$966,925	$56,300	$23,145	$1,046,370

As of December 31, 2004:
Total assets	$663,980	$57,856	$51,225	$773,061

11. Earnings Per Common Share

        The following table details the number of shares and net income used to calculate basic and diluted earnings per share for the three and six-month periods ended June 30, 2005 (in thousands, except share and per share amounts):

	Three months ended June 30, 2005		Six months ended June 30, 2005
	Basic	Diluted	Basic	Diluted
Net income	$1,562	$1,562	$3,382	$3,382
Minority interest	—	—	—	—
Income available to common shareholders	$1,562	$1,562	$3,382	$3,382

Weighted-average common shares outstanding	30,350,989	30,350,989	30,350,989	30,350,989
Warrant	—	1,818,030	—	1,819,651
Units of limited partnership held by minority interest holders	—	—	—	—
Restricted common shares	—	1,064	—	1,072

Total weighted-average shares outstanding	30,350,989	32,170,083	30,350,989	32,171,712

Earnings per common share	$0.05	$0.05	$0.11	$0.11

        The computation of diluted earnings per share for the three and six-month periods ended June 30, 2005 excludes the assumed conversion of the units of limited partnership interest held by minority interest holders and the related minority interest expense because the assumed conversion has an anti-dilutive effect on earnings per share.

        In March 2005 and June 2005, the Company declared quarterly dividends of $0.2275 per outstanding common share. The March dividend of $6.9 million was paid in April 2005 to common shareholders of record on March 30, 2005. The June dividend of $6.9 million was paid in July 2005 to common shareholders of record on June 29, 2005.

12. Acquisition of Real Estate Investments

        During the year ended December 31, 2004, the three months ended June 30, 2005 and the six months ended June 30, 2005, the Company acquired 30, eight, and 16 student housing properties, respectively, for an aggregate acquisition cost of $953.8 million. The results of operations for each of the acquired properties have been included in our statements of operations from the respective purchase dates. All pro forma financial information presented within this footnote is not necessarily indicative of the results which actually would have occurred if the purchases had been consummated on January 1, 2004, nor does the pro forma information purport to represent the results of operations for future periods.

        The following unaudited pro forma financial information for the three and six month periods ended June 30, 2005 and 2004 gives effect to the acquisition of the 46 student housing properties as if the transactions had occurred on January 1, 2004 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Pro forma revenue	$30,632	$30,706	$61,264	$61,411
Pro forma net income	2,966	2,640	5,931	5,279

13. Subsequent Events

        In July 2005, we acquired two student housing properties and a parcel of land, containing an aggregate 396 units and 1,452 beds, for a purchase price of $48.2 million. These acquisitions were partially financed with the assumption of a $6.6 million loan secured by the property and the placement of a $20.4 million new loan.

        In July 2005, we officially partnered with the Department of the Army to design, build, manage and maintain the military family housing at Fort Bliss, located in El Paso, Texas, and the White Sands Missile Range near Las Cruces, New Mexico. The finalized plans include a six-year initial development period with estimated project costs of $445 million. Project financing was obtained and the initial development project period began in July 2005.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of GMH Communities Trust

        We have audited the accompanying consolidated balance sheet of GMH Communities Trust (the "Company") as of December 31, 2004, and the combined balance sheet of The GMH Predecessor Entities (the "Predecessor") as of December 31, 2003, and the related consolidated and combined statements of operations, changes in beneficiaries' and owners' equity and cash flows for the period from January 1, 2004 through November 1, 2004 (representing the Predecessor), the period from November 2, 2004 through December 31, 2004 (representing the Company), and for the years ended December 31, 2003 and 2002 (representing the Predecessor). These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of GMH Communities Trust at December 31, 2004 and the combined financial position of The GMH Predecessor Entities at December 31, 2003, and the related consolidated and combined statements of operations, statements of beneficiaries' and owners' equity and cash flows for the period from January 1, 2004 through November 1, 2004 (representing the Predecessor), the period from November 2, 2004 through December 31, 2004 (representing the Company), and for the years ended December 31, 2003 and 2002 (representing the Predecessor), in conformity with U.S generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania March 31, 2005

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands, except par value and number of shares)

	December 31, 2004	December 31, 2003
	(Company)	(Predecessor)
ASSETS
Real estate investments:
Student housing properties	$638,635	$—
Accumulated depreciation	3,905	—

	634,730	—
Corporate assets:
Corporate assets	11,625	14,499
Accumulated depreciation	241	2,707

	11,384	11,792
Cash and cash equivalents	60,926	515
Restricted cash	2,313	—
Accounts and other receivables, net:
Related party	9,309	610
Third party	2,257	470
Investments in military housing projects	39,482	2,345
Deferred contracts costs	126	302
Deferred financing costs, net	2,820	—
Lease intangibles, net	4,994	—
Deposits	1,848	—
Other assets	2,872	112

Total assets	$773,061	$16,146

LIABILITIES AND BENEFICIARIES' EQUITY
Notes payable	$370,007	$10,977
Accounts payable:
Related party	277	68
Third party	1,160	1,507
Accrued expenses	9,308	—
Dividends and distributions payable	9,583	—
Other liabilities	4,907	—

Total liabilities	395,242	12,552
Minority interest	182,118	—
Beneficiaries' equity:
The GMH Predecessor Entities owners' equity	—	3,594
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 30,350,989 issued and outstanding at December 31, 2004	30	—
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	200,276	—
Cumulative earnings	251	—
Cumulative dividends	(4,856)	—

Total beneficiaries' equity	195,701	3,594

Total liabilities and beneficiaries' equity	$773,061	$16,146

See accompanying notes to consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Period from January 1 to November 1, 2004	Period from November 2 to December 31, 2004	For the year ended December 31, 2003	For the year ended December 31, 2002
	(Predecessor)	(Company)	(Predecessor)	(Predecessor)
Revenue:
Rent and other property income	$11,453	$14,197	$636	$736
Expense reimbursements:
Related party	19,494	13,815	3,273	249
Third party	6,287	916	7,318	3,462
Management fees:
Related party	3,120	1,235	3,892	6,578
Third party	3,537	449	2,624	1,983
Other fee income-related party	4,899	3,561	842	372
Other income	509	406	230	295

Total revenue	49,299	34,579	18,815	13,675
Operating Expenses:
Property operating expenses	14,237	8,518	9,218	7,799
Reimbursed expenses	25,781	14,731	10,591	3,711
Real estate taxes	824	1,063	83	79
Administrative expenses	2,092	2,347	1,405	295
Profits interests and employee initial public offering bonus expense	37,502	—	—	—
Depreciation and amortization	3,264	3,890	822	821
Interest	2,852	3,220	396	542

Total operating expenses	86,552	33,769	22,515	13,247
(Loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes	(37,253)	810	(3,700)	428
Equity in earnings of unconsolidated entities	—	—	751	—

(Loss) income before minority interest and income taxes	(37,253)	810	(2,949)	428
Minority interest	—	247	—	—

(Loss) income before income taxes	(37,253)	563	(2,949)	428
Income taxes	—	312	—	—

Net (loss) income	$(37,253)	$251	$(2,949)	$428

Earnings per share—basic		$0.01

Earnings per share—diluted		$0.01

See accompanying notes to consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF BENEFICIARIES' AND OWNER'S EQUITY

(in thousands, except number of shares)

	Predecessor	The Company
	Owner's Equity	Common Shares	Par Value of Common Shares	Additional Paid-in Capital	Cumulative Earnings	Cumulative Dividend
Balance at January 1, 2002	$1,599	—	$—	$—	$—	$—
Cash contributions	5,832	—	—	—	—	—
Cash distributions	(7,422)	—	—	—	—	—
Net income	428	—	—	—	—	—

Balance at December 31, 2002	437	—	—	—	—	—
Cash contributions	14,302	—	—	—	—	—
Cash distributions	(8,196)	—	—	—	—	—
Net loss	(2,949)	—	—	—	—	—

Balance at December 31, 2003	3,594	—	—	—	—	—
Cash contributions	129,330	—	—	—	—	—
Cash distributions	(32,253)	—	—	—	—	—
Issuance of profits interest (see Note 10)	33,180	—	—	—	—	—
Net property contributions	1,992	—	—	—	—	—
Net loss from January 1, 2004 to November 1, 2004	(37,253)	—	—	—	—	—
Exchange of equity for units of limited partnership	(13,255)	—	—	13,255	—	—

Balance at November 1, 2004	25,335	—	—	13,255	—	—
Sale of common stock, net of offering costs	—	30,350,989	30	331,695	—	—
Redemption of Vornado's Class B Partnership Interests (see Note 1)	(77,300)	—	—	—	—	—
Cash distributions	(8,035)	—	—	—	—	—
Transfer to minority interest (see Note 2)	—	—	—	(144,674)	—	—
Dividends ($0.16 per common share)	—	—	—	—	—	(4,856)
Net income from November 2, 2004 to December 31, 2004	—	—	—	—	251	—

Balance at December 31, 2004	$—	30,350,989	$30	$200,276	$251	$(4,856)

See accompanying notes to consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 1 to November 1, 2004	Period from November 2, to December 31, 2004	For the year ended
			2003	2002
	(Predecessor)	(Company)	(Predecessor)	(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(37,253)	$251	$(2,948)	$427
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	2,372	2,469	822	821
Amortization:
Lease intangibles	893	1,421	—	—
Notes payable fair value adjustment	(295)	(374)	—	—
Deferred loan costs	60	329	19	19
Equity in earnings of unconsolidated entities	—	—	(751)	—
Minority interest	—	247	—	—
Changes in operating assets and liabilities:
Restricted cash	(2,595)	282	—	—
Accounts and other receivables	(4,737)	(2,076)	(327)	331
Other assets	(7,040)	13,529	(37)	(22)
Deferred contract costs	(5,972)	5,785	(302)	—
Accounts payable	4,175	(2,455)	282	54
Accrued expenses and other liabilities	11,564	(5,472)	—	—
Accrued profits interest	33,180	—	—	—

Net cash from operating activities	(5,648)	13,936	(3,242)	1,630
Cash flows from investing activities:
Property acquisitions	(167,140)	(272,975)	—	—
Capitalized expenditures	(87)	(207)	(21)	(37)
Distributions received from unconsolidated entities	—	—	751	—
Contributions to unconsolidated entities	—	—	(2,345)	—
Investments in military projects	—	(10,600)	—	—
Purchase of management contract	(1,189)	—	—	—

Net cash from investing activities	(168,416)	(283,782)	(1,615)	(37)
Cash flows from financing activities:
Owner distributions	(32,253)	(126,463)	(8,196)	(7,422)
Owner contributions	129,330	41,128	14,302	5,833
Proceeds from notes payable	103,898	61,470	—	—
Repayment of notes payable	(808)	(507)	(830)	(745)
Payment of financing costs	(1,031)	(2,165)	—	—
Proceeds of initial public offering	—	342,359	—	—
Costs related to initial public offering	(5,443)	(5,194)	—	—

Net cash from financing activities	193,693	310,628	5,276	(2,334)

Net increase (decrease) in cash and cash equivalents	19,629	40,782	419	(741)
Cash and cash equivalents, beginning of period	515	20,144	96	837

Cash and cash equivalents, end of period	$20,144	$60,926	$515	$96

Supplemental information
Real estate acquired by assuming debt	$128,622	$61,258	$—	$—

Issuance of units of limited partnership interest for purchase of student housing property	$—	$8,054	$—	$—

Property distributed at net book value	$(381)	$—	$—	$—

Issuance of units of limited partnership interest for purchase of military housing joint venture	$—	$31,000	$—	$—

Interest paid	$2,142	$2,617	$379	$489
Furniture and computers contributed at net book value	$463	$—	$—	—

See accompanying notes to consolidated and combined financial statements.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

Notes to Consolidated and Combined Financial Statements

December 31, 2004

1. Organization and Basis of Presentation

Organization

        GMH Communities Trust (collectively with its subsidiaries, "We" or the "Company") intends to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"). We completed our initial public offering on November 2, 2004, pursuant to which we sold an aggregate of 30,350,989 common shares of beneficial interest at an offering price of $12.00 per share, and raised an aggregate of $331.7 million in net proceeds, after deducting the underwriters' discount, and other offering-related expenses. Prior to completion of our initial public offering, the Company had no operations. We contributed the net proceeds from the offering to GMH Communities, LP, a Delaware limited partnership ("Operating Partnership"), in exchange for units of partnership interest. As of December 31, 2004, the Operating Partnership had 59,896,475 units of partnership interest outstanding, of which we owned 29,769,820 units of limited partnership interest, and through a wholly-owned subsidiary, GMH Communities GP Trust, owned 581,169 units of general partnership interest which represents 100% of the general partnership interest in the Operating Partnership. As of December 31, 2004, there were 29,545,486 units of limited partnership interest outstanding that were not owned by the Company.

        We, through the Operating Partnership and its subsidiaries, are a self-advised, self-managed, specialty housing company engaged in the ownership, operation, management, leasing, acquisition, expansion and renovation of residential housing units located near colleges and universities and family housing units on or near military bases in the United States through direct ownership and through investments in military housing projects.

Formation Transactions

        The Operating Partnership commenced operations on July 27, 2004, when Gary M. Holloway, Sr., our chairman, president, and chief executive officer, Vornado Realty Trust ("Vornado"), and certain entities affiliated with Mr. Holloway and Vornado entered into an agreement to contribute various assets to the Operating Partnership. Under the terms of the contribution agreement, Mr. Holloway contributed equity interests relating to student housing properties and military housing privatization projects ("military housing projects") owned by him and by entities affiliated with him, including College Park Management, Inc., GMH Military Housing, LLC, other entities owning a 10% interest in four student housing properties, and other related assets in exchange for 66,000 Class A partnership interests in the Operating Partnership. Vornado agreed to contribute up to $159.0 million to the Operating Partnership in exchange for 34,000 Class B partnership interests. In connection with its investment in the Operating Partnership, Vornado also purchased a warrant for $1.0 million to acquire, at its option, a number of units of limited partnership in the Operating Partnership, common shares in GMH Communities Trust, or a combination of both, representing a 38.26% economic interest in the Operating Partnership or GMH Communities Trust, as the case may be, immediately prior to completion of our initial public offering. The proceeds from sale of the warrant are included in minority interest on the December 31, 2004 consolidated balance sheet. In addition, in connection with the closing our initial public offering on November 2, 2004, Mr. Holloway further contributed his interests in 353 Associates, L.P. and Corporate Flight Services, LLC, a student housing property and other related assets to the Operating Partnership. We collectively refer to College Park

Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P. and Corporate Flight Services, LLC, together with the Operating Partnership, as The GMH Predecessor Entities.

        The following are descriptions of each of The GMH Predecessor Entities, other than the Operating Partnership.

  •
  353 Associates, L.P. owns and operates a 44,721 square foot commercial office building located in Newtown Square, Pennsylvania. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway and an entity wholly-owned by him contributed 100% of the equity interests in 353 Associates, L.P. to the Operating Partnership. The building is currently used as the Company's corporate headquarters. 353 Associates, L.P. historically leased the building to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway. We continue to lease a portion of the building to certain other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering.

  •
  College Park Management, Inc. performed property management and asset management services for residential apartment properties leased to students at colleges and universities located throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway consented to the merger of College Park Management, Inc. with and into College Park Management, LLC, a wholly-owned subsidiary of the Operating Partnership. College Park Management TRS, Inc., a subsidiary of College Park Management, LLC, has made an election to be treated for federal income tax purposes as a "taxable REIT subsidiary," as defined in the Code.

  •
  GMH Military Housing, LLC, through its wholly-owned subsidiaries, engages in the development, construction, renovation and management of family military housing units located on military bases throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in GMH Military Housing, LLC and each of its wholly owned subsidiaries to the Operating Partnership. GMH Military Housing, LLC has made an election to be treated as a corporation for federal income tax purposes and as a "taxable REIT subsidiary," as defined in the Code.

  •
  Corporate Flight Services, LLC ("Corporate Flight LLC") owns and operates a corporate aircraft that had been leased to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in Corporate Flight LLC to the Operating Partnership. In February 2005, the Company transferred its interest in Corporate Flight LLC, including the corporate aircraft and associated debt initially contributed to the Operating Partnership at the time of the initial public offering, back to Mr. Holloway.

        The exchange of contributed interests has been accounted for as a reorganization of entities under common control. Accordingly, the contributed assets and assumed liabilities have been recorded at the historical cost of The GMH Predecessor Entities.

Redemption of Operating Partnership Interests

        Prior to our initial public offering, Vornado and Mr. Holloway were the sole equity holders of the Operating Partnership and each held, through affiliated entities, general partnership interests in the Operating Partnership. Concurrent with the closing of the Company's initial public offering on November 2, 2004, we became the sole general partner of the Operating Partnership. In accordance with the terms of the limited partnership agreement of the Operating Partnership and concurrent with the completion of our initial public offering on November 2, 2004, we paid approximately $77.3 million to Vornado relating to the redemption of all of Vornado's general and limited partnership interests in the Operating Partnership based on Vornado's $113.8 million contribution to the Operating Partnership as of the date of the offering, plus a preferential return in the amount of $13.5 million, and after giving effect to the surrender by Vornado of $50.0 million in value of its pre-offering partnership interest in the Operating Partnership, as payment for the portion of its warrant required to be exercised upon completion of our initial public offering under the terms of the warrant. Upon closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our operating partnership at a price of $7.50 per unit, which represented a 20.972% economic interest in the Operating Partnership immediately prior to our initial public offering. As of December 31, 2004, the remaining portion of the warrant was exercisable for up to 5,496,724 units of limited partnership interest of the Operating Partnership or common shares, at an exercise price of $8.99 per unit or common share, at any time during the 18 months following the closing of our initial public offering.

        In addition, in connection with the redemption of Vornado's interests in the Operating Partnership and amendment to the partnership agreement for the Operating Partnership on November 2, 2004, Mr. Holloway's Class A limited partnership interest and managing general partnership interest in the Operating Partnership were exchanged for 19,624,294 limited partnership units and Mr. Holloway contributed additional assets to our operating partnership, including interests in entities that own our corporate headquarters and aircraft and interests in an additional student housing property.

Basis of Presentation

        The financial statements of GMH Communities Trust included herein present the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and the consolidated results of their operations for the period from November 2, 2004 to December 31, 2004. All intercompany items and transactions have been eliminated.

        The financial statements of The GMH Predecessor Entities included herein present the combined financial position of The GMH Predecessor Entities as of December 31, 2003 and the combined results of their operations for the period from January 1, 2004 to November 1, 2004 and the years ended December 31, 2003 and 2002. Such results of operations include the Operating Partnership and the 10% interest in four student housing properties owned by the Operating Partnership from July 27, 2004 through November 1, 2004. All intercompany items and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments and Corporate Assets

        We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost of acquired assets includes the purchase price and closing costs. We allocate the cost of real estate investments to net tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations. We base fair value estimates on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Information obtained about each property as a result of due diligence, marketing and leasing activities also is considered.

        The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions and nature of the tenancy. We amortize the value of in-place leases to expense over the remaining term of the respective leases. Accumulated amortization at December 31, 2004 related to intangible lease costs was $2.3 million.

        We expense routine repair and maintenance expenditures that do not improve the value of an asset or extend its useful life, including turnover costs such as cleaning, interior painting and carpeting of units as incurred. We capitalize as incurred expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is 40 years for buildings including student housing properties and the commercial office building, 10 years for the corporate aircraft and three to five years for furniture and equipment.

        In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. We review recoverability of assets to be held and used is measured through a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated. The assets and liabilities relating to assets classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Cash Equivalents

        All highly-liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash

        Restricted cash consists of security deposits and cash held as collateral for real estate taxes and capital expenditures as required by the terms of various loan agreements.

Allowance for Doubtful Accounts

        We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties based upon the specific identification of tenants who are delinquent in their payments, as well as a reserve for all other amounts. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories, which is based on historical collection and write-off experience.

        We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others and through the provision of development, construction, renovation, and management services to our military housing projects based upon the individual facts and circumstances, including the contractual right to receive such amounts in accordance with the terms of the various contracts and record a reserve for specific amounts, if necessary.

        We carry accounts receivable net of the allowance for doubtful accounts of $159,000 at December 31, 2004. No allowance was provided at December 31, 2003.

Deferred Financing Costs

        Costs incurred in connection with obtaining financing are capitalized and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of deferred financing costs was $359,000 and $65,000, at December 31, 2004 and 2003, respectively.

Deferred Contract Costs

        Deferred contract costs represent costs attributable to a specific military housing project incurred in connection with seeking Congressional approval of a Community Development and Management

Plan, or CDMP, subsequent to the project being awarded by the Department of Defense, or DoD, as well as transition and closing costs incurred that are expected to be reimbursed by the military housing project. Such amounts are evaluated as to the probable recoverability of such amounts. Costs that are not considered probable of recovery are written off.

        Revenue is recognized and the related costs are expensed at the time that the reimbursement for preparing the CDMP is approved by Congress or at closing of the military housing project.

Deposits

        Deposits primarily consist of amounts paid to third parties in connection with planned acquisitions and amounts paid to lenders that provide related financing or the refinancing of existing loans. At December 31, 2004, deposits for planned acquisitions totaled $0.8 million and deposits related to financings totaled $1.0 million.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, accounts and other receivables, deposits, other assets, accounts payable, accrued expenses, and other liabilities approximate fair value because of the relatively short-term nature of these instruments.

        The carrying value of fixed-rate notes payable assumed in connection with the acquisition of student housing properties were adjusted to their estimated fair value based on current market rates in effect at the time the properties were acquired. The adjusted carrying amount approximates fair value at December 31, 2004. The carrying value of variable-rate notes payable approximates fair value at December 31, 2004.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense was $105,000, $116,000, $20,000, and $29,000 for the period from January 1, 2004 to November 1, 2004, the period from November 2, 2004 to December 31, 2004, and the years ended December 31, 2003 and 2002, respectively.

Revenue Recognition

Student Housing Segment

        Rental revenue is recognized when due over the lease terms, which are generally 12 months or less.

        Standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees when the cash is received by the property or the revenue is earned by the managed property, depending upon whether the management agreement relating to a student housing property calls for cash versus accrual basis revenue recognition.

        Incentive management fees are earned as a result of the achievement of certain operating performance criteria over a specified period of time by certain managed properties, including targeted annual debt service coverage ratios. Revenue is recognized at the amount that would be due under the contract if the contract was terminated on the balance sheet date.

        Asset management fees are based on a percentage of the gross carrying value of certain properties managed and are recognized when earned in accordance with the management agreements.

Military Housing Segment

        Standard management fees are based on a percentage of revenue generated by the military housing projects from the basic allowance for housing provided by the government to service members, referred to as BAH, and are recognized when the revenue is earned by the military housing projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when the various criteria stipulated in the management contract have been satisfied.

        Standard and incentive development and construction/renovation fees are based on a percentage of development and construction/renovation costs incurred by the military housing projects including hard and soft costs and financing costs, and are recognized on a monthly basis when the costs are incurred by the military housing projects. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of housing units according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. Incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied.

        Revenues on fixed-price renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety.

        Business development fees are earned from companies with which we have relationships in recognition of business development efforts and expenses incurred by us in connection with pursuing military housing projects. The fees consist of (i) a base fee, which is a fee paid to the Company in consideration of the Company's ongoing pursuit of additional projects, and paid regardless of whether a project is awarded, and (ii) an incentive fee, which is paid over the course of an awarded project based on a percentage of certain development costs incurred by the project.

        Preferred returns on our investments in the military housing privatization projects are recognized as earned.

Reimbursed Expenses

        Expense reimbursements primarily include payroll and related expenses, incurred for certain employees engaged in the operation of certain student housing properties and military housing projects under management, and other operating expenses that are reimbursed to the Company by the owner of the related property.

Minority Interest

        Minority interest as initially reported at the date of our initial public offering represented the net equity of the Operating Partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units in the Operating Partnership other than the Company. The Operating Partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events. If the minority interest unitholders' share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unitholders other than the Company are recorded as a reduction to minority interest.

Income Taxes

        GMH Communities Trust will elect to be taxed as a real estate investment trust (REIT) under the Code, when it files its tax return for the year ended December 31, 2004. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its shareholders. The Company believes that it is organized and operates in a manner that will allow it to qualify for taxation as a REIT under the Code, and it is management's intention to adhere to these requirements and maintain the Company's REIT status in the future. Accordingly no provision has been made for federal income taxes in the accompanying financial statements, other than with respect to the Company's taxable REIT subsidiaries.

        In conformity with the Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax return of Gary M. Holloway Sr., and Vornado, as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statements of operations of The GMH Predecessor Entities.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, as revised, "Share-Based Payment." SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The scope of SFAS No. 123R includes a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R requires companies to recognize in their financial statements the compensation expense relating to share-based payment transactions including all stock options that have future vesting provisions, as modified, or as newly granted beginning on the grant date of such options. Prior to the effective date of this revision, SFAS No. 123 permitted entities the option of applying the guidance in APB Opinion No. 25, as long as the footnotes to the financial statements disclosed what net income (loss) would have been had the company used the preferable fair-value-based method. The Company will be required to implement SFAS No. 123R for the interim reporting period beginning July 1, 2005. The Company does not expect the adoption of SFAS No. 123R to have a material impact on its financial statements as there were no share-based awards issued or outstanding at December 31, 2004. In November 2004, the Company established an equity incentive plan ("Plan") that provides for the issuance of options, restricted shares, share appreciation rights, performance units and other equity based awards. In January 2005, the Company issued 21,000 restricted shares under the Plan.

Reclassifications

        Certain amounts in the prior period financial statements have been reclassified to be consistent with the current period presentation.

3. Real Estate Investments and Acquisitions

        As of December 31, 2004, the Company owned 30 student housing properties located near 25 colleges and universities in 19 states. These properties contain an aggregate of 5,529 units and 19,085 beds. The Company's investment in student housing properties at December 31, 2004 was as follows (in thousands):

Land	$124,656
Building and improvements	501,680
Residential furniture and appliances	12,299

$638,635

        From January 1, 2005 to March 31, 2005, the Company acquired eight student housing properties located near six colleges and universities in six states with an aggregate of 1,607 units and 4,795 beds, for an aggregate purchase price of approximately $171.4 million. Gary M. Holloway, Sr. and two other executive officers of the Company previously held an ownership interest in two of these properties that were acquired for a total purchase price of $38.2 million.

4. Investments in Joint Ventures

        The following investments were accounted for using the equity method of accounting as The GMH Predecessor Entities had significant influence over the investees' operating and financial policies. Under the equity method, The GMH Predecessor Entities recognized its share of the earnings or losses of the investees' and recorded distributions received from the investees' as a reduction of its investment.

        In connection with the formation of the Operating Partnership on July 27, 2004, Gary M. Holloway, Sr. contributed his 10% ownership interest in four student housing properties to the Operating Partnership. The 10% ownership interest was accounted for using the equity method of accounting for the period from July 27, 2004 to November 1, 2004. In connection with our initial public offering on November 2, 2004, we acquired the remaining 90% ownership interest in these assets which was recorded at the fair value of the consideration paid.

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

Notes to Consolidated and Combined Financial Statements

December 31, 2004

        College Park Management, Inc. had a 40% interest in Atrium Pacific Avenue, LLC. College Park Management, Inc. discontinued recording its share of the losses of Atrium Pacific Avenue, LLC prior to 2002 as its investment was reduced to zero. In 2003, the real estate property owned by Atrium Pacific Avenue, LLC was sold and a liquidating distribution was paid to College Park Management, Inc.

5. Investments in Military Housing Projects

        Investments in military housing projects are initially recorded at cost and are subsequently adjusted for preferred returns, additional cash contributions and distributions received. Preferred returns earned on our investments in the military housing projects are accrued at the rates specified in the agreements, subject to projected availability of funds in the underlying project. Accrued preferred returns are periodically evaluated for collectibility.

        In November 2003, GMH Military Housing, LLC and FW Military Housing LLC formed a joint venture known as GMH Military Housing-Fort Carson LLC that acquired the ownership interests of an unrelated bankrupt entity that was a member of Fort Carson Family Housing LLC, the entity that owns the Fort Carson military housing project. GMH Military Housing, LLC contributed approximately $2.4 million to GMH Military Housing-Fort Carson LLC in return for its 10% interest in the joint venture. The 10% ownership interest in the joint venture was accounted for using the equity method of accounting from its acquisition date in November 2003 through November 1, 2004. In connection with our initial public offering on November 2, 2004, the remaining 90% interest in the joint venture was acquired in exchange for the issuance to FW Military Housing LLC of 2,583,334 units of limited partnership interest in the Operating Partnership having a value of $31.0 million. This acquisition was recorded at the fair value of the consideration paid. The Company received $3.5 million of distributions from Fort Carson Family Housing LLC during 2004. The carrying value of this investment was $28.7 million at December 31, 2004. The Company earns a preferred return on its investment in Fort Carson Family Housing LLC, which is paid on a monthly basis.

        In November 2004, the Company and Benham Military Communities, LLC formed a joint venture known as GMH/Benham Military Communities LLC for the purpose of investing in the Navy Northeast Region military housing project. The Company contributed $9.5 million to GMH/Benham Military Communities LLC in return for a 90% interest and Benham Military Communities, LLC invested $1.1 million for the remaining 10% interest. The Company consolidates GMH/Benham Military Communities LLC as it has a 90% economic interest and controls a majority of the voting interests. Benham Military Communities, LLC's 10% interest is accounted for as minority interest and is included in accrued expenses on the consolidated balance sheet at December 31, 2004. GMH/Benham Military Communities, LLC invested $10.6 million in Northeast Housing LLC, which owns and operates the Navy Northeast Region military housing project. GMH/Benham Military Communities LLC earns a preferred return on its investment in Northeast Housing LLC. The preferred return will accrue, but not be paid, until the end of the initial development period for the project in October 2010. The carrying value of this investment is $10.6 million at December 31, 2004.

        The Company evaluates its investments for consolidation under the provisions of Financial Accounting Standards Board ("FASB") Financial Interpretation No. ("FIN") 46R (as revised), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46R requires variable interest entities to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the expected losses or expected residual returns of the variable interest entity. The Company's military housing projects are not considered variable interest entities.

6. Income Taxes

        Current income tax expense of the taxable REIT subsidiaries was $312,000 for the period from November 2, 2004 to December 31, 2004, which includes $263,000 of federal taxes and $49,000 of state taxes. The federal statutory tax rate is 34% for the taxable REIT subsidiaries. The effective tax rate of the taxable REIT subsidiaries for the period from November 2, 2004 to December 31, 2004 is 24.9%. The Company's effective tax rate is lower than the federal statutory rate as a result of the permanent depreciation differences between income subject to income tax for book and tax purposes.

7. Notes Payable

        During the year ended December 31, 2004, fixed-rate notes payable totaling $189.9 million were assumed relating to the acquisition of 14 student housing properties. These notes require monthly payments of principal and/or interest, bear interest at fixed rates ranging from 4.55% to 8.18%, and mature at various dates through 2014. In conjunction with the purchase accounting for these properties, the net carrying value of these notes was increased by $11.3 million to record them at their estimated fair value. The fair value of the notes was calculated as the difference between the present value of the notes using a current estimated market rate of interest and the outstanding principal amount. This amount is being amortized as an adjustment to interest expense over the term of the related debt.

        During the year ended December 31, 2004, variable-rate notes payable totaling $170.0 million were obtained in connection with the acquisition of nine student housing properties. These notes require payments of interest only at LIBOR plus 2.05% (LIBOR on these loans was 2.3125% at December 31, 2004) and mature at various dates in 2007. On February 24, 2005, the Company completed the refinancing of its existing variable-rate notes on seven of its student housing properties. In connection with the refinancing, the Company repaid approximately $20.4 million of the total $113.6 million of indebtedness secured by these seven properties, and replaced the remaining $93.2 million of variable-rate debt with an equal amount of fixed-rate debt with interest rates ranging from 4.24% to 4.7% and maturity terms ranging from five to seven years.

        At December 31, 2004, notes payable totaling $359.8 million were secured by 23 student housing properties with a cost and net book value of $451.9 and $449.1 million, respectively.

        At December 31, 2004, the Company had a note payable in the amount of $5.8 million, secured by the corporate headquarters, requiring monthly payments of principal and interest at LIBOR plus 2.25% (LIBOR on this loan was 2.28% at December 31, 2004). The remaining principal balance is due upon maturity in August 2005. In addition, the corporate office furniture was financed with a note that had a remaining balance of $91,000 at December 31, 2004, and requires monthly payments of principal and interest at LIBOR plus 2.25% (LIBOR on this loan was 2.28% at December 31, 2004). The remaining principal balance is due upon maturity in August 2005.

        The Company financed the acquisition and subsequent refurbishments of the corporate aircraft with two loans. One loan, with a principal balance of $4.3 million at December 31, 2004, requires monthly payments of principal and interest at the commercial paper rate plus 1.8% (the commercial paper rate was 1.73% at December 31, 2004) through January 2011. The second loan with a principal balance of $59,000 at December 31, 2004 requires monthly payments of principal and interest at 9.5% in the amount of $3,000 through August 2006. On February 28, 2005, the Company sold and transferred its ownership of 100% of the outstanding membership interests (the "Membership Interests") in Corporate Flight LLC to Gary M. Holloway, Sr. Corporate Flight LLC's primary asset was the corporate aircraft which had a net book value of $3.8 million at February 28, 2005 and was secured by two notes payable which had an aggregate outstanding balance of $4.2 million at February 28, 2005.

        The aggregate annual principal payments as of December 31, 2004 due on our notes payable for the five succeeding years and thereafter are as follows (in thousands):

2005	$10,486
2006	5,269
2007	192,824
2008	4,744
2009	34,103
2010 and thereafter	122,581

$370,007

        The principal payments reflected above are presented prior to the refinancing of variable-rate indebtedness described above and include the indebtedness secured by the corporate aircraft that was transferred to Mr. Holloway in February 2005 as noted above.

8. Line of Credit

        In November 2004, the Company entered into a $150 million three-year unsecured revolving credit facility, subject to increase to $250 million (the "Credit Facility"), with a consortium of banks. The Credit Facility provides for the issuance of up to $20 million of letters of credit, which is included in the $150 million available under the Credit Facility. The Company's availability under the Credit Facility is limited to a borrowing base amount equal to the sum of 60% of the value of an unencumbered asset pool (which as December 31, 2004 consisted of seven student housing properties and in no event may contain fewer than five student housing properties) as of the end of the previous quarter and 50% percent of the value of the Company's cash flow from the management of military housing projects and student housing properties in the previous quarter, provided that the total cash flow attributable to annualized management fees does not exceed 35% of the borrowing base.

        The Company may elect to have amounts outstanding under the Credit Facility bear interest at a Eurodollar rate based on LIBOR or the prime rate, plus an applicable rate, ranging from 1.50% to 2.125% for Eurodollar rate loans or 0.625% to 1.50% for prime rate loans. The applicable rate is determined by the leverage ratio of all liabilities to total asset value of the Company. In addition, the Company pays fees for unused availability on the Credit Facility.

        The Credit Facility contains affirmative and negative covenants and also contains financial covenants which, among other things, (i) require the Company to maintain a total leverage ratio against the unencumbered asset pool equal to or less than 60%, (ii) limit the aggregate amount of outstanding variable-rate indebtedness to 30% of total indebtedness commencing February 8, 2005, (iii) limit the payment of dividends by the Company to its shareholders to 95% of funds from operations as defined in the Credit Facility, (iv) limit the amount of recourse debt, exclusive of amounts outstanding under the Credit Facility, to $25 million, and in no event greater than $150 million in total, and (v) require the Company to maintain a consolidated tangible net worth, as defined in the Credit Facility, of at least $275 million plus an amount equal to 75% of the net proceeds from any equity issuances subsequent to the closing date of the Credit Facility in November 2004. The financial covenants also require the Company to operate in compliance with the following ratios as defined by the terms of the Credit Facility: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x.

        In January 2005, the Company paid a dividend to its shareholders in excess of the 95% of funds from operations. On March 31, 2005, the Company received a formal waiver of this instance of noncompliance with the financial covenant. The Company and the lenders also agreed on March 31, 2005 to modify the covenant related to the payment of dividends to shareholders for the year ended December 31, 2005. Under the terms of the modification, the Company is now restricted from paying dividends to its shareholders in 2005 in excess of 110% of funds from operations. The terms of the Credit Facility will revert to the original terms after 2005.

        Additionally, the Company did not reduce the aggregate amount of its outstanding variable-rate indebtedness as a percentage of its total outstanding indebtedness below 30% by February 8, 2005, as required by the terms of the Credit Facility. On February 24, 2005, the Company converted certain variable-rate loans secured by seven student housing properties to fixed-rate loans. As a result of this refinancing, the Company lowered its outstanding variable-rate indebtedness as a percentage of fixed-rate indebtedness below the 30% limit. On March 29, 2005, the Company received a formal waiver of this instance of noncompliance with the financial covenant.

        As of December 31, 2004, there were no amounts or letters of credit outstanding under the Credit Facility. As of March 31, 2005, the Company had $60.0 million outstanding under the Credit Facility, bearing interest at a Eurodollar rate based on 30-day LIBOR at 2.77% and an applicable rate of 1.75%, for a total interest rate of 4.52%. This rate will expire on April 11, 2005, at which point we may repay the loan or reset the interest rate under a new 30, 60, 90-day Eurodollar rate based on LIBOR or a prime rate.

        The Credit Facility contains affirmative and negative covenants and also contains financial covenants which, among other things, require the Company to maintain a total leverage ratio against the unencumbered asset pool equal to or less than 62.5% through December 31, 2005 and 60% after December 31, 2005. The financial covenants also require that the Company comply with the following ratios as defined by the terms of the Credit Facility: (i) fixed charge coverage ratio equal to or greater than 1.75x; (ii) interest coverage ratio equal to or greater than 2.00x; and (iii) unsecured interest coverage ratio equal to or greater than 2.25x. The Company is also limited to incurring no more than $25 million in recourse debt, exclusive of amounts borrowed under the Credit Facility, and in no event greater than $50 million in total. The financial covenants also require the Company to maintain a consolidated tangible net worth, as defined in the Credit Facility, of at least $275 million plus an amount equal to 75% of the net proceeds from any equity issuances subsequent to the closing date of the Credit Facility in November 2004.

9. Transactions with Related Parties

        In the ordinary course of its business operations, the Company has on-going business relationships with Gary M. Holloway, Sr. entities affiliated with Mr. Holloway, and entities in which the Mr. Holloway or the Company has an equity investment. These relationships and related transactions are summarized below. The operating results or financial position of the Company and The GMH Predecessor Entities could be significantly different from those that would have been reported if the entities were autonomous.

        Through the completion of the Company's initial public offering on November 2, 2004, common costs for human resources, information technology, office equipment and furniture, and certain management personnel were allocated to the various entities owned or controlled by Mr. Holloway, including The GMH Predecessor Entities, using assumptions based on headcount that management believed were reasonable. During the period from January 1, 2004 to November 1, 2004, and the years ended December 31, 2003 and 2002, such costs totaled $2.1 million, $1.4 million, and $0.3 million, respectively, and are included in administrative expenses in the accompanying consolidated and combined statements of operations. Subsequent to November 1, 2004, such costs were incurred directly by the Operating Partnership. The allocation of such costs to other entities owned or controlled by Mr. Holloway subsequent to November 2, 2004 totaled $139,000 and is reflected as expense reimbursements from related parties in the accompanying consolidated and combined statements of operations.

        The Company provides property management consulting services to GMH Capital Partners, LP, an entity wholly owned by Mr. Holloway, in connection with property management services that GMH Capital Partners, LP performs related to five student housing properties containing a total of 2,833 beds. The Company earns consulting fees equal to 80% of the management fees that GMH Capital Partners, LP earns for providing the property management services. For the period from November 2, 2004 to December 31, 2004, such fees totaled $62,000. In addition, the Company earned management fees from properties in which Mr. Holloway is an investor. During the period from January 1, 2004 to November 1, 2004, the year ended December 31, 2003, and the year ended December 31, 2002, such income totaled $4,000, $28,000 and $71,000, respectively.

        The Company is reimbursed by the owners of certain military projects and student housing properties under management, including some in which Mr. Holloway is an investor, for the cost of certain employees engaged in the daily operation of those military housing projects and student housing properties. The reimbursement of these costs is reflected as expense reimbursements from related parties in the accompanying consolidated and combined statements of operations. During the period from January 1, 2004 to November 1, 2004, the period from November 2, 2004 to December 31, 2004, the years ended December 31, 2003 and 2002, such reimbursed costs totaled, $19.5 million, $13.8 million, $3.3 million and $0.2 million, respectively.

        The GMH Predecessor Entities paid management fees and reimbursed expenses to entities owned by Mr. Holloway that were not contributed to the Company in connection with its initial public offering. During the period from January 1, 2004 to November 1, 2004, and the years ended December 31, 2003 and 2002, the management fees and reimbursed expenses totaled $77,000, $106,000, and $99,000, respectively.

        Denis J. Nayden, one of the Company's trustees, is a senior vice president of General Electric Company, which is the parent company of General Electric Capital Corporation. At December 31, 2004, we had $202.8 million of indebtedness to General Electric Capital Corporation secured by properties or other assets that we own.

        Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies from which we have purchased title insurance with respect to student housing and military housing projects that we acquired in 2004. In connection with our purchase of title insurance for these student housing properties and projects, we paid premiums to other title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the other title companies paid to Bryn Mawr Abstract $471,094 in 2004 for the provision of title abstract services.

10. Profits Interests

        In recognition of past services, certain employees of The GMH Predecessor Entities and other entities affiliated with Mr. Holloway were previously awarded profits interests by Mr. Holloway. These employees were eligible to participate in the net proceeds or value received by Mr. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Mr. Holloway's equity investments in such assets. These employees rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests as of the date that such profits interests were awarded. In accordance with Financial Accounting Standards Statement No.5, Accounting for Contingencies, compensation expense relating to the award of these profits interests was required to be recognized by The GMH Predecessor Entities when the sale or disposition of the assets resulting in proceeds received by Mr. Holloway in an amount in excess of his equity investment in such assets became probable. This amount became probable during the third quarter of 2004 when the remaining profits interests awards were amended to fix the value of such awards at $33.2 million to be paid to these employees unconditionally. Accordingly, we recognized a compensation expense in this amount in the third quarter of 2004. Mr. Holloway's obligations regarding the profits interests were satisfied upon the transfer to these employees of $33.2 million of units of limited partnership in the Operating Partnership owned by Mr. Holloway on November 2, 2004, the closing date of our initial public offering.

11. Employee 401(k) Plan

        The GMH Predecessor Entities' employees were eligible to participate in a multi-employer tax-deferred defined contribution 401(k) plan. Participants elected to defer a portion of their compensation by salary reduction. The GMH Predecessor Entities' contributions to the plan, which were based on a percentage of participant contributions, amounted to $35,000, $24,000, and $31,000 for the period from January 1, 2004 to November 1, 2004 and for the years ended December 31, 2003 and 2002, respectively.

        Subsequent to the formation of the Operating Partnership, the Company established a tax deferred defined contribution 401(k) plan for its eligible employees. Participants may elect to defer a portion of their compensation by salary reduction. The Company's contributions to the plan, which are based on a percentage of participant contributions, amounted to $16,000 for the period from November 2, 2004 to December 31, 2004.

12. Commitments and Contingencies

        As of December 31, 2004, we had agreements to acquire four student housing properties and an undeveloped parcel of land for an aggregate purchase price of $82.7 million and had placed deposits related to such planned acquisitions totaling $810,000. From January 1, 2005 through March 31, 2005, we acquired each of these four student housing properties.

        In connection with finalizing the agreements with the DoD for the Company's military housing projects, the Company has committed to contribute the following aggregate amounts as of December 31, 2004:

2006	$2,000,000
2007	5,900,000
2011 and thereafter	17,900,000

Total	$25,800,000

        In connection with the development, management, construction, and renovation agreements for certain of the military housing projects, the Company guarantees the completion of its obligations under the agreements. The guarantees require to the Company to fund any costs in excess of the amounts budgeted in the underlying development, management, construction, and renovation agreements. Management believes that these guarantees will not have a material adverse impact on the Company's financial position or results of operations.

        The Company is subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that the disposition of these matters will not have a material adverse impact on the Company's financial position or results of operations.

        The Company has entered into employment agreements with three of its executive officers. Each employment agreement is for an initial three-year term beginning on January 1, 2005 and provides for base salaries aggregating $975,000 in each of the three years. The base salaries will be increased annually effective January 1 of each year by a minimum amount equal to at least the percentage increase in the Consumer Price Index.

        Under the provisions of FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34," a guarantor is to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Company enters into indemnification agreements in the ordinary course of business that are subject to the provisions of FIN 45. Under these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is immaterial. Accordingly, there were no liabilities recorded for these agreements as of December 31, 2004.

13. Segment Reporting

        The Company is managed as individual entities that comprise three reportable segments: (1) student housing (2) military housing and (3) corporate. The Company's management evaluates each segment's performance based upon net income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	2004				2003
	Student Housing	Military Housing	Corporate	Total	Student Housing	Military Housing	Corporate	Total
	(dollars in thousands)
Revenue:
Rent and other property income	$25,251	$—	$399	$25,650	$—	$—	$636	$636
Expense reimbursements:
Related party	1,140	31,822	347	33,309	230	2,921	122	3,273
Third party	7,203	—	—	7,203	7,318	—	—	7,318
Management fees:
Related party	1,458	2,897	—	4,355	2,432	1,460	—	3,892
Third party	3,986	—	—	3,986	2,624	—	—	2,624
Other fee income-related party	—	8,460	—	8,460	—	450	392	842
Other income	126	393	396	915	226	—	4	230

Total revenue	39,164	43,572	1,142	83,878	12,830	4,831	1,154	18,815
Operating Expenses:
Property operating expenses	16,258	6,497	—	22,755	5,001	4,217	—	9,218
Reimbursed expenses	8,343	31,822	347	40,512	7,548	2,921	122	10,591
Real estate taxes	1,887	—	—	1,887	—	—	83	83
Administrative expenses	—	—	4,439	4,439	—	—	1,405	1,405
Profits interest and employee initial public offering bonus expense	—	—	37,502	37,502	—	—	—	—
Depreciation and amortization	6,214	25	915	7,154	24	—	798	822
Interest	5,579	—	493	6,072	—	—	396	396

Total expenses	38,281	38,344	44,696	120,321	12,573	7,138	2,804	22,515
Net (loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes	883	5,228	(42,554)	(36,443)	257	(2,307)	(1,650)	(3,700)
Equity in earnings of unconsolidated subsidiaries	—	—	—	—	751	—	—	751

Net income (loss) before minority interest and income taxes	883	5,228	(42,554)	(36,443)	1,008	(2,307)	(1,650)	(2,949)
Minority interest	—	—	247	247	—	—	—	—

Net income (loss) before income taxes	883	5,228	(42,801)	(36,690)	1,008	(2,307)	(1,650)	(2,949)
Income taxes	33	279	—	312	—	—	—	—

Net income (loss):	$850	$4,949	$(42,801)	$(37,002)	$1,008	$(2,307)	$(1,650)	$(2,949)

	2002
	Student Housing	Military Housing	Corporate	Total
	(in thousands)
Revenue:
Rent and other property income	$—	$—	$736	$736
Expense reimbursements:
Related party	107	—	142	249
Third party	3,462	—	—	3,462
Management fees:
Related party	6,578	—	—	6,578
Third party	1,983	—	—	1,983
Other fee income-related party	—	—	372	372
Other income	264	—	31	295

Total revenue	12,394	—	1,281	13,675
Operating Expenses:
Property operating expenses	5,074	2,336	389	7,799
Reimbursed expenses	3,569	—	142	3,711
Real estate taxes	—	—	79	79
Administrative expenses	—	—	295	295
Depreciation and amortization	23	—	798	821
Interest	—	—	542	542

Total expenses	8,666	2,336	2,245	13,247

Net income (loss)	$3,728	$(2,336)	$(964)	$428

	Student Housing	Military Housing	Corporate	Total
	(in thousands)
As of December 31, 2004:
Total assets	$663,980	$57,856	$51,225	$773,061

As of December 31, 2003:
Total assets	$891	$3,454	$11,801	$16,146

14. Earnings Per Common Share

        The following table details the number of shares and net income used to calculate basic and diluted earnings per share for the period from November 2, 2004 to December 31, 2004 (in thousands, except share and per share amounts):

	Basic	Diluted
Net income	$251	$251
Minority interest	—	247

Income available to common shareholders	$251	$498

Weighted-average shares outstanding	29,965,418	29,965,418
Warrant	—	1,721,726
Units of limited partnership held by minority interest holders	—	29,545,486

Total weighted-average shares outstanding	29,965,418	61,232,629

Earnings per Common Share	$0.01	$0.01

        On December 15, 2004, the Company declared a partial quarterly dividend of $0.16 per outstanding common share for the period from October 28, 2004 through December 31, 2004. The dividend of $4.8 million was paid in January 2005 to common shareholders of record on December 30, 2004.

15. Acquisition of Real Estate Investments (Unaudited)

        During the year ended December 31, 2004, the Company acquired 30 student housing properties and one undeveloped parcel of land for an aggregate purchase price, excluding lease intangibles, of $634.1 million. The results of operations for each of the acquired properties have been included in our statements of operations from the respective purchase dates. All pro forma financial information presented within this footnote is unaudited and is not necessarily indicative of the results which actually would have occurred if the purchases had been consummated on January 1, 2003, nor does the pro forma information purport to represent the results of operations for future periods.

        The following unaudited pro forma financial information for the years ended December 31, 2004 and 2003 gives effect to the acquisition of the 30 student housing property acquisitions as if the transactions had occurred on January 1, 2003 (in thousands):

	December 31,
	2004	2003
Pro forma revenue	$82,411	$50,423
Pro forma net income	8,984	3,006

16. Summary of Quarterly Results (Unaudited)

        The following is a summary of quarterly financial information as of and for the years ended December 31, 2004 and 2003 (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2004:
Total revenue	$5,317	$13,294	$21,336	$43,931
Net (loss) income	(768)	908	(34,414)	(2,728)
Basic earnings per common share(1)	—	—	—	$.01
Diluted earnings per common share(1)	—	—	—	$.01
2003:
Total Revenue	$3,608	$3,440	$3,126	$8,641
Net (loss) income	(1,030)	(2,009)	(992)	1,082

(1)
Earnings per share from the date of completion of the initial public offering on November 2, 2004 through December 31, 2004.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio I (the "Portfolio") for the period January 1, 2004 to July 29, 2004. This financial statement is the responsibility of Portfolio's management. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and is not intended to be a complete presentation of the Portfolio's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Portfolio for the period January 1, 2004 to July 29, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  Ernst & Young LLP

Houston, Texas
August 31, 2005

Dinerstein Portfolio I

Combined Statement of Revenues and Certain Expenses

For the period from January 1, 2004 to July 29, 2004

(in thousands)

Revenues:
Rental income	$15,620
Other income	1,485

Total revenues	17,105
Certain expenses:
Property operating expenses	6,058
Real estate taxes	1,414

Total certain expenses	7,472

Revenues in excess of certain expenses	$9,633

See accompanying notes.

Dinerstein Portfolio I

Notes to Combined Statement of Revenues and Certain Expenses

For the period from January 1, 2004 to July 29, 2004

1.    Basis of Presentation

        The accompanying combined statement of revenues and certain expenses includes the combined operations of thirteen student-housing rental properties acquired by GMH Communities Trust ("GMH") on or about July 30, 2004, known as the Dinerstein Portfolio I (the "Portfolio"). On the date of acquisition, the Portfolio contained 2,072 units and 7,285 beds.

Property	Purchase Price
Sterling University Crescent of Baton Rouge	$18,361,418
Sterling University Greens of Norman	$11,568,000
Sterling University Heights of Knoxville	$13,974,165
Sterling University Lodge of Laramie	$13,290,383
Sterling University Pines of Statesboro	$13,822,272
Sterling University Trails of Lubbock	$25,850,000
Sterling University Estates of Muncie	$12,900,000
Sterling University Gables of Murfreesboro	$16,750,000
Sterling University Glades of Gainesville	$10,700,000
Sterling University Manor of Greenville	$18,548,833
Sterling University Mills of Cedar Falls	$13,223,799
Sterling University Court of Lansing	$14,800,000
Sterling University Place of Charlottesville	$18,500,000

        The accompanying combined statement of revenues and certain expenses for the period from January 1, 2004 to July 29, 2004, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the periods presented, as certain expenses that not be comparable to the expenses to be incurred in the proposed future operations of the Portfolio have been excluded. Expenses excluded generally consist of management fees, interest and debt related costs, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the properties. Therefore, the statement will not be comparable to the statements of operations of the Portfolio after its acquisition by GMH.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of 12 months or less. Other property income mainly includes amounts earned from parking, storage, tenant damages, termination fees, and reimbursable expenses.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $376,000 from January 1, 2004 to July 29, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt Assumption

        In connection with the acquisition of the properties described in Note 1, GMH assumed $129,000,000 in mortgage indebtedness, expiring at various times through August 1, 2014, with interest rates ranging between 4.92% and 8.18%. The weighted average interest rate is 6.43%.

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio II (the "Portfolio") for the period January 1, 2004 to November 7, 2004. This financial statement is the responsibility of the Portfolio's management. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the Portfolio's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Portfolio for the period January 1, 2004 to November 7, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  Ernst & Young LLP

Houston, Texas
August 31, 2005

Dinerstein Portfolio II

Combined Statement of Revenues and Certain Expenses

For the period from January 1, 2004 to November 7, 2004

(in thousands)

Revenues:
Rental income	$6,512
Other income	403

Total revenues	6,915
Certain expenses:
Property operating expenses	3,263
Real estate taxes	353

Total certain expenses	3,616

Revenues in excess of certain expenses	$3,299

See accompanying notes.

Dinerstein Portfolio II

Notes to Combined Statement of Revenues and Certain Expenses

For the period from January 1, 2004 to November 7, 2004

1.    Basis of Presentation

        The accompanying combined statement of revenues and certain expenses includes the combined operations of six student-housing rental properties acquired by GMH Communities Trust ("GMH") on or about November 8, 2004, collectively known as the Dinerstein Portfolio II (the "Portfolio"). On the date of acquisition, the Portfolio contained 1,205 units and 3,894 beds.

Property	Purchase Price
Sterling University Fields of Savoy	$18,665,793
Sterling University Oaks of Columbia	$25,327,529
Sterling University Pointe of Lubbock	$29,446,258
Sterling University Centre at Kalamazoo	$26,161,388
Sterling University Highlands at Reno	$32,500,000
Sterling University Uptown at Denton	$22,316,000

        The accompanying combined statement of revenues and certain expenses for the period from January 1, 2004 to November 7, 2004, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the period presented, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Portfolio have been excluded. Expenses excluded generally consist of management fees, interest and debt related costs, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the properties. Therefore, the statement will not be comparable to the statements of operations of the Portfolio after its acquisition by GMH.

        Five out of the six student-housing rental properties were under development until August 2004. For the period January 1, 2004 to August 31, 2004, certain property tax and interest costs were capitalized in the amounts of $258,000 and $629,000, respectively.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of 12 months or less. Other property income mainly includes amounts earned from parking, storage, tenant damages, termination fees, and reimbursable expenses.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $282,000 for the period from January 1, 2004 to November 7, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio III for the year ended December 31, 2004. This financial statement is the responsibility of the management of the Dinerstein Portfolio III. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Dinerstein Portfolio III was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the Dinerstein Portfolio III's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Dinerstein Portfolio III for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 15, 2005

Dinerstein Portfolio III

Combined Statements of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to March 15, 2005 (unaudited) *	For the year ended December 31, 2004
Revenues:
Rental income	$984	$5,885
Other property income	84	416

Total revenues	1,068	6,301
Certain Expenses:
Property operating expenses	324	1,697
Real estate taxes	88	470
Interest	271	1,326

Total certain expenses	683	3,493

Revenues in excess of certain expenses	$385	$2,808

*
Operations of one property are for the period from January 1, 2005 to March 2, 2005. See Note 1.

See accompanying notes.

Dinerstein Portfolio III

Notes to Combined Statements of Revenues and Certain Expenses

For the period January 1, 2005 to March 15, 2005 (unaudited)*
and for the year ended December 31, 2004

1.    Basis of Presentation

        The accompanying combined statements of revenues and certain expenses for the year ended December 31, 2004 include the combined revenues and certain expenses of the following student-housing properties acquired by GMH Communities Trust ("GMH").

Property	University	Acquisition Date	Purchase Price
Sterling University Enclave (the "Enclave")	Bowling Green State University	March 16, 2005	$14,000,000
Sterling University Ridge (the "Ridge")	West Virginia University	March 16, 2005	$22,800,000
Sterling University Stadium View (the "View")	University of Nebraska	March 3, 2005	$11,900,000

        The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the Dinerstein Portfolio III for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Dinerstein Portfolio III have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, certain other corporate expenses not directly related to the future operations of the property, and interest expense on the View as the related mortgage debt was not assumed. In the opinion of management of the Dinerstein Portfolio III, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight-line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes amounts earned from parking, storage, late charges, application fees, tenant damages, and termination fees.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $17,077 for the period January 1, 2005 to March 15, 2005 and $105,687 for the year ended December 31, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties. The Ridge settled a personal injury claim for a one-time payment of $25,000 in 2005 which has been excluded from the accompanying statement of revenues and certain expenses.

Debt Assumption

        In connection with the acquisition of the properties, GMH assumed the following existing mortgage debt:

Property	Principal Amount Assumed	Maturity Date	Interest Rate	Monthly Payment (Principal and Interest)
Sterling University Enclave	$10,480,000	August 1, 2014	4.92%	$46,557
Sterling University Ridge	$16,000,000	August 1, 2014	4.92%	$68,894

        Future principal payments due on the mortgage notes payable as of December 31, 2004 are as follows:

2005	$25,690
2006	106,470
2007	111,904
2008	117,615
2009	123,618
Thereafter	36,212,398

$36,697,695

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

3.    Revenues and Expenses

        These properties are collectively referred to as the Dinerstein Portfolio III. The accompanying combined statement of revenues and certain expenses for the period January 1, 2005 to March 15, 2005 include the combined revenues and certain expenses of the Enclave and the Ridge for the period January 1, 2005 to March 15, 2005 and the View for the period January 1, 2005 to March 2, 2005. Revenues and certain expenses for the period January 1, 2005 to March 15, 2005 are as follows (in thousands):

	Enclave and Ridge (unaudited)	View (unaudited)	Total
Revenues:
Rental income	$866	$118	$984
Other property income	70	14	84

Total revenues	936	132	1,068
Certain Expenses:
Property operating expenses	207	117	324
Real estate taxes	55	33	88
Interest	271	—	271

Total certain expenses	533	150	683

Revenues in excess of certain expenses	$403	$(18)	$385

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of the Davis Portfolio for the period January 1, 2004 to November 7, 2004. This financial statement is the responsibility of the management of the Davis Portfolio. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Davis Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the Davis Portfolio's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Davis Portfolio for the period January 1, 2004 to November 7, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 17, 2005

Davis Portfolio

Combined Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004*

(in thousands)

Revenues:
Rental income	$9,341
Other property income	621

Total revenues	9,962
Certain expenses:
Property operating expenses	4,316
Real estate taxes	674
Interest	1,542

Total certain expenses	6,532

Revenues in excess of certain expenses	$3,430

*
Operations of one property are for the period from January 1, 2004 to October 3, 2004. See Note 1.

See accompanying notes.

Davis Portfolio

Combined Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004*

1.    Basis of Presentation

        The accompanying combined statement of revenues and certain expenses for the period from January 1, 2004 to November 7, 2004 include the combined revenues and certain expenses of three student-housing properties acquired on November 8, 2004 by GMH Communities Trust ("GMH") for the period from January 1, 2004 to November 7, 2004 and one student-housing property acquired on October 4, 2004 by GMH for the period from January 1, 2004 to October 3, 2004. These student-housing properties are collectively known as the Davis Portfolio.

        The Davis Portfolio consists of the following properties:

Property	University	Acquisition Date	Purchase Price
Campus Walk	University of Mississippi	November 8, 2004	$13,540,000
Pirate's Cove	East Carolina University	November 8, 2004	$31,520,000
University Walk	University of North Carolina—Charlotte	November 8, 2004	$15,500,000
Chapel Ridge	University of North Carolina—Chapel Hill	October 4, 2004	$26,500,000

        The accompanying combined statement of revenues and certain expenses for the period from January 1, 2004 to November 7, 2004 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenues and certain expenses is not representative of the actual operations of the Davis Portfolio for the period presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Davis Portfolio have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, certain other corporate expenses not directly related to the future operations of the properties, and interest expense on Chapel Ridge as the related mortgage debt was not assumed. In the opinion of management of the Davis Portfolio, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes administrative and lease processing fees, tenant damages, late fees, and other ancillary fees.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $156,970 for the period January 1, 2004 to November 7, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt Assumption

        In connection with the acquisition of the properties, GMH assumed the following existing mortgage debt:

Property	Principal Amount Assumed	Maturity Date	Interest Rate	Monthly Payment (Principal and Interest)
Campus Walk	$8,795,660	February 7, 2007	LIBOR + 2.05%	Interest only
Pirate's Cove	$21,483,228	February 28, 2009	4.55%	$110,591
University Walk	$10,816,767	February 28, 2009	4.55%	$55,682

        Future principal payments due on the mortgage notes payable as of November 7, 2004 are as follows:

2004	$43,803
2005	538,767
2006	563,799
2007	9,385,653
2008	617,405
Thereafter	29,946,228

$41,095,655

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life have been capitalized.

Use of Estimates

        The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

3.    Revenues and Certain Expenses

        Revenues and certain expenses for the period from January 1, 2004 to November 7, 2004 for Campus Walk, Pirate's Cove and University Walk and for the period from January 1, 2004 to October 3, 2004 for Chapel Ridge are as follows (in thousands):

	For the Period January 1, 2004 to November 7, 2004	For the Period January 1, 2004 to October 3, 2004	Total
Revenues:
Rental income	$7,442	$1,899	$9,341
Other property income	531	90	621

Total revenues	7,973	1,989	9,962
Certain Expenses:
Property operating expenses	3,394	922	4,316
Real estate taxes	459	215	674
Interest	1,542	—	1,542

Total certain expenses	5,395	1,137	6,532

Revenues in excess of certain expenses	$2,578	$852	$3,430

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Grand Marc at University Village for the period January 1, 2004 to November 7, 2004. This financial statement is the responsibility of the management of Grand Marc at University Village. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Grand Marc at University Village was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of Grand Marc at University Village's revenues and expenses.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of Grand Marc at University Village for the period January 1, 2004 to November 7, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania August 26, 2005

Grand Marc at University Village

Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004

(in thousands)

Revenues:
Rental income	$4,652
Other property income	481

Total revenues	5,133
Certain expenses:
Property operating expenses	1,643
Real estate taxes	340

Total certain expenses	1,983

Revenues in excess of certain expenses	$3,150

See accompanying notes.

Grand Marc at University Village

Notes to Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004

1.    Basis of Presentation

        The accompanying statement of revenues and certain expenses includes the revenues and certain expenses for the period presented of a student-housing property known as Grand Marc at University Village located near the University of California at Riverside in Riverside, California. GMH Communities Trust ("GMH") acquired Grand Marc at University Village on November 8, 2004 for a purchase price of approximately $55.0 million.

        The accompanying statement of revenues and certain expenses for the period January 1, 2004 to November 7, 2004 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statement of revenues and certain expenses is not representative of the actual operations of Grand Marc at University Village for the period presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Grand Marc at University Village have been excluded. Expenses excluded generally consist of management fees, interest, depreciation, amortization, and certain other corporate expenses and income not directly related to the future operations of the property. In the opinion of management of Grand Marc at University Village, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight-line basis over the term of the lease as a reduction of rental income.

        Other property income primarily includes application fees, parking, tenant damages, early move-out penalties, cleaning, forfeited security deposits, and reimbursable expenses. Intercompany interest income and interest income earned on funds held in escrow relating to the sale of the property of approximately $45,000 and $39,000, respectively, have been excluded from the accompanying statement of revenues and certain expenses.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were approximately $50,000 for the period January 1, 2004 to November 7, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

3.     Ground Lease

        The land upon which the property is located is currently under a ground lease which expires on August 31, 2051. The ground lease may be extended by the lessee for two additional five-year periods, subject to certain conditions. Payments on the ground lease are $22,500 per month through August 31, 2006. The payments are either increased by the consumer price index ("CPI") or subject to Reappraisal Rent Increases, as defined. In connection with the assignment of the ground lease to GMH upon acquisition of the property, the sellers paid an assumption fee of $800,000 to the lessor. This amount has been excluded from the accompanying statement of revenues and certain expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Grand Marc at Seven Corners for the year ended December 31, 2004. This financial statement is the responsibility of the management of Grand Marc at Seven Corners. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Grand Marc at Seven Corners was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of Grand Marc at Seven Corner's revenues and expenses.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of Grand Marc at Seven Corners for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
May 25, 2005

Grand Marc at Seven Corners

Statements of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to April 10, 2005	For the year ended December 31, 2004
	(unaudited)
Revenues:
Rental income	$914	$3,375
Other property income	71	275

Total revenues	985	3,650
Certain Expenses:
Property operating expenses	378	1,348
Real estate taxes	110	385
Interest	277	924

Total certain expenses	765	2,657

Revenues in excess of certain expenses	$220	$993

See accompanying notes.

Grand Marc at Seven Corners

Notes to Statements of Revenues and Certain Expenses

For the period January 1, 2005 to April 10, 2005 (unaudited)
and for the year ended December 31, 2004

1.    Basis of Presentation

        The accompanying statements of revenues and certain expenses include the revenues and certain expenses for the periods presented of a student-housing property known as Grand Marc at Seven Corners located near the University of Minnesota in Minneapolis, Minnesota. GMH Communities Trust ("GMH") acquired Grand Marc at Seven Corners on April 11, 2005 at a purchase price of approximately $27,992,500.

        The accompanying statements of revenues and certain expenses for the period January 1, 2005 to April 10, 2005 and for the year ended December 31, 2004 were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of Grand Marc at Seven Corners for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Grand Marc at Seven Corners have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the property. In the opinion of management of Grand Marc at Seven Corners, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Rental income from retail tenants is recognized on a straight-line basis over the term of the respective leases regardless of when payments are due. The retail leases are for terms ranging from five to ten years. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes amounts earned from parking, storage, tenant damages, termination fees, and reimbursable expenses.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $21,218 for the period January 1, 2005 to April 10, 2005 and $82,185 for the year ended December 31, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Debt Assumption

        In connection with the acquisition of Grand Marc at Seven Corners, GMH assumed the existing mortgage debt with an outstanding balance of $19,000,000 secured by the property. The loan bears interest at a fixed rate of 5.193% and matures on June 1, 2014. The loan requires monthly payments of interest through June 1, 2006, monthly payments of principal and interest in the amount of $104,248 from July 1, 2006 through June 1, 2014, and payment of any unpaid remaining principal on June 1, 2014.

        Future principal payments due on the mortgage note payable as of December 31, 2004 are as follows:

2005	$—
2006	133,597
2007	277,805
2008	292,580
2009	308,140
Thereafter	17,987,878

$19,000,000

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Rentals Under Operating Leases

        Future minimum rentals to be received under noncancelable operating leases with retail tenants for each of the next five years and thereafter, as of December 31, 2004, are as follows:

2005	$241,416
2006	234,808
2007	221,592
2008	167,006
2009	151,585
Thereafter	256,385

$1,272,792

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statements of revenues and certain expenses of the Forbes Portfolio for the year ended December 31, 2004. This financial statement is the responsibility of the management of the Forbes Portfolio. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the combined statement of revenues and certain expenses.We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of the Forbes Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the Forbes Portfolio's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Forbes Portfolio for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  Ernst & Young LLP

Philadelphia, Pennsylvania
August 29, 2005

Forbes Portfolio

Combined Statements of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to June 29, 2005	For the year ended December 31, 2004
	(unaudited)
Revenues:
Rental income	$4,823	$9,603
Other property income	71	187

Total revenues	4,894	9,790
Certain expenses:
Property operating expenses	1,494	3,393
Real estate taxes	168	332
Interest	189	422

Total certain expenses	1,851	4,147

Revenues in excess of certain expenses	$3,043	$5,643

See accompanying notes.

Forbes Portfolio

Notes to Combined Statements of Revenues and Certain Expenses

For the period January 1, 2005 to June 29, 2005 (unaudited)
and for the year ended December 31, 2004

1.    Basis of Presentation

        The accompanying combined statements of revenues and certain expenses for the period January 1, 2005 to June 29, 2005 (unaudited) and for the year ended December 31, 2004 include the combined revenues and certain expenses of the following student-housing rental properties acquired by GMH Communities Trust ("GMH") known as the Forbes Portfolio:

Property	University	Acquisition Date	Purchase Price
Seminole Ridge	East Tennessee State University	June 30, 2005	$12,000,000
South View	James Madison University	June 30, 2005	$23,000,000
Stone Gate	James Madison University	June 30, 2005	$23,000,000
The Commons	James Madison University	July 27, 2005	$13,885,000

        The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the Forbes Portfolio for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Forbes Portfolio have been excluded. Expenses excluded generally consist of depreciation, amortization, certain other corporate expenses not directly related to the future operations of the properties, and interest expense on Seminole Ridge, South Gate, and Stone View as the related mortgage debt was not assumed. In the opinion of management of the Forbes Portfolio, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less.. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income mainly includes amounts earned from parking, storage, tenant damages, and termination fees.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $45,411 for the period January 1, 2005 to June 29, 2005 (unaudited) and $34,828 for the year ended December 31, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Debt Assumption

        In connection with the acquisition of The Commons, GMH assumed the existing mortgage debt in the amount of $6,560,867. The loan requires monthly payments of interest and principal in the amount of $47,191, bears interest at a fixed rate of 5.6%, and matures in April 2024.

        Future principal payments due on the mortgage note payable as of December 31, 2004 are as follows:

2005	$197,108
2006	208,434
2007	220,410
2008	233,075
2009	246,467
Thereafter	5,570,131

$6,675,625

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statements of revenues and certain expenses of State College for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the management of State College. Our responsibility is to express an opinion on these combined statements of revenues and certain expenses based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined statements of revenues and certain expenses are free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements of revenues and certain expenses of State College were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of State College's revenues and expenses.

        In our opinion, the combined statements of revenues and certain expenses referred to above present fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of State College for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 26, 2005

State College

Combined Statements of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to March 21, 2005 (unaudited)	For the year ended December 31,
		2004	2003	2002
Revenues:
Rental income	$1,296	$5,275	$6,091	$6,278
Other property income	69	404	368	421

Total revenues	1,365	5,679	6,459	6,699
Certain expenses:
Property operating expenses	683	2,864	2,548	2,110
Real estate taxes	87	573	552	523

Total certain expenses	770	3,437	3,100	2,633

Revenues in excess of certain expenses	$595	$2,242	$3,359	$4,066

See accompanying notes.

State College

Notes to Combined Statements of Revenues and Certain Expenses

For the period January 1, 2005 to March 21, 2005 (unaudited)
and for the years ended December 31, 2004, 2003, and 2002

1.    Basis of Presentation

        The accompanying combined statements of revenues and certain expenses include the revenues and certain expenses for the periods presented of two student-housing properties collectively referred to as State College located near Penn State University in State College, Pennsylvania. GMH Communities Trust ("GMH") acquired State College, from entities in which related parties had ownership, on March 22, 2005 at an aggregate purchase price of approximately $38,204,000. State College consists of Nittany Crossing, and State College Park.

        The accompanying combined statements of revenues and certain expenses for the period January 1, 2005 to March 21, 2005 (unaudited) and for each of the three years in the period ended December 31, 2004 were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of State College for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of State College have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, interest, and certain other corporate expenses not directly related to the future operations of the properties. In the opinion of management of State College, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less.. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income includes amounts earned from activity fees, late charges, lease processing fees, and reimbursable expenses.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $54,934 for the period January 1, 2005 to March 21, 2005 and $309,167, $194,182, and $91,159 for the years ended December 31, 2004, 2003, and 2002, respectively.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operations of the properties. Franchise taxes of approximately $9,000 for the period from

January 1, 2005 to March 2, 2005 (unaudited) and $91,000, $49,000, and $19,000 for 2004, 2003, and 2002, respectively, have been excluded from the combined statements of revenues and certain expenses as these costs are related to the legal ownership structure and not property operating expenses.

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying combined statement of revenues and certain expenses of Willow Tree for the year ended December 31, 2004. This financial statement is the responsibility of the management of Willow Tree. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues and certain and expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of Willow Tree was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of Willow Tree's revenues and expenses.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of Willow Tree for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 17, 2005

Willow Tree

Combined Statement of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to January 5, 2005	For the year ended December 31, 2004
	(unaudited)
Revenues:
Rental income	$64	$4,656
Other property income	2	116

Total revenues	66	4,772
Certain expenses:
Property operating expenses	27	1,944
Real estate taxes	8	570
Interest	21	1,558

Total certain expenses	56	4,072

Revenues in excess of certain expenses	$10	$700

See accompanying notes.

Willow Tree

Notes to Combined Statements of Revenues and Certain Expenses

For the period January 1, 2005 to January 5, 2005 (unaudited)
and for the year ended December 31, 2004

1.    Basis of Presentation

        The accompanying combined statements of revenues and certain expenses include the revenues and certain expenses for the periods presented of two student-housing properties known as Willow Tree Apartments and Willow Tree Towers which are collectively herein referred to as Willow Tree and are located near the University of Michigan in Ann Arbor, Michigan. GMH Communities Trust ("GMH") acquired Willow Tree on January 6, 2005 at a purchase price of approximately $33,075,000.

        The accompanying combined statements of revenues and certain expenses for the period January 1, 2005 to January 5, 2005 and for the year ended December 31, 2004 were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of Willow Tree for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of Willow Tree have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the properties. In the opinion of management of Willow Tree, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes amounts earned from cable service, laundry machines, termination fees, and miscellaneous reimbursable expenses. Willow Tree received an upfront payment from its laundry vendor in the amount of $81,000 in 2004, which has been excluded from the combined statements of revenues and certain expenses.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $21,685 for the year ended December 31, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, bad debts, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties. Legal expenses incurred in 2004 of approximately $29,600 related to the sale of Willow Tree to GMH have been excluded from the combined statements of revenues and certain expenses.

Debt Assumption

        In connection with the acquisition of Willow Tree, GMH assumed the existing mortgage debt with an outstanding balance of $21,483,590 secured by the properties. These loans require monthly payments of interest and principal in the amount of $148,773, bear interest at a fixed rate of 7.09%, and mature in October 2011.

        Future principal payments due on the mortgage note payable as of December 31, 2004 are as follows:

2005	$249,111
2006	267,620
2007	283,155
2008	307,134
2009	329,975
Thereafter	20,046,595

$21,483,590

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of The Verge for the period October 1, 2004 to December 31, 2004. This financial statement is the responsibility of the management of The Verge. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of The Verge was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of The Verge's revenues and expenses.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of The Verge for the period October 1, 2004 to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 29, 2005

The Verge

Statements of Revenues and Certain Expenses

(in thousands)

	For the period January 1, 2005 to March 10, 2005	For the period October 1, 2004 to December 31, 2004
	(unaudited)
Revenues:
Rental income	$1,107	$1,417
Other property income	38	26

Total revenues	1,145	1,443
Certain expenses:
Property operating expenses	341	379
Real estate taxes	141	246

Total certain expenses	482	625

Revenues in excess of certain expenses	$663	$818

See accompanying notes.

The Verge

Notes to Statements of Revenues and Certain Expenses

For the period January 1, 2005 to March 10, 2005 (unaudited)
and for the period October 1, 2004 to December 31, 2004

1.    Basis of Presentation

        The accompanying statements of revenues and certain expenses include the revenues and certain expenses for the periods presented of a student-housing property known as The Verge located near California State University in Sacramento, California. GMH Communities Trust ("GMH") acquired The Verge on March 11, 2005 at a purchase price of approximately $51,434,000. Construction of The Verge, was completed in September 2004.

        The accompanying statements of revenues and certain expenses for the period January 1, 2005 to March 10, 2005 and for the period October 1, 2004 to December 31, 2004 were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses are not representative of the actual operations of The Verge for the periods presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of The Verge have been excluded. Expenses excluded generally consist of management fees, interest, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the property. In the opinion of management of The Verge, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes amounts earned from parking, application fees, termination fees, and late fees.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were $2,876 for the period January 1, 2005 to March 10, 2005 and $12,863 for the period October 1, 2004 to December 31, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of repairs and maintenance, salaries and labor, security, utilities, insurance, advertising and promotion, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the property.

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized. Costs clearly associated with building improvements were capitalized during construction. Costs incurred to initially lease the property including advertising, payroll and related costs and utilities in the aggregate amount of $299,000 were capitalized through September 2004.

Use of Estimates

        The preparation of the statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of GMH Communities Trust:

        We have audited the accompanying statement of revenues and certain expenses of Campus Club Apartments for the period January 1, 2004 to November 7, 2004. This financial statement is the responsibility of the management of Campus Club Apartments. Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of management's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of management's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses of Campus Club Apartments was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of Campus Club Apartment's revenues and expenses.

        In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of Campus Club Apartments for the period January 1, 2004 to November 7, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/  ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 19, 2005

Campus Club Apartments

Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004

(in thousands)

Revenues:
Rental income	$3,811
Other property income	121

Total revenues	3,932
Certain expenses:
Property operating expenses	1,888
Real estate taxes	369
Interest	1,229

Total certain expenses	3,486

Revenues in excess of certain expenses	$446

See accompanying notes.

Campus Club Apartments

Statement of Revenues and Certain Expenses

For the period January 1, 2004 to November 7, 2004

1.    Basis of Presentation

        The accompanying statement of revenues and certain expenses include the revenues and certain expenses for the period presented of a student-housing rental property known as the Campus Club Apartments located near the University of Florida in Gainesville, Florida. Campus Club Apartments was owned and operated by Towmed Housing, LLC, a joint venture between Gary M. Holloway Sr., the president, chief executive officer and chairman of the board of trustees of GMH Communities Trust ("GMH"), and Vornado Realty Trust (collectively, the "Owners"). On November 8, 2004, the Owners contributed their ownership interests in Townmed Housing, LLC to GMH in exchange for limited partnership interests in GMH Communities, LP, the operating partnership of GMH.

        The accompanying statement of revenues and certain expenses for the period January 1, 2004 to November 7, 2004 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statement of revenues and certain expenses is not representative of the actual operations of the Campus Club Apartments for the period presented as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Campus Club Apartments have been excluded. Expenses excluded generally consist of management fees, depreciation, amortization, and certain other corporate expenses not directly related to the future operations of the property. In the opinion of management of Campus Club Apartments, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        Rental income attributable to residential leases is recorded when due from residents. Generally, residential leases are for a term of twelve months or less. Lease incentives given to residents are recorded on a straight-line basis over the term of the new lease as a reduction of rental income. Other property income primarily includes administrative and lease processing fees, tenant damages, and other ancillary fees.

Allowance for Doubtful Accounts

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs were approximately $14,933 for the period January 1, 2004 to November 7, 2004.

Property Operating Expenses

        Property operating expenses represent the direct expenses of operating the property and consist primarily of repairs and maintenance, utilities, insurance, advertising and promotion, general and administrative, bad debts, security and other operating expenses that are expected to continue in the ongoing operation of the property.

Debt Assumption

        In connection with the Owner's contribution of their ownership interest in Campus Club Apartments, GMH assumed the existing mortgage debt in the amount of $18,545,067 secured by the property. The loan requires monthly payments of interest and principal in the amount of $139,159, bears interest at 7.45%, and matures on November 1, 2007.

        Future principal payments due on the mortgage note payable as of November 7, 2004 are as follow:

2004	$48,199
2005	302,065
2006	325,353
2007	17,869,450

Total	$18,545,067

Capitalization

        Expenditures for ordinary repairs and maintenance are expensed as incurred. Renovations and improvements that improve and/or extend the useful life are capitalized.

Use of Estimates

        The preparation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

MANTAS, OHLIGER, McGARY & QUINN, P.C.
Certified Public Accountants

Independent Auditor's Report

To the Board of Trustees and Shareholders
GMH Communities Trust
Philadelphia, Pennsylvania

        We have audited the accompanying combined statement of revenues and certain expenses of University Crossing Associates, L.P. and Affiliates for the year ended December 31, 2004. This financial statement is the responsibility of the management of University Crossing Associates, L.P. and Affiliates. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

        We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined statement of revenues and certain expenses of University Crossing Associates, L.P. and Affiliates was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the combined revenues and expenses of University Crossing Associates, L.P. and Affiliates.

        In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of University Crossing Associates, L.P. and Affiliates for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantas, Ohliger, McGary & Quinn, P.C.

August 31, 2005

University Crossing Associates, L.P. and Affiliates

Combined Statements of Revenues and Certain Expenses

Six Months Ended June 30, 2005 (Unaudited) and Year Ended December 31, 2004

(in thousands)

	Six months ended June 30, 2005 (unaudited)	Year ended December 31, 2004
Revenues:
Rental	$2,798	$5,041
Other	330	521

Total revenues	3,128	5,562

Certain expenses:
Project operating expenses	893	1,768
Real estate taxes	164	327

Total certain expenses	1,057	2,095

Revenues in excess of certain expenses	$2,071	$3,467

The accompanying notes are an integral part of this combined financial statement.

University Crossing Associates, L.P. and Affiliates

Notes to Combined Statements of Revenues and Certain Expenses

Six Months Ended June 30, 2005 (Unaudited) and Year Ended December 31, 2004

1.    Basis of presentation:

        The accompanying combined statements of revenues and certain expenses include the operations for the periods presented of a 260 unit apartment building and commercial space in Philadelphia, Pennsylvania known as University Crossing (the "Project"). The management of GMH Communities Trust has determined that it is probable that the Project will be purchased in September 2005 for approximately $60 million, including an estimate of closing costs. The management of GMH Communities Trust and University Crossing are not aware of any material factors relating to the operation of University Crossing for the year ended December 31, 2004 that would cause the reported financial information not to be indicative of future operating results.

        The accompanying combined statements of revenues and certain expenses for the six months ended June 30, 2005 and for the year ended December 31, 2004 was prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain expenses is not representative of the actual operations of University Crossing for the six months ended June 30, 2005 and for the year ended December 31, 2004 as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of University Crossing have been excluded. Excluded expenses consist of interest, management fees, depreciation, amortization, and certain corporate expenses not directly related to the future operations of the property. In the opinion of management of GMH Communities Trust and University Crossing, all adjustments considered necessary for a fair presentation have been included.

2.    Summary of significant accounting policies:

Basis of accounting:

        The combined statements of revenues and certain expenses were prepared using the accrual basis of accounting.

Principles of combination:

        The combined statements of revenues and certain expenses of University Crossing Associates, L.P. and Affiliate include the accounts of University Crossing Associates L.P. and its affiliates 3175 JFK Associates, L.P. and L-A 31, L.P. All significant intercompany transactions and balances have been eliminated in combination.

Use of estimates:

        The preparation of the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Allowance for doubtful accounts:

        Management monitors the creditworthiness of its tenants on an on-going basis. Based on these reviews, provisions are established, and an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rental payments is maintained.

Rental and utilities reimbursement:

        The Project's operating revenue is derived principally from tenants through rental payments provided for under noncancelable operating subleases. The Project recognizes minimum rental revenues using the straight-line method. The straight-line method averages annual minimum rent receipts over the terms of the tenant subleases.

        In addition, the subleases generally require the tenants to reimburse the Project for electricity and other utilities. These reimbursements and applicable costs have been reflected in the statements of revenues and certain expenses in other income and project operating expenses, respectively.

Project operating expenses:

        Project operating expenses represent the direct expenses of operating the Project and consist primarily of maintenance, bad debts, security, utilities, insurance, advertising and promotion, repairs, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the Project.

Capitalization:

        Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized.

Advertising costs:

        Advertising costs are expensed as incurred.

3.    Agreements with Drexel University:

Reservation Agreement:

        3175 JFK Associates, L.P. entered into an agreement with Drexel University ("Drexel") to reserve 74 units, solely for rental to Drexel's students, faculty, visitors, and others related to the university. The obligation of 3175 JFK Associates, L.P. under this agreement was assigned to University Crossing Associates, L.P. The reserved units must meet certain criteria with regard to size and amenities, as defined in the agreement. The initial term of the agreement is for ten years and provides for escalating rents to the residential tenants starting at $2,116 per month. Rents shall increase approximately 3% to 4.5% each year. If all of the space is not filled by the university or its affiliates, then University Crossing Associates, L.P. has the right to rent them to other tenants compatible with student housing, provided that their lease terms end between August and September 15 of the following year. As of December 31, 2004, 54 of Drexel's units were rented through the university, and the remaining units were placed on the open market.

As lessor:

        In addition to the units described in the Reservation Agreement, above, Drexel leases office, classroom, and storage space from University Crossing Associates, L.P. under a lease that expires in 2014. The lease contains two, five-year renewal options. In addition to base rent, Drexel is responsible for its pro-rata share of the Project's real estate taxes and insurance costs. Future minimum rents to be received by University Crossing Associates, L.P. under this lease at December 31, 2004 are approximately:

Year ending December 31,	Amount
2005	$403,000
2006	403,000
2007	403,000
2008	403,000
2009	445,000
Thereafter	2,003,000

$4,060,000

        Drexel's pro-rata share of operating expenses under the lease was approximately $5,000 in 2004.

6,750,000 Shares

GMH COMMUNITIES TRUST

Common Shares of Beneficial Interest

Prospectus

                        , 2005

Banc of America Securities LLC

Merrill Lynch & Co.

Morgan Stanley

Wachovia Securities

Raymond James

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$13,536
NASD filing fee	12,000
NYSE listing fee	64,681
Printing and engraving fees	430,000
Legal fees and expenses	325,000
Accounting fees and expenses	725,000
Blue sky fees and expenses	10,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	14,783

Total	$1,600,000

All costs and expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties.

        The Registrant has not sold any common shares of beneficial interest within the six-month period preceding the date on which this Registration Statement was filed with the Securities and Exchange Commission.

        From January 2005 through the date of filing of this Registration Statement with the Securities and Exchange Commission, the Registrant has issued 29,228 restricted common shares of beneficial interest to non-employee members of its board of trustees. These shares were issued pursuant to the Registrant's Equity Incentive Plan, and the issuances were registered on the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853).

        On March 22, 2005, GMH Communities, LP, the Registrant's operating partnership, issued to several executive officers and other employees of the Registrant, and to an employee of an entity affiliated with Gary M. Holloway, Sr., approximately 141,549 units of limited partnership interest in the operating partnership. The units were issued to Gary M. Holloway, Sr., chairman, president and chief executive officer of the Registrant; Bruce F. Robinson, president of the Registrant's military housing division; Joseph M. Coyle, president of the Registrant's student housing division; Robert DiGiuseppe, an employee of an entity wholly owned by Mr. Holloway; and Denise Hubley, an officer of the Registrant. The units were issued as consideration for the contribution to the operating partnership of interests in two entities that owned two student housing properties acquired by the operating partnership on March 22, 2005. The units of limited partnership interest were valued based on the average of the closing prices of the common shares of the Registrant as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the last trading day before the closing date of the acquisitions, which was $11.99 per share, and had a total value of $1,697,173.

Item 33. Recent Sales of Unregistered Securities.

        On June 1, 2004, we sold to Gary M. Holloway, Sr. 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares were cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust, through a wholly owned subsidiary, became the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP occured in connection with the closing of our initial public offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interest in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP, our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On November 2, 2004, in connection with the reorganization of GMH Communities, LP described above, GMH Communities, LP:

  •
  exchanged certain previously existing Class A limited partnership interests and managing general partnership interests held by Gary M. Holloway, Sr. for 23,328,444 limited partnership units in GMH Communities, LP;

  •
  issued 28,571,429 limited partnership interests, representing a 45% limited partnership interest and a 1% general partnership interest in the operating partnership, to GMH Communities Trust in exchange for its contribution to the partnership of the net proceeds of the initial public offering of GMH Communities Trust;

  •
  issued 2,214,286 limited partnership interests, representing a 4% limited partnership interest, to FW Military Housing LLC in exchange for its contribution of the remaining 90% membership interests in an entity that owns a military housing privatization project; and

  •
  issued 575,306 limited partnership interests, representing a 1% limited partnership interest, to an affiliate of Vornado in exchange for the contribution by Vornado of its 90% in New Towmed, LLC.

        These partnership interests were issued in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On November 2, 2004, the closing date of the Registrant's initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in GMH Communities, LP at a price of $7.50 per unit. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On March 22, 2005, Gary M. Holloway, Sr., four other employees of the Registrant, including two executive officers of the Registrant, and an employee of an entity owned by Mr. Holloway, were sold 138,023 units of limited partnership interest in GMH Communities, LP as partial consideration for their contribution to our operating partnership of ownership interests in two student housing properties that our operating partnership acquired for a total purchase price of $38.2 million. These partnership interests were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On June 30, 2005, GMH Communities, LP issued 1,940,282 units of limited partnership interest to SouthView LLC and Stone Gate LLC as partial consideration for their contribution to the operating partnership of two student housing properties. These partnership interests were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Trustees and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee or officer, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in any such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses. In accordance with Maryland law we are required, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by the trustee or officer or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b)
Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit	Description of Document
1.1+	Form of Underwriting Agreement.
3.1+
Articles of Amendment and Restatement of the Declaration of Trust of the Registrant (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
3.2+
Bylaws of the Registrant (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
3.3+
Form of Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
5.1+	Opinion of Venable LLP, with respect to the legality of the shares being registered.
8.1+	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10.1+
Contribution Agreement, dated July 27, 2004, by and among GMH Communities, LP, GMH Communities GP, LLC and GMH LP LLC (Incorporated by reference from the Registrant's Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on August 11, 2004, as amended (File No. 333-116343)).
10.2†+
Employment Agreement by and between the Registrant and Gary M. Holloway (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.3†+
Employment Agreement by and between the Registrant and Joseph M. Coyle (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).

10.4†+
Employment Agreement by and between the Registrant and Bruce F. Robinson (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.5†+
GMH Communities Trust Deferred Compensation Plan (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.6†+
GMH Communities Trust Equity Incentive Plan (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.7+
Warrant, dated July 27, 2004, as amended on October 28, 2004, issued to Vornado Realty L.P., by GMH Communities Trust and GMH Communities, LP (Incorporated by reference from the Registrant's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2005).
10.8+
Contribution Agreement, effective as of October 18, 2004, by and among GMH Communities, LP, Corporate Flight Services, Inc., GH 353 Associates, Inc., LVWD, Ltd., GMH Capital Partners Asset Services, LP and Gary M. Holloway (Incorporated by reference from the Registrant's Amendment No. 6 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 26, 2004, as amended (File No. 333-116343))
10.9+
Aircraft Lease Agreement, effective as of August 11, 2005, by and among Corporate Flight Services, LLC, College Park Management, LLC, GMH Military Housing Management, LLC and GMH Communities, LP (Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 12, 2005).
10.10+
Credit Agreement dated as of November 8, 2004, among GMH Communities, LP, a Delaware limited partnership, the Registrant, each Subsidiary of the Trust that becomes a borrower, each lender, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 12, 2004).
10.11+
First Amendment of Credit Agreement, dated as of November 23, 2004, among GMH Communities, LP, a Delaware limited partnership, the Registrant, each Subsidiary of the Trust that becomes a borrower, Bank of America, N.A., as a Lender, as Administrative Agent, Swing Line Lender and L/C Issuer and the following Lenders: Eurohypo AG, New York Branch, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas, Merrill Lynch Bank USA, Morgan Stanley Bank, and Bank Midwest (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 2004).

10.12+
Second Amendment and Waiver to Credit Agreement, dated August X, 2005, by and among GMH Communities, LP, GMH Communities Trust ("Trust"), each subsidiary of the Trust that becomes a borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the following lenders: Eurohypo AG, New York Branch, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas, Merrill Lynch Bank USA, Morgan Stanley Bank, and Bank Midwest (Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 12, 2005).
10.13+
Guaranty Agreement, dated as of November 8, 2004, by the Registrant, for the benefit of Bank of America, N.A., a national banking association, as Administrative Agent, and Lenders together with their respective successors and assigns (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 12, 2004).
10.14†+
Form of Restricted Common Shares Award Agreement for Non-Employee Trustees (Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853)).
10.15†+
Form of Restricted Common Shares Award Agreement for Employees pursuant to the GMH Communities Trust Equity Incentive Plan (Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853)).
10.16+
Membership Interest Purchase Agreement, effective as of February 28, 2005, by and between GMH Military Housing, LLC and Gary M. Holloway, Sr. (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 1, 2005).
10.17+
Agreement of Sale, dated as of March 22, 2005, by and among Whitehall Street Real Estate Limited Partnership IX, Bridge Street Real Estate Fund 1998, L.P., W9/JP-M Gen-Par Inc., Stone Street W9/JP-M Corp., Stone Street Real Estate Fund 1998, L.P., GHJP, Inc., Nittany Crossing Intermediate, LLC and GMH Communities, LP, and the individuals as signatories thereto (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.18+
Agreement of Sale, dated as of March 22, 2005, by and among Whitehall V-S Real Estate Limited Partnership V, Stone Street GMH-S Corp., Stone Street Real Estate Fund 1996, L.P., Bridge Street Real Estate Fund 1996, L.P., State College Park Intermediate, LLC and GMH Communities, LP, and the individuals as signatories thereto (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.19+
Contribution Agreement, dated as of March 22, 2005, by and among GMH Communities, LP and Gary M. Holloway, Sr., Bruce F. Robinson, Joseph M. Coyle, Denise Hubley and Robert DiGiuseppe (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.20+
Contribution Agreement, dated as of March 22, 2005, by and among GMH Communities, LP and Gary M. Holloway, Sr., Bruce F. Robinson, Joseph M. Coyle, Denise Hubley and Robert DiGiuseppe (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).

10.21†+	Executive Officer Cash Bonus Award Policy (Incorporated by reference from the Registrant's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2005).
10.22**
Registration Rights Agreement, dated as of July 27, 2004, by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P (Incorporated by reference to Exhibit 3 to the Schedule 13D filed with the Securities and Exchange Commission on November 10, 2004 by Vornado Realty Trust, Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C.).
10.23**
Amendment, dated as of November 2, 2004, to Registration Rights Agreement, dated as of July 27, 2004 by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P. (Incorporated by reference to Exhibit 4 to the Schedule 13D filed with the Securities and Exchange Commission on November 10, 2004 by Vornado Realty Trust, Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C.).
10.24**
Amendment, dated as of September 27, 2005, to Registration Rights Agreement, dated as of July 27, 2004 by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P.
21.1+	Subsidiaries of the Registrant.
23.1+	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2+	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3+	Consent of Ernst & Young LLP (Philadelphia office).
23.4+	Consent of Ernst & Young LLP (Houston office).
23.5+	Consent of Mantas, Ohlinger, McGary & Quinn, P.C.
23.6+	Consent of Rosen Consulting Group.
24.1+	Power of attorney.

+
Previously filed.

**
Filed herewith.

†
Compensatory plan or arrangement.

Item 37. Undertakings.

          (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)   The undersigned Registrant hereby further undertakes that:

            (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Pennsylvania, on the 28th day of September, 2005.

GMH COMMUNITIES TRUST
By:	/s/ BRUCE F. ROBINSON Bruce F. Robinson President of Military Housing Business

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary M. Holloway, Sr.	President, Chief Executive Officer and Chairman of our Board of Trustees (Principal Executive Officer)	September 28, 2005
/s/ BRUCE F. ROBINSON Bruce F. Robinson	President of Military Housing Business and Trustee	September 28, 2005
* Bradley W. Harris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2005
* Frederick F. Buchholz	Trustee	September 28, 2005
* RADM James W. Eastwood	Trustee	September 28, 2005
* Michael D. Fascitelli	Trustee	September 28, 2005

* Steven J. Kessler	Trustee	September 28, 2005
* Denis J. Nayden	Trustee	September 28, 2005
* Dennis J. O'Leary	Trustee	September 28, 2005
* Richard A. Silfen	Trustee	September 28, 2005
*By:	/s/ BRUCE F. ROBINSON Bruce F. Robinson Attorney-in-Fact

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TABLE OF CONTENTS
SUMMARY
Our Company
Our Recent Activities
Student Housing Business
Company Diagram
Our Structure
Conflicts of Interest
Registration Rights
Restrictions on Ownership of Our Common Shares
Dividend Policy
Our Principal Office
The Offering
Summary Financial Data
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY
SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of June 30, 2005 (dollars in thousands)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the six months ended June 30, 2005 (dollars in thousands, except number of shares and per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2004 (dollars in thousands, except number of shares and per share amounts)
GMH COMMUNITIES TRUST NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS AND PROPERTIES
18 to 24 Year-Old Population 2000 - 2010 (in thousands)
College Enrollment Growth 2000 - 2010
Absolute Change in College and University Enrollment 2000 - 2010
Population Growth Projections
University On-Campus Capacity
Funds Flow Post-Initial Development Period
Profile of Competitors
MANAGEMENT
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
PARTNERSHIP AGREEMENT
FEDERAL INCOME TAX CONSIDERATIONS OF OUR STATUS AS A REIT
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
GMH COMMUNITIES TRUST CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited and in thousands, except par value and number of shares)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (Unaudited and in thousands, except share and per share information)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited and in thousands)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES Notes to Condensed Consolidated and Combined Financial Statements June 30, 2005 (Unaudited)
Report of Independent Registered Public Accounting Firm
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONSOLIDATED AND COMBINED BALANCE SHEETS (in thousands, except par value and number of shares)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (in thousands, except per share information)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONSOLIDATED AND COMBINED STATEMENTS OF BENEFICIARIES' AND OWNER'S EQUITY (in thousands, except number of shares)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (in thousands)
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES Notes to Consolidated and Combined Financial Statements December 31, 2004
GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES Notes to Consolidated and Combined Financial Statements December 31, 2004
Report of Independent Registered Public Accounting Firm
Dinerstein Portfolio I Combined Statement of Revenues and Certain Expenses For the period from January 1, 2004 to July 29, 2004 (in thousands)
Dinerstein Portfolio I Notes to Combined Statement of Revenues and Certain Expenses For the period from January 1, 2004 to July 29, 2004
Report of Independent Registered Public Accounting Firm
Dinerstein Portfolio II Combined Statement of Revenues and Certain Expenses For the period from January 1, 2004 to November 7, 2004 (in thousands)
Dinerstein Portfolio II Notes to Combined Statement of Revenues and Certain Expenses For the period from January 1, 2004 to November 7, 2004
Report of Independent Registered Public Accounting Firm
Dinerstein Portfolio III Combined Statements of Revenues and Certain Expenses (in thousands)
Dinerstein Portfolio III Notes to Combined Statements of Revenues and Certain Expenses For the period January 1, 2005 to March 15, 2005 (unaudited)* and for the year ended December 31, 2004
Report of Independent Registered Public Accounting Firm
Davis Portfolio Combined Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004* (in thousands)
Davis Portfolio Combined Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004
Report of Independent Registered Public Accounting Firm
Grand Marc at University Village Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004 (in thousands)
Grand Marc at University Village Notes to Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004
Report of Independent Registered Public Accounting Firm
Grand Marc at Seven Corners Statements of Revenues and Certain Expenses (in thousands)
Grand Marc at Seven Corners Notes to Statements of Revenues and Certain Expenses For the period January 1, 2005 to April 10, 2005 (unaudited) and for the year ended December 31, 2004
Report of Independent Registered Public Accounting Firm
Forbes Portfolio Combined Statements of Revenues and Certain Expenses (in thousands)
Forbes Portfolio Notes to Combined Statements of Revenues and Certain Expenses For the period January 1, 2005 to June 29, 2005 (unaudited) and for the year ended December 31, 2004
Report of Independent Registered Public Accounting Firm
State College Combined Statements of Revenues and Certain Expenses (in thousands)
State College Notes to Combined Statements of Revenues and Certain Expenses For the period January 1, 2005 to March 21, 2005 (unaudited) and for the years ended December 31, 2004, 2003, and 2002
Report of Independent Registered Public Accounting Firm
Willow Tree Combined Statement of Revenues and Certain Expenses (in thousands)
Willow Tree Notes to Combined Statements of Revenues and Certain Expenses For the period January 1, 2005 to January 5, 2005 (unaudited) and for the year ended December 31, 2004
Report of Independent Registered Public Accounting Firm
The Verge Statements of Revenues and Certain Expenses (in thousands)
The Verge Notes to Statements of Revenues and Certain Expenses For the period January 1, 2005 to March 10, 2005 (unaudited) and for the period October 1, 2004 to December 31, 2004
Report of Independent Registered Public Accounting Firm
Campus Club Apartments Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004 (in thousands)
Campus Club Apartments Statement of Revenues and Certain Expenses For the period January 1, 2004 to November 7, 2004
MANTAS, OHLIGER, McGARY & QUINN, P.C. Certified Public Accountants Independent Auditor's Report
University Crossing Associates, L.P. and Affiliates Combined Statements of Revenues and Certain Expenses Six Months Ended June 30, 2005 (Unaudited) and Year Ended December 31, 2004 (in thousands)
University Crossing Associates, L.P. and Affiliates Notes to Combined Statements of Revenues and Certain Expenses Six Months Ended June 30, 2005 (Unaudited) and Year Ended December 31, 2004
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES